     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 27, 1994
                                                         REGISTRATION NO. 33-

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                               ----------------

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                               ----------------


                      BROWN & SHARPE MANUFACTURING COMPANY
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                DELAWARE                               05-0113140
    (STATE OR OTHER JURISDICTION OF       (I.R.S. EMPLOYER IDENTIFICATION NO.)
     INCORPORATION OR ORGANIZATION)

                      PRECISION PARK, 200 FRENCHTOWN ROAD
                      NORTH KINGSTOWN, RHODE ISLAND 02852
                           TELEPHONE: (401) 886-2000
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                               ----------------

                               CHARLES A. JUNKUNC
                   VICE PRESIDENT AND CHIEF FINANCIAL OFFICER
                      BROWN & SHARPE MANUFACTURING COMPANY
                      PRECISION PARK, 200 FRENCHTOWN ROAD
                      NORTH KINGSTOWN, RHODE ISLAND 02852
                           TELEPHONE: (401) 886-2000
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                               ----------------

                                   COPIES TO:

         HOWARD K. FUGUET, ESQ.                  DENNIS J. BLOCK, ESQ.
              ROPES & GRAY                       WEIL, GOTSHAL & MANGES
        ONE INTERNATIONAL PLACE                     767 FIFTH AVENUE
      BOSTON, MASSACHUSETTS 02110               NEW YORK, NEW YORK 10153
             (617) 951-7000                          (212) 310-8000

                               ----------------

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: As soon as practicable after the effective date of this Registration Statement.

  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. [_]

                               ----------------

                        CALCULATION OF REGISTRATION FEE
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                                           PROPOSED
                                           MAXIMUM        PROPOSED
 TITLE OF EACH CLASS OF     AMOUNT      OFFERING PRICE    MAXIMUM      AMOUNT OF
    SECURITIES TO BE         TO BE        PER SENIOR     AGGREGATE    REGISTRATION
       REGISTERED         REGISTERED         NOTE      OFFERING PRICE    FEE(1)
- ----------------------------------------------------------------------------------
 % Senior Notes due
 2002................... $75,000,000(1)      100%       $75,000,000    $25,862.07

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------
(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(a) under the Securities Act of 1933.


                               ----------------

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                      BROWN & SHARPE MANUFACTURING COMPANY

                               ----------------

                      CROSS REFERENCE SHEET FOR PROSPECTUS

      ITEM NUMBER AND CAPTION                  LOCATION IN PROSPECTUS
      -----------------------                  ----------------------
 1. Forepart of Registration
    Statement and Outside Front      Facing Page; Cross Reference Sheet; Front
    Cover Page of Prospectus.......  Cover Page
 2. Inside Front and Outside Back
    Cover of Prospectus............  Table of Contents; Stabilization Legend
 3. Summary Information, Risk
    Factors and Ratio of Earnings    Summary; Risk Factors; Brown & Sharpe
    to Fixed Charges...............  Selected Consolidated Financial Data
 4. Use of Proceeds................  Use of Proceeds
 5. Determination of Offering
    Price..........................  Underwriting
 6. Dilution.......................  Inapplicable
 7. Selling Security Holders.......  Inapplicable
 8. Plan of Distribution...........  Underwriting
 9. Description of Securities to be
    Registered.....................  Description of Senior Notes
10. Interests of Named Experts and
    Counsel........................  Legal Opinions; Experts
11. Information With Respect to the
    Registrant
  (a) Description of Business......  The Company; Business
  (b) Description of Property......  Business
  (c) Legal Proceedings............  Business; Notes to Consolidated Financial
                                     Statements of Brown & Sharpe
  (d) Common Equity Securities.....  Inapplicable
  (e) Financial Statements.........  Consolidated Financial Statements
  (f) Selected Financial Data......  Brown & Sharpe Selected Consolidated
                                     Financial Data
  (g) Supplementary Financial        Notes to Consolidated Financial Statements
      Information..................  of Brown & Sharpe
  (h) Management's Discussion and
      Analysis of Financial
      Condition and Results of       Management's Discussion and Analysis of
      Operations...................  Financial Condition and Results of
                                     Operations of Brown & Sharpe; Management's
                                     Discussion and Analysis of Financial
                                     Condition and Results of Operations of DEA
  (i) Changes in and Disagreements
      with Accountants on
      Accounting and Financial
      Disclosure...................  Inapplicable
  (j) Directors and Executive
      Officers.....................  Management
  (k) Executive Compensation.......  Management
  (l) Security Ownership of Certain
      Beneficial Owners and
      Management...................  Principal Stockholders
  (m) Certain Relationships and
      Related Transactions.........  DEA Acquisition; Management
12. Disclosure of Commission
    Position on Indemnification for
    Securities Act Liabilities.....  Inapplicable

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

                   SUBJECT TO COMPLETION, DATED JUNE 24, 1994

                                  $75,000,000

                                 BROWN & SHARPE

                            % SENIOR NOTES DUE 2002

  The Company is hereby offering $75,000,000 aggregate principal amount of % Senior Notes due 2002. The Senior Notes will mature on August 1, 2002. Interest on the Senior Notes will be payable semi-annually on February 1 and August 1 of each year, commencing on February 1, 1995. The Senior Notes will be redeemable at the option of the Company in whole or in part, at any time on or after August 1, 1998, at the redemption prices set forth herein, plus accrued interest to the date fixed for redemption. Prior to August 1, 1997, up to 25% of the aggregate principal amount of the Senior Notes outstanding on the date of the Indenture will be redeemable at the option of the Company from the net proceeds of any public offering of common stock of the Company at % of the principal amount thereof, plus accrued interest to the date fixed for redemption. See "Description of Senior Notes."

  In the event of a Change of Control (as defined), the Company is obligated to make an offer to purchase all outstanding Senior Notes at a price of 101% of the principal amount thereof, plus accrued interest thereon. In addition, the Company is obligated in certain instances to make offers to purchase Senior Notes at a price of 100% of the principal amount thereof, plus accrued interest thereon, with the Net Proceeds (as defined) of certain sales or other dispositions of assets.

  The Senior Notes will be senior obligations of the Company ranking pari passu in right of payment with all existing and future senior indebtedness. The Senior Notes will be unsecured obligations of the Company and will not be guaranteed by any of its subsidiaries. The Company expects, prior to consummation of the Offering, to enter into a new revolving credit facility which will be secured by substantially all of the Company's domestic inventory and receivables.

  SEE "RISK FACTORS" FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED IN CONNECTION WITH AN INVESTMENT IN THE SENIOR NOTES.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                                                       UNDERWRITING
                                            PRICE TO  DISCOUNTS AND  PROCEEDS TO
                                            PUBLIC(1) COMMISSIONS(2) COMPANY(3)
- --------------------------------------------------------------------------------
Per Senior Note...........................        %           %            %
- --------------------------------------------------------------------------------
Total.....................................   $            $            $

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------
(1)Plus accrued interest, if any, from     , 1994.
(2)See "Underwriting" for indemnification agreements.
(3)Before deducting estimated expenses of $    payable by the Company.

  The Senior Notes offered hereby are being offered by Wertheim Schroder & Co. Incorporated, subject to prior sale and acceptance by Wertheim Schroder & Co. Incorporated and subject to its right to reject any order in whole or in part. It is expected that the Senior Notes, in temporary or definitive registered
form, will be available for delivery on or about     , 1994, in New York, New
York. If temporary Senior Notes are delivered, definitive Senior Notes will be available for exchange as soon as practicable after that date.

                           Wertheim Schroder & Co.
                                 Incorporated

                                 July  , 1994

  NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING, AND, IF GIVEN OR MADE, SUCH OTHER INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR BY THE UNDERWRITER. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE INFORMATION ABOUT THE COMPANY CONTAINED IN THIS PROSPECTUS SINCE THE DATE HEREOF. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITY OTHER THAN THE SECURITIES COVERED BY THIS PROSPECTUS, NOR DOES IT CONSTITUTE AN OFFER OR SOLICITATION BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED, OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO, OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.

                             AVAILABLE INFORMATION

  The Company is subject to the informational reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, information statements and other information with the Securities and Exchange Commission (the "Commission"). The Registration Statement, and the exhibits thereto, as well as such reports, information statements and other information can be inspected and copied at the Public Reference Room of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the following regional offices of the Commission: Seven World Trade Center, 13th Floor, New York, New York 10048, and Suite 1400, Northwestern Atrium Center, 500 West Madison Street, Chicago, Illinois 60661. Copies of such material can be obtained from the Public Reference Section of the Commission at the Washington address at prescribed rates. The Company's Class A Common Stock, Preferred Stock Purchase Rights and 9 1/4% Convertible Subordinated Debentures are registered pursuant to Section 12(b) of the Exchange Act and are listed on the New York Stock Exchange, and the Company's Class B Common Stock is registered pursuant to
Section 12(g) of the Exchange Act. Reports, proxy statements and other information concerning the Company may be inspected and copied at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005. See "Additional Information."

                               TABLE OF CONTENTS

                                      PAGE
                                      ----
Available Information...............    2
Summary.............................    3
Risk Factors........................    8
The Company.........................   12
DEA Acquisition.....................   12
Use of Proceeds.....................   15
Capitalization......................   16
Pro Forma Combined Financial
 Statements.........................   17
Brown & Sharpe Selected Consolidated
 Financial Data.....................   23
Management's Discussion and Analysis
 of Financial Condition and Results
 of Operations of Brown & Sharpe....   24

                                      PAGE
                                      ----
DEA Selected Combined Financial
 Data...............................   34
Management's Discussion and
 Analysis of Financial Condition
 and Results of Operations of DEA...   35
Business............................   38
Management..........................   48
Principal Stockholders..............   52
Description of Senior Notes.........   54
Description of Revolving Credit
 Facility...........................   71
Underwriting........................   72
Legal Opinions......................   72
Experts.............................   72
Additional Information..............   73
Index to Financial Statements.......  F-1

IN CONNECTION WITH THIS OFFERING, THE UNDERWRITER MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE SENIOR NOTES AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                                    SUMMARY

  The following summary is qualified in its entirety by reference to the more detailed information and financial statements (including the notes thereto) appearing elsewhere in this Prospectus. As used in this Prospectus, the term "Brown & Sharpe" refers to Brown & Sharpe Manufacturing Company and (unless the context otherwise requires) its consolidated subsidiaries before giving effect to its acquisition (the "DEA Acquisition") of DEA S.p.A. and its subsidiaries (collectively "DEA"), and the term the "Company" refers to Brown & Sharpe Manufacturing Company and (unless the context otherwise requires) its consolidated subsidiaries after giving effect to the DEA Acquisition. The DEA Acquisition is a condition to the Offering. Unless otherwise noted, in this Prospectus Italian Lire, French Franc and German Mark amounts have been translated into U.S. dollars at the March 31, 1994 exchange rates of L1,611, FF5.81 and DM1.67 to $1.00, respectively.

                                  THE COMPANY

  The Company is a leader in the design, manufacture and marketing of dimensional metrology products worldwide under several internationally recognized brand names. The Company's products measure the physical dimensions of objects and are used by a wide variety of industrial companies to improve product quality by monitoring product conformance to specifications. Manufacturers are increasingly integrating quality control functions, and therefore the Company's products, directly into the manufacturing process. Primary end markets for the Company's products are the automotive, aerospace and industrial machinery industries. The Company has sold over 15,000 coordinate measuring machines worldwide and derived over 15% of its pro forma 1993 net sales from aftermarket sales and service.

  The Company's operations are conducted through three units: Measuring Systems, Precision Measuring Instruments and Custom Metrology.

 . THE MEASURING SYSTEMS GROUP (the "MS Group"), the Company's largest unit, manufactures and markets a wide range of manual and computer-controlled, high-precision coordinate measuring machines and measuring robots ("CMMs"). CMMs measure manufactured products and their components within exacting dimensional tolerances, thereby enabling manufacturers to minimize scrap and rework costs, reduce warranty expense and improve product quality. The MS Group sells a wide variety of attachments, accessories and related software and provides aftermarket parts and services. Its products are sold under the Brown & Sharpe (R), Leitz (R) and DEA (R) brand names. The Company believes it is the worldwide market leader for CMM products as measured by net sales.

 . THE PRECISION MEASURING INSTRUMENTS DIVISION (the "PMI Division") manufactures and markets a wide range of mechanical and electronic measuring and inspection tools including micrometers, dial indicators, calipers, gauge blocks and height gauges. PMI Division products are sold under the Brown & Sharpe (R), Tesa (R), Etalon (R), Interapid (R), Standard Gage (R), Mauser (R), Mercer (R) and Roch (R) brand names.

 . THE CUSTOM METROLOGY DIVISION (the "CM Division") designs and engineers specialty products and systems to provide customized solutions for unique measurement or inspection problems. The CM Division also manufactures and markets probes, factory networks and inspection stations. Its products are sold under the Tesa (R) and Mercer (R) brand names.

  Brown & Sharpe, founded in 1833, has been a leading manufacturer of precision manufacturing tools and instruments for many years. For most of its history, Brown & Sharpe was principally known for the manufacture of metal cutting machine tools. From 1985 to 1993, Brown & Sharpe undertook a series of acquisitions, divestitures and other actions which transformed what had been principally a machine tool company into a leader in the field of dimensional metrology.

  Brown & Sharpe is implementing a strategy designed to improve its competitiveness and position itself for improvement in its markets, including the currently depressed European market. Key elements of this strategy are (i) expanding its market presence in the metrology industry, including through acquisition and consolidation opportunities, (ii) reducing product costs through more cost-effective product design, selective outsourcing and consolidation of manufacturing processes, (iii) providing "best in class" customer service and strengthening its worldwide distribution network and (iv) focusing on technological innovations designed to improve product performance and the development of new products.

                          1994 STRATEGIC ACQUISITIONS

  As part of its strategy, Brown & Sharpe has entered into an agreement to acquire DEA, the Italy-based metrology business of Finmeccanica S.p.A. ("Finmeccanica"), for a purchase price of 3,450,000 shares of Brown & Sharpe's Class A Common Stock (subject to a post-closing purchase price adjustment) and the assumption of approximately $13.8 million of DEA's existing indebtedness. DEA, a worldwide leader in the manufacturing and marketing of CMMs and related accessories, software and services, had 1993 net sales and operating profit of $110.7 million and $5.4 million, respectively. DEA derives over half of its revenues from medium-to-large vertical and horizontal-arm CMMs used principally in the automotive and aerospace industries and also derives a significant portion of its revenues through the sale of upgrades, enhancements, replacement parts and services. Brown & Sharpe believes that DEA's large vertical and horizontal CMM products, as well as DEA's distribution capabilities in Europe, South America, the Middle East, India and China, will strengthen Brown & Sharpe's existing CMM product line and distribution network. Brown & Sharpe intends to continue to manufacture and market DEA's products under the DEA (R) brand name and to provide support, including technical assistance and upgrades, to DEA customers.

  Also as part of this strategy, in March 1994 Brown & Sharpe acquired (the "Roch Acquisition") Ets. Pierre Roch S.A., based in France ("Roch"), and Roch's German affiliate, Mauser Prazisions-Messmittel GmbH ("Mauser"). Roch manufactures and, together with Mauser, markets mechanical and electronic measuring and inspection tools and in 1993 generated aggregate sales of approximately $10 million. Brown & Sharpe believes that the Roch Acquisition will broaden the PMI Division's technological capabilities and product line and over time will enable it to reduce manufacturing costs.

  The Company's plan for integrating DEA, Roch and Mauser anticipates cost savings (before one-time implementation cash costs) of nearly $8 million to be realized within the first twelve months of combined operations. The Company expects to achieve these savings primarily by eliminating duplicative administrative and sales personnel and facilities, duplicative marketing expenses such as advertising and trade shows, and certain redundant design engineering activities, including personnel. The Company expects to realize total annual savings of nearly $14 million after 24 months of combined operations through these actions, further reductions in selling and administrative expenses, rationalization of European manufacturing facilities and reductions in associated manufacturing overhead costs. The Company estimates that implementation of these cost savings measures will require one-time cash costs of approximately $12.3 million. See "Risk Factors--Risks Related to 1994 Strategic Acquisitions" and "Management's Discussion and Analysis of Financial Condition and Results of Operations of Brown & Sharpe-- Effects of Roch Acquisition and DEA Acquisition."

                                  THE OFFERING

Securities Offered...... $75,000,000 principal amount of  % Senior Notes due 2002
                         (the "Senior Notes").
Maturity................ August 1, 2002.
Interest Payment Dates.. February 1 and August 1 of each year, commencing February
                         1, 1995.
Optional Redemption..... The Senior Notes will be redeemable at the option of the
                         Company in whole or in part, at any time on or after
                         August 1, 1998, at the redemption prices set forth
                         herein, plus accrued and unpaid interest, if any, to the
                         date of redemption. Prior to August 1, 1997, up to 25% of
                         the aggregate principal amount of the Senior Notes
                         outstanding on the date of the Indenture will be
                         redeemable at the option of the Company from the net
                         proceeds of any public offering of common stock of the
                         Company at  % of the principal amount thereof, plus
                         accrued interest to the date fixed for redemption.

Change of Control....... In the event of a Change of Control (as defined in the
                         Indenture), the Company will have the obligation to offer
                         to purchase from the holders of the Senior Notes all or
                         any part of their Senior Notes then outstanding at a
                         purchase price equal to 101% of the principal amount
                         thereof, plus accrued interest thereon to the date of
                         repurchase. See "Description of Senior Notes--Change of
                         Control."
Security................ The Senior Notes will be unsecured obligations of the
                         Company and will not be guaranteed by any of its
                         subsidiaries.
Ranking................. The Senior Notes will be senior obligations of the
                         Company ranking senior in right of payment to any
                         subordinated indebtedness of the Company (including the
                         $16 million principal amount of the Company's 9 1/4%
                         Convertible Subordinated Debentures outstanding as of
                         April 2, 1994), and pari passu with the existing and
                         future senior indebtedness of the Company. The Company
                         expects, prior to consummation of the Offering, to enter
                         into a new $25 million revolving credit facility (the
                         "Revolving Credit Facility") that will be secured by
                         substantially all of the Company's domestic inventory and
                         accounts receivable. The Senior Notes will be effectively
                         subordinated to the amounts outstanding under the
                         Revolving Credit Facility with respect to the assets
                         securing such facility.
                         A majority of the Company's assets are held by various
                         subsidiaries, and the Senior Notes will be effectively
                         subordinated to all liabilities of the Company's
                         subsidiaries. As of April 2, 1994, assuming that the DEA
                         Acquisition, the Offering and the application of the net
                         proceeds therefrom had occurred on such date, the
                         Company's subsidiaries had approximately $145 million of
                         liabilities, including trade payables, outstanding on a
                         pro forma basis.
Restrictive Covenants... The Indenture imposes certain restrictions on, among other things, the ability of the Company and its
                         subsidiaries to create liens; incur additional
                         indebtedness; pay dividends or make certain distributions
                         on the Company's capital stock; dispose of certain
                         assets; enter into transactions with affiliates; engage
                         in mergers; make investments; enter into sale and
                         leaseback transactions; and incur restrictions that would
                         prevent the subsidiaries from making payments of
                         dividends or certain distributions on capital stock, or
                         making loans or transferring assets to the Company.
Use of Proceeds......... The net proceeds from the Offering will be used to retire substantially all outstanding borrowings of the Company
                         and its subsidiaries (including DEA), other than the
                         Company's 9 1/4% Convertible Subordinated Debentures.
Risk Factors............ Prospective purchasers of the Senior Notes should consider the factors set forth under "Risk Factors" as
                         well as the other information set forth in this
                         Prospectus.

                   SUMMARY PRO FORMA COMBINED FINANCIAL DATA

                                                YEAR ENDED       QUARTER ENDED
                                           DECEMBER 25, 1993(1) APRIL 2, 1994(1)
                                           -------------------- ----------------
                                                  (DOLLARS IN THOUSANDS)
INCOME STATEMENT DATA:
Net sales................................        $277,988           $ 60,844
Gross profit.............................          92,672             20,201
Operating profit.........................          19,848              1,023
Net income (loss)........................           9,327             (1,150)
BALANCE SHEET DATA (AT PERIOD END):
Working capital..........................                           $133,492
Total assets.............................                            263,772
Total debt...............................                             91,000
Shareowners' equity......................                             81,296
OTHER DATA:
EBITDA(3)................................        $ 28,993           $  2,925
Depreciation and amortization(4).........           8,499              1,902
Pro forma interest expense...............          10,855              2,714
Ratio of EBITDA to pro forma interest ex-
 pense...................................             2.7x               1.1x

               BROWN & SHARPE SUMMARY CONSOLIDATED FINANCIAL DATA

                                           YEAR ENDED                        QUARTER ENDED
                          -----------------------------------------------  -----------------
                          DEC. 30, DEC. 29,  DEC. 28,  DEC. 26,  DEC. 25,  MAR. 27, APRIL 2,
                            1989     1990    1991(2)   1992(2)   1993(2)   1993(2)    1994
                          -------- --------  --------  --------  --------  -------- --------
                                              (DOLLARS IN THOUSANDS)
INCOME STATEMENT DATA:
Net sales...............  $142,044 $176,703  $175,847  $160,695  $157,035  $39,758  $36,659
Gross profit............    46,169   40,882    56,366    44,412    46,194   11,310   10,719
Operating profit (loss).     8,271  (12,089)     (306)   (8,097)      720      566   (1,542)
Income (loss) from con-
 tinuing operations.....     5,953  (12,237)   (2,901)   (7,984)   (2,416)   1,228   (2,874)
OTHER DATA:
EBITDA(3)...............  $ 15,386 $   (305) $ 10,194  $  4,336  $  7,210  $ 2,212  $  (235)
Number of employees(5)..     1,674    1,889     2,011     1,872     1,656    1,603    1,628
Net sales per employee..  $   84.9 $   93.5  $   87.4  $   85.8  $   94.8      n/a      n/a

                      DEA SUMMARY COMBINED FINANCIAL DATA

                                      YEAR ENDED                      QUARTER ENDED
                          ------------------------------------- ----------------------------
                          DEC. 31,  DEC. 31,  DEC. 31, DEC. 31, MAR. 31,  MAR. 31,  MAR. 31,
                            1991      1992      1993     1993     1993      1994      1994
                          --------  --------  -------- -------- --------  --------  --------
                                     (DOLLARS IN THOUSANDS; LIRE IN MILLIONS)
INCOME STATEMENT DATA:
Net sales...............  L117,662  L124,749  L178,297 $110,675 L29,137   L34,282   $21,280
Gross profit............    24,101    28,429    63,934   39,686   8,307    12,085     7,502
Operating profit (loss).   (16,928)   (7,713)    8,657    5,374  (4,379)   (1,347)     (835)
OTHER DATA:
EBITDA(3)...............  L(11,287) L  1,120  L 15,170 $  9,417 L(2,995)  L  (151)  $   (93)
Number of employees(5)..       982       802       690      690     720       697       697
Net sales per employee..  L  119.8  L  155.5  L  258.4 $  160.4     n/a       n/a       n/a

(footnotes for preceding page)
- --------
(1) The pro forma income statement data and other data assume that the Roch Acquisition, the DEA Acquisition and the Offering and the application of the net proceeds therefrom occurred on December 27, 1992, and the pro forma balance sheet data assume that the DEA Acquisition and the Offering and the application of the net proceeds therefrom occurred on April 2, 1994. See "Pro Forma Combined Financial Statements."
(2) Restated to reflect the change in accounting for large machinery construction contracts for Brown & Sharpe's European operations. See Note 2 of Notes to Consolidated Financial Statements of Brown & Sharpe.
(3) "EBITDA" consists of earnings before interest expense, other income (expense), restructuring charges, provision for income taxes, and depreciation and amortization. EBITDA is included herein to provide additional information, and should not be construed as a substitute for cash flow from operating activities, which is determined in accordance with generally accepted accounting principles. Brown & Sharpe incurred restructuring charges of $2,700, $1,800, $5,103 and $135 for the years ended December 29, 1990, December 28, 1991, December 26, 1992, and December 25, 1993, respectively. DEA incurred restructuring charges of L2,949 and L823 ($511) for the years ended December 31, 1992 and December 31, 1993, respectively.
(4) Depreciation and amortization includes amortization of excess of fair value over cost of assets acquired.
(5) Figures represent the average of the number of employees at the beginning of period and at the end of period, adjusted in the case of Brown & Sharpe for employees engaged directly in discontinued operations.

                                  RISK FACTORS

SUBSTANTIAL INDEBTEDNESS

  The Company will have significant debt service obligations after completion of the Offering. On a pro forma basis, assuming that the DEA Acquisition and the Offering and the application of net proceeds therefrom had occurred on April 2, 1994, the Company would have had total outstanding long-term indebtedness (including the current portion thereof) and total shareowners' equity of approximately $91.0 million and $81.3 million, respectively. See "Capitalization."

  The Company's indebtedness could have important consequences to holders of the Senior Notes, including the following: (i) the Company's ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions or other corporate purposes may be impaired, (ii) a substantial portion of the Company's cash flow from operations will be used to pay principal and interest on its indebtedness, thereby reducing the funds available to the Company for its operations and future business opportunities,
(iii) the Company's borrowings under the Revolving Credit Facility will be at floating rates of interest, which could result in higher interest expense in the event of an increase in interest rates, (iv) the Revolving Credit Facility will contain financial and other restrictive covenants which could limit the Company's operating and financial flexibility and, if violated, would result in an event of default which, if not cured or waived, could preclude the Company's access to credit under such facility or otherwise have a material adverse effect on the Company, (v) the Company may be more vulnerable to general economic and industry downturns, (vi) the Company's ability to purchase the Senior Notes upon a Change in Control may be impaired, (vii) $8 million principal amount of the Company's 9 1/4% Convertible Subordinated Debentures will be due pursuant to applicable sinking fund provisions prior to the maturity of the Senior Notes and (viii) all of the indebtedness under the Revolving Credit Facility will become due prior to the maturity of the Senior Notes. See "Description of Senior Notes" and "Description of Revolving Credit Facility."

HISTORICAL LOSSES

  Brown & Sharpe had losses from continuing operations of approximately $2.9 million, $8.0 million, $2.4 million and $2.9 million in fiscal 1991, 1992, 1993 and the first quarter of 1994, respectively. In addition, Brown & Sharpe expects to report a net loss for the second quarter of 1994. See "Management's Discussion and Analysis of Financial Condition and Results of Operations of Brown & Sharpe--Results of Operations." In addition, DEA had operating losses of L16.9 billion, L7.5 billion and L1.3 billion ($0.8 million) in 1991 and 1992 and the first quarter of 1994, respectively, and operating profit of L8.7 billion ($5.4 million) in 1993.

  In 1990, Brown & Sharpe acquired the Industrial Metrology Technology Division and certain related marketing and sales assets of Wild Leitz GmbH (such division and related assets, "Leitz"). In the year prior to the acquisition, Leitz's net sales were approximately 21% of Brown & Sharpe's net sales in that year. While Leitz has strategic value to Brown & Sharpe, Leitz has produced operating losses in each year since its acquisition. Brown & Sharpe believes that these losses have resulted from the severe, prolonged recession in Europe that began a year after the acquisition and that has resulted in price erosion for Leitz's products and revenues below expected levels, and from unexpected difficulties and additional expenses in integrating Leitz with Brown & Sharpe's other CMM operations. These difficulties were heightened by the fact that the Leitz business acquired by Brown & Sharpe did not have a complete freestanding management structure or its own complete facilities.

RISKS RELATED TO 1994 STRATEGIC ACQUISITIONS

  The Company's profitability in the foreseeable future, and accordingly its ability to fund necessary capital expenditures and service its debt obligations, will depend in large part on its success in integrating the operations of DEA, Roch and Mauser with Brown & Sharpe's existing operations. The combined net sales of DEA, Roch and Mauser in 1993 were approximately 75% of Brown & Sharpe's net sales in that year.

  The Company's plan for integrating the operations of DEA into the MS Group and Roch and Mauser into the PMI Division anticipates cost savings (before one-time implementation cash costs) of nearly $8 million to be realized within the first twelve months of combined operations. The Company expects to achieve these savings primarily by eliminating duplicative administrative and sales personnel and facilities, duplicative marketing expenses such as advertising and trade shows and some redundant design engineering activities, including personnel. The Company expects to realize total annualized savings of nearly $14 million after 24 months of combined operations through these actions, further reductions in selling and administrative expenses, rationalization of European manufacturing facilities and reductions in associated manufacturing overhead costs. The Company expects to spend approximately $12.3 million for severance and other one-time cash costs in eliminating duplicative operations and taking other planned measures intended to produce these savings.

  Upon consummation of the DEA Acqusition, the Company will have significant manufacturing, engineering, sales and administrative facilities at 20 locations in seven countries, and will continue to operate with a decentralized and geographically dispersed management structure. Each of the Company's three operating units has worldwide management and operating responsibility for certain product and market groups. The daily operating functions and decisions, including matters such as budgeting, accounting and cash management, are managed by the general managers of the Company's MS Group, PMI Division and CM Division, subject to oversight by Fred M. Stuber, President and Chief Executive Officer, and Charles A. Junkunc, Vice President and Chief Financial Officer.

  Accordingly, due to the inherent risks in integrating separate operations, in particular operations located in different countries and that in the aggregate are large in relation to Brown & Sharpe, there can be no assurance that the Company will realize anticipated cost savings or realize the savings in the contemplated timetable, or that as a result of its decentralized management structure or other factors the Company will not experience unanticipated one-time or ongoing costs or difficulties in implementing the integration of DEA, Roch and Mauser into Brown & Sharpe. In addition, there can be no assurance that following these acquisitions the Company's net sales will not be adversely affected by planned cost cutting measures, possible discontinuance of certain similar products, customers' desires to maintain alternative sources of supply or for other reasons. Further, there can be no assurance that following these acquisitions the Company's management and organizational structure will be adequate to manage a business that is substantially larger than Brown & Sharpe. See "DEA Acquisition," "Pro Forma Combined Financial Statements" and "Management's Discussion and Analysis of Financial Condition and Results of Operations of Brown & Sharpe--Effects of Roch Acquisition and DEA Acquisition."

RANKING OF THE SENIOR NOTES; SECURITY

  The Senior Notes will be unsecured obligations of the Company and will not be guaranteed by any of its subsidiaries. The Company expects that its obligations under the Revolving Credit Facility will be secured by a first priority lien on substantially all of the Company's domestic current and after-acquired inventory and accounts receivable. Because the lender under the Revolving Credit Facility will have such a first priority lien, the Senior Notes will be effectively subordinated to the extent of such security interests.

  The Company conducts a substantial portion of its operations through its subsidiaries and will depend in significant part on the earnings and cash flow of, and dividends from, such subsidiaries to pay its obligations, including payments of principal of, premium, if any, and interest on the Senior Notes. The right of the Company and its creditors (including the holders of the Senior Notes) to realize proceeds from the assets of any of the Company's subsidiaries upon any liquidation or reorganization of such subsidiary would be subject to the prior claims of that subsidiary's creditors (except the Company, to the extent it may itself be a creditor of such subsidiary), including trade creditors. Accordingly, the Senior Notes will be effectively subordinated to the claims of creditors of the Company's subsidiaries. As of April 2, 1994, after giving pro forma effect to the DEA Acquisition, the Offering and the application of the net proceeds therefrom, the Company's subsidiaries had assets of approximately $222 million and liabilities, including trade indebtedness, of approximately $145 million.

  The various jurisdictions in which the Company's foreign subsidiaries are located may impose withholding and other taxes on distributions and payments of dividends, interest and fees by such subsidiaries to the Company. Such taxes could increase the cost of transferring funds from the Company's subsidiaries to the Company, and the Senior Notes will be effectively subordinated to such jurisdictions' claims for such taxes. There can be no assurance that the governments of the countries in which the Company operates will not impose new, or increase existing, taxes on distributions and payments in the future.

FOREIGN OPERATIONS

  As of April 2, 1994, after giving effect to the DEA Acquisition, approximately 75% of the Company's assets were located outside the United States (based on historical book values). For fiscal 1993, on a pro forma basis after giving effect to the DEA Acquisition and the Roch Acquisition, approximately 62% of the Company's net sales were to customers located outside the United States. Foreign operations are subject to special risks that can materially affect the sales, profits, cash flows and financial position of the Company, including taxes on distributions and payments, currency exchange rate fluctuations, inflation, minimum capital requirements and exchange controls. See "Management's Discussion and Analysis of Financial Condition and Results of Operations of Brown & Sharpe," "Management's Discussion and Analysis of Financial Condition and Results of Operations of DEA," "Business--Foreign Operations," "Business--Properties," "Business--Litigation," Note 14 to Consolidated Financial Statements of Brown & Sharpe and Note 2 to Combined Financial Statements of DEA.

CYCLICAL NATURE OF THE METROLOGY INDUSTRY

  As a capital goods supplier, the market for the Company's products is generally subject to general economic conditions and, more specifically, to the level of capital spending by industrial companies, especially those in the primary end markets for the Company's products. Management believes that in recent years, the total world market for dimensional metrology products declined significantly. Although the recession has subsided in the United States, the Company still faces poor economic conditions in Europe and Japan. See "Management's Discussion and Analysis of Financial Condition and Results of Operations of Brown & Sharpe" and "Management's Discussion and Analysis of Financial Condition and Results of Operations of DEA."

COMPETITION

  The Company's business is subject to direct and indirect competition from a considerable number of both domestic and foreign firms, a number of which are larger in overall size than the Company. In addition, the dimensional metrology market has suffered from overcapacity, which, together with reduced demand for capital goods, has resulted in intense price discounting and performance competition that have reduced margins throughout the industry. See "Business-- Competition."

CONTROL OF THE COMPANY

  The Company's common stock is divided into two classes, the Class A Common Stock and the Class B Common Stock. Shares of Class A Common Stock are entitled to one vote per share. Shares of Class B Common Stock are entitled to ten votes per share, except as otherwise provided by law or in Brown & Sharpe's certificate of incorporation or by-laws. The Class A Common Stock and the Class B Common Stock vote together as a single class on all matters, except that the Class A Common Stock, voting alone, elects one director each year. No dividend may be declared on shares of the Class B Common Stock unless a dividend at least equal in amount is declared on shares of Class A Common Stock. After giving effect to the DEA Acquisition (prior to any post-closing adjustment for the DEA Acquisition purchase price), various members of the Sharpe family, including Henry D. Sharpe, Jr. and Henry D. Sharpe, III (each of whom is a director of the Company), hold 483,966 shares of Class A Common Stock and 161,320 shares of Class B Common Stock, representing approximately 7.5% of the outstanding aggregate equity in the Company and approximately 15.4% of the combined voting power of the Company's outstanding common stock, and Finmeccanica holds 3,450,000 shares of Class A Common Stock, representing approximately 39.9% of the outstanding aggregate equity of the Company and approximately 25.5% of the combined voting power of the Company's outstanding common stock. In addition to the shares beneficially owned by the Sharpe family, 247,734 shares of Class A Common Stock and 166,063 shares of Class B Common Stock are held for the benefit of employees by Brown & Sharpe's
Employee Stock Ownership Plan of which Henry D. Sharpe, Jr. is a Trustee. Upon consummation of the DEA Acquisition, Finmeccanica will have the right to designate three nominees for election to the Company's Board of Directors (which will increase from seven to ten directors) and will have certain pre-emptive rights with respect to future issuances of common stock of the Company. See "DEA Acquisition" and "Principal Stockholders."

LIMITED MARKET FOR THE SENIOR NOTES

  Prior to the Offering, there has not been any market for the Senior Notes. The Senior Notes will not be listed on a national securities exchange or authorized for trading on The Nasdaq System. The Company has been advised by Wertheim Schroder & Co. Incorporated that it presently intends to make a market in the Senior Notes. It is not obligated to do so, however, and such market making may be discontinued at any time. There can be no assurance that an active public market for the Senior Notes will develop. If a public trading market develops for the Senior Notes, future trading prices of such securities will depend on many factors, including, among others, prevailing interest rates, the Company's results of operations and the market for similar securities. Depending on such factors, the Senior Notes may trade at a discount from their face value.

                                  THE COMPANY

  Brown & Sharpe Manufacturing Company was founded in Providence, Rhode Island in 1833 by Joseph R. Brown, one of America's leading industrialists. In 1848, Lucian Sharpe came to work for Joseph Brown as an apprentice and, in 1851, was made a partner in the firm. The business grew from a small clock and watch building and repair business to a major industrial company that introduced several significant mechanical innovations such as the first linear dividing engine in America in 1850, the first universal milling machine in 1861, the first commercially saleable micrometer caliper in 1868, the first single spindle automatic screw machine in 1880 and the first digital vernier caliper in 1976. The Company was among the first companies in the United States to make a registered public offering after the passage of the Securities Act of 1933, and the Company's common stock has been listed on the New York Stock Exchange since 1965.

  The Company designs, manufactures and markets worldwide a diversified line of dimensional metrology products and provides related services to support them. For most of its history, the Company was principally known for its manufacturing of metal cutting machine tools. From 1985 to 1993, the Company undertook a series of divestitures, acquisitions and other actions which transformed what had been principally a machine tool company into a leader in the field of dimensional metrology. In connection with this transformation, the Company acquired Leitz, a manufacturer of high accuracy CMMs headquartered in Germany, in June of 1990. In March of 1994, the Company completed the Roch Acquisition and in June 1994 entered into an agreement to acquire DEA. See "DEA Acquisition." In addition to its metrology operations, the Company also conducts a small education quality training products business.

  Brown & Sharpe was founded as a partnership in 1833, and was incorporated in 1868 by special act of the General Assembly of the State of Rhode Island and Providence Plantations. In 1969, Brown & Sharpe reincorporated in Delaware. Brown & Sharpe's principal executive offices are located at Precision Park, 200 Frenchtown Road, North Kingstown, Rhode Island 02852 and its telephone number is (401) 886-2000.

                                DEA ACQUISITION

  The following summary of certain terms of the DEA Acquisition is qualified in its entirety by reference to the DEA Acquisition Agreement (as defined below) which will be included as an exhibit to the Registration Statement of which this Prospectus is a part and is incorporated by reference herein.

  Brown & Sharpe has entered into an Acquisition Agreement dated as of June 10, 1994 (the "DEA Acquisition Agreement") with Finmeccanica pursuant to which Brown & Sharpe will purchase all of the outstanding capital stock of DEA from Finmeccanica. DEA, a worldwide leader in the manufacturing and marketing of CMMs and related accessories, software and services, had 1993 net sales and operating profit of approximately $110.7 million and $5.4 million, respectively. DEA derives over half of its revenues from medium-to-large vertical and horizontal-arm CMMs used principally in automotive and aerospace end markets and also derives a significant portion of its revenues through the sale of upgrades, enhancements, replacement parts and services. Brown & Sharpe believes that DEA's large vertical and horizontal CMM products, as well as DEA's distribution capabilities in Europe, South America, the Middle East, India and China, will complement and strengthen Brown & Sharpe's CMM product line and distribution network. The completion of the DEA Acquisition is a condition to this Offering.

  The Company's plan for integrating the operations of DEA, Roch and Mauser into the MS Group and the PMI Division, respectively, anticipates cost savings of nearly $8 million (before one-time implementation cash costs) to be realized within the first twelve months of combined operations, primarily by eliminating duplicative administrative and sales personnel and facilities, duplicative marketing expenses such as advertising and trade shows and some redundant design engineering activities, including personnel. The Company expects to realize total annual savings of nearly $14 million after 24 months of combined operations through these actions, further reductions in selling and administrative expenses, rationalization of European manufacturing facilities and reductions in associated manufacturing overhead costs. The Company expects to incur approximately $12.3 million in severance and other one-time cash costs in eliminating these duplicative operations and taking other planned measures intended to produce these savings. These cost savings do not include savings that may result from consolidation of certain manufacturing operations or from other synergies, although the Company intends to evaluate such opportunities following the closing of the DEA Acquisition. Due to the inherent risks in consolidating two separate operations, in particular operations headquartered in different countries and operating in several countries, there can be no assurance that the anticipated cost savings will be realized or be realized in the contemplated timetable, or that the Company will not incur unanticipated one-time or ongoing costs or difficulties in implementing the consolidation. In addition, there can be no assurance that following the DEA Acquisition the Company's net sales will not be adversely affected by planned cost cutting measures, possible discontinuance of certain similar products, customers' desires to maintain alternative sources of supply or for other reasons. See "Pro Forma Consolidated Financial Statements" and "Management's Discussion and Analysis of Financial Condition and Results of Operations of Brown & Sharpe--Effects of Roch Acquisition and DEA Acquisition."

  The DEA Acquisition Agreement provides that the purchase price for the DEA Acquisition consists of 3,450,000 shares of the Company's Class A Common Stock. Prior to the closing, Finmeccanica will assume or discharge all indebtedness for borrowed money of DEA net of cash in excess of L0.8 billion, other than an amount to remain outstanding on the closing, which amount is determined as of July 31, 1994 (the "Pricing Date") pursuant to a formula in the DEA Acquisition Agreement. The Company estimates that approximately $13.8 million aggregate principal amount of DEA indebtedness will remain outstanding at the closing. The purchase price is subject to a post-closing adjustment based on a comparison of adjusted net asset value (as defined in the DEA Acquisition Agreement) of DEA as of June 30, 1994 and adjusted net asset value of DEA as of the Pricing Date (as defined and calculated in accordance with a formula in the DEA Acquisition Agreement) and after taking into account the withdrawal by Finmeccanica of cash generated from the non-recourse factoring of a mutually agreed amount of receivables of DEA prior to the Pricing Date (and after reflecting an additional adjustment relating to any difference between the estimated July 31, 1994 amount of indebtedness of DEA to be discharged by Finmeccanica and the actual amount, as finally determined, of such indebtedness as of July 31, 1994). If the post-closing adjustment indicates an increase or a decrease in the purchase price, then either the Company will issue to Finmeccanica an additional number of shares of Class A Common Stock with a value equal to such positive difference or Finmeccanica will make a cash payment to the Company equal to such negative difference. However, if such positive or negative difference is less than $500,000, no adjustment will be made. The amount of any purchase price adjustment will be conclusively determined, subsequent to the closing date of the DEA Acquisition, based upon the specified calculations and the audited combined balance sheet as of July 31, 1994 of DEA and its subsidiaries as agreed between the parties under the procedures set forth in the DEA Acquisition Agreement. The obligations to complete the transactions contemplated by the DEA Acquisition Agreement are subject to the satisfaction (or waiver) of certain specified closing conditions.

  In connection with the DEA Acquisition, Brown & Sharpe and Finmeccanica will enter into a Shareholders Agreement (the "Shareholders Agreement") providing Finmeccanica with certain rights and obligations respecting its ownership of shares in the Company. Finmeccanica will be prohibited from acquiring any shares of the Company's stock if such acquisition would increase Finmeccanica's ownership above approximately 40% on a fully-diluted basis (as defined in the Shareholders Agreement) until December 31, 1998, or earlier upon the happening of certain specified events. The Shareholders Agreement will provide that so long as Finmeccanica owns at least 862,500 shares of the Company's Class A Common Stock, the Company may not issue any shares of its Class A Common Stock or equity securities exercisable, exchangeable or convertible into shares of Class A Common Stock ("Derivative Securities") to any third party, other than certain specified exclusions (including shares issued on conversion of the Company's 9 1/4% Subordinated Convertible Debentures due 2005 and up to 400,000 shares issuable upon the exercise of stock options), without first offering to Finmeccanica the right to purchase that percentage of the Company's equity securities such that Finmeccanica's percentage ownership of the Company's Common Stock on a fully diluted basis (as defined in the Shareholders Agreement) does not decrease. In addition, Finmeccanica will not sell any of the Company's equity securities to any third party until the expiration of two years after the closing of the DEA Acquisition, and upon the expiration of two years may sell securities to a third party only after offering the Company the first opportunity to purchase such shares other than sales pursuant to a registered public offering pursuant to Finmeccanica's registration rights and sales pursuant to Rule 144 under the Securities Act of 1933.

  The Shareholders Agreement also provides that Brown & Sharpe will increase the number of its directors from seven to ten and will use reasonable best efforts to cause to be elected to the board of directors three nominees designated by Finmeccanica for respective terms expiring at the 1995, 1996 and 1997 annual meetings of stockholders. At such time as Henry D. Sharpe, Jr. ceases to be a director of the Company, Finmeccanica will thereafter be entitled to only a total of two nominees on the board plus a third nominee, who may not be an employee of Finmeccanica but shall be an experienced executive or advisor to industrial businesses, selected by Finmeccanica, subject to approval by the Board of Directors of Brown & Sharpe, that may not be unreasonably withheld. In any event, Finmeccanica shall be entitled to two nominees on the board of directors while it owns at least 1,250,000 shares of Class A Common Stock and one nominee on the board of directors while it owns at least 375,000 shares of Class A Common Stock. Under the terms of a letter agreement between Henry D. Sharpe, Jr. and Finmeccanica, Henry D. Sharpe, Jr. will agree to vote all shares of the Company's stock as to which he has sole voting power in favor of the Finmeccanica nominees on the Company's board of directors. The Shareholders Agreement provides that Finmeccanica will vote its shares of Class A Common Stock in favor of the election as directors of the Company all the nominees selected by the Company's board of directors.

  The DEA Acquisition Agreement provides that Finmeccanica or any of its affiliates may not compete with any metrology business related to CMMs conducted by the Company on the closing date of the DEA Acquisition for a period of five years after such closing date (other than as a result of up to 20% equity ownership of entities engaged in such a business). The DEA Acquisition Agreement also provides that the Company and Finmeccanica will indemnify each other against up to $10.0 million in damages (less the first $500,000) resulting from certain inaccuracies, misrepresentations or breaches of warranty or nonfulfillment of agreements and against certain specific contingencies.

  DEA rents certain buildings in Italy and Spain from Elsag Bailey, S.p.A., a subsidiary of Finmeccanica. The lease with respect to the Italian property provides for minimum annual rent of L1.3 billion, subject to adjustment for inflation, and expires on December 31, 1997. DEA paid L1.3 billion ($0.8 million) in rent under the lease in the year ended December 31, 1993. The lease with respect to the Spanish property provides for an annual rent of Pesetas 30,600,000 ($0.2 million based on the March 31, 1994 exchange rate) and expires on January 4, 1998. DEA paid L0.1 billion ($0.1 million) in rent under this lease in the year ended December 31, 1993.

  Since the transfer of the assets of the assembly divisions of DEA to Sistemi di Assemblaggio Robotizzato, a subsidiary of Finmeccanica ("SAR"), on January 19, 1993, DEA has provided administrative services to SAR. In the year ended December 25, 1993, SAR paid DEA L0.7 billion ($0.4 million) for these services. In addition, Franco De Gennaro, Managing Director of DEA, is employed and paid by Finmeccanica, and DEA reimburses Finmeccanica for the cost of his services.

                                USE OF PROCEEDS

  The net proceeds available to the Company from the sale of the Senior Notes offered hereby are estimated to be approximately $72.0 million, based on the anticipated underwriting discount, commissions and other expenses of the Offering of approximately $3.0 million. Based on amounts outstanding as of May 27, 1994, the Company will use $10.3 million of such proceeds to repay in full all amounts outstanding under the Loan and Security Agreement dated as of June 30, 1993 between Foothill Capital Corporation ("Foothill") and Brown & Sharpe (the "Foothill Facility"), $16.9 million to repay in full all amounts outstanding under the Company's foreign lines of credit (net of $6.1 million in restricted cash balances to support certain of the lines of credit), $18.5 million to repay in full mortgage loans of certain of Brown & Sharpe's subsidiaries, $5.0 million to repay in full certain long-term bank debt to be retained by DEA following the DEA Acquisition, $8.8 million in revolving credit debt to be retained by DEA following the DEA Acquisition, and $0.8 million in prepayment premiums in connection with the prepayment of the Foothill Facility and the mortgage loans. The balance of the net proceeds will be used for general corporate purposes, including to fund a portion of the Company's expected expenses in integrating DEA, Roch and Mauser.

  The Foothill Facility is a secured $15 million revolving credit facility, bears interest at a rate equal to the higher of (i) 1.75% above the highest of the variable interest rates most recently announced by certain financial institutions or (ii) 7% per annum, and matures on June 30, 1995. The proceeds of the Foothill Facility are used to provide working capital. The foreign lines of credit bear interest at rates ranging from 5.0% to 9.25% and a weighted average interest rate of approximately 7.6%, and are used to provide working capital. The mortgage loans to be repaid are secured by certain of the Company's European properties, and bear interest at fixed rates ranging from 7.75% to 8.50% and a weighted average rate of approximately 8.13%. The DEA long-term bank loans to be repaid bear interest at fixed rates ranging from 2.75% to 12.39% and a weighted average rate of approximately 8.8%, and mature at various times from 1996 through 2004. The DEA revolving credit debt to be repaid bears interest at 0.5% over the applicable bank's borrowing rate. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

                                 CAPITALIZATION

   The following table sets forth the actual capitalization of Brown & Sharpe at April 2, 1994, the pro forma capitalization of Brown & Sharpe at that date, assuming the DEA Acquisition occurred on that date, and the adjusted pro forma capitalization of the Company, assuming consummation of the DEA Acquisition and as adjusted to give effect to the Offering and application of the net proceeds therefrom as of such date.

                                                         APRIL 2, 1994
                                                 --------------------------------
                                                                       PRO FORMA
                                                  ACTUAL   PRO FORMA  AS ADJUSTED
                                                 --------  ---------  -----------
Lines of credit and overdrafts.................  $ 25,003  $ 25,003    $    --
Revolving Credit Agreement.....................     7,608     7,608         --
Mortgages at rates ranging from 7 3/4% to 8
 1/2%..........................................    18,355    18,355         --
DEA debt.......................................       --     13,809         --
Senior Notes offered hereby....................       --        --       75,000
9 1/4 Convertible Subordinated Debentures due
 December 2005.................................    16,000    16,000      16,000
                                                 --------  --------    --------
  Total debt...................................    66,966    80,775      91,000
Preferred stock, $1.00 par value: shares autho-
 rized, 1,000,000; no shares issued............       --        --          --
Common stock:
  Class A, $1.00 par value: shares authorized,
   15,000,000; issued, 4,651,368; and pro forma
   and pro forma as adjusted, 8,101,368 (1)....     4,651     8,101       8,101
  Class B, $1.00 par value: shares authorized,
   2,000,000; issued 545,539...................       546       546         546
Additional paid in capital.....................    47,013    64,263      64,263
Earnings employed in the business..............     1,503     1,503         723
Cumulative foreign currency translation adjust-
 ment..........................................     8,547     8,547       8,547
Treasury stock: 8,076 shares...................      (163)     (163)       (163)
Unearned compensation..........................      (721)     (721)       (721)
                                                 --------  --------    --------
    Total shareowners' equity..................    61,376    82,076      81,296
                                                 --------  --------    --------
      Total capitalization.....................  $128,342  $162,851    $172,296
                                                 ========  ========    ========

- --------
(1) Excludes (i) 50,000 shares of Class A Common Stock as to which Diehl GmbH & Co. (the former owner of Roch and Mauser) has a contingent right, (ii) options to purchase 195,000 shares of Class A Common Stock granted to employees under the Company's 1989 Equity Incentive Plan and (iii) options to purchase 42,997 shares of Class A Common Stock granted to employees under the Company's Amended 1973 Stock Option Plan (under which no further awards can be made). Up to 61,600 additional shares of Class A Common Stock may be issued under the 1989 Equity Incentive Plan. Also excludes additional shares of Class A Common Stock that may be issued to Diehl GmbH & Co. and Finmeccanica as post-closing adjustments to the purchase prices for the Roch Acquisition and the DEA Acquisition, respectively. See "DEA Acquisition."

                    PRO FORMA COMBINED FINANCIAL STATEMENTS

  The following Pro Forma Combined Financial Statements are unaudited and are based on the Consolidated Financial Statements of Brown & Sharpe, the Combined Financial Statements of DEA, the Financial Statements of Roch and the Financial Statements of Mauser, each included elsewhere in this Prospectus. The Pro Forma Combined Financial Statements should be read in conjunction with such historical financial statements and the related notes thereto, and the other information pertaining to Brown & Sharpe, DEA, Roch and Mauser, included elsewhere in this Prospectus.

  The unaudited Pro Forma Combined Statements of Income (Loss) for the year ended December 25, 1993 and for the three months ended April 2, 1994 have been adjusted to give effect to the Roch Acquisition, the DEA Acquisition and the Offering (and the application of the proceeds therefrom) as if such transactions had occurred on December 27, 1992. The unaudited Pro Forma Combined Balance Sheet at April 2, 1994 has been adjusted to give effect to the DEA Acquisition and the Offering (and the application of the proceeds therefrom) as if such transactions had occurred on that date. The pro forma adjustments are based upon available information and certain assumptions that management of Brown & Sharpe believes are reasonable and that are described in the notes to the Pro Forma Combined Financial Statements. The Pro Forma Combined Financial Statements do not purport to represent what the Company's financial position or results of operations would actually have been if the transactions had occurred on the dates specified or to project the Company's financial position or results of operations for any future period.

                 PRO FORMA COMBINED STATEMENT OF INCOME (LOSS)
                      FOR THE QUARTER ENDED APRIL 2, 1994

                                                                 PRO FORMA
                                                            ----------------------
                          BROWN &
                          SHARPE     DEA     ROCH   MAUSER  ADJUSTMENTS   COMBINED
                          -------  -------  ------  ------  -----------   --------
                                            (IN THOUSANDS)
OPERATING DATA:
Net sales...............  $36,659  $21,280  $2,713  $  710    $  (518)(a) $60,844
Cost of goods sold......   25,940   13,778   1,461     518     (1,054)(b)  40,643
Selling, general and ad-
 ministrative expense...   12,261    7,595   1,411     370     (2,936)(c)  18,701
Depreciation and amorti-
 zation(1)..............      --       742     145       1       (255)(d)     633
Amortization of excess
 of fair value over cost
 of assets acquired.....      --       --      --      --        (156)(e)    (156)
                          -------  -------  ------  ------    -------     -------
 Operating profit
  (loss)................   (1,542)    (835)   (304)   (179)     3,883       1,023
Interest expense........   (1,280)  (1,798)   (108)    --         472 (f)  (2,714)
Other income, net.......       48      580       9   1,498     (1,494)(g)     641
                          -------  -------  ------  ------    -------     -------
 Income (loss) before
  income taxes..........   (2,774)  (2,053)   (403)  1,319      2,861      (1,050)
Income tax provision....      100      --      --      --         --          100
                          -------  -------  ------  ------    -------     -------
 Net income (loss)......  $(2,874) $(2,053) $ (403) $1,319    $ 2,861     $(1,150)
                          =======  =======  ======  ======    =======     =======
OTHER DATA:
EBITDA (2)..............  $  (235) $   (93) $  (44) $ (175)   $ 3,472     $ 2,925
Depreciation and amorti-
 zation(3)..............    1,307      742     260       4       (411)      1,902
Capital expenditures....      814      120     --      --         --          934

- --------
(1) Brown & Sharpe includes depreciation and amortization in cost of sales or selling, general and administrative expense, depending on the nature of the use of the asset involved. Mauser includes depreciation in selling, general and administrative expense.
(2) "EBITDA" consists of earnings before interest expense, other income (expense), restructuring charges, provision for income taxes, and depreciation and amortization. EBITDA is included herein to provide additional information, and should not be construed as a substitute for cash flow from operating activities, which is determined in accordance with generally accepted accounting principles.
(3) Pro forma depreciation and amortization includes amortization of excess of fair value over cost of assets acquired.

     See Accompanying Notes to the Pro Forma Combined Financial Statements

                 PRO FORMA COMBINED STATEMENT OF INCOME (LOSS)
                     FOR THE YEAR ENDED DECEMBER 25, 1993

                                                                     PRO FORMA
                                                                ----------------------
                          BROWN &
                           SHARPE     DEA      ROCH    MAUSER   ADJUSTMENTS   COMBINED
                          --------  --------  -------  -------  -----------   --------
                                              (IN THOUSANDS)
OPERATING DATA:
Net sales...............  $157,035  $110,675  $ 9,868  $ 2,634    $(2,214)(a) $277,998
Cost of goods sold......   110,841    70,989    5,639    2,214     (4,357)(b)  185,326
Selling, general and ad-
 ministrative expense...    45,474    30,269    5,233    1,157    (11,742)(c)   70,391
Depreciation and amorti-
 zation(1) .............       --      3,532       34      605     (1,623)(d)    2,548
Restructuring costs.....       --        511      --       --         --           511
Amortization of excess
 of fair value over cost
 of assets acquired.....       --        --       --       --        (626)(e)     (626)
                          --------  --------  -------  -------    -------     --------
 Operating profit
  (loss)................       720     5,374   (1,038)  (1,342)    16,134       19,848
Interest expense........    (5,100)   (6,157)    (447)     (55)       904 (f)  (10,855)
Other income, net.......     2,764    (1,613)     (27)      10        --         1,134
                          --------  --------  -------  -------    -------     --------
 Income (loss) before
  income taxes..........    (1,616)   (2,396)  (1,512)  (1,387)    17,038       10,127
Income tax provision....       800       --       --       --         --           800
                          --------  --------  -------  -------    -------     --------
 Net income (loss) .....  $ (2,416) $ (2,396) $(1,512) $(1,387)   $17,038     $  9,327
                          ========  ========  =======  =======    =======     ========
OTHER DATA:
EBITDA (2)..............  $  7,210  $  9,417  $  (800) $  (719)   $13,885     $ 28,993
Depreciation and amorti-
 zation(3)..............     6,355     3,532      238      623     (2,249)       8,499
Capital expenditures....     4,399     1,965      287       28        160        6,839

- --------
(1) Brown & Sharpe includes depreciation and amortization in cost of sales or selling, general and administrative expense, depending on the nature of the use of the asset involved. Mauser includes depreciation in selling, general and administrative expense.
(2) "EBITDA" consists of earnings before interest expense, other income (expense), restructuring charges, provision for income taxes, and depreciation and amortization. EBITDA is included herein to provide additional information, and should not be construed as a substitute for cash flow from operating activities, which is determined in accordance with generally accepted accounting principles. Brown & Sharpe incurred restructuring charges of $135 for the year ended December 25, 1993. DEA incurred restructuring charges of L823 ($511) for the year ended December 31, 1993.
(3) Pro forma depreciation and amortization includes amortization of excess of fair value over cost of assets acquired.


       See Accompanying Notes to Pro Forma Combined Financial Statements

                        PRO FORMA COMBINED BALANCE SHEET
                                 APRIL 2, 1994

                                                            PRO FORMA
                                                       -----------------------
                                   BROWN &
                                    SHARPE     DEA     ADJUSTMENTS    COMBINED
                                   --------  --------  -----------    --------
                                               (IN THOUSANDS)
ASSETS
CURRENT ASSETS:
 Cash and cash equivalents........ $  3,818  $  5,565   $   7,490 (h) $ 16,873
 Restricted cash..................    6,113       --       (6,113)(h)      --
 Accounts receivable, net of al-
  lowances for doubtful accounts..   42,284    45,158      (1,500)(i)   85,942
 Inventories......................   57,550    40,271      (5,068)(j)   92,753
 Prepaid expenses and other cur-
  rent assets.....................    3,387     6,439       3,000 (k)   12,826
                                   --------  --------   ---------     --------
   Total current assets...........  113,152    97,433      (2,191)     208,394
PROPERTY, PLANT AND EQUIPMENT:
 Land.............................    6,358        49         (49)(l)    6,358
 Buildings and improvements.......   32,572     1,752      (1,752)(l)   32,572
 Machinery and equipment..........   78,615    24,814     (24,814)(l)   78,615
                                   --------  --------   ---------     --------
                                    117,545    26,615     (26,615)     117,545
 Less-accumulated depreciation....   73,775    21,281     (21,281)(l)   73,775
                                   --------  --------   ---------     --------
                                     43,770     5,334      (5,334)      43,770
OTHER ASSETS......................   12,760     3,079      (3,079)(m)   12,760
                                   --------  --------   ---------     --------
                                   $169,682  $105,846   $(10,604)     $264,924
                                   ========  ========   =========     ========
LIABILITIES AND SHAREOWNERS' EQ-
 UITY
CURRENT LIABILITIES:
 Notes payable and current in-
  stallments of long-term debt.... $ 33,742  $ 26,127    $(58,869)(n) $  1,000
 Accounts payable.................   12,549    13,392         --        25,941
 DEA debt.........................      --     45,971     (45,971)(o)      --
 Accrued expenses and income tax-
  es..............................   22,665    11,885      12,258 (p)   46,808
                                   --------  --------   ---------     --------
   Total current liabilities......   68,956    97,375     (92,582)      73,749
Long-term debt....................   33,224     7,759      49,017 (q)   90,000
Deferred income taxes.............    1,781       --          --         1,781
Termination indemnities...........      --      7,489         --         7,489
Unfunded accrued pension cost.....    4,345       --          --         4,345
Excess of fair value over cost of
 assets acquired..................      --        --        6,264 (r)    6,264
SHAREOWNERS' EQUITY:
 Preferred stock, $1 par value;
  authorized 1,000,000 shares,
  none issued.....................      --        --          --           --
 Common stock:
   Class A, $1 par value; autho-
    rized 15,000,000 shares, is-
    sued 4,651,368 and pro forma
    8,101,368.....................    4,651       --        3,450 (s)    8,101
   Class B, $1 par value; autho-
    rized 2,000,000 shares, issued
    545,539.......................      546       --          --           546
 Additional paid in capital.......   47,013       --       17,250 (s)   64,263
 Earnings employed in the busi-
  ness............................    1,503       --         (780)(t)      723
 Cumulative foreign currency
  translation adjustment..........    8,547       --          --         8,547
 Treasury stock; 8,076 shares at
  cost............................     (163)      --          --          (163)
 Unearned compensation............     (721)      --          --          (721)
 DEA equity (deficit).............      --     (6,777)      6,777 (u)      --
                                   --------  --------   ---------     --------
   Total shareowners' equity......   61,376    (6,777)     26,697       81,296
                                   --------  --------   ---------     --------
                                   $169,682  $105,846   $ (10,604)    $264,924
                                   ========  ========   =========     ========

       See Accompanying Notes to Pro Forma Combined Financial Statements

                NOTES TO PRO FORMA COMBINED FINANCIAL STATEMENTS
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

1. BASIS OF PRESENTATION

  The pro forma combined financial statements have been prepared assuming that the purchase price for the DEA Acquisition will consist of 3,450,000 shares of Class A Common Stock, having an aggregate value of $20,700 based on the June 20, 1994 closing price of $6.00 per share. The DEA Acquisition Agreement provides that this purchase price will be subject to a post-closing adjustment based on the balance sheet of DEA as of July 31, 1994. See "DEA Acquisition."

  The assumed purchase price has been allocated as follows:

     Cash............................................................. $    497
     Accounts receivable, net of allowances for doubtful accounts.....   43,658
     Inventories......................................................   35,203
     Prepaid expenses and other current assets........................    6,439
     Notes payable and current installments of long-term debt.........   (8,843)
     Accounts payable.................................................  (13,392)
     Accrued expenses and income taxes................................  (24,143)
     Long-term debt...................................................   (4,966)
     Termination indemnities..........................................   (7,489)
     Excess of fair value over cost of assets acquired................   (6,264)
                                                                       --------
       Total.......................................................... $ 20,700
                                                                       ========

  The allocation of purchase price to cash reflects DEA's expected cash level as of the closing under the DEA Acquisition Agreement. The pro forma combined income statements are unaudited and present a combination of the historical net sales of Brown & Sharpe, DEA, Roch and Mauser (after elimination of intercompany sales), and do not reflect possible increases in net sales that may arise from synergies related to the combination, or possible decreases in net sales as a result of planned cost cutting measures, possible discontinuance of certain similar products, customers' desires to maintain alternative sources of supply or for other reasons.

  The pro forma combined financial statements reflect the effects of planned cost savings measures assuming that such cost savings measures are implemented and are effective on December 27, 1992 in the case of the pro forma combined income statements and on April 2, 1994 in the case of the pro forma combined balance sheet. Brown & Sharpe expects that substantially all these cost savings measures will be implemented within twelve months of the consummation of the applicable acquisitions, and the balance will be implemented within 24 months of the consummation of the applicable acquisitions. See "Management's Discussion and Analysis of Financial Condition and Results of Operations of Brown & Sharpe--Effects of Roch Acquisition and DEA Acquisition."

  The pro forma combined income statements do not include severance and other costs to be incurred in connection with anticipated elimination of personnel, closure of facilities and other cost savings measures following the Roch Acquisition and the DEA Acquisition. Brown & Sharpe estimates that these costs will approximate $12,329, of which approximately $1,839 will be reflected as restructuring expense in 1994, $10,330 will be charged against reserves established in the allocations of purchase price associated with these acquisitions and $160 will be incurred with respect to capital spending associated with facilities consolidation.

2. PRO FORMA ADJUSTMENTS

  The pro forma financial statements reflect the following adjustments:

    a) Adjustment to eliminate intercompany sales made by Roch to Mauser.

    b) Adjustment to reflect decreased design engineering and manufacturing expenses as a result of expected reductions in personnel, decreased purchasing costs of the combined operations, and the elimination of intercompany purchases of Mauser from Roch. See "Management's Discussion and Analysis of Financial Condition and Results of Operations of Brown & Sharpe--Effects of Roch Acquisition and DEA Acquisition."

    c) Adjustment to reflect expected decreased administrative, sales and distribution expenses resulting from reductions in North American and European administrative, sales and distribution personnel and closing of overlapping facilities. See "Management's Discussion and Analysis of Financial Condition and Results of Operations of Brown & Sharpe--Effects of Roch Acquisition and DEA Acquisition."

    d) Adjustment to reflect an elimination of depreciation of fixed assets and goodwill related to the write-down of DEA assets in accordance with the purchase method of accounting, and the amortization over the eight-year life of the Senior Notes of the estimated expenses of the Offering. The adjustment for the year ended December 25, 1993 is as follows:

     Depreciation of assets............................................. $  790
     Amortization of goodwill...........................................  1,193
     Amortization of estimated expenses of Offering.....................   (360)
                                                                         ------
                                                                         $1,623
                                                                         ======

  This adjustment approximated $255 for the quarter ended April 2, 1994.

    e) Adjustment to reflect the amortization of the excess of fair value of DEA's assets over Brown & Sharpe's cost to acquire such assets. The excess of fair value will be amortized over a ten-year period.

    f) Adjustment to reflect the decrease in interest expense resulting from the issuance of the Senior Notes, the assumption, discharge or waiver by Finmeccanica of DEA debt in connection with the DEA Acquisition, and the repayment of Brown & Sharpe and DEA debt with the proceeds of the Offering, calculated as follows:

     Interest on Senior Notes of $75,000 at 12.5%..................... $ 9,375
     Interest on $16,000 debentures at 9.25%..........................   1,480
                                                                       -------
                                                                        10,855
       Actual expense recorded........................................  11,759
                                                                       -------
                                                                       $  (904)
                                                                       =======

  This adjustment approximated $(472) for the quarter ended April 2, 1994.

    g) Adjustment to eliminate nonrecurring income from debt forgiveness by Diehl, the former owner of Mauser.

    h) Adjustment to eliminate DEA cash retained by Finmeccanica and to reflect the receipt of the gross proceeds of the Offering and the application thereof as follows:

     Gross proceeds from Offering..................................... $ 75,000
     Repayment of existing Brown & Sharpe debt as at April 2, 1994....  (50,966)
     Repayment of existing DEA debt as at April 2, 1994...............  (13,809)
     Prepayment penalties.............................................     (780)
     Estimated Offering expenses......................................   (3,000)
     Reclassification of restricted cash..............................    6,113
     Cash withdrawal by Finmeccanica..................................   (5,068)
                                                                       --------
                                                                       $  7,490
                                                                       ========

  Brown & Sharpe has been required to maintain restricted cash balances to support certain of its foreign lines of credit. At April 2, 1994, the required restricted cash balances totaled $6,133. These amounts will cease to be restricted upon repayment of the lines of credit. See "Management's Discussion and Analysis of Financial Condition and Results of Operations of Brown & Sharpe--Liquidity and Capital Resources."

    i) Adjustment to record DEA receivables at estimated fair value in accordance with the purchase method of accounting.

    j) Adjustment to record DEA inventories at estimated fair value in accordance with the purchase method of accounting.

    k) Adjustment to record estimated expenses of the Offering. Offering expenses will be amortized over the eight-year life of the Senior Notes.

    l) Adjustment to property, plant and equipment of DEA to reflect the allocation of the excess of fair value over the cost of the assets acquired in accordance with the purchase method of accounting.

    m) Adjustment to eliminate intercompany goodwill of DEA and allocate the excess of the fair value over the cost of DEA assets acquired in accordance with the purchase method of accounting.

    n) Adjustment to eliminate the third party short-term debt of DEA assumed or discharged by Finmeccanica in connection with the DEA Acquisition, and repayment with the proceeds of the Offering of the short-term debt of Brown & Sharpe and the remaining third party short-term debt of DEA, as follows:

     Short-term debt of DEA assumed or discharged by Finmeccanica...... $17,284
     Repayment of short-term debt of Brown & Sharpe with Offering pro-
      ceeds............................................................  32,742
     Repayment of short-term debt of DEA with Offering proceeds........   8,843
                                                                        -------
                                                                        $58,869
                                                                        =======

    o) Adjustment to eliminate DEA borrowings from Finmeccanica cancelled or waived by Finmeccanica in connection with the DEA Acquisition.

    p) Adjustment of DEA's reserve for warranty expense to estimated fair value in accordance with the purchase method of accounting and the accrual of restructuring costs related to the DEA Acquisition.

    q) Adjustment to reflect issuance of the Senior Notes, to eliminate the long-term debt of DEA assumed or discharged by Finmeccanica in connection with the DEA Acquisition, and to reflect the repayment with the proceeds of the Offering of the Foothill Facility, mortgage debt of Brown & Sharpe and the remaining long-term debt of DEA, as follows:

     Gross proceeds from Offering.................................... $ 75,000
     Long-term debt assumed or discharged by Finmeccanica............   (2,793)
     Repayment of Foothill Facility, mortgage and other long-term debt of Brown & Sharpe with Offering proceeds..................  (18,224)
     Repayment of existing long-term debt of DEA with Offering pro-
      ceeds..........................................................   (4,966)
                                                                      --------
                                                                      $ 49,017
                                                                      ========

    r) Adjustment to record the excess of the fair value over the cost of the DEA assets acquired in accordance with the purchase method of accounting.

    s) Adjustment to reflect the issuance of 3,450,000 shares of Brown & Sharpe Class A Common Stock as part of the purchase price of DEA.

    t) Adjustment to reflect prepayment penalties incurred by the Company as a result of the repayment of the Foothill Facility and certain mortgage loans of Brown & Sharpe with the proceeds of the Offering.

    u) Adjustment to eliminate the shareowners' equity (or divisional deficit) of DEA in connection with the DEA Acquisition in accordance with the purchase method of accounting.

              BROWN & SHARPE SELECTED CONSOLIDATED FINANCIAL DATA

  The following selected consolidated financial information of Brown & Sharpe for each of the last five fiscal years is derived from Brown & Sharpe's audited consolidated financial statements, including the notes thereto. The information for the quarters ended March 27, 1993, and April 2, 1994, are unaudited but, in the opinion of management, reflect all adjustments (consisting only of normal recurring items) necessary for a fair presentation of the results for such interim periods. The results for the quarter ended April 2, 1994 are not necessarily indicative of the results that may be expected for the full year. This selected financial information should be read in conjunction with the Consolidated Financial Statements of Brown & Sharpe, related notes and other financial information included elsewhere in this Prospectus.

                                           YEAR ENDED                          QUARTER ENDED
                          ------------------------------------------------  -------------------
                          DEC. 30,  DEC. 29,  DEC. 28,  DEC. 26,  DEC. 25,   MAR. 27,  APRIL 2,
                            1989      1990    1991(1)   1992(1)   1993(1)   1993(1)(2) 1994(2)
                          --------  --------  --------  --------  --------  ---------- --------
                                           (IN THOUSANDS, EXCEPT RATIOS)
OPERATING DATA:
Net sales:
 Metrology..............  $130,933  $165,865  $166,819  $152,201  $155,133   $ 38,207  $ 36,659
 General products.......    11,111    10,838     9,028     8,494     1,902      1,551       -- (3)
                          --------  --------  --------  --------  --------   --------  --------
   Total................   142,044   176,703   175,847   160,695   157,035     39,758    36,659
Cost of goods sold......    95,875   135,821   119,481   116,283   110,841     28,448    25,940
Selling, general and ad-
 ministrative expense...    37,898    52,971    56,672    52,509    45,474     10,744    12,261
                          --------  --------  --------  --------  --------   --------  --------
Operating profit (loss):
 Metrology..............     6,816   (13,005)   (1,281)   (8,857)    1,652        431    (1,542)
 General products.......     1,455       916       975       760      (932)       135       -- (3)
                          --------  --------  --------  --------  --------   --------  --------
   Total................     8,271   (12,089)     (306)   (8,097)      720        566    (1,542)
Interest expense........    (2,340)   (3,811)   (4,219)   (5,272)   (5,100)    (1,132)   (1,280)
Other income (expense),
 net....................       983       (74)      824     2,135     2,764      1,794        48
                          --------  --------  --------  --------  --------   --------  --------
Income (loss) before in-
 come taxes.............     6,914   (15,974)   (3,701)  (11,234)   (1,616)     1,228    (2,774)
Income tax provision
 (benefit)..............       961    (3,737)     (800)   (3,250)      800        --        100
                          --------  --------  --------  --------  --------   --------  --------
Income (loss) from con-
 tinuing operations.....     5,953   (12,237)   (2,901)   (7,984)   (2,416)     1,228    (2,874)
(Loss) from discontinued
 operations.............    (1,138)   (2,329)   (1,180)      --        --         --        --
                          --------  --------  --------  --------  --------   --------  --------
Net income (loss).......  $  4,815  $(14,566) $ (4,081) $ (7,984) $ (2,416)  $  1,228  $ (2,874)
                          ========  ========  ========  ========  ========   ========  ========
OTHER DATA:
EBITDA(4)...............  $ 15,386  $   (305) $ 10,194  $  4,336  $  7,210   $  2,212  $   (235)
Depreciation and amorti-
 zation.................     7,115     9,084     8,700     7,330     6,355      1,646     1,307
Capital expenditures....     6,262     9,277     9,864    12,474     4,399        975       814
Ratio of earnings to
 fixed charges(5).......       3.3x       --       0.3x      --        0.8x       1.9x      --
BALANCE SHEET DATA (END
 OF PERIOD):
Working capital.........  $ 74,719  $ 59,006  $ 68,587  $ 48,036  $ 46,025   $ 49,224  $ 44,196
Property, plant and
 equipment, net.........    33,105    42,609    44,602    46,402    43,554     44,552    43,770
Total assets............   167,733   205,912   183,748   166,086   165,871    163,733   169,682
Total debt..............    34,650    58,053    61,369    60,700    64,500     57,041    66,966
Shareowners' equity.....    87,403    82,893    80,268    66,674    63,520     66,330    61,376

- --------
(1) Restated to reflect the change in accounting for large machinery construction contracts for its European operations. See Note 2 of Notes to Consolidated Financial Statements of Brown & Sharpe.
(2) The quarter ended April 2, 1994 includes fourteen weeks, while the quarter ended March 27, 1993 includes thirteen weeks.
(3) The machine tool spare parts and rebuild operations, the last remaining operations in the general products segment, were sold in 1993.
(4) "EBITDA" consists of earnings before interest expense, other income (expense), restructuring charges, provision for income taxes, and depreciation and amortization. EBITDA is included herein to provide additional information, and should not be construed as a substitute for cash flow from operating activities, which is determined in accordance with generally accepted accounting principles. Brown & Sharpe incurred restructuring charges of $2,700, $1,800, $5,103 and $135 for the years ended December 29, 1990, December 28, 1991, December 26, 1992, and December 25, 1993, respectively.
(5) The ratio of earnings to fixed charges is calculated by dividing (i) earnings from continuing operations before income taxes and fixed charges by (ii) fixed charges, which consist of interest expense and one-third of rental expense, which is deemed to be representative of the interest factor. Earnings were insufficient to cover fixed charges by $20,785, $9,267, $18,067, $7,998, and $4,287 for the years ended December 29, 1990,
    December 28, 1991, December 26, 1992, and December 25, 1993 and the first quarter of 1994, respectively.

   MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
                          OPERATIONS OF BROWN & SHARPE

  In completing its transformation from a machine tool company to a dimensional metrology company, Brown & Sharpe has made a number of acquisitions and divestitures that have impacted, and will continue to impact, its results of operations and liquidity. At the end of the first quarter of 1994, Brown & Sharpe acquired Roch and Mauser. During the first and second quarters of 1993, Brown & Sharpe sold its machine tool spare parts and rebuild operations. During the first quarter of 1992, Brown & Sharpe sold its pump operation and its 80% ownership interest in GageTalker Corporation, a provider of data collection and statistical process control systems ("GageTalker"). In late 1991, Brown & Sharpe purchased Thomas Mercer Limited, a manufacturer of metrology devices that is now included in the PMI Division ("Mercer"). At the end of the second quarter of 1990, the Company acquired Leitz, a manufacturer of high accuracy CMMs. The DEA Acquisition will also have a significant impact on the Company's results of operations and liquidity. See "--Effects of Roch Acquisition and DEA Acquisition." The following discussion of Brown & Sharpe's historical financial condition and results of operations should be read in conjunction the Consolidated Financial Statements of Brown & Sharpe and the notes thereto included elsewhere in this Prospectus.

RESULTS OF OPERATIONS

  The following table sets forth the percentage of net sales of Brown & Sharpe represented by the components of income and expense for the years ended December 28, 1991, December 26, 1992 and December 25, 1993 and the quarters ended March 27, 1993 and April 2, 1994:

                                            YEAR ENDED              QUARTER ENDED
                                    ----------------------------  -----------------
                                    DEC. 28,  DEC. 26,  DEC. 25,  MAR. 27, APRIL 2,
                                      1991      1992      1993      1993     1994
                                    --------  --------  --------  -------- --------
Net sales.........................   100.0%    100.0%    100.0%    100.0%   100.0%
Cost of goods sold................    67.9      72.4      70.6      71.6     70.8
Selling, general and administra-
 tive expense.....................    32.2      32.7      29.0      27.0     33.4
                                     -----     -----     -----     -----    -----
Operating profit (loss)...........    (0.2)     (5.0)      0.5       1.4     (4.2)
Interest expense..................    (2.4)     (3.3)     (3.2)     (2.8)    (3.5)
Other income, net.................     0.5       1.3       1.8       4.5      0.1
                                     -----     -----     -----     -----    -----
Income (loss) before income taxes.    (2.1)     (7.0)     (1.0)      3.1     (7.6)
Income tax provision (benefit)....    (0.5)     (2.0)      0.5       --       0.3
Income (loss) from continuing op-
 erations.........................    (1.7)     (5.0)     (1.5)      3.1     (7.8)
(Loss) from discontinued opera-
 tions............................    (0.7)      --        --        --       --
                                     -----     -----     -----     -----    -----
Net income (loss).................    (2.3)%    (5.0)%    (1.5)%     3.1%    (7.8)%
                                     =====     =====     =====     =====    =====

 Quarter Ended April 2, 1994 compared to Quarter Ended March 27, 1993

  Orders. Orders during the first quarter of 1994 totaled $37.9 million, compared to $36.9 million during the first quarter of 1993. The machine tool spare parts and rebuild operations, sold at the end of the first quarter 1993, represented $1.6 million in orders during the first quarter of 1993, and foreign currency exchange rate fluctuations, principally the strengthening of the Swiss franc against the U.S. dollar, caused a $0.9 million increase in first quarter 1994 orders compared to first quarter 1993. Excluding the effect of these items, orders increased to $37.0 million in the first quarter of 1994 from $35.3 million in the first quarter of 1993, an increase of 4.8%. Backlog as of April 2, 1994 was $27.5 million, compared to $26.1 million at year end 1993 and $25.4 million at the end of the first quarter of 1993.

  Net Sales. Net sales in the first quarter of 1994 were $36.7 million, compared to $39.8 million for the first quarter of 1993. Approximately $1.6 million of first quarter 1993 net sales were attributable to machine tool spare parts and rebuild operations which were sold during the first and second quarters of 1993, and foreign currency exchange rate fluctuations, principally the strengthening of the Swiss franc against the U.S. dollar, caused an increase in net sales in the first quarter of 1994 of $1.2 million as compared to the first quarter of 1993. Excluding the effect of these items, first quarter 1994 net sales declined approximately $2.6 million from first quarter 1993 sales. The decline in net sales occurred primarily in the MS Division (referred to after consummation of the DEA Acquisition as the MS Group). MS Division net sales in the quarter were 14.4% below the first quarter of 1993, in part as a result of entering the 1993 first quarter with a larger backlog that could be shipped than at the beginning of 1994 and the continued effect of competitive discounting. Net sales of PMI products increased from the prior year primarily due to the resolution of the financial difficulties of a German distributor, which had depressed net sales in the prior period.

  Gross Profit. Gross profit margin increased to 29.2% in the first quarter of 1994 from 28.4% in the first quarter of 1993. The improvement resulted in part from a reduction in design engineering expenses in Brown & Sharpe's PMI Division.

  Selling, General and Administrative Expense. Selling, general and administrative ("SG&A") expense in the first quarter of 1994, at $12.3 million or 33.4% of net sales, increased from the $10.7 million, or 27.0% of net sales, incurred in the comparable period in 1993. The increase was primarily due to the extra week in the first quarter of 1994 as compared to the first quarter of 1993 and the receipt of litigation settlement proceeds in the first quarter of 1993.

  Operating Profit (Loss). Brown & Sharpe generated an operating loss of $1.5 million in the first quarter of 1994. This compared to an operating profit of $0.6 million in the first quarter of 1993. In the United States, operating loss for the first quarter of 1994 totaled $0.2 million as compared to an operating profit of $0.8 million in the first quarter of 1993. Foreign operations generated an operating loss of $1.3 million in the first quarter of 1994 as compared to an operating loss of $0.2 million in the first quarter of 1993. The deterioration of Brown & Sharpe's performance in the United States in the 1994 period as compared to the 1993 period was due primarily to the receipt of litigation settlement proceeds in the 1993 period, as well as an extra week of selling, general and administrative expense in the 1994 period. Brown & Sharpe believes that its sales pattern would not generally result in proportionate increases in net sales in a fourteen week quarter as compared to a thirteen week quarter. The greater operating loss in foreign operations reflected the worsening performance at Brown & Sharpe's German CMM operations due to the continued effect of competitive discounting, which was partially offset by improvement at Brown & Sharpe's PMI Division.

  Interest Expense. Interest expense totaled $1.3 million in the first quarter of 1994 compared to $1.1 million in the first quarter of 1993. This increase reflects an increase in the average balance of borrowings in the United States, which was partially offset by lower interest rates in Europe.

  Other Income, Net. Other income, net was $48,000 in the first quarter of 1994 and $1.8 million in the first quarter of 1993. The 1993 first quarter included a gain of approximately $2.0 million on the sale of certain small business operations, partially offset by foreign exchange losses.

  Income Tax Provision. The provision for income taxes was $0.1 million in the first quarter of 1994 compared to $0.5 million in the first quarter of 1993. The 1993 provision was offset by deferred tax benefits of $0.5 million due to reductions in deferred tax liabilities as a result of losses in certain of Brown & Sharpe's European subsidiaries.

  Net Income (Loss). As a result of the foregoing, Brown & Sharpe had a net loss of $2.9 million ($0.57 per share) in the first quarter of 1994, compared to net income of $1.2 million ($0.25 per share) in the first quarter of 1993. See "--Effects of Roch Acquisition and DEA Acquisition." Brown & Sharpe expects to report a net loss for the second quarter of 1994 primarily resulting from the continuing effect of competitive discounting. In addition, Brown & Sharpe expects to record a provision increasing the allowance for uncollectible accounts receivable by approximately $0.6 million for collection uncertainties arising from one sale to a single customer.

 Year Ended December 25, 1993 Compared to Year Ended December 26, 1992

  Orders. Orders totaled $155.9 million in 1993, a decline of $12.9 million, or 7.6%, from the prior year. The decrease resulted principally from the sale of the machine tool parts and rebuild operations in the first quarter of 1993, which represented $8.6 million of incoming orders in 1992 compared to $1.9 million of incoming orders in 1993. In addition, weakening of certain European currencies against the U.S. dollar resulted in a decrease in reported 1993 orders of approximately $4.8 million compared to 1992. Excluding the effect of these items, 1993 orders increased $1.0 million from 1992. Backlog was $26.1 million at year-end 1993, compared with $30.2 million at year-end 1992, which was a particularly high level for Brown & Sharpe's metrology business. The decrease in backlog resulted principally from a decrease in orders in 1993 as compared to 1992.

  Net Sales. Net sales in 1993 were $157.0 million, a decrease of $3.7 million, or 2.3%, as compared to $160.7 million in 1992. The weakening of certain European currencies against the U.S. dollar caused a decrease of $5.0 million in net sales in 1993 as compared to 1992. In addition, in the first and second quarters of 1993, Brown & Sharpe disposed of its machine tool spare parts and rebuild operations, which accounted for $1.9 million and $8.5 million of net sales in 1993 and 1992, respectively. Excluding the effect of these items, net sales in 1993 increased $7.9 million from the prior year. Net sales in the United States increased to $72.3 million in 1993 from $69.8 million in 1992, an increase of 3.5%. The increase was primarily due to improvements in the U.S. economy and in the automotive industry in particular and was reflected in increased sales of both CMMs and PMI division products. The increase in U.S. net sales was offset by a $6.7 million reduction resulting from the sale of the machine tool parts and rebuild operations. In Europe, net sales declined to $62.2 million in 1993 from $70.7 million in 1992, or 11.9%, as a result of the continuing recession in Europe and the weakening of certain European currencies against the U.S. dollar. Net sales in the rest of the world totaled $22.5 million in 1993, up 11.6% from sales of $20.2 million in 1992. This increase was principally due to increased sales in Asia.

  Gross Profit. Gross profit margin increased to 29.4% in 1993 from 27.6% in 1992. In 1992, cost of goods sold included inventory write-offs of $2.0 million resulting from the introduction of new products that replaced certain of Brown & Sharpe's existing products and $2.5 million of restructuring costs, primarily employee severance expenses resulting from downsizing at Brown & Sharpe's German and Swiss manufacturing facilities in response to declining sales. Brown & Sharpe's gross profit for these years also reflects benefits from the liquidation of LIFO inventories of $9.8 million in 1992 and $0.7 million in 1993 resulting from successful efforts to reduce inventory in the United States. Gross profit in 1993 was also reduced as a result of the weakening of certain European currencies against the U.S. dollar. Excluding the effect of these items, gross profit was $46.7 million in 1993, or a margin of 29.7%, compared to $39.1 million in 1992,or a margin of 24.3%. This improvement reflects the benefits of Brown & Sharpe's cost control and restructuring efforts described above.

  Selling, General and Administrative Expense. SG&A expense was $45.5 million in 1993 and $52.5 million in 1992. As a percentage of net sales, SG&A expense decreased to 29.0% in 1993 from 32.7% in 1992. SG&A expense in 1992 includes approximately $2.6 million of restructuring costs, primarily for employee severance at European facilities, and $1.5 million of incentive compensation related to the acquisition of the remaining minority interest in Technicomp, Brown & Sharpe's education quality training products subsidiary.

  Operating Profit (Loss). Operating profit was $0.7 million in 1993 compared to an operating loss of $8.1 million in the prior year. Excluding an operating loss of $0.9 million attributable to the divested machine tool operations, operating profit in 1993 totaled $1.7 million. In the United States, operating profit increased substantially in 1993 to $5.2 million from $1.3 million in 1992 for the reasons discussed earlier. Although the European recession continued, Brown & Sharpe's European operations generated improved results, posting an operating loss of $4.4 million in 1993 compared to an operating loss of $9.4 million in 1992.

  Interest Expense. Interest expense declined to $5.1 million in 1993 from $5.3 million in 1992 principally due to a reduction in interest rates on Brown & Sharpe's borrowings.

  Other Income, Net. Other income, net increased to $2.8 million in 1993 from $2.1 million in 1992. Other income in 1993 included a $2.0 million net gain on the sale of the machine tool parts and rebuild operations, and other income in 1992 included a net gain of $0.6 million on the sale of an office building and an aggregate of $0.6 million on the sale of the pump operation and Brown & Sharpe's interest in GageTalker.

  Income Tax Provision (Benefit). The provisions for income taxes for 1993 and 1992 include foreign, federal and state income taxes. Income tax expense totaled $0.8 million in 1993 based on a consolidated pretax loss of $1.6 million. The income tax expense in 1993 resulted largely from profits in the United States. Brown & Sharpe has substantial loss carryforwards in European countries and tax credit carryforwards in the United States. In 1992, Brown & Sharpe recorded a tax benefit of $3.3 million in 1992 on a pretax loss of $11.2 million, an effective rate of 28.9%.

 Year Ended December 26, 1992 Compared to Year Ended December 28, 1991

  Orders. Orders increased 4.2% to $168.8 million in 1992 from $162.0 in 1991. Orders in 1992 included an increase of $4.1 million resulting from the inclusion of Mercer which was acquired on November 1, 1991, and a decrease of $5.9 million in orders from Brown & Sharpe's pump operation and interest in GageTalker which were sold during the first quarter of 1992. Excluding the effect of these items, orders in 1992 increased $8.6 million from 1991. The increase in orders was due primarily to increased orders for Brown & Sharpe and Leitz CMM products in the United States and Europe. This improvement resulted from new product introductions, improved European distribution, certain product promotions and selective competitive discounting. Backlog increased to $29.4 million at the end of 1992 from $23.2 million at the end of 1991, principally resulting from increased orders for the CMM products described above.

  Net Sales. Net sales in 1992 decreased to $160.7 million from $175.8 million in 1991. Net sales in 1992 reflected the disposition of the pump operation and Brown & Sharpe's interest in GageTalker in the first quarter of 1992. These operations, and the machine tool parts and rebuild operation which was sold in 1993, accounted for net sales of $9.4 million in 1992 and $16.6 million in 1991. Excluding these businesses, 1992 net sales totaled $151.2 million compared to $159.2 million in 1991. This decrease resulted from declining orders from distributors of PMI products related to the global recession, particularly in Europe. Net sales in the United States fell to $69.8 million in 1992 from $76.8 million in 1991 due in large part to the sale of the pump operations and the interest in GageTalker. In Europe, net sales declined to $70.7 million in 1992 from $82.7 million in 1991, resulting primarily from the European recession. Net sales in the rest of the world increased to $20.2 million in 1992 from $16.4 million in 1991. This increase primarily resulted from an increase in net sales in Asia due largely to sales efforts of Leitz.

  Gross Profit. Gross profit margin decreased to 27.6% in 1992 from 32.1% in 1991. Gross profit in 1992 was affected by (i) the recognition of $9.8 million of LIFO liquidation benefits due to reductions in inventory levels, (ii) the extension of the estimated lives of machinery and equipment at a Swiss subsidiary based on low utilization, which resulted in a reduction in depreciation expense of approximately $0.9 million annually, (iii) inventory write-offs of $2.0 million that resulted from a combination of reduced sales, new product introductions that replaced certain existing products and restructuring decisions that resulted in removal of some products from Brown & Sharpe's product lines and (iv) $2.5 million of restructuring costs primarily related to employee severance at European facilities. Gross profit in 1991 was affected by restructuring costs of $1.8 million primarily attributable to employee severance at European facilities. Adjusted for these items, gross profit margin was 24.9% in 1992 compared to 33.1% in 1991. This significant decline was a result of increased pricing pressure in the metrology market in both the United States and Europe as well as the effect of the reduced sales volume in relation to fixed costs.

  Selling, General and Administrative Expense. SG&A expense was $52.5 million in 1992, compared to $56.7 million in 1991. As a percentage of net sales, SG&A expense increased to 32.7% in 1992 from 32.2% in 1991. In 1992, this amount included $2.6 million in restructuring charges primarily for employee severance at European facilities as well as $1.5 million of incentive compensation paid in connection with the acquisition of the remaining minority interest in Technicomp. Excluding these items, SG&A expense declined to $48.4 million in 1992 from $56.7 million in 1991 (30.1% of net sales in 1992 compared to 32.2% in 1991). The reduction in the amount of SG&A expense in 1992 reflected the effect of personnel reductions.

  Operating Profit (Loss). Operating losses totaled $8.1 million in 1992 compared to an operating loss of $0.3 million in the prior year. In the United States, operating profit declined to $1.3 million in 1992 from a profit of $4.8 million in 1991 on reduced sales as discussed earlier. In Europe, losses deepened as a result of continued competitive pressure and recessionary conditions, with a resultant operating loss of $9.4 million in 1992 compared to $5.1 million in 1991.

  Interest Expense. Interest expense increased to $5.3 million in 1992 from $4.2 million in 1991. The increase resulted from increased borrowing in Europe to support operations of Mercer acquired at the end of 1991, financing of a new building for the Leitz operation in Germany and European operating losses.

  Other Income, Net. Other income, net which includes interest income, increased to $2.1 million in 1992 from $0.8 million in 1991, principally as a result of an aggregate of $1.2 million in gains recognized on the sale of an office building, the pump operation and Brown & Sharpe's interest in GageTalker.

  Income Tax Provision. Brown & Sharpe recognized an income tax benefit of $3.3 million in 1992 based on consolidated pretax losses of $11.2 million, reflecting an effective rate of 28.9%. This compares to a benefit of $0.8 million in 1991 on a pretax loss of $3.7 million, reflecting an effective rate of 21.6%. The increased tax benefit in 1992 reflects $4.6 million of deferred tax reductions resulting from losses, compared to 1991 deferred tax reductions of $1.0 million.

LIQUIDITY AND CAPITAL RESOURCES

  In recent years, Brown & Sharpe has met its liquidity needs, including capital expenditures and the funding of operating losses, through cash generated from operations, sale proceeds of discontinued businesses, secured and unsecured lines of credit and the Foothill Facility, a secured $15 million two-year revolving credit facility entered into in June 1993. Amounts outstanding under the lines of credit are payable on demand, and certain of the lines extended to Brown & Sharpe's foreign subsidiaries are secured by restricted cash balances and other assets. The Foothill Facility provides for borrowings based on a percentage of eligible domestic accounts receivable and finished inventory, is secured by substantially all domestic assets (including the stock of domestic subsidiaries and 65% of the stock of certain foreign subsidiaries), and requires maintenance of a minimum current ratio, a maximum ratio of debt to adjusted net worth, minimum adjusted net worth and minimum working capital. At April 2, 1994, Brown & Sharpe had borrowings of $22.9 million under the lines of credit and $7.6 million under the Foothill Facility, compared to total availability at that date of $27.2 million under the lines of credit and $12.5 million under the Foothill Facility. As of May 27, 1994, Brown & Sharpe had borrowings of $23.0 million under the lines of credit and $10.3 million under the Foothill Facility, compared to total availability at that date of $28.8 million under the lines of credit and $12.9 million under the Foothill Facility. At May 27, 1994, Brown & Sharpe was required to maintain an aggregate of $6.1 million in restricted cash balances to support certain of the foreign lines of credit.

  Brown & Sharpe expects shortly to enter into a commitment letter for an $8.5 million, five-year mortgage financing (the "North Kingstown Mortgage") secured by the Company's North Kingstown, Rhode Island facility, principally in order to provide a liquidity cushion in the event the Offering is not consummated. The Company expects that the North Kingstown Mortgage would bear interest at approximately 8 3/4% with annual amortization based on a ten-year schedule and the remaining balance due at maturity.

  To provide cash needed to fund operations, including capital expenditures, Brown & Sharpe expects, on or prior to the Closing Date, to enter into the Revolving Credit Facility, which will provide borrowings of up to $25 million subject to borrowing base limitations. Brown & Sharpe expects that the Revolving Credit Facility will be secured by a first priority lien, subject to certain permitted encumbrances, on domestic accounts receivable and inventory, will have a term of three years and will bear interest at a floating rate. See "Description of Revolving Credit Facility."

  Following the completion of the Offering, management believes that the availability of borrowings from the Revolving Credit Facility, together with cash flow from current levels of operations and anticipated cost savings from the integration of DEA, Roch and Mauser, will be sufficient to meet operational cash requirements (including one-time costs in integrating Roch, Mauser and DEA), working capital requirements and planned capital expenditures through 1995. However, failure to achieve anticipated cost savings, or unexpected delays in or costs related to the integration, could have a material adverse affect on Brown & Sharpe's liquidity. See "--Effects of Roch Acquisition and DEA Acquisition."

  Cash Flow. The operations of Brown & Sharpe used cash of $6.0 million in 1993 in large part because of an increase in accounts receivable of $8.2 million due to a high sales volume in the fourth quarter of the year. In 1992, operations generated cash of $6.1 million despite a net loss of $8.0 million in part because of a decrease in accounts receivable of $6.9 million during the year. In the first quarter of 1994, operations generated cash of $3.5 million; the net loss of $2.9 million was offset by accounts receivable collections from typically higher sales near the end of the preceding fourth quarter.

  Investment transactions used $2.2 million in 1993 despite proceeds from the sale of operations of $8.7 million because cash of $6.1 million was pledged in connection with foreign lines of credit. In 1992, investing activities used cash of $12.7 million as a result of unusually high capital expenditures, of which $7.0 million were used for the construction of a new facility in Germany. In the first quarter of 1994, investment transactions used cash of $1.0 million, reflecting a normal level of capital expenditures.

  Cash provided from financing transactions was $4.8 million in 1993 and $2.5 million in 1992, reflecting the net increase in borrowings. Cash used in financing transactions was $0.1 million in the first quarter of 1994.

  Working Capital. Working capital was $44.2 million at the end of the first quarter of 1994 compared to $46.0 million at the end of 1993 and $48.0 million at the end of 1992. Accounts receivable decreased $5.8 million in the first quarter of 1994 after an increase of $8.2 million during 1993 and a decrease of $6.9 million during 1992. These changes resulted largely from the timing of sales during the respective fourth quarters with higher sales in December of 1993. Inventories decreased to $54.0 million at the end of 1993 from $62.0 million at the end of 1992. This decrease was primarily due to the sale of operations during the respective years as well as fluctuations in foreign currency exchange rates. Inventories increased to $57.6 million at April 2, 1994, an increase of $3.6 million from $54.0 million at the end of 1993. However, this increase did not require the use of cash because it resulted from Brown & Sharpe's purchase of Roch and Mauser in the first quarter of 1994.

  Capital Expenditures. Brown & Sharpe's capital expenditures to support the ongoing business were approximately $4.1 million, $5.5 million, and $8.0 million in 1993, 1992 and 1991, respectively. In addition, capital spending to construct a new building at its German facility, substantially completed in 1992, amounted to approximately $0.3 million, $7.0 million and $1.9 million, in 1993, 1992 and 1991, respectively.

  With the consummation of the DEA Acquisition, total capital expenditures for the combined Company are expected to increase. DEA capital expenditures totaled L0.2 billion ($0.1 million) in the first quarter of 1994, L3.2 billion in 1993 ($2.0 million), L5.1 billion in 1992, and L3.1 billion in 1991. Management expects to continue to incur incremental capital expenditures to develop new products, improve product and service quality, and expand its distribution network. Management estimates that annual capital expenditures of approximately $8 million are required to maintain the operations of the combined Company. Planned capital expenditures in 1994 and 1995 will include an aggregate of approximately $2.1 million for the construction of a new facility in Telford, England to replace an existing facility upon the expiration of its lease.

  Acquisitions and Divestitures. Proceeds from the sale of the machine tool parts and rebuild operations during 1993 provided $8.7 million of cash. During 1992, $3.6 million was generated from the sale of Brown & Sharpe's pump operations and statistical process control subsidiary. Payments in connection with the acquisition of the remaining minority interest in Technicomp amounted to approximately $3.9 million in 1992. See "Effects of Roch Acquisition and DEA Acquisition."

  After the completion of the DEA Acquisition, management does not foresee any significant acquisitions or divestitures. Management will continue to evaluate smaller acquisitions that have the potential to expand the Company's geographic market presence or product lines.

EFFECTS OF ROCH ACQUISITION AND DEA ACQUISITION

  The Company's plans for integrating DEA, Roch and Mauser anticipate cost savings (before one-time implementation cash costs) of nearly $8 million to be realized within the first twelve months of combined operations. The Company expects to achieve these savings primarily by eliminating duplicative administrative and sales personnel and facilities, duplicative marketing expenses such as advertising and trade shows and certain duplicative design engineering activities, including personnel. The Company expects to realize total annual savings of nearly $14 million after 24 months of combined operations through these actions, further reductions in selling and administrative expenses, rationalization of European manufacturing facilities and reductions in associated manufacturing overhead costs. The Company estimates that implementation of these cost savings measures will require one-time cash costs of approximately $12.3 million for severance, lease terminations, and other actions. Of these $12.3 million in expected cash costs, $1.8 million will be reflected as restructuring expense in 1994, $10.3 million will be charged against reserves established in the allocations of purchase price associated with the Roch Acquisition and the DEA Acquisition, and $0.2 million will be incurred with respect to capital spending associated with facilities construction. Due to the inherent risks in integrating separate operations, in particular operations located in different countries and that in the aggregate are large in relation to Brown & Sharpe, there can be no assurance that the Company will realize anticipated cost savings or realize the savings in the contemplated timetable, or that as a result of its decentralized management structure or other factors the Company will not experience unanticipated one-time or ongoing costs or difficulties in implementing the integration of DEA, Roch and Mauser into Brown & Sharpe. In addition, there can be no assurance that following these acquisitions the Company's net sales will not be adversely affected by planned cost cutting measures, possible discontinuance of certain similar products, customers' desires to maintain alternative sources of supply or for other reasons.

  The following table shows the estimated cost savings (before one-time implementation cash costs) that the Company expects to realize through planned cost cutting measures in the integration of DEA, Roch and Mauser, as compared to the aggregate current cost structures of Brown & Sharpe and these companies as stand-alone entities.

                                                             EXPECTED ANNUAL
                                                              COST SAVINGS
                                                            -----------------
                                                            FIRST 12 AFTER 24
                                                             MONTHS   MONTHS
                                                            -------- --------
                                                              (IN MILLIONS)
     Roch and Mauser
       Closing of Tesa office, Paris, France...............   $0.8     $0.8
       Closing of Mauser office, Nurnberg, Germany.........    0.7      0.7
       Staff reduction, Luneville, France..................    0.4      0.4
       Reduction of design engineering expense.............    0.3      0.3
       Negotiated purchase discounts.......................    0.1      0.1
                                                              ----     ----
                                                              $2.3     $2.3
                                                              ----     ----

                                                            EXPECTED ANNUAL
                                                             COST SAVINGS
                                                           -----------------
                                                           FIRST 12 AFTER 24
                                                            MONTHS   MONTHS
                                                           -------- --------
                                                             (IN MILLIONS)
     DEA
       North American sales and distribution..............   $2.0    $  4.5
       European sales and distribution....................    2.8       3.2
       Excess production facility space...................    --        1.2
       Reduction of manufacturing overhead in European
        operations........................................    --        1.6
       Design engineering.................................    0.6       1.0
                                                             ----    ------
                                                             $5.4    $ 11.5
                                                             ----    ------
         Total savings (before one-time costs)............   $7.7    $ 13.8
                                                             ====    ======

 Savings From Roch Acquisition

  Since consummation of the Roch Acquisition at the end of the first quarter of 1994, Brown & Sharpe has closed the Tesa PMI office in France and a Mauser office in Germany, reduced staffing at a remaining office in France, terminated a Brown & Sharpe design engineering project relating to technology acquired in the Roch Acquisition, reduced design engineering staffing, and used the larger volume of the combined operations to negotiate reduced prices from certain suppliers on certain purchasing arrangements. Brown & Sharpe anticipates that these actions will result in approximately $2.3 million in annual cost savings within the first twelve months following the Roch Acquisition (before one-time implementation cash costs). Brown & Sharpe believes that these center closings and personnel reductions will result in one-time severance, relocation and other cash costs of approximately $0.9 million, substantially all of which will be expended by the end of 1994.

 Savings From DEA Acquisition

  Brown & Sharpe has prepared a plan to eliminate duplicative operations and take other actions to achieve cost savings in integrating the operations of DEA with those of its existing CMM operations. This plan was developed in part based on information provided by DEA personnel and, in certain areas, on discussions with DEA personnel concerning appropriate staffing, facility and activity levels of the combined operations. In certain instances where specific DEA information has not been made available to Brown & Sharpe, such as compensation levels of DEA personnel, Brown & Sharpe has made assumptions based on its experience. In general, Brown & Sharpe has assumed that personnel reductions will be effective within six months of the DEA Acquisition, and that personnel will be entitled to severance or redundancy of six months' salary. To date, the integration plan has been limited to functions where Brown & Sharpe management believes that sufficient information concerning DEA's operations is available to Brown & Sharpe to allow it to forecast cost savings with reasonable confidence. These functions include North American sales and distribution, European sales and distribution, certain excess production facility space, reduction of certain manufacturing overhead in Italian operations, and design engineering activities.

    Consolidation of North American Sales and Distribution. Following the DEA Acquisition, Brown & Sharpe plans to consolidate North American sales and distribution activities by reducing the number of sales and related support employees by approximately 13%, closing five demonstration centers (net of one replacement center) in cities where both Brown & Sharpe and DEA now have centers, and opening three new demonstration centers where the combined volume of the two operations will make direct sales more cost effective than using sales agents or distributors. Brown & Sharpe believes that these measures can all be implemented within twelve months of the DEA Acquisition, and will result in savings within the twelve months of approximately $2.0 million (before one-time implementation cash costs) and total annual cost savings after 24 months of approximately $4.5 million. Brown & Sharpe believes that these personnel reductions and center closings and openings would result in one-time severance, relocation and other cash costs of approximately $1.5 million, substantially all of which will be expended within the first twelve months.

    Consolidation of European Sales and Distribution. Brown & Sharpe also plans to consolidate European sales and distribution activities by reducing sales and related support employees by approximately 25% in Germany, Italy, France and England, and by closing six demonstration centers (net of one replacement center). Brown & Sharpe believes that these measures can all be implemented within twelve months of the acquisition, and will result in savings within the twelve months of approximately $2.8 million (before one-time implementation cash costs) and total annual cost savings by the third year of approximately $3.2 million. Brown & Sharpe believes that these personnel reductions and center closings would result in one-time severance, relocation and other cash costs of approximately $2.4 million, substantially all of which would be expended in the first twelve months.

    Elimination of Excess Facility Space. Brown & Sharpe believes that consolidation of DEA's manufacturing operations currently located in three buildings outside Turin, Italy, into one of the three buildings would both reduce facility rental expense and streamline the manufacturing process, resulting in production savings. Brown & Sharpe believes that this manufacturing consolidation will require up to twenty-four months to implement, and will result in total annual cost savings of approximately $1.2 million (before one-time implementation cash costs). Brown & Sharpe believes that these consolidation efforts will result in one-time relocation and other cash costs of approximately $4.9 million, substantially all of which will be expended in the second through fourth years following the DEA Acquisition.

    Reduction of Manufacturing Overhead in European Operations. Brown & Sharpe believes that the integration of DEA into the MS Group will permit the reduction of supervisory and other staffing at the Company's manufacturing facilities in Europe. Brown & Sharpe believes that it will be able to identify and provide the required twelve-month statutory notice to the affected employees within twelve months following the DEA Acquisition, and that these reductions will result in total annual cost savings after 24 months of approximately $1.6 million (before one-time implementation cash costs). Brown & Sharpe believes that these staffing reductions will result in one-time severance and other cash costs of approximately $1.6 million, substantially all of which will be expended in the second year following the DEA Acquisition.

    Consolidation of Design Engineering. Brown & Sharpe believes that overlap in design engineering activities of the two operations will permit reduction of at least 9% in the total number of employees dedicated to these activities without reducing the effective level of the design engineering activity. A portion of this reduction has already been made in Brown & Sharpe's design engineering operations in anticipation of the acquisition, and Brown & Sharpe expects that the balance would be made within twelve months after the acquisition. Brown & Sharpe believes that these personnel reductions would result in approximately $0.6 million in savings in the first twelve months (before one-time implementation cash costs), and total annual cost savings of approximately $1.0 million by the third year. Brown & Sharpe believes that these reductions would result in approximately $1.0 million in one-time severance and relocation costs, substantially all of which would be incurred in the first twelve months.

  In addition to the specific cost savings plans described above, Brown & Sharpe also believes that additional cost savings may be realized through consolidation of certain manufacturing operations and discontinuance of certain similar products. As of the date hereof, Brown & Sharpe does not have sufficient specific cost and other information concerning DEA's operations to allow Brown & Sharpe to quantify with confidence the potential additional savings or to determine that additional savings are in fact attainable. In addition, Brown & Sharpe is unable to predict whether and to what extent the elimination of similar products, expected to produce further manufacturing savings, will in fact result in incremental decreases in revenue.

 Accounting for Roch Acquisition and DEA Acquisition

  Brown & Sharpe accounted for the Roch Acquisition as a purchase transaction and will apply the same accounting method to the DEA Acquisition. In a purchase transaction the purchase price, including assumed liabilities and the costs of the acquisition, is allocated among the acquired assets based on estimated fair values for purposes of recording such assets on the purchaser's balance sheet. Brown & Sharpe expects that the purchase price for the DEA Acquisition, including an estimated $9.7 million in reserves for anticipated costs associated with consolidation and related cost savings measures, will be less than Brown & Sharpe's estimate of the fair value of the assets acquired by approximately $6.3 million. This excess of fair value over cost of assets acquired will be recorded as a long-term liability that will be amortized over the expected ten-year period during which Brown & Sharpe believes it will benefit from this excess. In addition to the $9.7 million in reserves established with respect to DEA personnel, assets and liabilities, the Company plans to record a one-time charge of an estimated $1.6 million in connection with the DEA Acquisition to establish additional reserves relating to anticipated consolidation and related cost savings measures to be taken with respect to Brown & Sharpe's existing personnel, assets and liabilities. The Company believes that these reserves, when combined with reserves established in connection with the Roch Acquisition, will be adequate for all currently anticipated costs associated with the consolidation of DEA, Roch and Mauser.

                      DEA SELECTED COMBINED FINANCIAL DATA

  The following selected combined financial information of DEA for each of the last three fiscal years is derived from the audited Combined Financial Statements of DEA, including the notes thereto. The data for the quarters ended March 31, 1993 and March 31, 1994, are unaudited but, in the opinion of management, reflect all adjustments (consisting only of normal recurring items) necessary for a fair presentation of the results for such interim periods. The results of the quarter ended March 31, 1994 are not necessarily indicative of the results that may be expected for the full year. The following selected financial information should be read in conjunction with the Combined Financial Statements of DEA, related notes and other financial information included elsewhere in this Prospectus.

                                      YEAR ENDED                        QUARTER ENDED
                          --------------------------------------  ----------------------------
                          DEC. 31,  DEC. 31,  DEC. 31,  DEC. 31,  MAR. 31,  MAR. 31,  MAR. 31,
                            1991      1992      1993      1993      1993      1994      1994
                          --------  --------  --------  --------  --------  --------  --------
                                     (LIRE IN MILLIONS; DOLLARS IN THOUSANDS)
OPERATING DATA:
Net sales...............  L117,662  L124,749  L178,297  $110,675  L29,137   L34,282   $21,280
Cost of goods sold......    93,561    83,922   114,363    70,989   20,830    22,197    13,778
Selling, general and
 administrative expense.    35,388    39,873    48,764    30,269   11,302    12,236     7,595
Restructuring costs.....       --      2,949       823       511      --        --        --
Depreciation and
 amortization...........     5,641     5,718     5,690     3,532    1,384     1,196       742
                          --------  --------  --------  --------  -------   -------   -------
Operating profit (loss).   (16,928)   (7,713)    8,657     5,374   (4,379)   (1,347)     (836)
Interest expense, net...   (12,086)  (11,731)   (9,918)   (6,157)  (2,981)   (2,895)   (1,798)
Other income (expense),
 net....................    10,688    (4,789)   (2,599)   (1,613)     227       935       580
                          --------  --------  --------  --------  -------   -------   -------
Net income (loss).......  L 18,326  L(24,233) L (3,860) $ (2,396) L(7,133)  L(3,307)  $(2,053)
                          ========  ========  ========  ========  =======   =======   =======
OTHER DATA:
EBITDA(1)...............  L(11,287) L  1,120  L 15,170  $  9,417  L(2,995)  L  (151)  $   (93)
Capital expenditures....     3,107     3,080     3,165     1,965      780       193       120
BALANCE SHEET DATA (END
 OF PERIOD):
Working capital.........      (135)    4,561     1,930     1,198   (1,598)       95        58
Property, plant and
 equipment, net.........    12,979     9,558     9,341     5,798    9,700     8,593     5,334
Total assets............   142,239   184,455   186,658   115,864  183,879   170,519   105,846
Total debt including
 indebtedness to
 affiliates.............   106,466   120,047   130,755    81,163  132,416   128,649    79,857

- --------
(1) "EBITDA" consists of earnings before interest expense, other income (expense), restructuring charges, provision for income taxes, depreciation and amortization. EBITDA is included herein to provide additional information, and should not be construed as a substitute for cash flow from operating activities, which is determined in accordance with generally accepted accounting principles. DEA incurred restructuring charges of L2,949 and L823 ($511) for the years ended December 31, 1992 and December 31, 1993, respectively.

   MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
                               OPERATIONS OF DEA

  The Combined Financial Statements of DEA have been prepared in accordance with accounting principles generally accepted in the United States and include the financial position and results of operations of the companies and divisions described in Note 1 of the Combined Financial Statements of DEA. This discussion supplements the detailed information in the Combined Financial Statements of DEA and notes thereto included elsewhere in this Prospectus and should be read in conjunction therewith.

RESULTS OF OPERATIONS

  The following table sets forth the percentage of net sales of DEA represented by the components of income and expense for the years ended December 31, 1992 and 1993 and the three months ended March 31, 1993 and 1994:

                                               YEAR ENDED         QUARTER ENDED
                                            ------------------  ------------------
                                            DEC. 31,  DEC. 31,  MAR. 31,  MAR. 31,
                                              1992      1993      1993      1994
                                            --------  --------  --------  --------
   Net sales...............................  100.0%    100.0%    100.0%    100.0%
   Cost of products sold...................  (77.2)    (64.1)    (71.5)    (64.7)
                                             -----     -----     -----     -----
       Gross profit........................   22.8      35.9      28.5      35.3
   Selling, general and administration.....  (21.9)    (27.3)    (38.8)    (35.7)
   Restructuring costs.....................   (2.4)     (0.5)      --        --
   Depreciation and amortization...........   (4.6)     (3.2)     (4.7)     (3.5)
                                             -----     -----     -----     -----
       Operating income (loss).............   (6.0)      4.9     (15.0)     (3.9)
   Interest expense, net...................   (9.4)     (5.6)    (10.2)     (8.4)
   Other income (expense), net.............   (4.0)     (1.5)      0.8       2.7
                                             -----     -----     -----     -----
       Net income (loss)...................  (19.4)%    (2.2)%   (24.5)%    (9.6)%
                                             =====     =====     =====     =====

 Quarter Ended March 31, 1994 compared to Quarter Ended March 31, 1993

  Net Sales. Net sales in the first quarter of 1994 rose to L34.3 billion from L29.1 billion in the first quarter of 1993, an increase of 17.7%. This increase was due to improvements in the performance in the U.S. and European markets, which offset a decline in net sales in Italy. Net sales in Italy for the first quarter of 1994 were L5.6 billion, a decrease of 47.4% as compared to net sales of L10.6 billion in the first quarter of 1993. The decrease was primarily due to an unusually large sale in the 1993 period. Net sales in the United States in the first quarter of 1994 increased 30.2% to L9.3 billion from L7.2 billion in the prior year due in part to generally improved economic conditions in the United States and in the automotive industry in particular. In addition, a general reorganization of the U.S. operations contributed to the increase in net sales. In Europe (excluding Italy), net sales for the first quarter of 1994 totaled L10.5 billion, an increase of 19.4% compared to net sales of L8.8 billion in the first quarter of 1993. This increase was principally due to modest improvement in the major European economies. Net sales in the rest of the world were L8.9 billion in the first quarter of 1994, an increase of 242.5% as compared to net sales of L2.6 billion in the prior year's quarter. This growth reflects increased sales in South America resulting from the reorganization of sales operations and increased marketing as well as increased net sales in China.

  Gross Profit. Gross profit margin increased to 35.3% in the first quarter of 1994 from 28.5% in the first quarter of the previous year. This improvement resulted primarily from a cost reduction program as well as the introduction of a new line of CMM products with higher average profit margins than DEA's previous product mix.

  Selling, General and Administrative Expense. SG&A expense in the first quarter of 1994 totaled L12.2 billion, an increase of L0.9 billion, or 8.3%, from the total in the first quarter of 1993. As a percentage of net sales, these expenses decreased to 35.7% from 38.8% in the first quarter of 1993. The decrease reflects the results of DEA's cost control program.

  Operating Profit (Loss). DEA recorded an operating loss of L3.3 billion during the first quarter of 1994 compared to a loss of L7.1 billion in the first quarter of 1993. The improvement was primarily due to increased net sales, increased sales of products with higher average profit margins and the cost reduction program discussed above.

  Interest Expense. Net interest expense for the first quarter of 1994 and the first quarter of 1993 totaled L2.9 billion and L3.0 billion, respectively. The reduction of L0.1 billion reflects lower average interest rates and a reduction in long-term borrowing. At March 31, 1994, DEA's borrowings, including interest-bearing payables to affiliates, totaled L128.6 billion ($79.9 million). In the DEA Acquisition, Finmeccanica will assume, discharge or waive all but approximately L22.2 billion ($13.8 million) of these borrowings. See "DEA Acquisition" and "Pro Forma Combined Financial Statements."

  Other Income, Net. Other income, net of L0.9 billion in the first quarter of 1994 and L0.2 billion in the first quarter of 1993 is comprised primarily of foreign exchange gains.

  Net Income (Loss). As a result of the factors discussed above, DEA recorded a net loss of L3.3 billion in first quarter of 1994 compared to a net loss of L7.1 billion in the first quarter of 1993.

 Year Ended December 31, 1993 Compared to Year Ended December 31, 1992

  Net Sales. Net sales in the year ended December 31, 1993 totaled L178.3 billion, an increase of 42.9% as compared to net sales of L124.7 billion in the year ended December 31, 1992. Net sales in Italy were L40.8 billion in 1993, a 45.4% increase as compared to L28.1 billion in 1992. The increase was principally due to a general restructuring of the sales network, an unusually large contract from a major Italian industrial group, and the launch of a new line of CMM products. Net sales in 1993 in the United States increased 75.2% to L54.3 billion from L31.0 billion in 1992. This increase resulted from a devaluation of the Lire in the fourth quarter of 1992, as well as from general reorganization of DEA's U.S. operations and improved economic conditions in the United States. In Europe, other than Italy, net sales in 1993 totaled L55.1 billion, an increase of 22.4% as compared to net sales of L44.0 billion in 1992, reflecting an increase in market share resulting in part from the devaluation of the Lire. Net sales in the rest of the world were L28.0 billion in 1993, an increase of 29.0% as compared to net sales of L21.7 billion in 1992, in part as a result of increased net sales in China.

  Gross Profit. Gross profit margin increased to 35.9% in 1993 from 32.7% in 1992. This improvement was principally due to devaluation of the Lire in the fourth quarter of 1992, as well as cost reductions achieved as a result of a reorganization of DEA's sales and distribution organization, as well as increased efficiency in research and development and manufacturing operations.

  Selling, General and Administrative Expense. SG&A expense increased 22.3% to L48.8 billion in 1993 compared to L39.9 billion in 1992. SG&A expense in 1993 was offset by the recognition of L2.4 billion of government grants receivable in connection with research and development activities. Excluding this item, SG&A expense totaled L51.2 billion in 1993 (28.7% of net sales) compared to L39.9 billion (32.0% of net sales) in 1992. This percentage decrease reflects the cost reductions achieved following the reorganization in 1992 and management's cost control program.

  Operating Profit (Loss). DEA recorded an operating profit of L8.7 billion in 1993, as compared to a loss of L7.7 billion in 1992. Included in these figures are restructuring costs of L0.8 billion in 1993 and L2.9 billion in 1992. The restructuring costs in 1993 related to the dismissal of employees in France. The restructuring costs in 1992 related to staff reductions in France and the early retirement of certain employees. The operating profit was primarily the result of devaluation of the Lire in the fourth quarter of 1992, as well as cost savings arising from the restructuring of DEA's operations in 1992, increased sales volume and improvements in manufacturing efficiency.

  Interest Expense. Net interest expense for 1993 and 1992 totaled L9.9 billion and L11.7 billion, respectively. This reduction was principally attributable to the general decrease in interest rates throughout the countries in which DEA holds borrowings and a decline in DEA's long-term borrowings.

  Other Income, Net. Other expense, net of L2.6 billion in 1993 and L4.8 billion in 1992 were primarily comprised of foreign exchange losses. The large foreign exchange loss in 1992 principally arose due to the devaluation of the Lire in the final quarter of 1992 against DEA's principal foreign trading currencies, the U.S. dollar, German mark and the Japanese yen. DEA is not a party to any forward exchange contracts or similar investments as a hedge against transactions denominated in foreign currency.

  Net Income (Loss). As a result of the factors discussed above, DEA recorded a net loss of L3.9 billion in 1993 compared to a net loss of L24.2 billion in 1992.

LIQUIDITY AND CAPITAL RESOURCES

  DEA has historically financed its operations with short-term borrowings provided from affiliated companies and banks. In addition, long-term financing for capital expenditures and research and development has been provided by a mix of long-term loans (from both lending institutions and government agencies) and government grants. Under the terms of the DEA Acquisition Agreement, Finmeccanica has agreed to assume, discharge or waive all but approximately L22.2 billion ($13.8 million) of DEA's existing borrowings. See "DEA Acquisition."

  Cash Flow. The operating activities of DEA used cash of L9.3 billion in 1993, primarily as a result of an increase in accounts receivable as a result of higher sales, as well as a decrease in accounts payable from an unusually high amount at the end of 1992. In 1992, total cash used by operating activities was L44.7 billion, primarily due to the conversion of Digital Electronic Automation Company (USA) from a division of Elsag Bailey Inc. to a subsidiary of DEA. On the date of the conversion, Elsag Bailey Inc. eliminated the net asset deficiency of the division by waiving a portion of a working capital advance granted to it. In the first quarter of 1994, operating activities provided cash of L4.0 billion, primarily as a result of a decrease in accounts receivable due to the normal pattern of higher sales volume at the end of the year.

  In 1993, investing activities used cash of L3.6 billion, consisting primarily of capital expenditures. Investment transactions used cash of L3.3 billion in 1992, as the proceeds of sales of fixed assets, primarily the sale of property in Spain, were offset in part by the purchase of assets from Renault Automation and capital expenditures. In the first quarter of 1994, investing activities provided cash of L0.5 billion, as a decrease in deferred charges more than offset small amounts of capital expenditures.

  Increases in borrowings resulted in net cash from financing activities of L16.1 billion in 1993. Borrowings and current maturities of debt increased to L47.1 billion at the end of 1993 from L21.2 billion at year end 1992. This increase of L25.8 billion, principally arising in short term borrowings, resulted from the acquisition of DEA USA from Elsag Bailey Inc. In 1992, cash flow from financing activities showed a net inflow of L46.4 billion as a result of the waiving of borrowings from Elsag Bailey Inc. in connection with the acquisition of DEA USA. In the first quarter of 1994, financing activities used cash of L2.9 billion because of a decrease in borrowings.

  Working Capital. Working capital decreased to L1.9 billion at the end of 1993 from L4.6 billion at the end of 1992. Accounts receivable increased to L83.7 billion at the end of 1993 from L74.8 billion at the end of 1992 as a result of the increase in net sales offset by a reduction in the average collection period. Inventories decreased slightly in 1993, to L67.1 billion at the end of 1993 from L68.7 billion at the end of 1992, as a result of normal fluctuations in the purchasing, manufacturing and selling cycle. Accounts payable decreased to L25.9 billion at the end of 1993 from L33.7 billion at the end of 1992, reflecting the different purchasing trends and patterns in the final four months of 1993 compared to 1992.

  Capital Expenditures. Capital expenditures totaled L3.2 billion in 1993 compared to L3.1 billion in 1992, a level sufficient to maintain the operations of the businesses. In the first quarter of 1994, capital expenditures totaled L0.2 billion.

                                    BUSINESS

  The following discussion of the Company's business assumes the consummation of the DEA Acquisition, except where the context otherwise requires.

GENERAL

  The Company is a leader in the design, manufacture and marketing of dimensional metrology products worldwide under several internationally recognized brand names. The Company's products measure the physical dimensions of objects and are used by a wide variety of industrial companies to monitor product conformance to specifications. Manufacturers use the Company's products to improve product quality and are increasingly integrating quality control functions, and therefore the Company's products, directly into the manufacturing process. The Company markets its dimensional metrology products and services in North America, Europe, Asia, South America and the Middle East. Primary end markets for the Company's products are the automotive, aerospace, and industrial machinery industries. The Company has sold over 15,000 CMMs worldwide and, as a result of this large installed base, derived over 15% of its pro forma 1993 net sales from aftermarket sales and service.

  The Company's operations are conducted through three units: Measuring Systems, Precision Measuring Instruments and Custom Metrology.

  . THE MEASURING SYSTEMS GROUP (the "MS Group"), the Company's largest unit, manufactures and markets a wide range of manual and computer-controlled, high-precision CMMs. CMMs measure manufactured products and their components within exacting dimensional tolerances, thereby enabling manufacturers to minimize scrap and rework costs, reduce warranty expense and improve product quality. The MS Group also sells a wide variety of attachments, accessories and related software and provides aftermarket parts and services. Its products are sold under the Brown & Sharpe (R), Leitz (R) and DEA (R) brand names. The Company believes it is the worldwide market leader for CMM products as measured by net sales.

  . THE PRECISION MEASURING INSTRUMENTS DIVISION (the "PMI Division") manufactures and markets a wide range of mechanical and electronic measuring and inspection tools including micrometers, dial indicators, calipers, gauge blocks and height gauges. PMI Division products are sold under the Brown & Sharpe (R), Tesa (R), Etalon (R), Interapid (R), Standard Gage (R), Mauser (R), Mercer (R) and Roch (R) brand names.

  . THE CUSTOM METROLOGY DIVISION (the "CM Division") designs and engineers specialty products and systems to provide customized solutions for unique measurement or inspection problems, such as applications requiring several simultaneous measurements or inspection of an entire object in a high volume production line. The CM Division also manufactures and markets probes, interfaces, statistical network software and tooling which are purchased by OEMs for use on their inspection stations. CM Division products are sold under the Tesa (R) and Mercer (R) brand names.

DIMENSIONAL METROLOGY INDUSTRY

  Dimensional metrology products measure and inspect manufactured parts and components for conformance to specifications. These products include a wide range of measuring devices such as calipers, micrometers, dial indicators, fixed gauges, height gauges, measuring microscopes, electronic probes, customized semiautomatic and automatic measuring devices, optical and laser measuring devices, robots, coordinate measuring machines and related software. Prices range from $20 for a caliper to over $3 million for a large gantry CMM. A customer generally will choose between different dimensional metrology technologies or products based upon the features, complexity, variety and throughput of the items to be measured, the degree of accuracy required, and cost differences between the available metrology products. For example, fixed gauges are more likely to meet a customer's metrology needs if the items that a customer must measure are all uniform in size and shape, such as automobile connecting rods, and results are needed instantly. If, however, a customer needs to measure a large number of items all having different features from one another, such as the parts of a prototype automobile engine, a more flexible measuring device such as a CMM would more likely meet the customer's metrology needs. As manufactured products and components become more precise and complex, flexibility of CMMs should give them an advantage in certain applications over less flexible dimensional metrology products such as manual, semi-automatic and fixed gauges.

  Although the metrology industry is fragmented for lower-priced products, Brown & Sharpe and DEA are two of only six major worldwide competitors that manufacture high precision CMMs. CMM products can be grouped into three categories: small (which can be used to measure a product such as an automobile carburetor), medium (which can be used to measure an item such as an engine block) and large (which can be used to measure an item such as the body of a truck or bus). CMMs were first introduced in the 1950s, but early models were only capable of two-axis measurement. Over time, CMMs have evolved into complex, computer assisted or computer driven, multi-axis systems, often with attachments such as two-axis articulated probe holders, contact and non-contact sensors of various types, electronic touch trigger probes, continuous scanning analog probes, marking systems, laser probes and rotary tables. Today, CMMs are utilized to measure and inspect finished products, mechanical components and families of parts in many basic industries, including the automotive, aerospace, construction and farm equipment, industrial machinery, defense, appliance, computer and electronics, medical equipment and semiconductor industries. CMM prices range from approximately $12,000 to over $3 million depending upon accuracy, attachments and size.

  The increasing use of more sophisticated software has played an important role in the evolution of the CMM. Improved software, CAD/CAM and network technologies enable CMMs to automatically compensate for the position of the piece to be measured relative to the measuring axes of the machine, eliminating the need for the time-consuming manual positioning necessary with other dimensional metrology products. Although CMM-type software can be added to on-machine gauging, vision systems of various types and a small percentage of fixed gauges, CMMs are easier to use, more flexible and generally provide more analytical information than most products using competing technologies.

  Manufacturers of component parts, as well as manufacturers of finished products, are purchasers of CMMs and other dimensional metrology products. Manufacturers depend upon dimensional metrology products to improve the reliability, fit and finish of their products and to improve efficiency by reducing errors, scrap, throughput time and work-in-progress inventories. Traditionally, customers used either fixed gauges, optical comparators or calipers, or other hand or bench tools to inspect product conformance to specifications on the factory floor, while CMMs were used in factory quality control departments due to the necessity for a controlled environment for optimum CMM operation. Improved hardware and software technologies have allowed customers to move CMMs onto the factory floor to facilitate direct integration of CMM measurement capabilities into the manufacturing process. Because CMMs, fixed gauges and certain other types of dimensional metrology products can be configured to accommodate a wide variety of customer specifications for accuracy, speed, set-up time and physical characteristics of the objects to be measured, the Company believes these products can effectively meet the evolving quality control needs of manufacturers.

  Management believes that the total size of the dimensional metrology market worldwide is approximately $1 billion for product categories in which the Company's products generally compete. Despite growth in the dimensional metrology markets in China, India and the Pacific Rim countries, management believes that in recent years, the total world market for dimensional metrology products has declined significantly in terms of dollar denominated sales. In the three major world markets, the decline has been more significant in Europe and Japan than in the United States. The Company believes that this overall market decline is primarily related to global economic conditions which have resulted in reduced levels of capital expenditures by manufacturers in many market segments. In addition, during this period, revenues from sales of CMMs and other dimensional metrology products were impacted by vigorous price and performance competition due to overcapacity in the dimensional metrology industry and reduced demand by the capital goods sector for dimensional metrology products. However, because of the steady economic recovery in the United States and the expectation that the European economies will begin to emerge from recession, the Company believes that the world market for metrology products should improve during the next few years.

METROLOGY BUSINESS STRATEGY

  Brown & Sharpe is implementing a strategy designed to improve its competitiveness and position itself for improvement in its markets, including the currently depressed European market. Key elements of this strategy are (i) expanding its market presence in the metrology industry, including through acquisition and consolidation opportunities, (ii) reducing product costs through more cost-effective product design, selective outsourcing and consolidation of manufacturing processes, (iii) providing "best in class" customer service and strengthening its worldwide distribution network and (iv) focusing on technological innovations designed to improve product performance and the development of new products.

    Expanded Market Presence. Through the acquisitions of DEA, Roch and Mauser, the Company has expanded its product lines and its marketing and distribution capabilities in Europe, South America, the Middle East, India and China. The Company intends to continue to expand and strengthen its market presence and broaden its product lines by pursuing selected small acquisition and consolidation opportunities within the dimensional metrology industry. The Company believes that the dimensional metrology industry has continuing overcapacity, and that competitors having complementary product lines and geographic market coverage may continue to become available for acquisition.

    Competitive Costs. The Company intends to continue to increase production efficiency through more cost-effective product designs and through other cost reductions. The Company intends to reduce costs by using the "Design for Manufacturability and Assembly" (DFMA) engineering principle, which strives to use the fewest parts and the lowest cost assembly process by examining the production processes at each facility in order to maximize efficiency, and by outsourcing components and complete products in cases where it can achieve its high quality standards at reduced costs. During the last five years, net sales per employee for Brown & Sharpe have increased from approximately $84,900 to approximately $94,800. During the last three years, net sales per employee for DEA have increased from L119.8 million to L258.4 million.

    "Best in Class" Customer Service and Worldwide Distribution
  Capability. The Company provides post-sale service and support to its customers through its customer service departments and its regional and international demonstration centers. The Company is committed to providing "best in class" customer service, and believes that the level of customer service provided by the Company has improved in recent years and is superior to the services provided by its principal competitors. In order to continue to improve its customer service, the Company plans to increase its emphasis on customer training by improving user manuals and documentation relating to the Company's products, and to directly support a greater number of its customers by adding new demonstration and service centers in previously unserved geographic areas. In addition, the Company plans to strengthen its worldwide distribution capability, principally by continuing to rationalize its existing distribution network and by opening new demonstration centers and adding new direct sales capacity or distributors where increased volume makes such distribution methods cost effective.

    Technological Innovation. The Company intends to continue to enhance and expand its offering of systems and products through sustained engineering and research and development. On a pro forma basis, in 1993 the Company invested, exclusive of customer-sponsored activities and government grants, $13.0 million, comprising 4.7% of sales, and directly involved 204 employees in product design, development, refinement and manufacturing engineering. The Company intends to continue such research and development at approximately this percentage of net sales. The Company performs some additional engineering development activities through government grants in some countries and engages in special projects that utilize customer funding.

MS GROUP

  The MS Group, the largest of the Company's three units, accounted for more than 70% of the Company's pro forma net sales in 1993. The MS Group is headquartered in North Kingstown, Rhode Island. Products sold under the Brown & Sharpe (R) name are manufactured at the North Kingstown facility, products sold under the Leitz (R) name are manufactured in Wetzler, Germany, and products sold under the DEA (R) name are manufactured in Turin, Italy. The Company also manufactures some CMM products in the United Kingdom. The primary end markets for the CMM products of the MS Group are the automotive, aerospace and industrial machinery industries.

  MS Group products range from small, manually operated CMMs to large, high speed, high precision automatic CMMs. In addition to these standard and custom-configured CMMs, the Company also produces and sells high-speed process control robots. The smallest machines can measure in a volume up to 16 X 14 X 12 inches and are priced at approximately $12,000, and the larger, high speed, high accuracy CMMs with integrated software systems can cost over $3 million. In addition, the MS Group provides accessories, parts, after-sales service, rebuilds and computer hardware and software upgrades for the Company's CMMs and competing machines.

  The MS Group's "user-friendly" CMM application software is an important component of its marketing strategy for its CMM products. Management believes that the MS Group's uniquely functional CMM software packages give it a competitive advantage in the marketplace for CMMs. These proprietary software products provide the MS Group's customers with an easily understood, icon-based inspection analysis capability, graphical user interfaces and outputs, and networking capability with manufacturing systems. The MS Group also provides its customers with special software and systems integration of the MS Group's products with the customer's host computer.

  Management believes that the MS Group will realize significant cost savings and product and distribution synergies by combining the DEA business with its existing CMM business. The primary focus of the DEA business has been large vertical CMM products used principally in automotive and aerospace end markets, as well as horizontal CMMs used in sheet metal gauging systems primarily in the automotive industry. A large number of DEA's CMM products are complementary to those of Brown & Sharpe, which focuses on medium and small CMMs. Management believes that after the DEA Acquisition, the MS Group will be able to offer a broader line of CMM products than any of its competitors. The combination of the DEA business with the MS Group business is expected to result in substantial cost savings through the elimination of duplicative administrative and sales personnel and facilities, duplicative marketing expenses such as advertising and trade shows, and some duplicative research and development activities and personnel. See "Management's Discussion and Analysis of Financial Condition and Results of Operations of Brown & Sharpe--Effects of Roch Acquisition and DEA Acquisition."

  The MS Group distributes the majority of its products directly to customers through its worldwide direct sales force. The typical sales process involves lengthy, technical, one-on-one discussions between the salesperson or the distributor/sales agent and the customer. As an important part of its marketing and distribution strategy, the Company provides in-depth training to the customer through demonstration, installation and application support both prior to and after the sale. This direct sales and customer support strategy is primarily implemented through the Company's customer support and demonstration centers. The Company currently operates demonstration centers in seven cities throughout the United States, 13 centers throughout Europe and one in Asia, including five located at the Company's CMM manufacturing facilities. The Company also operates contract inspection and measuring services from these demonstration centers. Service revenue generated by the demonstration centers offsets a portion of the cost of operating the centers. In 1994, the Company plans to close five demonstration centers (with seven centers still remaining in the United States) in cities where existing Brown & Sharpe and DEA demonstration centers overlap, and to open new demonstration centers in three additional U.S. cities and one in Asia.

PMI DIVISION

  The principal products of the Company's PMI Division are precision measuring tools and related instruments such as micrometers, rulers, dial indicators, calipers, electronic height gauges and gauge blocks. These tools and instruments have a broad application and lower unit list prices (with a range of approximately $20 to approximately $13,000) than the prices of the MS Group's products (which range from approximately $12,000 to over $3 million). PMI products typically measure in one or two dimensions, and are often used in comparative measuring where an unknown part or dimension is compared to a previously measured part or dimension. PMI products also include systems and application software for measuring and statistical process control. The primary end markets for the products of the Company's PMI Division are the automotive, aerospace, metal processing and defense industries, although the Company's PMI products are used in virtually all types of industrial settings. The Company's PMI Division is headquartered in Renens, Switzerland, and its products are manufactured at its plants in Rolle and Renens, Switzerland; Poughkeepsie, New York; Leicester, St. Albans and Plymouth, England and in Luneville, France.

  The PMI Division generally distributes its products through international import companies, regional distributors and catalog houses throughout the world. Company sales offices located in key markets provide support to the distributors and catalog houses. As of May 27, 1994, the PMI Division operates four sales offices in the United States and eight in other countries, which are staffed by a total of 74 PMI Division employees as of May 27, 1994.

CM DIVISION

  Headquartered in Telford, England, the CM Division is an engineering division which designs and engineers specialty products and systems to provide customized solutions for unique measurement or inspection problems. For example, the CM Division recently designed and implemented a system for measuring the thickness of the metal top of a soda can and the thickness of the groove scored around the can's pop-up tab, so that the manufacturer could determine the ease with which the can could be opened by the end user while insuring that the can would not rupture. The CM Division's products include factory networks, contact and optical measuring machines and fixtures aimed at specific niche markets. CM Division products also include components such as measuring sensors used in its custom gauges and fixtures as well as those manufactured by other companies. Prices for CM Division products range from approximately $20,000 to $1 million for systems and from approximately $150 to $5,000 for probes, sensors and other components.

  Often, the CM Division is able to produce a superior customized product while at the same time gaining the expertise necessary to convert such customer-funded research into new, standard Company products. For example, the CM Division has recently developed a family of optical measuring systems, with list prices of approximately $50,000 to $500,000.

  The primary end markets for the custom-designed products of the CM Division currently are automotive, aerospace, defense, package and can manufacturing, oil drilling and standards laboratories. Sales of these products typically involve a close, highly technical relationship with the customer. This direct relationship with the customer is reinforced by strong and continuing efforts to provide superior customer service through on-going customer training and technical support. Sales of measuring sensors and other components to OEM customers are generally conducted by regional distributors. In 1993, approximately 48% of the CM Division's net sales were derived from custom-engineered metrology solutions, including made-to-order products, and the balance of the CM Division's net sales were derived from sales of probes, sensors and other components.

FOREIGN OPERATIONS

  The Company manufactures and sells substantial amounts of its dimensional metrology products in foreign countries. For fiscal 1993, on a pro forma basis after giving effect to the DEA Acquisition and the Roch Acquisition, approximately 62% of the Company's net sales were to customers located outside the

United States. Manufacturing operations take place in Italy, Switzerland, Germany, England and France, as well as in the United States, and the Company's products are sold in over 60 countries worldwide. As of April 2, 1994, after giving effect to the DEA Acquisition, approximately 75% of the Company's assets were located outside the United States (based on historical book values). Accordingly, margins and the ability to export competitively from these manufacturing locations are affected by fluctuations in foreign currency exchange rates. See "Management's Discussion and Analysis of Financial Condition and Results of Operations of Brown & Sharpe." For financial information concerning the foreign operations of the Company for 1991, 1992 and 1993, see Note 14 to the Consolidated Financial Statements of Brown & Sharpe and Note 2 to the Combined Financial Statements of DEA.

ENGINEERING AND PRODUCT DEVELOPMENT

  The Company's commercial success is dependent upon its ability to develop products, enhancements and applications that meet changing customer metrology needs and anticipate and respond to technological changes. The Company designs, develops and refines its products internally through engineering departments within its product groups and divisions. The Company employs approximately 310 engineers and technicians, the majority of whom hold engineering or other university degrees. When it is more cost-effective to do so, the Company purchases product designs or portions of product designs from engineering subcontractors or acquires such designs through licensing arrangements. The Company also benefits from research and development efforts which are subsidized by customer funds and, in certain countries, by government research grants. The Company's research, development and manufacturing engineering activities are conducted in the United States, Italy, France, Switzerland, Germany, the United Kingdom and Lithuania.

  The Company derived over 50% of its pro forma net sales in 1993 from the sale of products that were introduced into the market after 1987. The Company has been successful in bringing to market new, high-quality products and has introduced at least one major new product every year since 1987. The current objectives of the Company's research, development and manufacturing engineering activities are the integration of the DEA and Roch technologies with the Company's existing technologies and the introduction of new CMM and PMI products. In 1993, the Company invested $13.0 million on a pro forma basis in product design, development, refinement and manufacturing engineering, or about 4.7% of its 1993 pro forma net sales. The Company currently intends to maintain product design, development, refinement and manufacturing engineering at approximately this pro forma level. In 1991, 1992 and 1993, Brown & Sharpe expended $11.4 million, $10.9 million and $8.7 million, respectively, and DEA expended L10.9 billion, L8.2 billion and L8.3 billion ($5.1 million), respectively, for product design, development, refinement and manufacturing engineering. In addition, the Company performs engineering development activities funded by government grants in some countries and engages in special projects that utilize customer funding.

RAW MATERIALS AND SOURCES OF SUPPLY

  The Company purchases certain products, raw materials, supplies and other components from a variety of suppliers, and considers its source of supply to be adequate. The Company does, at times, depend upon a sole source of supply for various procurement requirements, but has not experienced any significant difficulty in meeting delivery obligations because of its reliance on such a supplier. The Company continues to explore means of lowering production through selective outsourcing in situations where the Company can achieve its high quality standards at reduced costs.

PATENTS, LICENSES, TRADEMARKS AND PROPRIETARY INFORMATION

  The Company's business is not significantly affected by or dependent upon the procurement or maintenance of patents covering the Company's products. Nevertheless, the Company pursues, where appropriate, patent protection for inventions, developments and improvements relating to its products both in the United States and abroad. The Company owns or has the right to use a number of trademarks which it believes are valuable in promoting the sale of certain of its principal products, and it has registered the trademarks that it owns in the United States and in some foreign countries. The internationally recognized brand names under which the Company sells its products are the subject of trademarks owned or licensed by the Company and are important to the Company's marketing strategy, as brand name recognition is a significant factor in the dimensional metrology market.

  One of the Company's CMM products, a horizontal arm-type CMM, has been manufactured and sold in North America under an exclusive license from an independent German company which has recently been modified to a non-exclusive license agreement. The Company has entered into an exclusive arrangement in 1994 with another German CMM manufacturer to market and sell its horizontal CMM on an exclusive basis in North America and on a non-exclusive basis in the rest of the world. In addition, the Company uses the Leitz (R) and Mauser (R) brand names under royalty-free license agreements entered into in connection with the Company's acquisition of these product lines. These licenses expire in 1997 and 1999, respectively. The Company believes it will be able to negotiate satisfactory extensions prior to expiration and that the failure to renew these licenses would not have a material adverse effect on the Company.

PROPERTIES

  The following table sets forth certain information concerning the Company's major operating facilities:

                       OWNED/                                                     APPROXIMATE
       LOCATION        LEASED PRINCIPAL USE                                      SQUARE FOOTAGE
       --------        ------ -------------                                      --------------
UNITED STATES
 N. Kingstown, Rhode   Owned  Manufacturing, Engineering, Sales and                 359,000(1)
  Island                      Administration
 Poughkeepsie, New
  York                 Owned  Manufacturing                                          58,000
 Livonia, Michigan(2)  Leased Administration and Sales                               57,000
 Farmington Hills,
  Michigan             Leased Sales                                                  24,000
ITALY
 Moncalieri(2)         Leased Engineering, Sales and Administration                 260,000
 Moncalieri(2)         Leased Manufacturing                                          70,000
 Grugliasco(2)         Leased Manufacturing                                         105,000
GERMANY
 Wetzlar               Owned  Manufacturing, Engineering, Sales and                 101,000
                              Administration
 Ludwigsburg           Leased Sales                                                  15,000
 Frankfurt(2)          Leased Sales                                                  11,000
SWITZERLAND
 Renens                Owned  Manufacturing, Engineering, Sales and                 139,000
                              Administration
 Rolle                 Owned  Manufacturing                                          51,000
UNITED KINGDOM
 St. Albans            Owned  Manufacturing and Sales                                36,000
 Telford               Leased Manufacturing, Engineering, Sales and                  32,000
                              Administration
 Bedford                      Manufacturing, Sales and
                       Leased Administration                                         14,000
 Leicester             Owned  Manufacturing                                          14,000
 Swindon(2)            Leased Sales                                                   7,500
 Plymouth                     Manufacturing, Sales and
                       Leased Administration                                          5,000
FRANCE
 Luneville(3)          Leased Manufacturing, Engineering and Sales                   77,100
 Villebon(2)           Leased Sales                                                  18,000
SPAIN
 Barcelona(2)          Leased Sales                                                  16,000

- --------
(1) Excludes approximately 401,000 square feet leased to unrelated parties.
(2) Acquired in the DEA Acquisition.
(3) Acquired in the Roch Acquisition.

In addition, the Company leases smaller sales offices located in the United States, Europe and Asia. In the opinion of management, the Company's properties are in good condition and adequate for the Company's business as presently conducted.

EMPLOYEES

  At December 25, 1993, Brown & Sharpe had 1,543 employees, (as compared with 1,768 at December 27, 1992), including approximately 1,000 employees located outside the United States. The reduction from the end of 1992 was due to the sale of the machine tool parts and rebuild operations and other employee reductions implemented as a result of the Company's cost cutting efforts, especially in Europe. At December 31, 1993, DEA had 686 employees (as compared with 694 at December 31, 1992), of which 465 were located in Italy and 221 were located at sales and service facilities in other countries. The Company considers its relations with its employees to be good, although there can be no assurance that the Company's cost-cutting efforts or other factors will not cause a deterioration in these relations.

  Approximately 1,585 of the Company's employees located at several sites in the United States, Italy, Switzerland, England, Germany, Spain and France are covered by collective bargaining or similar agreements. An agreement covering approximately 22 management employees expired on June 30, 1993, and an agreement covering approximately 438 clerical and production employees at DEA's manufacturing facility in Italy will expire June 30, 1994. The Company expects that these agreements will be renewed by the end of 1995. The balance of the Company's collective bargaining agreements expire at various times between December 4, 1994 and June 30, 1998. The Company expects that these collective bargaining agreements will be successfully renegotiated prior to their expiration. However, there can be no assurance that successor collective bargaining agreements will be successfully negotiated, or that negotiations will not result in work stoppages or that a work stoppage would not materially interfere with the Company's ability to produce the products manufactured at the affected location.

  In addition to the collective bargaining agreements that cover workers at certain of the Company's foreign subsidiaries, it is customary for these employees to be represented by various works or shop councils. These councils are governed by applicable labor laws and are comprised of members who are elected or appointed by the work force. Except for the top level of management, the councils represent the entire work force at their location in its dealings with senior management on matters affecting the work force or arising under relevant labor contracts in effect at the location.

  A collective bargaining agreement with the International Association of Machinists and Aerospace Workers (the "IAM") relating to certain manufacturing employees in North Kingstown, Rhode Island expired in October of 1981. The Company and the IAM failed to reach agreement on the terms of a successor collective bargaining agreement, resulting in a strike by the IAM. See "-- Litigation." No successor collective bargaining agreement was entered into, although the IAM remains the representative of the bargaining unit. The Company continues to satisfy its obligation to bargain with the IAM with respect to the terms and conditions of employment by providing notice of, and offering to bargain with respect to, proposed changes to the terms and conditions, although no collective bargaining has resulted in recent years.

  At certain of the Company's European locations, the Company has utilized a staffing procedure called "short work" to reduce the hours that an employee works during periods of decreased demand for the Company's products. This staffing procedure is similar to furloughs utilized by U.S. employers although the specifics differ in each country. Generally, the employer is eligible for government reimbursement for a portion of the amount paid to the employee working reduced hours. Each country generally requires that applications be made for reimbursement, for significant periods after payment is made to the employee and imposes time limits and other material conditions as to how often an employer may use this mechanism. The Company has utilized "short work" in Switzerland and Germany. This staffing procedure is not available in France, the United Kingdom or Japan. Approximately 150 employees were on "short work" as of May 27, 1994. In Italy, at May 31, 1994 there were approximately 80 employees in "cassa integrazione guadagni straordinaria," a mechanism designed to temporarily reduce DEA's work force through furlough of employees with substantially all the employment expense reimbursed by the government. DEA's qualifying period for governmental reimbursement expires in September 1994.

  The following table sets forth the location of the Company's employees:

                                                                 EMPLOYEES(1)
                                                              ------------------
   COUNTRY                                                    BROWN & SHARPE DEA
   -------                                                    -------------- ---
   France....................................................       166       52
   Germany...................................................       258       30
   Italy.....................................................         7      481
   Japan.....................................................        10       18
   Spain.....................................................         0       14
   Switzerland...............................................       351        0
   United Kingdom............................................       351       21
   United States.............................................       485       80
                                                                  -----      ---
       TOTAL.................................................     1,628      696
                                                                  =====      ===

- --------
(1) Includes full-time employees on "short-work." Other part-time employees are included on a full-time equivalent basis. Numbers for Brown & Sharpe employees are as of May 20, 1994 and for DEA employees are as of April 30, 1994.

COMPETITION

  The Company's business is subject to intense direct and indirect competition from a considerable number of domestic and foreign firms, a number of which are larger in overall size than the Company. Most of these firms, however, do not compete with the Company in all product lines. The principal factors affecting competition include reliability and quality of product, technological proficiency, price, ease of system configuration and use, application expertise, engineering support, local presence, distribution networks and delivery times. Price competition has been intense for dimensional metrology products, due to the recent period of decreased demand for these products, which has resulted in overcapacity within the industry. The Company believes that competition in the dimensional metrology field will continue to be intense in the future as a result of advances in technology, overcapacity in the dimensional metrology industry and consolidations and/or strategic alliances among competitors. In addition to direct competition from companies that market similar types of products, the Company is also subject to indirect but effective competition from firms that market other dimensional metrology products, such as fixed gauging and vision-based systems, which utilize alternative technology or methodologies to perform functions similar to those of the CMMs and other products manufactured or sold by the Company.

  The Company's single largest global competitor is Mitutoyo/MTI Corp., a subsidiary of Mitutoyo Solsakusho Co. Ltd., a Japan-based company, which is the largest supplier of metrology equipment and products worldwide. In addition to Mitutoyo, the MS Group's main competitors are Carl Zeiss, Inc., a subsidiary of Carl-Zeiss-Stiftung AG, the Sheffield Measurement Division of Giddings & Lewis, Inc., and LK Tool Co. Ltd., a subsidiary of TransTech Ltd. The primary competitors faced by the PMI Division are Mitutoyo, L. S. Starrett Co. and Federal Products Co. (Inc.), a subsidiary of Esterline Technologies Corporation. Marposs S.p.A. is a major competitor of the CM Division for custom metrology sales. Marposs, which is based in Italy, competes with the CM Division through its sales subsidiaries in all major markets.

LITIGATION

  The Company is involved in litigation stemming from an October 1981 strike at the Company's Rhode Island operations. In connection with this strike, the IAM filed charges with the National Labor Relations Board ("NLRB") which alleged that the Company engaged in unfair labor practices. On August 28, 1990, the NLRB dismissed the IAM's charges. The IAM appealed this decision to the U.S. Court of Appeals for the District of Columbia Circuit. On November 29, 1991, the Court accepted the legal reasoning advanced by the NLRB and the Company in support of the NLRB's 1990 decision, but ordered the NLRB to further clarify and support its decision. The NLRB reaffirmed its original dismissal of the IAM charges. The IAM has filed notice of an appeal of the NLRB's decision. The Company is continuing to defend this case vigorously and, in the opinion of management, the possibility of an ultimate finding of monetary liability in this matter is remote. See Note 8 to the Consolidated Financial Statements of Brown & Sharpe.

  The Company is involved in two proceedings under the Comprehensive Environmental Response Compensation and Liability Act, 42 U.S.C. (S) 9601 et seq., with the federal Environmental Protection Agency and one private contribution claim lawsuit brought by a subsequent landowner in which the Company has been identified as one of many potentially responsible parties who may have liability for industrial waste disposed of at two off-site sites designated for clean-up by the government. The Company believes that its ultimate liability with respect to these sites will not be material. In addition, the Company was involved in an administrative proceeding with the Department of Environmental Management of the State of Rhode Island relating to the issuance of a Notice of Violation and Order in July 1991 alleging that the Company contaminated the groundwater at its North Kingstown facility prior to removal of several underground storage tanks used to store hazardous liquids used in its manufacturing process. Tests conducted after removal of the tanks indicated levels of contamination of groundwater in the tank area in amounts above acceptable limits. The Company has settled the proceeding by entry of a Consent Order pursuant to which it agreed to pay a fine of $10,000 and conduct additional groundwater testing. Test results to date indicate there are no additional sources of contamination, and that previously detected contamination appears to be dissipating. The Company believes that it is unlikely to have any additional liability with respect to this matter, and that any such liability would not be material. See Note 8 to the Consolidated Financial Statements of Brown & Sharpe.

  Environmental testing at the Leitz's facility in Wetzlar, Germany, conducted at the time of its acquisition in June, 1990, and at Roch's Luneville facility, at the time of its recent acquisition, has indicated that the soil and groundwater at both factory sites are contaminated with certain toxic waters and chemicals used in their manufacturing processes. Although neither company is involved in any governmental claims or proceeding relating to this contamination, the levels of contamination are such that clean-up and future remediation of these sites could be required. In addition, the contamination of the Leitz property stems from a waste disposal site adjacent to the Leitz property previously operated and owned by the seller of the Leitz businesses. The owner of that site is conducting soil remediation activity on that parcel of land at the request of government authorities. Recent tests have indicated that such existing remediation efforts may be inadequate and could result in further contamination of the Leitz property. Until September 30, 1995, the Company has certain rights to be indemnified by the seller of the Roch and Mauser businesses against liability at the Roch and Mauser sites and such seller is also obligated to clean up the contamination. The seller of the Leitz business has agreed to indemnify the Company against any liability incurred because of governmental action imposed on the Company before June 29, 1997. The Company believes that these indemnification rights are enforceable against the sellers of the Leitz and the Roch and Mauser businesses. There can be no assurance, however, that the Company will in fact be able to collect any indemnification amounts to which it is entitled or that any amounts received by the Company in satisfaction of its indemnification rights will be adequate to cover the Company's potential liabilities.

  In addition, the Company and its subsidiaries and predecessors have conducted heavy manufacturing operations for many years, often in locations at which, or adjacent to which, other industrial operations were or are conducted. As with any such operations that involve the use, generation, and management of hazardous materials, there is a risk that practices deemed acceptable by regulatory authorities in the past may have created conditions which could give rise to liability under current environmental laws. Because the law in this area is developing rapidly, particularly in many European countries, and all such laws are subject to amendment and widely varying enforcement, the Company cannot predict with any certainty the nature and amount of any potential environmental liability related to these operations or locations that it may face in the future.

  The Company is also involved in several product liability claims and lawsuits which arose out of and were incidental to the conduct of its discontinued metal cutting machine tool business, the potential liability for which the Company believes is adequately covered by insurance or reserves established for such contingencies. The Company is contesting or defending these claims and suits and management believes that the ultimate liability, if any, resulting from these matters will not have a material effect on the Company's financial position.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

  The following table sets forth information concerning each of the Executive Officers and Directors of the Company as of May 27, 1994:

  NAME                                   AGE               POSITION
  ----                                   ---               --------
Fred M. Stuber..........................  55 President, Chief Executive Officer
                                             and Director
Charles A. Junkunc......................  51 Vice President and Chief Financial
                                             Officer
Antonio Aparicio........................  43 Vice President & General Manager--
                                             Precision Measuring Instruments
John Cooke..............................  57 Vice President & General Manager--
                                             Custom Metrology
Richard F. Paolino......................  49 Vice President & General Manager--
                                             Measuring Systems
Karl J. Lenz............................  47 Vice President
John M. Lochner.........................  47 Controller and Principal Accounting
                                             Officer
Henry D. Sharpe, Jr.....................  70 Chairman of the Board and Director
Russell A. Boss.........................  55 Director
Howard K. Fuguet........................  56 Director
John M. Nelson..........................  62 Director
Henry D. Sharpe, III....................  39 Director
Paul R. Tregurtha.......................  58 Director

  Fred M. Stuber has been President, Chief Executive Officer and a Director of the Company since 1991. From March 1989 to January 1991, Mr. Stuber was Vice President & Managing Director of Tesa, S.A., a Swiss subsidiary of the Company. Prior to March 1989, Mr. Stuber was Executive Vice President of Landis & Gyr, a communications business.

  Charles A. Junkunc has been Vice President and Chief Financial Officer of the Company since May 1, 1992. From November 1990 to May 1, 1992, Mr. Junkunc was a self-employed consultant. From April of 1987 to November of 1990, Mr. Junkunc was Senior Vice President--Finance and Chief Financial Officer of Data Products Corporation, a manufacturer of computer printers.

  Antonio Aparicio has been Vice President & General Manager--Precision Measuring Instruments of the Company since September of 1991. Mr. Aparicio was previously Marketing Director--Precision Measuring Instruments of the Company.

  John Cooke has been Vice President & General Manager--Custom Metrology of the Company since September of 1991. Mr. Cooke was previously Managing Director of Tesa Metrology Limited, a subsidiary of the Company.

  Richard F. Paolino has been Vice President and General Manager--Measuring Systems of the Company since 1985.

  Karl J. Lenz has been Vice President of the Company since September of 1991. Mr. Lenz has been General Manager--Leitz Messtechnik GmbH since June of 1990. Mr. Lenz was previously General Manager--Messtechnik Division of Leica Industrieverwaltung.

  John M. Lochner has been Controller and Principal Accounting Officer of the Company since June of 1986.

  Henry D. Sharpe, Jr. has been Chairman of the Board of the Company since
1954.

  Paul R. Tregurtha is Chairman of the Board and Chief Executive Officer of Mormac Marine Group, Inc., in Stamford, Connecticut, a marine transportation company. Mr. Tregurtha is a director of Shawmut National Corporation, a bank holding company, and a director of FPL Group, Inc., a utility company, and is a trustee of Teachers Insurance and Annuity Association.

  John M. Nelson has been Chairman of the Board and Chief Executive Officer of Wyman-Gordon Company, Worcester, MA, manufacturer of steel forgings since June 1991. Until October 1990, Mr. Nelson was Chairman of the Board and Chief Executive Officer of Norton Company, Worcester, MA, a manufacturer of abrasives and related products. Mr. Nelson was also a Director of Cambridge Biotech Corp., a biotechnology firm; a Director of The TJX Companies, Inc., a discount specialty apparel retailing concern, Commerce Holdings Inc., a holding company for property and casualty insurance company; and TSI Corp., a biotechnology company.

  Russell A. Boss is President, Chief Executive Officer and a director of AT Cross Company, Lincoln, Rhode Island, a manufacturer of fine writing instruments. Mr. Boss is a Director of Fleet National Bank of Rhode Island, a bank holding company and a Trustee of Eastern Utilities Associates, an electric utility.

  Howard K. Fuguet has been a partner of the law firm of Ropes & Gray, Boston, Massachusetts, since 1971. Ropes & Gray has acted as principal outside counsel to Brown & Sharpe since the 1960s.

  Henry D. Sharpe, III is the co-founder and technical director of Design Lab, Inc. in Providence, R.I., a multi-disciplinary product design firm specializing in research and design of new products, re-design of existing products and engineering management services.

DIRECTOR COMPENSATION

  As compensation for services rendered during 1993, the Company paid each non-employee Director an annual retainer of $10,000 (except the Chairman of the Board, who was paid $15,000), a fee of $800 for each Board meeting attended, a fee of $400 for each teleconference meeting which lasted more than one-half hour in duration, and a fee of $500 for each Committee meeting attended ($200 if held on the same day as a Board meeting). Directors who are members of the Audit Committee also receive an additional $1,000 in their annual retainer fee.

  Mr. Tregurtha has elected to defer 50% of his Director's fees under a deferred stock equivalent unit contract with the Company dated September 3, 1987 pursuant to which fees earned after that date were to be converted into deferred stock equivalent units based on the market value of the Company's stock on each fee payment date. Dividend equivalents in amounts and timing equal to cash dividends paid on the Company's outstanding stock were similarly converted into additional stock equivalent units. Mr. Tregurtha's contract matures on October 1, 2005 or the earlier date of death or other termination of Mr. Tregurtha as a Director. The contract was amended in 1992 to provide that fee amounts deferred after May 1, 1991 (including dividend equivalent amounts) shall be payable on maturity only in cash, with amounts deferred prior to such date payable in cash or shares.

SUMMARY COMPENSATION TABLE

  The following table sets forth in summary form the compensation for each of the Company's Chief Executive Officer and the four other highest-paid Executive Officers in 1993 for each of the Company's last three fiscal years:

                                                                           LONG-
                                   ANNUAL COMPENSATION               TERM COMPENSATION
                               --------------------------------    ---------------------
                                                         OTHER     RESTRICTED SECURITIES
                                                        ANNUAL       STOCK    UNDERLYING ALL OTHER
NAME AND                                                COMPEN-     AWARD(S)   OPTIONS/   COMPEN-
PRINCIPAL POSITION        YEAR SALARY ($)   BONUS ($)   SATION       ($)(1)    SARS (#)  SATION ($)
- ------------------        ---- ----------   ---------   -------    ---------- ---------- ----------
Fred M. Stuber            1993  285,811(2)   50,000(2)     --           --         --      28,009(2)(3)
 President and CEO        1992  286,245(2)      --         --       305,900        --      29,314(2)(3)
                          1991  288,117(2)   50,386(2)     --           --      10,000        --
Charles A. Junkunc        1993  178,369      46,720        --           --         --       7,719(4)
 Vice President--         1992  111,154      51,000     52,509(5)   144,000        --     144,803(6)
 Chief Financial Officer  1991      --          --         --           --         --         --
Richard F. Paolino        1993  178,369      42,473        --           --         --      15,532(4)
 Vice President &         1992  175,231         --         --       191,900        --         810
 General Manager--        1991  171,258      47,000        --           --      15,000        --
 Measuring Systems
Antonio Aparicio          1993  182,601(2)   41,376(2)     --           --         --      15,209(2)(3)
 Vice President &         1992  168,937(2)      --         --       152,000        --      14,721(2)(3)
 General Manager--        1991  136,418(2)    7,063(2)     --           --         --         --
 Precision Measuring
 Instruments
Karl J. Lenz              1993  131,525(2)   12,551(2)     --        67,000        --      14,658(2)(3)
 Vice President           1992  124,000(2)      --         --           --         --         --
                          1991  124,000(2)      --         --           --         --         --

- --------
(1) The following table sets forth information relating to awards of restricted stock to Executive Officers:

                                TOTAL NUMBER
                              RESTRICTED SHARES               AGGREGATE MARKET VALUE
                               HELD AT FISCAL                  RESTRICTED SHARES AT
          NAME                    YEAR-END*                      FISCAL YEAR-END
          ----                -----------------               ----------------------
   Fred M. Stuber                  32,200                            $257,600
   Charles A. Junkunc              16,000                             128,000
   Richard F. Paolino              20,200                             161,600
   Antonio Aparicio                16,000                             128,000
   Karl J. Lenz                     8,000                              64,000

* The awards to Messrs. Stuber, Junkunc, Paolino and Aparicio were made in 1992; the award to Mr. Lenz was made in 1993. Restrictions lapse ratably over five (5) years from the date of award with 25% of the shares awarded vesting two years and three years, respectively, after such date and the remaining 50% of the shares vesting five (5) years after such date. The Company has omitted and not reinstated its dividend on its Class A Stock; however, should it be reinstated, dividends would be paid on the restricted stock reported.

(2) Amounts with respect to Messrs. Stuber and Aparicio were paid or contributed in Swiss francs and converted at the rates of $0.6759, $0.7563 and $0.7198 per Swiss franc for 1993, 1992 and 1991, respectively.

    Amounts with respect to Mr. Lenz were paid or contributed in German marks and converted at the rates of $0.6038, $0.6359 and $0.6129 per German mark for 1993, 1992 and 1991, respectively.

(3) Amounts represent the contributions to the Tesa S.A. retirement plan, a defined contribution plan for key employees, for Messrs. Stuber and Aparicio.

(4) Amounts represent the value of 1993 year-end contributions to the Company's Savings and Retirement Plan (the "SARP") on behalf of Messrs. Junkunc and Paolino of $5,934 and $11,965, respectively and to the Company's Employee Stock Ownership and Profit Participation Plan (the "ESOP") of shares of Class A Stock with values of $1,785 and $3,567, respectively, and with respect to Mr. Junkunc reflects eligible wage participation for approximately six months.

(5) Reimbursement for payment of taxes in connection with certain relocation payments made to the Executive Officer, whose employment with the Company commenced on April 24, 1992.

(6) Amounts paid to the Executive Officer and third-party relocation service in connection with the Executive Officer's relocation.

OPTION YEAR-END VALUE TABLE

  None of the named Executive Officers exercised stock options in 1993, and none hold unexercisable options or options that are in-the-money. The following table sets forth the number of securities underlying unexercised options and the value of unexercised options held by the named Executive Officers at December 25, 1993:

                                                          NUMBER OF SECURITIES
                                                         UNDERLYING UNEXERCISED
                                                               OPTIONS AT
          NAME                                            FISCAL YEAR-END (#)
          ----                                           ----------------------
     Fred M. Stuber.....................................         40,000
     Charles A. Junkunc.................................           None
     Richard F. Paolino.................................         24,332
     Antonio Aparicio...................................           None
     Karl J. Lenz.......................................           None

DEFINED BENEFIT PLANS

  Leitz maintains a defined benefit plan required by German law covering all of its employees. Benefits accrue on behalf of Mr. Lenz, who is Managing Director of Leitz, under such plan annually equal to a percentage of his annual compensation and the accrued benefit earns interest at a rate of 6% per annum. Currently, upon reaching normal retirement age under such plan, Mr. Lenz would receive a lifetime annual pension benefit amount equivalent to $25,622.76 (converted at the rate of $0.6038 per German mark).

EMPLOYMENT AND SEVERANCE AGREEMENTS

  The Company has an employment agreement dated March 14, 1988 with Richard F. Paolino, Vice President & General Manager--Measuring Systems, which provides for a two-year term of employment, commencing upon the date of a Change of Control (as defined in the Agreement) of the Company. In general, it provides for salary, bonus, participation in employee benefit plans and other fringe benefits at rates at least equal to those in effect immediately prior to the Change of Control. In the event his employment is terminated before the term expires (except for cause, as defined), Mr. Paolino is entitled to (i) the same rates of salary, bonus, benefits and fringes for the lesser of 12 months or the number of months remaining in the two-year term of employment, which payments are subject to mitigation, and (ii) a lump sum equal to the sum of his highest annual base salary during the three-year period immediately preceding termination, the value of annual fringe benefits, and the highest cash bonus received during the prior three-year period. Upon such termination, Mr. Paolino is also entitled to limited continuation of certain employee welfare plans and accelerated vesting of any stock options or restricted stock. For purposes of this agreement, Mr. Paolino's severance rights would also be triggered by a deemed termination following a change of control, which would include a reduction of employment compensation, benefits, position or responsibilities or relocation of the Company's principal executive offices. The payment and benefits will be reduced to the extent necessary to preserve their deductibility to the Company for Federal income tax purposes and to avoid imposition of any "excess parachute payments" taxes under the Internal Revenue Code. Mr. Paolino is subject to a covenant not to compete with the Company (as specified) during the two-year term of such employment and for the lesser of one-year or the balance of the term of employment following any such termination. The agreement also obligates the Company to pay legal fees incurred by Mr. Paolino to maintain his rights under the agreement and provides for letter of credit mechanics to carry this out. Mr. Paolino has agreed to amend the agreement such that the DEA Acquisition will not result in a Change of Control under the agreement.

  The Company also has an agreement with Charles A. Junkunc, Vice President and Chief Financial Officer, who joined the Company on May 4, 1992, to pay a severance amount to him equal to his annual salary in effect at the time of termination and to continue his basic employee benefits for a one-year period in the event his employment with the Company is terminated for any reason. Under the agreement the Company will pay a bonus equal to the average of the bonus payments received by him during the three years (or such lesser period) prior to termination, pro rated according to the number of months of service during the year in which any termination occurs. In addition, a bonus payment of $34,000 for 1993 was guaranteed pursuant to the agreement. Upon any termination Mr. Junkunc, if requested by the Company, is to provide consulting services to the Company for one year, with offsets against the payments to be made by the Company for any income received from other sources.

                             PRINCIPAL STOCKHOLDERS

  The following table sets forth, as of March 4, 1994 (unless otherwise indicated), certain information with respect to the beneficial ownership of shares of each class of the Company's voting securities by (i) each person known by the Company to be the beneficial owner of more than 5% of the Company's outstanding voting securities, (ii) each director and executive officer of the Company individually, and (iii) all directors and executive officers of the Company as a group. The information set forth below assumes the consummation of the DEA Acquisition. Except as otherwise noted, the persons marked in the table have sole voting and investment power with respect to all shares shown as beneficially owned by them.

                                     CLASS A           CLASS B
                                ------------------ ----------------
                                                                     PERCENTAGE
NAME AND ADDRESS                          PERCENT          PERCENT  OF COMBINED
OF BENEFICIAL OWNER              NUMBER   OF CLASS NUMBER  OF CLASS VOTING POWER
- -------------------             --------- -------- ------- -------- ------------
Finmeccanica S.p.A............. 3,450,000   42.5%      --     --        25.5%
Elsag Bailey
via G. Puccine, 2
16154 Genova, Italy
Fiduciary Trust Company........   476,646    5.9%  158,920   29.2%      15.2%
International(1)
Two World Trade Center
New York, NY 10048-0774
Dimensional Fund Advisors(2)...   351,766    4.3%      --     --         2.6%
1299 Ocean Avenue
Santa Monica, CA 90401
The Killen Group, Inc.(3)......   288,058    3.6%      --     --         2.1%
1189 Lancaster Avenue
Berwyn, PA 19312
Fleet National Bank(4).........   165,795    2.0%   52,744    9.7%       5.1%
100 Westminster Street
Providence, RI 02903
Henry D. Sharpe, Jr.(5)........   563,504    6.9%  271,319   49.9%      24.2%
Fred M. Stuber(6)..............   319,734    3.9%  166,063   30.5%      14.6%
Charles A. Junkunc(7)..........   324,872    4.0%  194,489   35.8%      16.7%
Henry D. Sharpe, III...........    55,145      *    18,381    3.3%       1.8%
John M. Nelson.................     1,453      *       151      *          *
Howard K. Fuguet...............     1,000      *       --     --           *
Russell A. Boss................     1,000      *       --     --           *
Paul R. Tregurtha..............       705      *        13      *          *
Richard F. Paolino.............    47,938      *     2,235      *          *
Antonio Aparicio...............    20,000      *       --     --           *
Karl J. Lenz...................     8,000      *       --       *          *
All Directors and Executive....   980,953   12.1%  360,053   66.2%      33.8%
Officers as a Group (13
persons)(8)

- --------
 * Less than one percent (1%).

(1) Fiduciary Trust Company International, a bank, by virtue of various investment management contracts and trust agreements with members of the Sharpe family, shares voting and dispositive power with respect to the aforementioned shares of Class A and Class B Stock. See Footnote 5 below.

(2) Dimensional Fund Advisors, Inc. ("Dimensional") a registered investment advisor, is deemed to have beneficial ownership of 351,766 shares of Class A Stock of the Company, 220,066 of which shares are held in portfolios of DFA Investment Dimensions Group Inc. and The Investment Trust Company, management investment companies for which Dimensional serves as investment manager. Dimensional disclaims beneficial ownership of such shares.

(3) The Killen Group, Inc. a registered investment adviser, is the beneficial owner of 288,058 shares of Class A Stock, of which it has sole dispositive power with respect to 284,892 shares and as to which it has sole voting power with respect to 96,813 of such shares. Robert E. Killen, the President and sole shareholder of The Killen Group, Inc. directly owns 3,166 shares as to which he has sole voting and dispositive power.

(4) Fleet National Bank acts as Trustee of the SARP and in that capacity shares voting power with respect to the shares of Class A Stock and Class B Stock, subject to direction from participants in such SARP Plan.

(5) Various members of the Sharpe family, including Henry D. Sharpe, Jr. and Henry D. Sharpe, III, beneficially owned an aggregate of 731,700 shares of Class A Stock and 327,383 shares of Class B Stock of the Company, amounting to 9.0% and 60.2%, respectively, of each class of stock and representing 29.6% of the combined voting power of the Class A Stock and Class B Stock. The table excludes (a) 168,076 shares of Class A Stock and 56,024 shares of Class B Stock held by Henry D. Sharpe, Jr.'s wife and children and by trusts, of which they are beneficiaries and of which beneficial ownership is disclaimed; and (b) 120 shares of Class A Stock and 40 shares of Class B Stock held by the Sharpe Family Foundation, a charitable foundation, of which beneficial ownership is disclaimed. The table includes (i) 7,200 shares of Class A Stock and 2,400 shares of Class B Stock as to which Henry
    D. Sharpe, Jr. has neither voting nor dispositive power but as to which he is a beneficiary under a trust established under the will of Henry D. Sharpe, Sr.; (ii) 247,734 shares of Class A Stock and 166,063 shares of Class B Stock as to which Henry D. Sharpe, Jr., by virtue of being one of the three Trustees under the Company's ESOP, has shared voting power (subject to direction from plan participants) and limited residual investment power as a Trustee under the terms of the Trust Agreement for the ESOP and of which beneficial ownership is disclaimed; and (iii) 308,570 shares of Class A Stock and 102,856 shares of Class B Stock as to which Henry D. Sharpe, Jr. has shared voting and dispositive power with Fiduciary Trust Company International.

(6) Includes 247,734 shares of Class A Stock and 166,063 shares of Class B Stock, which, by virtue of Mr. Stuber's role as a Trustee of the ESOP, are deemed to be beneficially owned but as to all of which ESOP shares he disclaims beneficial ownership.

(7) Includes (a) 55,000 shares of Class A Stock and 28,333 shares of Class B Stock held by the Company's United Kingdom Pension Plan as to which Mr. Junkunc has shared voting and investment power; and (b) 247,734 shares of Class A Stock and 166,063 shares of Class B Stock, which, by virtue of Mr. Junkunc's role as a Trustee of the ESOP, are deemed to be owned beneficially by him but as to which all of such ESOP (except for his vested shares of Class A and Class B Stock in such plan) and U.K. Pension Plan shares he disclaims beneficial ownership.

(8) With respect to Executive Officers who are not Directors, includes 101,332 shares of Class A Stock as to which certain of the Executive Officers have sole voting and investment power; 55,000 shares of Class A Stock and 28,333 shares of Class B Stock held in the Company's pension plan covering its United Kingdom employees as to which an Executive Officer has shared voting and investment power; and 7,268 shares of Class A Stock and 4,186 shares of Class B Stock as to which the Executive Officers have shared voting power. Includes 65,132 shares of Class A Stock subject to exercisable stock options granted pursuant to the Company's Amended 1973 Stock Option Plan (under which no further awards can be made) and 1989 Equity Incentive Plan. See "Management--Summary Compensation Table."

                          DESCRIPTION OF SENIOR NOTES

GENERAL

  The Senior Notes will be issued under an Indenture dated as of       , 1994
(the "Indenture") between the Company, as issuer, and Morgan Guaranty Trust Company of New York, as trustee (the "Trustee"). The terms and conditions of the Senior Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939 (the "Trust Indenture Act") as in effect on the date of the Indenture. The Senior Notes are subject to all such terms and conditions, and reference is made to the Indenture and the Trust Indenture Act for a statement thereof. The following statements are summaries of the provisions of the Senior Notes and the Indenture and do not purport to be complete. Such summaries make use of certain terms defined in the Indenture and are qualified in their entirety by express reference to the Indenture, which is filed as an exhibit to the Registration Statement of which this Prospectus forms a part. All references in this "Description of Senior Notes" to the Company are to Brown & Sharpe Manufacturing Company.

  The Senior Notes will be limited to $75,000,000 aggregate principal amount and will be issued in fully registered form without coupons in denominations of $1,000 and any integral multiple of $1,000. Principal of, premium, if any, and interest on the Senior Notes will be payable, and the Senior Notes will be transferable, at the corporate trust office of the Trustee in the City of New York. Initially, the Trustee will act as paying agent and registrar under the Indenture. The Company and its Subsidiaries may act as paying agent and registrar under the Indenture, and the Company may change any paying agent and registrar without notice to the persons who are registered holders ("Holders") of the Senior Notes. The Company may pay principal, premium and interest by check and may mail an interest check to a Holder's registered address. Holders must surrender the Senior Notes to the paying agent to collect principal and premium payments. No service charge will be made for any registration of transfer or exchange of the Senior Notes, except for any tax or other governmental charge that may be imposed in connection therewith.

  Interest on the Senior Notes will initially accrue from       , 1994, and
thereafter from the most recent date to which interest has been paid. Interest will be payable semi-annually on February 1 and August 1 of each year, commencing February 1, 1995, at the rate set forth on the cover page of the Prospectus to Holders of the Senior Notes as of the close of business on January 15 and July 15 next preceding the interest payment date. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. The Senior Notes mature on August 1, 2002.

  The Senior Notes will be senior obligations of the Company, ranking senior in right of payment to any subordinated indebtedness of the Company, and pari passu with the existing and future unsecured senior indebtedness of the Company. All secured senior obligations of the Company, including obligations under the Revolving Credit Facility, will effectively be senior in right of payment to the Senior Notes with respect to the assets securing such senior obligations. In addition, the Senior Notes will be effectively subordinated to all liabilities of the Company's subsidiaries. As of April 2, 1994, assuming that the DEA Acquisition, the Offering and the application of the proceeds therefrom had occurred on such date, the Company's subsidiaries had approximately $145 million of liabilities outstanding on a pro forma basis.

OPTIONAL REDEMPTION

  The Senior Notes will not be redeemable prior to August 1, 1998, except that prior to August 1, 1997 the Company may redeem, in part, Senior Notes at % of the principal amount thereof, plus accrued interest, if any, to the date fixed for redemption, with the net proceeds of any public offering of Common Stock of the Company; provided that at least $56,250,000 aggregate principal amount of the Senior Notes must remain outstanding after each such redemption. All such redemptions will be required to occur within 90 days of the receipt of the proceeds of such public offering. The Senior Notes will be redeemable at the option of the Company, in whole or from time to time in part, at any time on or after August 1, 1998, on not less than 30 nor more than 60 days' prior notice, at the following redemption prices (expressed as percentages of the principal amount), if redeemed in the 12-month period indicated below, in each case plus accrued and unpaid interest to the date fixed for redemption:

   TWELVE -MONTH PERIOD
     COMMENCING                                                 REDEMPTION PRICE
   --------------------                                         ----------------
   August 1, 1998..............................................          %
   August 1, 1999..............................................          %
   August 1, 2000..............................................          %
   August 1, 2001..............................................       100%

The Senior Notes will not be subject to, or entitled to the benefits of, any sinking fund.

  Senior Notes may be redeemed or repurchased as set forth below under "Change of Control" and "Certain Covenants--Limitations on Asset Sales" in part in multiples of $1,000. If less than all the Senior Notes issued under the Indenture are to be redeemed, the Trustee will select the Senior Notes to be redeemed pro rata, by lot or by any other method which the Trustee shall deem fair and appropriate. The Indenture provides that if any Senior Note is to be redeemed or repurchased in part only, the notice which relates to the redemption or repurchase of such Senior Note shall state the portion of the principal amount of such Senior Note to be redeemed or repurchased and shall state that on or after the date fixed for redemption or repurchase a new Senior Note equal to the unredeemed portion thereof will be issued.

  On and after the date fixed for redemption or repurchase, interest will cease to accrue on the Senior Notes or portions thereof called for redemption or tendered for repurchase.

CHANGE OF CONTROL

  In the event of a Change of Control (the date of such occurrence being the "Change of Control Date"), the Company shall notify the Holders in writing of such occurrence and shall make an offer to purchase (the "Change of Control Offer"), on a business day (the "Change of Control Payment Date") not later than 60 days following the Change of Control Date, all Senior Notes then outstanding at a purchase price equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the Change of Control Payment Date. Notice of a Change of Control Offer shall be mailed by the Company to the Holders not less than 30 days nor more than 45 days before the Change of Control Payment Date. The Change of Control Offer is required to remain open for at least 20 business days and until the close of business on the Change of Control Payment Date. A "Change of Control" means the occurrence of any of the following: (i) any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of more than 50% of the combined voting power of the securities of the Company, (ii) the merger or consolidation of the Company with or into another corporation with the effect that the stockholders of the Company immediately prior to such merger or consolidation cease to be the "beneficial owners" (as defined in Rule 13d-3 under the Exchange Act) of 50% or more of the combined voting power of the securities of the surviving corporation of such merger or the corporation resulting from such merger or consolidation ordinarily (and apart from rights arising under special circumstances) having the right to vote in the election of directors outstanding immediately after such merger or consolidation, (iii) the sale, conveyance, transfer or lease by the Company of all or substantially all of its assets to any person in one transaction or a series of related transactions or (iv) within any period of twenty-four consecutive months, a majority of the Board of Directors of the Company is not composed of Continuing Directors.

  The Company will comply, to the extent applicable, with the requirements of Rule 14e-1 under the Exchange Act and other securities laws or regulations in connection with the offer to repurchase and the repurchase of the Senior Notes as described above.

  The Company's ability to repurchase the Senior Notes pursuant to a Change of Control Offer will be limited by, among other things, the Company's financial resources at the time of repurchase.

  The existence of the right of Holders to require the Company to repurchase their Senior Notes upon the occurrence of a Change of Control may deter a third party from acquiring the Company in a transaction which would constitute a Change of Control. The Change of Control provisions will not prevent a change in a majority of the members of the Board of Directors which is approved by the then-present Board of Directors. See "Principal Stockholders."

  The use of the term "all or substantially all" in Indenture provisions such as clause (iii) of the definition of Change of Control and under "-- Limitations on Mergers; Sales of Assets" has no clearly established meaning under New York law (which governs the Indenture) and has been the subject of limited judicial interpretation in few jurisdictions. Accordingly, there may be a degree of uncertainty in ascertaining whether a particular transaction would involve a disposition of "all or substantially all" of the assets of a person, which uncertainty should be considered by prospective purchasers of the Senior Notes.

CERTAIN COVENANTS

  The Indenture contains, among others, the following covenants:

  Limitations on Indebtedness. The Indenture will provide that the Company will not, and will not permit its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume or in any other manner become liable with respect to or become responsible for the payment of, contingently or otherwise, (individually or collectively, to "incur" or an "incurrence") any Indebtedness; provided, however, that the Company, but not a Restricted Subsidiary of the Company, may incur Indebtedness if at the time of such incurrence and after giving pro forma effect thereto, the Company's Fixed Charge Coverage Ratio (as defined) for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such Indebtedness is incurred, calculated on a pro forma basis as if such Indebtedness was incurred on the first day of such four-quarter period, would be greater than or equal to 2.0 to 1.

  The Indenture will further provide that notwithstanding the foregoing limitations, the incurrence of the following will not be prohibited:

    (a) Indebtedness of the Company evidenced by the Senior Notes;

    (b) Indebtedness of the Company constituting Existing Indebtedness;

    (c) Indebtedness of the Company and its Restricted Subsidiaries constituting Revolving Credit Indebtedness;

    (d) Acquired Indebtedness, Capitalized Lease Obligations of the Company and its Restricted Subsidiaries and Indebtedness of the Company and its Restricted Subsidiaries secured by Liens that secure the payment of all or part of the purchase price of assets or property acquired or constructed in the ordinary course of business after the date of the Indenture; provided, however, that the aggregate principal amount of such Indebtedness permitted by this clause (d) shall not exceed $10.0 million outstanding at any time;

    (e) Indebtedness of the Company and its Restricted Subsidiaries incurred in connection with any sale and leaseback arrangement permitted under "Limitations on Sale and Leaseback Transactions";

    (f) Indebtedness of any Restricted Subsidiary issued to or held by the Company or another Restricted Subsidiary;

    (g) Indebtedness of the Company and its Restricted Subsidiaries in an aggregate amount not to exceed $5.0 million outstanding at any time;

    (h) Indebtedness under Currency Agreements related to payment obligation in respect of Indebtedness of the Company or of its Restricted Subsidiaries incurred in accordance with the Indenture and Indebtedness in respect of Currency Agreements entered into with respect to payables and receivables of the Company and its Restricted Subsidiaries, provided that in the case of Currency Agreements that relate to Indebtedness, such Currency Agreements do not increase the Indebtedness of the Company or of its Restricted Subsidiaries outstanding at any time other than as a result of fluctuations in foreign currency or exchange rates;

    (i) Indebtedness incurred in respect of performance bonds, bankers' acceptances or letters of credit of the Company and of any Restricted Subsidiary of the Company and surety bonds provided by the Company or any Subsidiary of the Company in the ordinary course of business, the Indebtedness incurred under this clause (i) not to exceed $5 million in the aggregate;

    (j) Indebtedness of the Company under Interest Rate Protection Agreements covering Indebtedness which bears interest at fluctuating interest rates to the extent the notional principal amount of such Interest Rate Protection Agreements does not exceed the principal amount of the Indebtedness to which such Interest Rate Protection Agreements relate; and

    (k) Any refinancing, refunding, deferral, renewal or extension (each, a "Refinancing") of any Indebtedness of the Company permitted by the preceding paragraph or by clause (a) or (c) of this paragraph (the "Refinancing Indebtedness"); provided, however, that (i) such Refinancing does not increase the total consolidated Indebtedness of the Company and its Restricted Subsidiaries outstanding at the time of such Refinancing,
  (ii) the Refinancing Indebtedness shall not provide for any mandatory redemption, amortization or sinking fund requirement in an amount greater than or at a time prior to the amounts and times specified in the Indebtedness being refinanced, refunded, deferred, renewed or extended and
  (iii) if the Indebtedness being refinanced, refunded, deferred, renewed or extended is subordinated to the Senior Notes, the Refinancing Indebtedness incurred to refinance, refund, defer, renew or extend such Indebtedness shall be subordinated in right of payment to the Senior Notes on terms at least as favorable to the Holders as those contained in the documentation governing the Indebtedness being so refinanced, refunded, deferred, renewed or extended.

  Limitations on Restricted Payments. The Indenture will provide that the Company will not, nor will it cause, permit or suffer any Restricted Subsidiary to, (i) declare or pay any dividends on any class of Equity Interests of the Company or such Restricted Subsidiary (other than dividends payable by a Restricted Subsidiary on account of its Equity Interests), (ii) make any payment on account of, or set apart money for a sinking or other analogous fund for, the purchase, redemption or other retirement of such Equity Interests (other than the purchase, redemption or other retirement by a Restricted Subsidiary of its Equity Interests held by the Company or a wholly-owned Restricted Subsidiary), (iii) make any distribution in respect of such Equity Interests (including through mergers, liquidations or other transactions commonly known as leveraged buyouts (other than distributions by a Restricted Subsidiary on account of its Equity Interests held by the Company or a wholly-owned Restricted Subsidiary), (iv) purchase, defease, redeem or otherwise retire any Indebtedness issued by the Company or any Restricted Subsidiary that is subordinated to the Senior Notes (other than Sinking Fund Payments on the Existing Debentures),or (v) make any Investment (other than a Permitted Investment), either directly or indirectly, whether in cash or property or in obligations of the Company (all of the foregoing being called "Restricted Payments"), unless, (I) in the case of a dividend, such dividend is payable not more than 60 days after the date of declaration and (II) after giving effect to such proposed Restricted Payment, all the conditions set forth in clauses (1) through (3) below shall be satisfied (A) at the date of declaration (in the case of any dividend), (B) at the date of such setting apart (in the case of any such fund), or (C) on the date of such other payment or distribution (in the case of any other Restricted Payment) (each such date being referred to as a "Computation Date"):

    (1) no Default has occurred and is continuing or would result from the making of such Restricted Payment;

    (2) the Company's Fixed Charge Coverage Ratio for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the Computation Date, calculated on a pro forma basis as if such Restricted Payment had been made at the beginning of such four-quarter period, would have been more than 2.0 to 1; and

    (3) the aggregate amount of Restricted Payments declared, paid or distributed subsequent to the date of the Indenture (including the proposed Restricted Payment) shall not exceed the sum of (i) 50% of the cumulative Consolidated Net Income (as defined) of the Company for the period beginning with the first fiscal quarter commencing after the issuance of the Senior Notes to and including the Computation Date (each such period to constitute a "Computation Period") (or if such cumulative Consolidated Net Income shall be a loss, 100% of such loss), (ii) the aggregate net cash proceeds of the issue or sale of the Company's Equity Interests or cash contributions to the Company's capital subsequent to the date of the Indenture, and (iii) the aggregate net cash proceeds of any Indebtedness of the Company issued or sold subsequent to the date of the Indenture which has been converted into the Company's Equity Interests.

  For purposes of this covenant, (a) the amount of any Restricted Payment declared, paid or distributed in property of the Company or any Restricted Subsidiary shall be deemed to be the net book value of any such property that is intangible property and the Fair Market Value (as determined by and set forth in a resolution of the Company's board of directors) of any such property that is tangible property at the Computation Date, in each case, after deducting related reserves for depreciation, depletion and amortization; (b) the amount of any Restricted Payment declared, paid or distributed in obligations of the Company or any Restricted Subsidiary shall be deemed to be the principal amount of such obligations as of the date of the adoption of a resolution by the board of directors of the Company or such Restricted Subsidiary authorizing such Restricted Payment and (c) a distribution to holders of the Company's Equity Interests of (i) shares of Capital Stock or other Equity Interests of any Restricted Subsidiary of the Company or (ii) other assets of the Company, without, in either case, the receipt of equivalent consideration therefor shall be regarded as the equivalent of a cash dividend equal to the excess of the Fair Market Value of the Equity Interests or other assets being so distributed at the time of such distribution over the consideration, if any, received therefor.

  Limitations on Creation of Liens. The Indenture will provide that the Company will not, and will not permit any Restricted Subsidiary to, create, incur, assume or suffer to exist any Lien (as defined) upon any of their respective assets or properties now owned or hereafter acquired, or any income or profits therefrom, except for the following:

    (a) Existing Liens;

    (b) Liens on accounts receivable, inventory, general intangibles and proceeds therefrom granted in connection with Revolving Credit
  Indebtedness;

    (c) Permitted Liens;

    (d) Liens on assets or properties of the Company or of Restricted Subsidiaries of the Company to secure the payment of all or a part of the purchase price of assets or property acquired or constructed in the ordinary course of business after the date of the Indenture; provided, however, that (i) the aggregate principal amount of Indebtedness secured by such Liens shall not exceed the lesser of cost or Fair Market Value of the assets or property so acquired or constructed, (ii) the Indebtedness secured by such Liens shall have otherwise been permitted to be incurred under the Indenture and (iii) such Liens shall not encumber any other assets or property of the Company or any of its Restricted Subsidiaries and shall attach to such assets or property within 90 days of the completion of construction or acquisition of such assets or property;

    (e) Any Lien on assets or properties of the Company or of Restricted Subsidiaries of the Company securing any Capitalized Lease Obligation that is permitted to be incurred by the Company under "Limitations on Indebtedness"; provided, however, that such Liens do not extend to or cover any property or assets of the Company or any of its Restricted Subsidiaries other than the property or assets subject to such Capitalized Lease Obligations;

    (f) Liens securing Acquired Indebtedness permitted to be incurred under "Limitations on Indebtedness"; provided, however, that (i) such Liens existed on the date such asset or property was acquired and was not incurred as a result of or in anticipation of such acquisition and (ii) such Liens do not extend to or cover any property or assets of the Company or any of its Restricted Subsidiaries other than the property or assets so acquired;

    (g) Any Lien on assets or properties of the Company or of Restricted Subsidiaries of the Company granted in connection with a sale and leaseback transaction permitted under "Limitations on Sale and Leaseback Transactions," below; provided, however, that such Liens do not extend to or cover any property or assets not the subject of such sale and leaseback transaction;

    (h) Liens securing Refinancing Indebtedness which is incurred to refinance Indebtedness which has been secured by a Lien permitted under the Indenture and which is permitted to be refinanced under the Indenture; provided, however, that such Liens do not extend to or cover any property or assets of the Company or any of its Restricted Subsidiaries not securing the Indebtedness so refinanced; and

    (i) Liens on assets which are created to secure Senior Indebtedness, so long as the Senior Notes are equally and ratably secured thereby.

  Limitations on Payment Restrictions Affecting Restricted Subsidiaries. The Indenture will provide that the Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Restricted Subsidiary to (i) pay dividends or make any other distribution to the Company or its Restricted Subsidiaries on its Capital Stock, (ii) pay any Indebtedness owed to the Company or any other Restricted Subsidiary, (iii) make loans or advances to the Company or any other Restricted Subsidiary or (iv) transfer any of its property or assets to the Company or any other Restricted Subsidiary, except (A) consensual encumbrances or restrictions in financing or credit agreements in effect as of the date of the Indenture, (B) consensual encumbrances or restrictions in the Senior Notes and the Indenture, (C) any restriction, with respect to a Subsidiary of the Company that is not a Subsidiary of the Company on the date of the Indenture, in existence at the time such entity becomes a Subsidiary of the Company and not created as a result of or in anticipation of such entity becoming a Subsidiary of the Company; provided that such encumbrance or restriction is not applicable to any person or the properties or assets of any person other than a person that becomes a Subsidiary, (D) customary provisions restricting subletting or assignment of any lease, (E) with respect to clause (iv) above, in connection with purchase money obligations for property acquired in the ordinary course of business or (F) consensual encumbrances and restrictions of the type described in clauses (A) or (B) hereof that are not materially less favorable to the Holders than those contained in or pursuant to the agreements being replaced or the agreements evidencing the Indebtedness being refinanced.

  Limitations on Asset Sales. The Indenture will provide that the Company will not, and will not permit any Restricted Subsidiary to, make any Asset Sale unless (i) the Company or such Restricted Subsidiary receives consideration at the time of such Asset Sale at least equal to the Fair Market Value of the assets sold or otherwise disposed of, and at least 75% of the consideration received by the Company or such Restricted Subsidiary from such Asset Sale is in the form of cash; provided, however, that the amount of (A) any liability of the Company or such Restricted Subsidiary (as shown on the most recent balance sheet of the Company or such Restricted Subsidiary or in the notes thereto) that is assumed by the transferee in any such transaction (other than securities which are subordinated in right of payment to the Senior Notes) and
(B) any cash equivalent or note or other obligation received by the Company or such Restricted Subsidiary from such transferee that is converted by the Company or such Restricted Subsidiary into cash within 30 days of the receipt thereof shall be deemed to be cash for purposes of this provision; and (ii) the Net Proceeds received by the Company or such Restricted Subsidiary from such Asset Sale are applied in accordance with the following paragraphs.

  Within 270 days after consummation of such Asset Sale, the Company shall apply 100% of such Net Proceeds to either (i) an investment in a Related Business or (ii) an Asset Sale Offer with respect to the Senior Notes.

  The Company will cause a notice of any Asset Sale Offer to be mailed to the Holders not less than 20 business days prior to the purchase date. Such notice will contain all instructions and materials necessary to enable Holders to tender their Senior Notes to the Company. Upon receiving notice of an Asset Sale Offer, Holders may elect to tender their Senior Notes in whole or in part in integral multiples of $1,000 in exchange for cash. To the extent that Holders properly tender Senior Notes in an amount exceeding the Asset Sale Offer, Senior Notes of tendering holders will be repurchased on a pro rata basis (based on amounts tendered).

  The Company will comply, to the extent applicable, with the requirements of Rule 14e-1 under the Exchange Act and other securities laws or regulations in connection with any offer to repurchase and the repurchase of the Senior Notes as described above.

  Limitations on Sale and Leaseback Transactions. The Indenture will provide that the Company will not, and will not permit any Restricted Subsidiary to, enter into any arrangement with any person providing for the leasing by the Company or any such Restricted Subsidiary of any real property or tangible personal property, which property has been or is to be sold or transferred by the Company or such Restricted Subsidiary to such person in contemplation of such leasing, provided, however, that the Company or a Restricted Subsidiary of the Company may enter into any such sale and leaseback arrangement if (i) the Company or such Restricted Subsidiary is permitted to dispose of such asset under the "Limitation on Asset Sales" covenant, and (ii) (a) the Company would be entitled, under the covenant described in the initial paragraph of "Limitations on Indebtedness," to incur Indebtedness in an amount equal to the Attributable Indebtedness with respect to such arrangement or (b) the net proceeds of such sale are at least equal to the Fair Market Value of such property and the Company applies the Net Proceeds of such sale as provided under "Limitations on Asset Sales."

  Limitations on Mergers; Sales of Assets. The Indenture will provide that the Company shall not consolidate with or merge with or into, or sell, assign, convey, lease or transfer all or substantially all of its assets and those of its Subsidiaries taken as a whole to, any person, unless (i) the resulting, surviving or transferee person (if other than the Company) expressly assumes all the obligations of the Company under the Senior Notes and the Indenture;
(ii) such person is organized and existing under the laws of the United States, a state thereof or the District of Columbia; (iii) except in the case of a merger or consolidation involving only the Company and one or more Restricted Subsidiaries, after giving effect to such transaction, such person could incur $1.00 of additional Indebtedness pursuant to the initial paragraph of "Limitations on Indebtedness" (assuming a market rate of interest with respect to such additional Indebtedness); (iv) the Consolidated Net Worth of such person shall, immediately after giving effect to such transaction, be not less than the Consolidated Net Worth of the Company prior to such transaction; and
(v) immediately before and after giving effect to such transaction and treating any Indebtedness which becomes an obligation of the Company or any of its Subsidiaries or of such person as a result of such transaction as having been incurred by the Company or such Subsidiary or such person, as the case may be, at the time of such transaction, no Default or Event of Default shall have occurred and be continuing.

  Liquidation. The Indenture will provide that neither the Board of Directors nor the stockholders of the Company shall adopt a plan of liquidation which provides for, contemplates or the effectuation of which is preceded by (i) the sale, lease, conveyance or other disposition of all or substantially all of the assets of the Company and its Restricted Subsidiaries taken as a whole otherwise than substantially as an entirety and (ii) the distribution of all or substantially all of the proceeds of such sale, lease, conveyance or other disposition and of the remaining assets of the Company and its Restricted Subsidiaries taken as a whole to the holders of Capital Stock of the Company, unless the Company shall in connection with the adoption of such plan make provision for, or agree that prior to making any liquidating distribution it will make provision for, the satisfaction of the Company's obligations under the Indenture and the Senior Notes as to the payment of

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

principal, premium, if any, and interest. Provision for such payments shall be deemed to have been made only if (A) the Company has deposited or caused to be deposited with the Trustee irrevocably as trust funds in trust for the purpose,
(x) money in an amount, (y) U.S. Government Obligations which through the payment of interest and principal in respect thereof in accordance with their terms will provide not later than one day before the due date of the payment (referred to below) money in an amount, or (z) a combination thereof, sufficient, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee, to pay and discharge the principal of, premium, if any, and interest on the outstanding Senior Notes on the stated maturity date of such principal or interest; or (B) the liquidation is in compliance with clauses (i) through (v) referred to under the caption "Limitations on Mergers; Sales of Assets"; provided, however, that the Company shall not make any liquidating distribution until after it shall have certified to the Trustee with an Officers' Certificate at least five days prior to the making of any liquidating distribution that it has complied with the foregoing provisions.

  Transactions with Affiliates. The Indenture will provide that the Company and its Subsidiaries will not, directly or indirectly, enter into any transaction or series of related transactions with or for the benefit of any of their respective Affiliates (other than transactions among two or more of the Company and its Subsidiaries in the ordinary course of business), except if (a) (i) in the case of any such transaction in which the aggregate rental value, remuneration or other consideration (including the value of a loan), together with the aggregate rental value, remuneration or other consideration (including the value of a loan) of all such other transactions consummated in the year during which such transaction is proposed to be consummated, exceeds $500,000, the board of directors and the Independent Directors of the Company that are disinterested, each have (by a majority vote) determined in good faith that the aggregate rental price, remuneration or other consideration (including the value of any loan) inuring to the benefit of such Affiliate from any such transaction is not greater than that which would be charged to or extended by the Company or its Subsidiaries, as the case may be, on an arm's-length basis for similar properties, assets, rights, goods or services by or to a person not affiliated with the Company or its Subsidiaries, as the case may be, and (ii) in the case of any such transaction in which the aggregate rental value, remuneration or other consideration (including the value of any loan), together with the aggregate rental value, remuneration or other consideration (including the value of any loan) of all such other transactions consummated in the year during which such transactions proposed to be consummated, exceeds $5.0 million, the board of directors of the Company and the Independent Directors of the Company that are disinterested (each by a majority vote), and a nationally recognized investment banking firm, unaffiliated with the Company and the Affiliate which is party to such transaction, each has determined that the aggregate rental price, remuneration or other consideration (including the value of a loan) inuring to the benefit of such Affiliate from any such transaction is not greater than that which would be charged to or extended by the Company or its Subsidiaries, as the case may be, on an arm's-length basis for similar properties, assets, rights, goods or services by or to a person not affiliated with the Company or its Subsidiaries, as the case may be, and (b) such transaction is entered into in good faith and on an arm's length basis. Any transaction required to be approved by Independent Directors pursuant to the preceding paragraph shall be approved by at least one such Independent Director.

  Reports to Noteholders. The Indenture will provide that so long as the Senior Notes remain outstanding, the Company will provide to the Trustee and the Holders thereof and file with the Commission all unaudited quarterly and audited annual reports that would be required to be filed under the Exchange Act, regardless of whether it is subject to the provisions of the Exchange Act.

DEFAULTS AND REMEDIES

  An Event of Default is default for 30 days in payment of interest on the Senior Notes; default in payment of principal of, or premium with respect to, the Senior Notes; failure by the Company to comply with the covenants entitled "Limitations on Restricted Payments," "Limitations on Indebtedness," "Limitations on Asset Sales," "Limitations on Sale and Leaseback Transactions," "Liquidation," "Change of Control" and "Limitation on Mergers; Asset Sales"; failure by the Company to comply with any of its other agreements in the Indenture or the Senior Notes for a period that continues for 60 days after receipt of written notice from the Trustee or from the holders of at least 25% of the aggregate principal amount of the Senior Notes then outstanding, specifying such default; a default under any indebtedness of the Company or any of its subsidiaries, the principal amount of such indebtedness, together with the principal amount of any other such indebtedness under which there has been a default, aggregates $3.0 million or more; certain final judgments which remain undischarged or unstayed for a period of sixty (60) days; and certain events of bankruptcy or insolvency of the Company or its Subsidiaries.

  If an Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the Senior Notes may declare the Senior Notes due and payable immediately. However, if an Event of Default resulting from bankruptcy or insolvency occurs, such amount shall be due and payable without any declaration or any act on the part of the Trustee or the Holders. Such declaration or acceleration may be rescinded and past defaults may be waived by the Holders of a majority in principal amount of the Senior Notes upon conditions provided in the Indenture.

  Holders may not enforce the Indenture or the Senior Notes, except as provided therein. The Trustee may require an indemnity satisfactory to it before enforcing the Indenture or the Senior Notes. Subject to certain limitations, Holders of a majority in principal amount of the Senior Notes will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or such Indenture, that is unduly prejudicial to the rights of any Holder or that would subject the Trustee to personal liability. The Trustee may withhold from the Holders of the Senior Notes notice of any continuing default (except a default in payment of principal, premium, if any, or interest) if it determines that withholding notice is in their interest. The Company is required to file periodic reports with the Trustee as to the absence of Default. If a Default exists, the Company is required to describe the Default and efforts undertaken to remedy the default.

  Directors, officers, employees or stockholders, as such, of the Company and its Subsidiaries will not have any liability for any obligations of the Company under the Senior Notes or the Indenture or for any claim based on, in respect of, or by reason of, such obligations. Each Holder of a Senior Note by accepting a Senior Note waives and releases all such liability. The waiver and release are part of the consideration for the issue of the Senior Notes.

TRANSFER AND EXCHANGE

  A Holder may transfer or exchange Senior Notes in accordance with the Indenture. The Registrar may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and to pay any taxes and fees required by law. The Registrar need not transfer or exchange any Senior Note previously selected for redemption. A registered Holder of a Senior Note may be treated as the owner thereof for all purposes. No Senior Note shall be valid until the Trustee or an authenticating agent manually signs the certificate of authentication on the Senior Note. Each Senior Note shall become effective on the date upon which it is so signed.

AMENDMENT, SUPPLEMENT AND WAIVER

  Subject to certain exceptions, the Indenture or the Senior Notes may be amended or supplemented, and any past default or compliance with any provision may be waived, with the consent of the Holders of a majority in principal amount of the Senior Notes then outstanding. Without the consent of any Holder, the Company may amend or supplement the Indenture or the Senior Notes to comply with the provisions of the Indenture in the case of a consolidation, merger or sale of all or substantially all of the assets of the Company and its Subsidiaries taken as a whole, to provide for uncertificated Senior Notes in addition to or in place of certificated Senior Notes, to cure any ambiguity, defect or inconsistency or to make any other change that does not adversely affect the rights of any Holder.

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

  Without the consent of each holder affected, an amendment or waiver may not (with respect to any Securities held by a non-consenting Holder) (i) reduce the principal amount of Senior Notes whose holders must consent to an amendment or waiver; (ii) reduce the rate of, or change the time for payment of, interest, including default interest, on any Senior Notes; (iii) reduce the principal of or change the fixed maturity of any Senior Note(s), or alter the optional redemption provisions, or alter the price at which the Company shall offer to purchase such Senior Notes pursuant to an Asset Sale Offer or a Change of Control Offer; (iv) make any Senior Note payable in money other than that stated in such Senior Note; (v) make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of holders of the Senior Notes to receive payments of principal of or interest on the Senior Notes; (vi) waive a Default or Event of Default in the payment of principal of, premium, if any, or interest on the Senior Notes, including any such obligation arising pursuant to an Asset Sale Offer or a Change of Control Offer (except a rescission of acceleration of the Senior Notes by the holders of at least a majority (or, in the case of the failure to make a Change of Control Offer, two-thirds) in principal amount of the Senior Notes and a waiver of the payment default that resulted from such acceleration); (vii) waive the obligation to make an Asset Sale Offer or any payment required to be made pursuant to an Asset Sale Offer or a Change of Control Offer; or (viii) make any change in the foregoing amendment and waiver provisions. Without the consent of the Holders of at least two-thirds in principal amount of the Senior Notes, an amendment or waiver may not waive the obligation to make a Change of Control Offer.

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

  The Company may, at its option and at any time, elect to have all of its obligations discharged with respect to the outstanding Senior Notes ("Legal Defeasance") except for (i) the rights of holders of outstanding Senior Notes to receive payments in respect of the principal of, premium, if any, and interest on such Senior Notes when such payments are due, (ii) the Company's obligations with respect to the Senior Notes concerning issuing temporary Senior Notes, registration or transfer of Senior Notes, mutilated, destroyed, lost or stolen Senior Notes and the maintenance of an office or agency for payment and money for security payments held in trust, (iii) the rights, powers, trusts, duties and immunities of the Trustee, and the Company's obligations in connection therewith and (iv) the Legal Defeasance provisions of the Indenture. In addition, the Company may, at its option and at any time, elect to have the obligations of the Company released with respect to certain covenants that are described in the Indenture ("Covenant Defeasance") and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to the Senior Notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under "Events of Default" will no longer constitute an Event of Default with respect to the Senior Notes.

  In order to effect either a Legal Defeasance or a Covenant Defeasance, (i) the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the holders of the Senior Notes, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest on the outstanding Senior Notes on the stated maturity or on the applicable redemption date, as the case may be, of such principal or installment of principal of, premium, if any, or interest on the outstanding Senior Notes;
(ii) in the case of Legal Defeasance, the Company shall have delivered to the Trustee an opinion of counsel reasonably acceptable to the Trustee confirming that (A) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (B) since the date of the Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the holders of the outstanding Senior Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred; (iii) in the case of Covenant Defeasance, the Company shall have delivered to the Trustee an opinion of counsel reasonably acceptable to the Trustee confirming that the holders of the outstanding Senior Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred; (iv) no Default or Event of Default shall have occurred and be continuing on the date of such deposit or insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit; (v) such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the Indenture) to which the Company is a party or by which the Company is bound; (vi) the Company shall have delivered to the Trustee an opinion of counsel to the effect that after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally; (vii) the Company shall have delivered to the Trustee an Officers' Certificate stating that the deposit was not made by the Company with the intent of preferring the holders of Senior Notes over the other creditors of the Company or with the intent of defeating, hindering, delaying or defrauding creditors of the Company or others; and (viii) the Company shall have delivered to the Trustee an Officers' Certificate and an opinion of counsel, each stating that all conditions precedent provided for relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

THE TRUSTEE

  The Indenture provides that, except during the continuance of an Event of Default, the Trustee will perform only such duties as are specifically set forth in the Indenture. During the existence of an Event of Default, the Trustee will exercise such rights and powers vested in it under the Indenture and use the same degree of care and skill in their exercise as a prudent person would exercise under the circumstances in the conduct of such person's own affairs.

  The Indenture and provisions of the Trust Indenture Act incorporated by reference therein contain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest, it must eliminate such conflict or resign.

  The Trustee is the trustee under the indenture governing the Company's 9 1/4% Convertible Subordinated Debenture due 2005. In addition, the Company may have customary banking relationships with the Trustee in the ordinary course of business.

CERTAIN DEFINITIONS

  "Acquired Indebtedness" of any specified Person means Indebtedness of any other Person and its Subsidiaries existing at the time such other Person merged with or into or became a Subsidiary of such specified Person or assumed by the specified Person in connection with the acquisition of assets from such other Person, including, without limitation, Indebtedness of such other Person and its Subsidiaries incurred by the specified Person in connection with or in anticipation of (a) such other Person and its Subsidiaries being merged with or into or becoming a Subsidiary of such specified Person or (b) such Acquisition by the specified Person.

  "Affiliate" means, with respect to any party, any person directly or indirectly controlling or controlled by or under direct or indirect common control with such party. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided, however, that beneficial ownership of 10% or more of the voting securities of a Person shall be deemed to be control.

  "Asset Sale" means, with respect to the Company or any Restricted Subsidiary, the sale, lease, conveyance or other disposition (including, without limitation, by way of merger or consolidation, and whether by operation of law or otherwise) of any of the Company's or such Restricted Subsidiary's assets (including, without limitation, (x) any sale or other disposition of Equity Interests of any Restricted Subsidiary and (y) any sale or other disposition of any non-cash consideration received by the Company or such Restricted Subsidiary from any prior transaction or series of related transactions that constituted an Asset Sale under the Indenture), whether owned on the date of the Indenture or subsequently acquired, in one transaction or a series of related transactions; provided, however, that the following shall not constitute an Asset Sale: (i) a transaction or series of related transactions (other than transactions described in clause (y) above) in which the Fair Market Value of the cash and/or other consideration received (including, without limitation, the unconditional assumption of Indebtedness) is less than $500,000; (ii) a transaction or series of related transactions that results in a Change in Control; and (iii) sales of inventory, spare parts and related items, in the ordinary course of business of the Company and its Restricted Subsidiaries, consistent with past practices.

  "Attributable Indebtedness" means, with respect to any sale and leaseback arrangement, as at the time of determination, the greater of (i) the Fair Market Value of the property subject to such arrangement and (ii) the present value (discounted at a rate equivalent to the Company's then current weighted average cost of funds for borrowed money, compounded on a semi-annual basis) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such arrangement (including any period for which such lease has been extended).

  "Capital Stock" means any and all shares, interests, participations or other equivalents (however designated) of corporate stock.

  "Capitalized Lease Obligation" means Indebtedness represented by obligations under a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP and the amount of such Indebtedness shall be the capitalized amount of such obligations determined in accordance with GAAP.

  "Consolidated Cash Flow" of any person for any period means the sum (without duplication) of (i) the Consolidated Net Income of such person for such period plus (ii) the sum of (A) provision for income taxes based on income or profits for such period, (B) Total Interest Expense for such period, (C) depreciation expense for such period, (D) amortization expense for such period and (E) other non-cash charges for such period, in each case, to the extent such expense reduced Consolidated Net Income for such period, minus (iii) non-cash items increasing Consolidated Net Income for such period, in each case determined on a consolidated basis for such person and its consolidated Restricted Subsidiaries in accordance with GAAP.

  "Consolidated Indebtedness" means the Indebtedness of the Company and its consolidated Restricted Subsidiaries determined on a consolidated basis in conformity with GAAP.

  "Consolidated Net Income" of any person for any period means the aggregate Net Income of such person and its Subsidiaries (other than, in the case of the Company, an Unrestricted Subsidiary of the Company) for such period, provided that (i) the Net Income of any person which is not a wholly-owned Subsidiary of such person but which is consolidated with such person or is accounted for by such person by the equity method of accounting shall be included for the purpose of determining Net Income only to the extent of the amount of cash dividends or cash distributions paid to such person or a Subsidiary of such person (other than, in the case of the Company, an Unrestricted Subsidiary of the Company), (ii) the Net Income of any person acquired by such person or a Subsidiary of such person in a pooling of interests transaction for any period prior to the date of such acquisition shall be excluded, (iii) the Net Income of any Subsidiary of such person that is subject to restrictions, direct or indirect, on the payment of dividends or the making of distributions to such person shall be excluded to the extent of such restrictions, (iv) the Net Income of (A) any Unrestricted Subsidiary and (B) any Subsidiary less than 80% of whose securities having the right (apart from the right under special circumstances) to vote in the election of directors are owned by the Company or its wholly-owned Restricted

Subsidiaries shall be included only to the extent of the amount of cash dividends or cash distributions actually paid by such Subsidiary to the Company or a wholly-owned Restricted Subsidiary of the Company, (v) in the case of the Company, the Net Income attributable to any business, properties or assets acquired (by way of merger, consolidation, purchase or otherwise) by the Company or any Restricted Subsidiary of the Company for any period prior to the date of such acquisition shall be excluded and (vi) all extraordinary gains and losses, and any gain or loss realized upon the termination of any employee pension benefit plan, in respect of dispositions of assets other than in the ordinary course of business and any one-time increase or decrease to Net Income which is required to be recorded because of the adoption of new accounting policies, practices or standards required by GAAP, shall be excluded.

  "Consolidated Net Worth" means consolidated shareowners' equity as determined in accordance with GAAP.

  "Continuing Directors" means any member of the Board of Directors who (i) is a member of the Board of Directors on the date of the Indenture or (ii) was nominated for election or elected to the Board of Directors with the affirmative vote of two-thirds of the Continuing Directors who were members of the Board of Directors at the time of such nomination or election.

  "Eligible Investments" means, as to any person, (i) securities issued or directly and fully guaranteed or insured by the United States of America (and, in the case of Eligible Investments of a Foreign Subsidiary, the jurisdiction in which it operates) or any agency or instrumentally thereof (provided that the full faith and credit of the United States of America (or, in the case of Eligible Investments of a Foreign Subsidiary, the principal jurisdiction in which it operates) is pledged in support thereof) having maturities of not more than one year from the date of acquisition by such person, (ii) time deposits and certificates of deposits of any commercial bank incorporated in the United States of America (or, in the case of Eligible Investments of a Foreign Subsidiary, the principal jurisdiction in which it operates) of recognized standing having capital and surplus in excess of $100.0 million, (iii) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clause (i) above (except that there shall be no restrictions on the maturities of such underlying securities pursuant to this clause (iii) entered into with any bank meeting the qualifications specified in clause (ii)), (iv) commercial paper issued by the parent corporation of any commercial bank (provided that the parent corporation and the bank are both incorporated in the United States of America (or, in the case of Eligible Investments of a Foreign Subsidiary, the principal jurisdiction in which it operates)) of recognized standing having capital and surplus in excess of $100.0 million, and commercial paper rated at least A-1 or the equivalent thereof by Standard & Poor's Corporation or at least P-1 or the equivalent thereof by Moody's Investors Service, Inc. and in each case maturing within 365 days from the date of acquisition thereof, (v) securities, bonds, notes, debentures, investments or other forms of Indebtedness of any person rated at least A-2 or the equivalent thereof by Standard & Poor's Corporation or P-2 or the equivalent thereof by Moody's Investors Service, Inc., and in each case maturing within 365 days from the date of acquisition thereof, and (vi) investments in money market or mutual funds registered under the Investment Company Act of 1940, as amended, whose sole investments are comprised of securities of the types described in clauses (i) through (v) above.

  "Equity Interests" means shares, interest, participation or other equivalents (however designated) of Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security which is convertible into, or exchangeable for, Capital Stock).

  "Exchange Act" means the Securities Exchange Act of 1934, as amended.

  "Existing Debentures" means the Company's 9 1/4% Convertible Subordinated Debentures due 2005 issued under the Indenture dated as of October 1, 1980 between the Company and Morgan Guaranty Trust Company of New York, as Trustee.

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

  "Existing Indebtedness" means all indebtedness of the Company and its Subsidiaries (including DEA and its Subsidiaries) existing on the date of the Indenture, after giving effect to the DEA Acquisition, the Offering and the application of the proceeds therefrom.

  "Existing Liens" means Liens existing on the date of the Indenture.

  "Fair Market Value" means, with respect to any asset or property, the price which could be negotiated in an arm's length free market transaction, for cash, between a willing seller and a willing buyer, neither of whom is under undue pressure or compulsion to complete the transaction. Fair Market Value shall be determined by a majority of the members of the Board of Directors of the Company, and a majority of the disinterested members of such Board of Directors, if any, acting in good faith and shall be evidenced by a duly and properly adopted resolution of the Board of Directors except any determination of Fair Market Value made with respect to any real property or personal property which is customarily appraised shall be made by an independent qualified appraiser.

  "Fixed Charges" means for any person for any period the sum of (i) Total Interest Expense and (ii) dividends or other distributions paid on Preferred Stock of such person and its Restricted Subsidiaries for such period.

  "Fixed Charge Coverage Ratio" means for any person for any period the ratio of its (a) Consolidated Cash Flow to (b) Fixed Charges for such period. If, at any time during the period for which Consolidated Cash Flow or Fixed Charges of any person is required to be determined, or concurrently with or immediately after the incurrence of any Indebtedness giving rise to any such determination, any of the following events shall occur: (i) such person acquires a Subsidiary;
(ii) such person or any of its Restricted Subsidiaries acquires directly or indirectly a business; (iii) such person or any of its Subsidiaries sells or otherwise disposes of any of their respective Subsidiaries (a "Stock Disposition") or any properties or assets (including on liquidation, dissolution or winding up) outside the ordinary course of business (an "Asset Disposition") and such Stock Disposition or Asset Disposition, together with all other Stock Dispositions and Asset Dispositions during the immediately preceding 12-month period, accounts for more than 5% of such person's Consolidated Cash Flow for the four consecutive fiscal quarters of such person immediately preceding the date of such determination; or (iv) such person or any of its Subsidiaries incurs any Indebtedness, then Consolidated Cash Flow and Fixed Charges shall each be computed giving pro forma effect to such event and the application of the proceeds, if any, therefrom, as if such event (and the application of such proceeds) had occurred at the beginning of such period. Pro forma adjustments made pursuant to the preceding sentence shall reflect only actual transactions and shall not reflect any assumed increases in income or reductions of expenses. For purposes of this definition, if the date of determination occurs prior to the date on which the Company's consolidated financial statements for the four full fiscal quarters subsequent to the date on which the Senior Notes are originally issued are first available, Consolidated Cash Flow and Fixed Charges shall be calculated giving pro forma effect to (i) the issuance of any Securities outstanding on the date of determination and (ii) any merger of the Company that occurred at any time during the period (A) commencing on the first day of the four full fiscal quarter period for which financial statements are available that precedes the date of determination and (B) ending on and including the date of determination as, in the case of clauses (i) and (ii), if they had occurred on the first day of such period.

  "Foreign Subsidiary" means any Subsidiary of the Company, more than 80% of the sales, earnings or assets (determined on a consolidated basis) of which are located or derived from operations outside the United States.

  "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession, which are in effect from time to time; provided, however, that for purposes of determining compliance with the covenants contained in Articles 4 and 5 of the Indenture, GAAP shall mean such generally accepted accounting principles, as in effect on the date of the Indenture.

  "Indebtedness" of any person means the principal of and interest on (i) all indebtedness for money borrowed or which is evidenced by a bond, debenture, note or other similar instrument or agreement, whether or not for money borrowed, but excluding trade credit evidenced by any such instrument or agreement; (ii) Capitalized Lease Obligations; (iii) indebtedness, secured or unsecured, created or arising in connection with the acquisition or improvement of any property or asset or the acquisition of any business; (iv) all indebtedness secured by any Lien upon property owned by such person and all indebtedness secured in the matter specified in this clause even if such person has not assumed or become liable for the payment thereof; (v) all indebtedness of such person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such person or otherwise representing the deferred and unpaid balance of the purchase price of any such property, including all indebtedness created or arising in the manner specified in this clause even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property; (vi) guarantees, direct or indirect, of any indebtedness of other persons referred to in clauses (i) through (v) above, or of dividends or leases, taxes or other obligations of other persons, excluding any guarantee arising out of the endorsement of negotiable instruments for collection in the ordinary course of business; (vii) contingent obligations in respect of, or to purchase or otherwise acquire or be responsible or liable for, through the purchase of products or services, irrespective of whether such products are delivered or such services are rendered, or otherwise, any such indebtedness referred to in clauses (i) through (v) above; and (viii) any obligation, contingent or otherwise, arising under any surety, performance or maintenance bond; which indebtedness, Capitalized Lease Obligation, guarantee or contingent obligation such person has directly or indirectly created, incurred, assumed, guaranteed or otherwise become liable or responsible for, whether then outstanding or thereafter created. For purposes of the foregoing definition, the liquidation preference of any Preferred Stock issued by a Subsidiary of the Company to persons other than the Company or a wholly-owned Restricted Subsidiary of the Company shall be deemed to represent an equal principal amount of Indebtedness and dividends thereon shall be deemed to represent an equal amount of interest. Any reference in this definition to indebtedness shall be deemed to include any renewals, extensions, refundings, amendments and modifications of any such indebtedness or any indebtedness issued in exchange for such indebtedness.

  "Independent Director" of any person means any director who is not an employee or an officer of such person and who is not otherwise an Affiliate (other than by virtue of his or her position as a director) of such person.

  "Interest Rate Protection Agreement" means any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement or other similar agreement or arrangement designed to protect a Person or any of its Subsidiaries against fluctuations in interest rates to or under which such Person or any of its Subsidiaries is or becomes a party or a beneficiary.

  "Investment" means any direct or indirect advance, loan, other extension of credit or capital contribution to, purchase or acquisition of Equity Interests, bonds, notes, debentures or other securities of, or purchase or other acquisition of all or a substantial part of the business, assets, Equity Interests or other evidence of beneficial ownership of, or any other investment in or Guarantee of any Indebtedness of, any person.

  "Lien" means any mortgage, lien, pledge, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof and any agreement to give any security interest).

  "Net Income" means for any person for any period the net income (loss) of such person and its Subsidiaries (other than, in the case of the Company, Unrestricted Subsidiaries) determined in accordance with GAAP.

  "Net Proceeds" means the aggregate cash proceeds received by the Company or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, the proceeds of insurance paid on account of the loss of or damage to any property, or compensation or other proceeds for any property taken by condemnation, eminent domain or similar proceedings, and any non-cash consideration received by the Company or any Restricted Subsidiary from any Asset Sale that is converted into or sold or otherwise disposed of for cash within ninety (90) days after the relevant Asset Sale), net of (i) the direct costs relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees and sales commissions), (ii) any taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions arising from such Asset Sale), (iii) all amounts required to be applied to the repayment of, or representing the amount of permanent reductions in the commitments relating to, Indebtedness secured by a Lien on the asset or assets the subject of such Asset Sale (other than Indebtedness relating to the Securities) which Lien is and is permitted to be prior to the Lien on such assets in favor of the Trustee, if any, and (iv) any reserve for adjustment in respect of the sale price of such asset or assets required by GAAP.

  "Permitted Investments" means (a) investments in cash and Eligible Investments; (b) Investments in any wholly owned Subsidiary of the Company by the Company, or by any other wholly owned Subsidiary of the Company, provided that such Investment shall only be a Permitted Investment so long as any such wholly owned Subsidiary in which the Investment has been made or which has made such Investment remains a wholly owned Subsidiary of the Company; (c) Investments, not exceeding $2 million at any one time in the aggregate, in joint ventures, partnerships or Persons that are not wholly owned Subsidiaries of the Company that are made solely for the purpose of acquiring or developing a Related Business; and (d) Investments of the Company and its Subsidiaries arising as a result of any Asset Sale otherwise complying with the terms of the Indenture, provided that for each Asset Sale the maximum aggregate amount of Investments permitted under this clause (d) shall not exceed 25% of the total consideration received for such Asset Sale by the Company, or any Subsidiary of the Company.

  "Permitted Liens" means, as of any particular time, any one or more of the following:

    (a) Liens for taxes, rates and assessments not yet due or, if due, the validity of which is being contested diligently and in good faith by the Company or any Restricted Subsidiary and against which the Company has established appropriate reserves in accordance with GAAP;

    (b) the Lien of any judgment rendered which is being contested diligently and in good faith by the Company or any of its Restricted Subsidiaries and against which the Company has established appropriate reserves and which does not have a material adverse effect on the ability of the Company and its Restricted Subsidiaries to operate their business or operations;

    (c) other than in connection with Indebtedness, any Lien arising in the ordinary course of business (i) to secure payments of workers' compensation, unemployment insurance, pension or other social security or retirement benefits, or to secure the performance of bids, tenders, leases, progress payments, contracts (other than for the payment of money) or to secure public or statutory Obligations of the Company or any Restricted Subsidiary, or to secure surety or appeal bonds to which the Company or any Restricted Subsidiary is a party, (ii) imposed by law dealing with materialmen's, mechanics', workmen's, repairmen's, warehousemen's, landlords', vendors' or carriers' Liens created by law, or deposits or pledges which are not yet due or, if due, the validity of which is being contested diligently and in good faith by the Company or any Restricted Subsidiary and against which the Company has established appropriate reserves and (iii) like Liens;

    (d) servitude, licenses, easements, encumbrances, restrictions, rights-of-way and rights in the nature of easements or similar charges which will not in the aggregate materially adversely impair the use of the subject property by the Company or a Restricted Subsidiary;

    (e) zoning and building by-laws and ordinances, municipal by-laws and regulations, and restrictive covenants, which do not materially interfere with the use of the subject property by the Company or a Restricted Subsidiary as such property is used as of the date of the Indenture;

    (f) any extension, renewal, substitution or replacement (or successive extension, renewals, substitutions or replacements), as a whole or in part, of any of the Liens referred to in clauses (a) through (e) of this definition or the Indebtedness secured thereby; provided that (1) such extension, renewal, substitution or replacement Lien shall be limited to that portion of the property or assets, now owned or hereafter acquired, that was subject to the Lien prior to such extension, renewal, substitution or replacement Lien and (2) the principal amount of Indebtedness secured by such Lien (assuming all available amounts were borrowed) at such time is not increased.

  "Person" means any individual, corporation, partnership, joint venture, trust, estate, unincorporated organization or government or any agency or political subdivision thereof.

  "Preferred Stock," as applied to the Equity Interest of any corporation, means stock of any class or classes (however designated) which is preferred over shares of stock of any other class of such corporation as to the distribution of assets on any voluntary or involuntary liquidation or dissolution of such corporation or as to dividends.

  "Related Business" means any corporation or other entity engaged in, and any asset utilized in, the manufacture of metrology products or any product reasonably related to metrology products.

  "Restricted Subsidiary" means (i) any Subsidiary of the Company in existence on the date of the Indenture, (ii) any Subsidiary of the Company organized or acquired after the date of the Indenture, unless such Subsidiary shall have been designated as an Unrestricted Subsidiary by a resolution of the Board of Directors as provided in the definition of "Unrestricted Subsidiary" and (iii) any Unrestricted Subsidiary which is designated as a Restricted Subsidiary by the Board of Directors; provided, that immediately after giving effect to any such designation (A) no Default or Event of Default shall have occurred and be continuing and (B) in the case of any designation referred to in clause (ii) or
(iii) hereof, the Company could incur at least $1.00 of Indebtedness pursuant to the initial paragraph of "Certain Covenants--Limitations on Indebtedness," on a pro forma basis taking into account such designation. The Company will evidence any such designation to the Trustee by promptly filing with the Trustee an Officers' Certificate certifying that such designation has been made and complies with the requirements of the immediately preceding sentence. Notwithstanding the foregoing, Restricted Subsidiaries shall include the corporate and other entities, referred to in the Indenture as the DEA Group, acquired by the Company in the DEA Acquisition.

  "Revolving Credit Indebtedness" means, without duplication, Indebtedness of the Company incurred pursuant to or in connection with one or more revolving credit, letter of credit or other working capital facilities (including without limitation the Revolving Credit Facility), in an aggregate principal amount not to exceed, at any one time outstanding, the lesser of (i) $35,000,000 and (ii) the sum of (A) 85% of the gross book value of accounts receivable of the Company and its Restricted Subsidiaries and (B) 50% of the gross book value of the inventory of the Company and its Restricted Subsidiaries.

  "Senior Indebtedness" means (i) the Senior Notes, (ii) all additional Indebtedness incurred by the Company or its Restricted Subsidiaries that is permitted to be incurred under the Indenture that is not by its terms subordinated to the Senior Notes and (iii) all renewals, extensions, amendments, refinancings, repurchases or redemptions, modifications, replacements or refundings thereof, in whole or in part, that are permitted pursuant to the Indenture. Senior Indebtedness shall not include the 9 1/4% Convertible Subordinated Debentures.

  "Sinking Fund Payments on the Existing Debentures" means scheduled sinking fund payments under the Existing Debentures, and purchases by the Company of Existing Debentures to be used by the Company to make scheduled sinking fund payments under the Existing Debentures due within one year from the date of purchase.

  "Subsidiary" means, with respect to the Company, (i) any corporation of which the outstanding Equity Interests having at least a majority of the votes entitled to be cast in the election of directors, under ordinary circumstances, shall at the time be owned, directly or indirectly, by the Company and one or more of its Subsidiaries or by one or more of the Company's Subsidiaries or
(ii) any other person or entity of which at least a majority of voting interest, under ordinary circumstances, shall at the time be owned, directly or indirectly, by the Company, by the Company and one or more of its Subsidiaries or by one or more of the Company's Subsidiaries.

  "Total Interest Expense" means for any person for any period the aggregate amount of interest in respect of Indebtedness (including amortization of original issue discount on any Indebtedness and amortization of deferred financing costs, in each case calculated in accordance with GAAP) and all but the principal component of rentals in respect of Capitalized Lease Obligations, paid or accrued by such person and its Restricted Subsidiaries during such period, determined on a consolidated basis in accordance with GAAP. For purposes of this definition, (i) interest on Indebtedness determined on a fluctuating basis for periods succeeding the date of determination shall be deemed to accrue at a rate equal to the rate of interest on such Indebtedness as in effect on the date of determination and (ii) interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by the Chief Financial Officer of such person to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP.

  "Unrestricted Subsidiary" means, until such time at it may be designated as a Restricted Subsidiary by the Board of Directors of the Company as provided in and in compliance with the definition of "Restricted Subsidiary," (i) any Subsidiary of the Company organized or acquired after the date of the Indenture in which all investments, loans, advances or capital contributions by the Company or any Restricted Subsidiary are made only from funds available for the making of Restricted Payments as described under "Certain Covenants-- Limitations on Restricted Payments" and (ii) any Subsidiary of an Unrestricted Subsidiary. The Board of Directors of the Company may designate any Subsidiary of the Company (including any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary owns any Equity Interests of, or owns, or holds any Lien upon, any property of, any Subsidiary of the Company which is not a Subsidiary of such Subsidiary to be so designated; provided that each Subsidiary to be so designated and each of its Subsidiaries has not, at the time of designation, and does not thereafter, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any Indebtedness pursuant to which the lender has recourse to any of the assets of the Company or any of its Restricted Subsidiaries. The Company will evidence any such designation by promptly filing with the Trustee an Officers' Certificate certifying that such designation has been made and complies with the requirements of the immediately preceding sentence.

                    DESCRIPTION OF REVOLVING CREDIT FACILITY

  Set forth below are certain terms that the Company expects will be included in the Revolving Credit Facility. The Company has not yet entered into the Revolving Credit Facility. There can be no assurance that the Revolving Credit Facility will become effective, or that it will contain the terms described herein if it becomes effective. The Revolving Credit Facility is a condition to the Offering.

  The Company expects that the Revolving Credit Facility will provide the Company with a three-year revolving credit facility of cash borrowings and issuances or guarantees of letter of credit in an aggregate amount of up to $25 million, subject to a borrowing base based on domestic inventory and accounts receivable. The Company expects that the Company's obligations under the Revolving Credit Facility will be secured by substantially all the Company's domestic current and after-acquired inventory and accounts receivable.

                                  UNDERWRITING

  Wertheim Schroder & Co. Incorporated has agreed, subject to certain conditions, to purchase from the Company all of the Senior Notes offered hereby, if any are purchased. Wertheim Schroder & Co. Incorporated has advised the Company that it proposes to offer the Senior Notes to the public initially at the offering price set forth on the cover page of this Prospectus, which public offering price may be changed by Wertheim Schroder & Co. Incorporated after the initial public offering.

  The Company and Wertheim Schroder & Co. Incorporated have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act.

  Prior to the Offering, there has not been any market for the Senior Notes. The Senior Notes will not be listed on a national securities exchange or authorized for quotation on The Nasdaq System. The Company has been advised by Wertheim Schroder & Co. Incorporated that it presently intends to make a market in the Senior Notes; however, it is not obligated to do so and such market making activity may be discontinued at any time. There can be no assurance that an active public market for the Senior Notes will develop. If a public trading market develops for the Senior Notes, future trading prices of such securities will depend on many factors, including, among other things, prevailing interest rates, the Company's results of operations and the market for similar securities. Depending on such other factors, the Senior Notes may trade at a discount from their face value.

  Wertheim Schroder & Co. Incorporated has provided certain financial advisory and investment banking services to the Company and certain of its affiliates (including services in connection with the DEA acquisition) from time to time and has received compensation customary for such services.

                                 LEGAL OPINIONS

  The legality of the Senior Notes will be passed upon for the Company by Ropes & Gray, Boston, Massachusetts. Howard K. Fuguet, who is a director of the Company, is a partner of Ropes & Gray. Mr. Fuguet owns 1,000 shares of Brown & Sharpe's Class A Common Stock. Certain legal matters in connection with the Offering will be passed upon for Wertheim Schroder & Co. Incorporated by Weil, Gotshal & Manges (a partnership including professional corporations), New York, New York.

                                    EXPERTS

  The consolidated financial statements of Brown & Sharpe Manufacturing Company as of December 26, 1992 and December 25, 1993 and for each of the three years in the period ended December 25, 1993 included in this Prospectus have been included herein in reliance upon the report of Coopers & Lybrand, independent accountants, given on the authority of that firm as experts in accounting and auditing.

  The combined financial statements of DEA as of December 31, 1992 and December 31, 1993 and for each of the two years in the period ended December 31, 1993 included in this Prospectus have been included herein in reliance upon the report of Reconta Ernst & Young, independent accountants, given on the authority of that firm as experts in accounting and auditing. The consolidated financial statements of DEA as of December 31, 1991 and for the year ended December 31, 1991 have been included herein in reliance upon the report of Coopers & Lybrand, independent accountants, given on the authority of that firm as experts in accounting and auditing.

  The financial statements of Roch as of December 31, 1992 and December 31, 1993 and for each of the two years in the period ended December 31, 1993 included in this Prospectus have been included herein in reliance upon the report of Kurt Schlotthauer, independent accountant, given on the authority of that firm as experts in accounting and auditing.

  The financial statements of Mauser as of December 31, 1992 and December 31, 1993 and for each of the two years in the period ended December 31, 1993 included in this Prospectus have been included herein in reliance upon the report of Coopers & Lybrand Wirtschaftsprufungsgesellschaft Gesellschaft mit beschrankter Haftung, independent accountants, given on the authority of that firm as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

  The Company has filed with the Commission a Registration Statement on Form S-1 (herein, together with all amendments and exhibits thereto, the "Registration Statement") under the Securities Act of 1933, with respect to the securities offered hereby. This Prospectus does not contain all the information set forth in the Registration Statement. Statements contained in this Prospectus concerning the provisions of certain documents are not necessarily complete and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement or otherwise filed with the Commission, each statement being qualified in all respects by such reference.

  The Company has agreed to furnish the Trustee (as defined) and holders of the Senior Notes with the reports required to be filed under Sections 13 and 15(d) of the Exchange Act, regardless of whether the Company is subject to the reporting requirements under the Exchange Act. The Company has also agreed, so long as the Senior Notes remain outstanding, to file reports under Section 13 or 15(d) of the Exchange Act and to make such reports available to prospective purchasers of the Senior Notes, securities analysts and broker-dealers upon request.

                         INDEX TO FINANCIAL STATEMENTS

                                                                           PAGE
                                                                           ----
CONSOLIDATED FINANCIAL STATEMENTS OF BROWN & SHARPE
  Report of Independent Accountants--Coopers & Lybrand....................  F-2
  Consolidated Balance Sheet as of December 26, 1992, December 25, 1993,
   and April 2, 1994 (Unaudited)..........................................  F-3
  Consolidated Statement of Income (Loss) for the Years Ended December 28,
   1991, December 26, 1992, and December 25, 1993, and for the Quarters
   Ended March 27, 1993 (Unaudited) and April 2, 1994 (Unaudited).........  F-4
  Consolidated Statement of Cash flows for the Years Ended December 28,
   1991, December 26, 1992, and December 25, 1993, and for the Quarters
   ended March 27, 1993 (Unaudited) and April 2, 1994 (Unaudited).........  F-5
  Notes to Consolidated Financial Statements..............................  F-7
COMBINED FINANCIAL STATEMENTS OF DEA
  Report of Independent Accountants--1991--Coopers & Lybrand.............. F-22
  Report of Independent Accountants--1992--Price Waterhouse............... F-23
  Report of Independent Accountants--1992 and 1993--Reconta Ernst & Young. F-24
  Combined Balance Sheet as of December 31, 1992, 1993, and March 31, 1994
   (Unaudited)............................................................ F-25
  Combined Statement of Income (Loss) for the Years Ended December 31,
   1991, 1992, and 1993, and for the Quarters Ended March 31, 1993
   (Unaudited) and 1994 (Unaudited)....................................... F-26
  Combined Statement of Cash Flows for the Years Ended December 31, 1991,
   1992, and 1993, and for the Quarters Ended March 31, 1993 (Unaudited)
   and 1994 (Unaudited)................................................... F-27
  Combined Statement of Changes in Divisional Deficit for the Years Ended
   December 31, 1991, 1992, and 1993, and for the Quarters Ended March 31,
   1993 (Unaudited) and 1994 (Unaudited).................................. F-28
  Notes to Combined Financial Statements.................................. F-29
FINANCIAL STATEMENTS OF ETS. PIERRE ROCH S.A.
  Report of Independent Accountants--Kurt Schlotthauer (Expert Comptable). F-47
  Balance Sheet as of December 31, 1992, 1993, and March 31, 1994
   (Unaudited)............................................................ F-48
  Statement of Income (Loss) for the Years Ended December 31, 1991, 1992,
   and 1993, and for the Quarters Ended March 31, 1993 (Unaudited) and
   1994 (Unaudited)....................................................... F-49
  Statement of Cash Flows for the Years Ended December 31, 1991, 1992, and
   1993, and for the Quarters Ended March 31, 1993 (Unaudited) and 1994
   (Unaudited)............................................................ F-50
  Notes to Financial Statements........................................... F-51
FINANCIAL STATEMENTS OF MAUSER PRAZISIONS--MESSMITTEL GMBH
  Report of Independent Accountants--Coopers & Lybrand
   Wirtschaftsprufungsgesellschaft Gesellschaft mit beschrankter Haftung.. F-69
  Balance Sheet as of December 31, 1992, 1993, and March 31, 1994
   (Unaudited)............................................................ F-70
  Statement of Income (Loss) and Accumulated Losses for the Years Ended
   December 31, 1991, 1992, and 1993, and for the Quarters Ended March 31,
   1994 (Unaudited)....................................................... F-71
  Statement of Cash Flows for the Years Ended December 31, 1991, 1992, and
   1993, and for the Quarters Ended March 31, 1994 (Unaudited)............ F-72
  Notes to Financial Statements........................................... F-73

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Shareowners and Directors
 of Brown & Sharpe Manufacturing Company:

  We have audited the consolidated balance sheet of Brown & Sharpe Manufacturing Company as of December 26, 1992 and December 25, 1993, and the consolidated statements of income (loss), cash flows, and shareowners' equity for each of the three years in the period ended December 25, 1993. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Brown & Sharpe Manufacturing Company as of December 25, 1993 and December 26, 1992, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 25, 1993, in conformity with generally accepted accounting principles.

Boston, Massachusetts                     Coopers & Lybrand
February 14, 1994, except as to
the information presented in
Note 2, for which the date
is June 7, 1994

                      BROWN & SHARPE MANUFACTURING COMPANY

                           CONSOLIDATED BALANCE SHEET

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                DEC. 26,  DEC. 25,   APRIL 2,
                                                  1992      1993       1994
                                                --------  --------  -----------
                                               (AS ADJUSTED--NOTE 2)(UNAUDITED)
                    ASSETS
CURRENT ASSETS:
  Cash and cash equivalents.................... $  4,640  $  2,094   $  3,818
  Restricted cash..............................      --      6,078      6,113
  Accounts receivable, net of allowances for
   doubtful accounts of $1,452, $1,320 and
   $1,635......................................   37,150    44,525     42,284
  Inventories..................................   62,008    53,963     57,550
  Prepaid expenses and other current assets....    3,281     3,031      3,387
                                                --------  --------   --------
    Total current assets.......................  107,079   109,691    113,152
Property, plant and equipment:
  Land.........................................    6,509     6,398      6,358
  Buildings and improvements...................   32,043    32,315     32,572
  Machinery and equipment......................   83,120    77,053     78,615
                                                --------  --------   --------
                                                 121,672   115,766    117,545
  Less accumulated depreciation................   75,270    72,212     73,775
                                                --------  --------   --------
    Total property, plant and equipment........   46,402    43,554     43,770
Other assets...................................   12,605    12,626     12,760
                                                --------  --------   --------
                                                $166,086  $165,871   $169,682
                                                ========  ========   ========
      LIABILITIES AND SHAREOWNERS' EQUITY

CURRENT LIABILITIES:
  Notes payable and current installments of
   long-term debt.............................. $ 26,074  $ 31,804   $ 33,742
  Accounts payable.............................   11,818    12,716     12,549
  Accrued expenses and income taxes............   21,151    19,146     22,665
                                                --------  --------   --------
    Total current liabilities..................   59,043    63,666     68,956
Long-term debt.................................   34,626    32,696     33,224
Deferred income taxes..........................    1,660     1,763      1,781
Unfunded accrued pension cost..................    4,083     4,226      4,345
SHAREOWNERS' EQUITY:
  Preferred stock, $1 par value; authorized
   1,000,000 shares; none issued...............      --        --         --
  Common stock:
  Class A, par value $1; authorized 15,000,000
   shares; issued 4,358,261 shares in 1992,
   4,431,890 in 1993, and 4,651,368 in 1994....    4,358     4,432      4,651
  Class B, par value $1; authorized 2,000,000
   shares; issued 621,201 shares in 1992,
   547,604 in 1993, and 545,539 in 1994........      621       548        546
  Additional paid in capital...................   45,710    45,710     47,013
  Earnings employed in the business............    6,894     4,377      1,503
  Cumulative foreign currency translation
   adjustment..................................   10,260     9,394      8,547
  Treasury stock; 16,662 shares in 1992, 8,076
   in 1993 and in 1994, at cost................     (336)     (163)      (163)
  Unearned compensation........................     (833)     (778)      (721)
                                                --------  --------   --------
    Total shareowners' equity..................   66,674    63,520     61,376
                                                --------  --------   --------
                                                $166,086  $165,871   $169,682
                                                ========  ========   ========

    The accompanying notes are an integral part of the financial statements.

                      BROWN & SHARPE MANUFACTURING COMPANY

                    CONSOLIDATED STATEMENT OF INCOME (LOSS)

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                      YEAR ENDED              QUARTER ENDED
                              ----------------------------  ------------------
                              DEC. 28,  DEC. 26,  DEC. 25,  MAR. 27,  APRIL 2,
                                1991      1992      1993      1993      1994
                              --------  --------  --------  --------  --------
                                (AS ADJUSTED--NOTE 2)          (UNAUDITED)
Net sales.................... $175,847  $160,695  $157,035  $39,758   $36,659
Cost of goods sold...........  119,481   116,283   110,841   28,448    25,940
Selling, general and
 administrative expense......   56,672    52,509    45,474   10,744    12,261
                              --------  --------  --------  -------   -------
  Operating profit (loss)....     (306)   (8,097)      720      566    (1,542)
Interest expense.............   (4,219)   (5,272)   (5,100)  (1,132)   (1,280)
Other income, net............      824     2,135     2,764    1,794        48
                              --------  --------  --------  -------   -------
  Income (loss) before income
   taxes.....................   (3,701)  (11,234)   (1,616)   1,228    (2,774)
Income tax provision
 (benefit)...................     (800)   (3,250)      800      --        100
                              --------  --------  --------  -------   -------
  Income (loss) from
   continuing operations.....   (2,901)   (7,984)   (2,416)   1,228    (2,874)
  (Loss) from discontinued
   operations................   (1,180)      --        --       --        --
                              --------  --------  --------  -------   -------
Net income (loss)............ $ (4,081) $ (7,984) $ (2,416) $ 1,228   $(2,874)
                              ========  ========  ========  =======   =======
Primary and fully diluted
 loss per common share:
  Income (loss) from
   continuing operations..... $  (0.62) $  (1.63) $  (0.49) $  0.25   $ (0.57)
  (Loss) from discontinued
   operations................    (0.25)      --        --       --        --
                              --------  --------  --------  -------   -------
  Net income (loss).......... $  (0.87) $  (1.63) $  (0.49) $  0.25   $ (0.57)
                              ========  ========  ========  =======   =======


    The accompanying notes are an integral part of the financial statements.

                      BROWN & SHARPE MANUFACTURING COMPANY

                      CONSOLIDATED STATEMENT OF CASH FLOWS
                             (DOLLARS IN THOUSANDS)

                                       YEAR ENDED              QUARTER ENDED
                               ----------------------------  ------------------
                               DEC. 28   DEC. 26,  DEC. 25,  MAR. 27,  APRIL 2,
                                 1991      1992      1993      1993      1994
                               --------  --------  --------  --------  --------
                                 (AS ADJUSTED--NOTE 2)          (UNAUDITED)
CASH PROVIDED BY (USED IN)
 OPERATIONS:
  Net loss.................... $ (4,081) $ (7,984) $ (2,416) $ 1,228   $ (2,874)
  Adjustment for noncash
   Items:
    Depreciation and
     amortization.............    8,700     7,330     6,355    1,646      1,307
    Pension credits and
     charges..................      831       762       138       75        112
    Deferred income taxes.....   (1,000)   (3,600)      500     (500)       --
    Gain on sale of
     operations...............      --       (628)   (2,182)  (2,000)       --
  Changes in working capital:
    Accounts receivable.......      822     6,925    (8,204)  (3,251)     5,762
    Inventories...............     (282)     (577)      957    1,757        495
    Prepaid expenses and other
     current assets...........     (842)     (859)      323      727       (477)
    Accounts payable and
     accrued expenses.........   (5,363)    2,826    (1,455)   1,549       (798)
    Net assets of discontinued
     operations...............   12,645     1,912       --       --         --
                               --------  --------  --------  -------   --------
  Net Cash Provided by (Used
   in) Operations.............   11,430     6,107    (5,984)   1,231      3,527
                               --------  --------  --------  -------   --------
INVESTMENT TRANSACTIONS:
  Acquisitions................     (232)   (1,604)      --       --         --
  Capital expenditures........   (9,864)  (12,474)   (4,399)    (975)      (814)
  Proceeds from sale of
   operations.................      216     3,615     8,700    3,200        --
  Cash equivalents pledged....      --        --     (6,078)     --         (35)
  Other investing activities..      263    (2,270)     (377)     101       (194)
                               --------  --------  --------  -------   --------
    Net Cash (Used in)
     Investment Transactions..   (9,617)  (12,733)   (2,154)   2,326     (1,043)
                               --------  --------  --------  -------   --------
FINANCING TRANSACTIONS:
  Increase in long-term and
   short-term debt............   16,296     4,877     5,778      272      1,912
  Payment of long-term and
   short-term debt............  (16,417)   (2,414)     (968)  (2,652)    (2,488)
  Other financing activities..      --        --        --       --         498
                               --------  --------  --------  -------   --------
  Net Cash Provided by (Used
   in) Financing Transactions.     (121)    2,463     4,810   (2,380)       (78)
                               --------  --------  --------  -------   --------
EFFECT OF EXCHANGE RATE
 CHANGES ON CASH..............     (651)      456       782      390       (682)
                               --------  --------  --------  -------   --------
CASH AND CASH EQUIVALENTS:
  Increase (decrease) during
   the period.................    1,041    (3,707)   (2,546)   1,567      1,724
  Beginning balance...........    7,306     8,347     4,640    4,640      2,094
                               --------  --------  --------  -------   --------
  Ending balance.............. $  8,347  $  4,640  $  2,094  $ 6,207   $  3,818
                               ========  ========  ========  =======   ========
SUPPLEMENTARY CASH FLOW
 INFORMATION:
  Interest paid............... $  5,117  $  4,500  $  4,942  $   434   $    532
                               ========  ========  ========  =======   ========
  Taxes paid.................. $    215  $    552  $  1,158  $   581   $    694
                               ========  ========  ========  =======   ========

    The accompanying notes are an integral part of the financial statements.

                      BROWN & SHARPE MANUFACTURING COMPANY

                 CONSOLIDATED STATEMENT OF SHAREOWNERS' EQUITY
                             (DOLLARS IN THOUSANDS)

                                                      CUMULATIVE
                          COMMON            EARNINGS    FOREIGN
                          STOCK  ADDITIONAL EMPLOYED   CURRENCY
                          $1 PAR  PAID IN    IN THE   TRANSLATION TREASURY    UNEARNED
                          VALUE   CAPITAL   BUSINESS  ADJUSTMENT   STOCK    COMPENSATION
                          ------ ---------- --------  ----------- --------  ------------
Balance--December 29,
 1990...................  $4,979  $47,756   $20,876     $16,710   $(7,428)     $ --
Net loss................     --       --     (4,081)        --        --         --
Treasury stock
 transactions...........     --    (2,046)      --          --      3,932        --
Foreign currency
 translation adjustment.     --       --        --         (430)      --         --
                          ------  -------   -------     -------   -------      -----
Balance--December 28,
 1991...................   4,979   45,710    16,795      16,280    (3,496)       --
                          ------  -------   -------     -------   -------      -----
Net loss................     --       --     (7,984)        --        --         --
Treasury stock
 transactions...........     --       --       (691)        --      1,008        --
Restricted stock awards.     --       --     (1,226)        --      2,152       (833)
Foreign currency
 translation adjustment.     --       --        --       (6,020)      --         --
                          ------  -------   -------     -------   -------      -----
Balance--December 26,
 1992...................   4,979   45,710     6,894      10,260      (336)      (833)
                          ------  -------   -------     -------   -------      -----
Net loss................     --       --     (2,416)        --        --         --
Treasury stock
 transactions...........     --       --       (101)        --         12        --
Restricted stock awards.       1      --        --          --        161         55
Foreign currency
 translation adjustment.     --       --        --         (866)      --         --
                          ------  -------   -------     -------   -------      -----
Balance--December 25,
 1993...................   4,980   45,710     4,377       9,394      (163)      (778)
                          ------  -------   -------     -------   -------      -----
Net loss................     --       --     (2,874)        --        --         --
Issuance of stock.......     217    1,303       --          --        --         --
Restricted stock awards.              --        --          --        --          57
Foreign currency
 translation adjustment.     --       --        --         (847)      --         --
                          ------  -------   -------     -------   -------      -----
Balance--April 2, 1994
 (unaudited)............  $5,197  $47,013   $ 1,503     $ 8,547   $  (163)     $(721)
                          ======  =======   =======     =======   =======      =====


    The accompanying notes are an integral part of the financial statements.

                      BROWN & SHARPE MANUFACTURING COMPANY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

1. SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION

  The consolidated financial statements include the accounts of the Company and all subsidiaries. The Company's fiscal year ends on the last Saturday in December. Results for 1991, 1992 and 1993 include 52 weeks. Results for the quarters ended March 27, 1993 and April 2, 1994 include 13 and 14 weeks, respectively. Intercompany transactions have been eliminated from the consolidated financial statements. Investments in 20% to 50% part-owned affiliates are accounted for on the equity method.

INTERIM CONSOLIDATED FINANCIAL STATEMENTS

  The consolidated financial statements for the quarters ended March 27, 1993 and April 2, 1994 and the related notes are unaudited and in the opinion of management, include all adjustments (consisting of only normal recurring adjustments) necessary for a fair presentation of the results of these periods. The results for the quarter ended April 2, 1994 are not necessarily indicative of the results to be expected for the entire year.

INVENTORY VALUATION

  Inventories are stated at the lower of cost or market. Cost is determined principally on a last-in, first-out (LIFO) basis for domestic inventories and principally on a first-in, first-out (FIFO) basis for inventories outside the United States. LIFO inventories at December 26, 1992, $9,000, December 25, 1993, $8,500, and April 2, 1994, $8,500, were approximately $13,800, $13,500, and $13,400, respectively, less than the amounts of such inventories valued on a FIFO basis, which approximates current cost. Provision is made to reduce slow-moving and obsolete inventories to net realizable values. Inventory reductions in 1992 and 1993 resulted in the liquidation of LIFO inventory quantities carried at lower costs which prevailed in prior years as compared with the current cost of inventory purchases. The effect of this LIFO liquidation was to decrease 1992 and 1993 loss from continuing operations by $9,822 ($2.00 per share) and $749 ($.15 per share), respectively.

  The composition of inventory at the year-end 1992 and 1993 and the quarter ended April 2, 1994 was as follows:

                                                      DEC. 26, DEC. 25, APRIL 2,
                                                        1992     1993     1994
                                                      -------- -------- --------
Parts, raw materials and supplies.................... $20,076  $14,492  $22,922
Work in progress.....................................  11,353    8,490   11,380
Finished goods.......................................  30,579   30,981   23,248
                                                      -------  -------  -------
                                                      $62,008  $53,963  $57,550
                                                      =======  =======  =======

PROPERTY, PLANT AND EQUIPMENT

  Property, plant, and equipment are carried at cost and are being depreciated principally on a straight-line basis over the estimated useful lives of the assets which generally range from 20 to 40 years for buildings and improvements and from 3 to 12 years for machinery and equipment. In 1992, the Company extended the estimated useful lives of machinery and equipment at its Swiss subsidiary, based upon the current low rate of utilization. The effect of this change was to reduce 1992 depreciation expense and net loss by $921 or $0.19 per share. Depreciation expense was $8,054, $6,836, $5,862, $1,546, and $1,207 in the years 1991, 1992, 1993, and first quarters of 1993 and 1994, respectively. Repair and maintenance costs are charged against income

                      BROWN & SHARPE MANUFACTURING COMPANY

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA) while renewals and betterments are capitalized as additions to the related assets. Retirements, sales, and disposals of assets are recorded by removing the cost and accumulated depreciation from the asset and accumulated depreciation accounts with any resulting gain or loss reflected in income. At December 25, 1993, land and buildings with a book value of $16,124 were pledged as collateral for mortgage loans of $18,225.

OTHER ASSETS

  Other assets consisted of the following:

                                                             YEARS      QUARTER
                                                        --------------- -------
                                                         1992    1993    1994
                                                        ------- ------- -------
Goodwill............................................... $ 1,704 $ 1,654 $ 1,654
Training tape masters..................................   5,570   5,870   5,870
Prepaid pension........................................   4,767   4,905   5,017
Equity investments.....................................     567   1,551   1,573
Other..................................................   5,131   4,273   4,373
                                                        ------- ------- -------
                                                         17,739  18,253  18,487
Less accumulated amortization..........................   5,134   5,627   5,727
                                                        ------- ------- -------
                                                        $12,605 $12,626 $12,760
                                                        ======= ======= =======

  Goodwill is being amortized on a straight-line basis over periods ranging from 7 to 20 years. Training tape masters are amortized on a straight-line basis over 3 years.

CONTRACTS IN PROCESS

  Sales under large machinery construction contracts are recorded under the percentage of completion method, wherein sales and estimated gross margin are recorded as the work is performed. Estimated gross margin is based on the total contract sales value and the most recent estimate of total costs. When the current contract estimate indicates a loss, provision is made for the total anticipated loss.

FOREIGN CURRENCY

  Assets and liabilities of those subsidiaries located outside the United States whose cash flows are primarily in local currencies are translated at year-end exchange rates and income and expense items are translated at average monthly rates. Translation gains and losses are accounted for in a separate shareowners' equity account "Cumulative foreign currency translation adjustment." The Company enters into forward exchange contracts in anticipation of future movements in certain foreign exchange rates and to hedge against foreign currency fluctuations on certain intercompany transactions and other foreign currency denominated balance sheet positions. Realized and unrealized gains and losses on these contracts are included in net income except that gains and losses on contracts to hedge specific foreign currency commitments are deferred and accounted for as part of the transaction.

  Outstanding forward exchange contracts at December 28, 1991 had unrealized gains of $120. There were no forward exchange contracts outstanding at December 25, 1993 and December 26, 1992. Other income and expense for the years 1991, 1992, 1993, and for the quarters ended March 27, 1993 and April 2, 1994 included $264, $484, $88, $(215), and $4, respectively, relating to transaction gains and losses.

                      BROWN & SHARPE MANUFACTURING COMPANY

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

CREDIT RISK

  Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of temporary cash investments and trade receivables. The Company places its temporary cash investments with high credit quality financial institutions and, by policy, limits the amount of credit exposure to any one financial institution. Concentrations of credit risk with respect to trade receivables are limited due to the Company's large number of customers and their dispersion across many different industries and countries worldwide. At December 25, 1993 and April 2, 1994, the Company had no significant concentrations of credit risk.

POSTRETIREMENT AND POSTEMPLOYMENT BENEFITS

  The Company does not provide postretirement or postemployment benefits as contemplated by SFAS 112, and accordingly these statements have no impact upon the Company's financial position or results of operations.

INCOME TAXES

  The Company provides for income taxes under the provisions of SFAS No. 109 "Accounting for Income Taxes", which was adopted at the beginning of 1993, which requires a liability based approach in accounting for income taxes.

  Deferred income tax assets and liabilities are recorded to reflect the tax consequences on future years of timing differences of revenue and expense items for financial statement and income tax purposes. Valuation allowances are provided against assets which are not likely to be realized. Federal income taxes are not provided on the unremitted earnings of foreign subsidiaries since it has been the practice and is the intention of the Company to continue to reinvest these earnings in the business outside the United States.

EARNINGS (LOSS) PER SHARE

  Earnings (loss) per share is based upon the weighted average number of common shares outstanding (4,639,594, 4,898,536, 4,969,543, 4,964,368, and 5,037,507
shares) for the years 1993, 1992, 1991, and quarters ended March 27, 1993 and April 2, 1994, respectively, since inclusion of common stock equivalents would have been anti-dilutive.

CASH AND CASH EQUIVALENTS

  Cash and cash equivalents are comprised of cash on hand, deposits in banks, and short-term marketable securities with a maturity at acquisition of three months or less.

2. ACCOUNTING CHANGE

  During the first quarter of 1994, the Company changed its method of accounting from the completed contract method to the percentage-of-completion method for its large machinery construction contracts for its European operations. This conforms the worldwide accounting to the U.S. reporting percentage-of-completion basis. Management believes that this method more appropriately reports revenue and costs in related accounting periods rather than recognizing substantially all revenue and cost at the time of shipment. The Company has retroactively restated prior years' financial statements, as required by generally accepted

                      BROWN & SHARPE MANUFACTURING COMPANY

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA) accounting principles. The first quarter of 1994 net income was increased by $164 or $0.03 per share. The effect of this restatement on net income of periods previously reported is as follows:

                                                      YEARS             QUARTER
                                             -------------------------  -------
                                              1991     1992     1993     1993
                                             -------  -------  -------  -------
Net income (loss) as previously reported.... $(4,024) $(8,507) $(2,244) $1,527
Adjustment for effect of the change in
 accounting for long-term contracts.........     (57)     523     (172)   (299)
                                             -------  -------  -------  ------
Net income (loss) adjusted.................. $(4,081) $(7,984) $(2,416) $1,228
                                             =======  =======  =======  ======
Per share amounts:
  Earnings (loss) per common share as
   previously reported...................... $ (0.86) $ (1.74) $ (0.45) $  .31
  Adjustment for effect of the change in
   accounting for long-term contracts.......   (0.01)    0.11    (0.04)  (0.06)
                                             -------  -------  -------  ------
Net income (loss) adjusted.................. $ (0.87) $ (1.63) $  (.49) $  .25
                                             =======  =======  =======  ======

                                                                 YEARS
                                                         ----------------------
                                                          1992     1993   1994
                                                         -------  ------ ------
Earnings Employed in the Business--
Balance at beginning of year, as previously reported.... $16,852  $6,428 $4,083
Adjustment for the cumulative effect on prior years of
 applying, retroactively, the new method of accounting
 for long-term contracts................................     (57)    466    294
                                                         -------  ------ ------
Balance at beginning of year, as adjusted............... $16,795  $6,894 $4,377
                                                         =======  ====== ======

3. DISCONTINUED OPERATIONS

  On March 27, 1991, Brown & Sharpe Manufacturing Company announced its decision to withdraw from the business of manufacturing and distributing machine tools, but to continue to provide repair parts, tools, service, and reconditioning for its machine tool products.

  The financial statements reflect the operating results and balance sheet accounts of the discontinued operations separately from continuing operations. In segregating the income statement components, interest expense of $600 for 1991 has been allocated to discontinued operations based upon a proportionate share of assets employed. Results for the discontinued operations were:

                                                                        1991
                                                                      --------
    Revenues......................................................... $ 22,005
                                                                      ========
    Loss from operations before income taxes......................... $   (530)
    Income tax provision.............................................      650
                                                                      --------
    Loss from discontinued operations................................ $ (1,180)
                                                                      ========

4. INCOME TAXES

  Effective the beginning of 1993, the Company changed its method of accounting for income taxes from the deferred method to the liability method as required by SFAS 109. As permitted under the new rules,

                      BROWN & SHARPE MANUFACTURING COMPANY

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA) prior years' financial statements have not been restated. The adoption of the provisions of SFAS 109 in 1993 had no impact on the Company's reported results of operations or financial position.

  Income (loss) before income taxes consisted of the following:

                                         YEARS                   QUARTERS
                              -----------------------------  -----------------
                                1991      1992       1993     1993      1994
                              --------  ---------  --------  -------  --------
Domestic..................... $  3,276  $  (2,376) $  1,394  $ 2,779  $   (542)
Foreign......................   (6,920)    (8,858)   (3,010)  (1,551)   (2,232)
                              --------  ---------  --------  -------  --------
Income (loss) before income
 taxes....................... $ (3,644) $ (11,234) $ (1,616) $ 1,228  $ (2,774)
                              ========  =========  ========  =======  ========

  The following table reconciles the income tax provision (benefit) at the U.S. statutory rate to that in the financial statements:

                                               YEARS                QUARTERS
                                      --------------------------  -------------
                                        1991      1992     1993   1993    1994
                                      --------  --------  ------  -----  ------
Taxes computed at 34%...............  $ (1,239) $ (3,997) $ (491) $ 418  $ (943)
Alternative minimum and state taxes.       200       350     200     50     100
Reduction of deferred tax liability.                               (468)    --
Other losses not utilizeable........       239       397   1,091    --      943
                                      --------  --------  ------  -----  ------
Income tax provision (benefit)......  $   (800) $ (3,250) $  800  $ --   $  100
                                      ========  ========  ======  =====  ======

  The income tax provision (benefit) consisted of the following:

                                                 YEARS              QUARTERS
                                         ------------------------  ------------
                                          1991      1992    1993   1993   1994
                                         -------  --------  -----  -----  -----
Current:
Federal................................. $ 1,300  $  1,150  $ 500  $ 400  $ --
Utilization of net operating loss and
 credit carryforwards...................  (1,198)      --     --     --     --
                                         -------  --------  -----  -----  -----
                                             102     1,150    500    400    --
State...................................      98       200    300    100    --
Foreign.................................     --        --     500    --     100
                                         -------  --------  -----  -----  -----
                                             200     1,350  1,300    500    100
                                         -------  --------  -----  -----  -----
Deferred:
Federal.................................     --     (1,000)   --     --     --
Foreign.................................  (1,000)   (3,600)  (500)  (500)   --
                                         -------  --------  -----  -----  -----
                                          (1,000)   (4,600)  (500)  (500)   --
                                         -------  --------  -----  -----  -----
Income tax provision (benefit).......... $  (800) $ (3,250) $ 800  $ --   $ 100
                                         =======  ========  =====  =====  =====

  The deferred tax benefits reflect deferred tax reductions resulting from operating losses. Provision has not been made for U.S. taxes on $32,000 of undistributed earnings of foreign subsidiaries as those earnings are intended to be permanently reinvested.

                      BROWN & SHARPE MANUFACTURING COMPANY

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

  The components of the Company's deferred tax asset and liability as of December 25, 1993 and April 2, 1994 are as follows:

                                                               DEC. 25, APRIL 2,
                                                                 1993    1994
                                                                ------- -------
Deferred tax assets:
Inventory reserves............................................. $   800 $   800
Warranty expense...............................................     400     400
Provision for doubtful accounts................................     100     100
Depreciation...................................................     700     700
Tax credit and loss carryforwards..............................  12,300  15,000
Other..........................................................     400     400
                                                                ------- -------
  Gross deferred assets........................................  14,700  17,400
Less valuation allowance.......................................  13,700  16,400
                                                                ------- -------
  Deferred tax asset........................................... $ 1,000 $ 1,000
                                                                ======= =======
Deferred tax liabilities:
Pension expense................................................ $ 1,300 $ 1,300
Inventory reserves.............................................     700     700
Other..........................................................     600     600
                                                                ------- -------
  Deferred tax liability....................................... $ 2,600 $ 2,600
                                                                ======= =======

  A valuation allowance has been recognized due to the uncertainty of realizing tax credit and loss carryforwards and some portion or all of the other deferred tax assets.

  The deferred tax asset of $1,000 is included in Other Assets in the accompanying consolidated balance sheets. The current portion of the deferred tax liability, $837, is included in accrued expenses and income taxes in the accompanying consolidated balance sheets. For income tax purposes, at year-end 1993 the Company has operating loss and capital loss carryforwards of $2,400 and $700, respectively, in the U.K. and net operating loss carryforwards of $28,000 and $15,000, respectively in Switzerland and Germany. The Company has tax credit carryforwards of $700 in the U.S. The U.S. tax credit carryforwards expire from 1994 to 2004. The Swiss carryforwards expire between 1995 and 1998. There is no time limit for the U.K. and German carryforwards.

5. SHORT-TERM BORROWINGS

  Bank and other financial institution lines of credit in effect at December 26, 1992, December 25, 1993, and April 2, 1994 were $28,872, $39,731, and
28,906, respectively. The 1993 year end balance includes $15,000 eligible borrowing under a financing agreement the Company entered into on June 30, 1993 with a commercial lender for a revolving credit facility of up to a maximum of $15,000 for an initial period of two years with successive one year renewals, subject to termination provisions in the agreement. The borrowing limit is determined periodically as a portion of the eligible accounts receivable and finished inventory of the parent company headquartered in North Kingstown, Rhode Island. Substantially all assets of the Company are pledged as collateral. The agreement contains covenants which, among other things, require the Company to maintain certain financial ratios and restricts the payment of dividends. The remaining lines of credit are due upon demand by the lenders. Borrowings under these lines were $21,502 at December 26, 1992, $30,143 at December 25, 1993, and $32,491 at April 2, 1994, respectively. Short-term debt represents amounts due in U.S. dollars and the U.S. dollar equivalent of amounts due in foreign currencies. Interest on these lines of credit is generally up to 2% above the prime or base rate of the country in which the amounts are borrowed.

                      BROWN & SHARPE MANUFACTURING COMPANY

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

  Certain foreign lines of credit require the Company to maintain restricted cash deposit accounts which amounted to $6,078 and $6,113 at December 25, 1993 and April 2, 1994, respectively. No compensating balances were required at December 25, 1993 or April 2, 1994. The Company has guaranteed the bank debt of its German subsidiary. In addition, a credit line of $3,385 ((Pounds)2,250) in the U.K. is collateralized by the assets in that country, and the Company has guaranteed up to $752 ((Pounds)500).

6. LONG-TERM DEBT

  Long-term debt consisted of the following:

                                                           YEARS       QUARTER
                                                     ----------------- --------
                                                       1992     1993     1994
                                                     -------- -------- --------
9 1/4% convertible subordinated debentures due
 December, 2005..................................... $ 17,000 $ 16,000 $ 16,000
Mortgages at rates ranging from 7 3/4% to 8 1/2%....   18,599   18,225   18,355
Notes payable.......................................    3,599      132      120
                                                     -------- -------- --------
                                                       39,198   34,357   34,475
Less: current installments..........................    4,572    1,661    1,251
                                                     -------- -------- --------
Total long-term debt................................ $ 34,626 $ 32,696 $ 33,224
                                                     ======== ======== ========

  The 9 1/4% subordinated debentures are convertible, at the option of the holders, into common shares at $26.25 per share subject to antidilution provisions. The Company, through a sinking fund, is required to provide for retirement of $1,000 in principal amount annually. This will result in retirement of all but $5,000 prior to maturity. The 1992 sinking fund requirement was met through a repurchase in 1992 and 1991.The 1993 sinking fund requirement was met by a call by the trustee for redemption of $1,000 principal amount at par to the debenture holders, using a random selection process. At December 25, 1993, 609,523 shares of Class A Common Stock were reserved for conversion of these debentures. At December 25, 1993, there were mortgage notes outstanding, in foreign currencies, equivalent to $18,225. Annual maturities of long-term debt are as follows: 1994--$1,661, 1995--$1,794; 1996--$11,360;
1997--$3,694; 1998--$1,962; 1999 through 2004--$7,886, and $6,000 thereafter.
Interest rates on long-term debt average about 9%.

7. FAIR VALUE OF FINANCIAL INSTRUMENTS

  The estimated fair value amounts of the Company's financial instruments are determined through relevant market information and valuation techniques. As estimates they represent the results of management's judgment. The following table summarizes such valuations at December 25, 1993 in accordance with Statement of Financial Accounting Standards No. 107, implemented in 1993:

                                                      CARRYING AMOUNT FAIR VALUE
                                                      --------------- ----------
Financial assets:
Cash and cash equivalents............................     $ 2,094      $ 2,094
Restricted cash......................................       6,078        6,078
Accounts receivable..................................      44,525       44,525
Financial liabilities:
Accounts payable.....................................      12,716       12,716
Short-term debt......................................      31,804       31,804
Long-term debt.......................................      17,696       17,478
Debentures...........................................      15,000       15,150

                      BROWN & SHARPE MANUFACTURING COMPANY

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

  Cash, receivables, payables, and short-term debt carrying amounts reasonably represent their fair values. Long-term debt rates currently available for debt with similar terms and remaining maturities are used to estimate their fair value. The fair value of debentures is the year-end market trading price.

8. CONTINGENCIES

  On November 29, 1991, the U.S. Court of Appeals for the District of Columbia Circuit rendered its decision on the appeal by the International Association of Machinists (the "IAM") of the National Labor Relations Board's ("NLRB") August 28, 1990 decision dismissing unfair labor practice charges brought against the Company by the IAM arising out of a strike which began at the Company's Rhode Island operations in October 1981. The Court although accepting the legal reasoning advanced by the Board and the Company in support of the Board's 1990 decision dismissing such charges ordered the NLRB to further clarify and support its decision. The NLRB has now issued its Supplemental Decision, favorable to the Company again reaffirming dismissal of the charges. The IAM has filed notice of another appeal of that decision. The Company is continuing to defend this case vigorously and management adheres to its earlier assessment that an ultimate finding of monetary liability in this matter is remote.

  The Company is also involved in several product liability claims and lawsuits which are incidental to the conduct of its business, the potential liability for which is adequately covered by insurance or reserves established for such contingencies. The Company is contesting or defending these claims and suits and management believes that the ultimate liability, if any, resulting from these matters will not have a material effect on the Company's financial position.

  The Company is involved in two environmental proceedings in which the United States Environmental Protection Agency ("EPA") identified Brown & Sharpe as a potentially responsible party ("PRP") at waste disposal sites (the "Sites") in Rhode Island and Connecticut listed on the EPA's National Priority List for clean-up and future monitoring remedial action under the Superfund legislation. While the Company's proportionate share of the total waste contributed to both Sites was minimal in volume and toxicity, the EPA nevertheless with regard to the Rhode Island site issued an Administrative Order against the Company and other PRP's to clean up the Site. Subsequently, the Company was permitted by the EPA to settle its liability at such Site in exchange for releases from the EPA and contribution protection from claims of any third parties who may have liability at the Site. A group of non-settling major PRP's at the Rhode Island site has brought suit in the Federal District Court in Rhode Island against all of the settling parties to recover a portion of their costs of performing the clean-up remedy. The Court has granted a summary judgment in favor of the Company and other settling parties. The non-settling group of major PRP's appealed that ruling and have brought suit against the EPA to have the settlements of the de minimis settling parties set aside. The Company is vigorously defending this lawsuit and believes that the release and contribution protection obtained from the EPA in connection with settlement of its liability at the Site will ultimately bar the cost-recovery claim. The Company will likely be offered the opportunity to settle its de minimis liability as a PRP at the Connecticut site in an amount not deemed to be material.

9. PREFERRED STOCK

  The Board of Directors is empowered to provide from time to time for issuance of one or more series of preferred shares without further shareowner action and to fix various terms and provisions with respect to each such series, including, without limitation, the dividend rate, redemption prices, terms of any sinking fund, conversion rights, if any, voting rights, if any, and rights of the holders upon liquidation (See Note 16--Preferred Stock Purchase Rights).

                      BROWN & SHARPE MANUFACTURING COMPANY

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
10. INCENTIVE AND RETIREMENT PLANS

PROFIT INCENTIVE PLAN

  Under the provisions of the Company's Profit Incentive Plan, cash and Class A common stock, valued at 100% of the market value on the date of award, may be awarded as bonuses to certain management employees. Provisions regarding forfeiture of rights to all or part of the stock awards and restrictions regarding sale or disposition of shares lapse in equal annual installments over a five-year period commencing one year after the date of award, and compensation expense is recognized ratably over the vesting period. The aggregate amount of additional shares which may be issued under the Plan may not exceed 116,200 shares, net of forfeitures, and is subject to adjustments in the event of stock splits and other changes. Plan awards amounted to $0, $53, and $601 in 1991, 1992, and 1993, respectively.

STOCK INCENTIVE PLANS

  Under the provisions of the Company's 1989 Equity Incentive Plan, a variety of cash, common stock, stock option, and other stock based incentive awards are available for grant. The Equity Incentive Plan permits the granting of both options which do, and options which do not, qualify as incentive stock options under the Internal Revenue Code. During 1992 and 1993, respectively, a total of 100,400 and 8,000 shares of restricted Class A common stock, utilizing shares held in the Treasury were issued as restricted awards under the Plan. The shares are subject to forfeiture upon the recipients' termination of employment over a five year period, with the restriction lapsing in amounts of 25% at the end of the 2nd and 3rd years, and 50% at the end of the 5th year. Unearned compensation in the amount of $926 is being amortized to expense over the forfeiture lapsing period. In 1990 and 1991, options to purchase a total of 80,000 shares of Class A common stock were granted for a ten year period at prices between $11 and $12.125 per share. The aggregate remaining amount of shares of Class A common stock that may be issued under the Equity Incentive Plan is 216,600. The price for shares covered by options is 100% of the market value on the dates such options are granted.

  No further options or other awards may be granted under the Company's amended 1973 Stock Option Plan. The exercise price for shares covered by outstanding options under both the 1993 Stock Option Plan and the Equity Incentive Plan is 100% of the market value on the dates such options were granted. Options granted under this plan are exerciseable one year after the date of grant and expire at the end of ten years. On December 25, 1993 all outstanding options were exerciseable. Option activity under the Plans during the past three years and the first quarter of 1994 is summarized as follows:

                                                      SHARES     PRICE RANGE
                                                      -------  ----------------
Outstanding December 29, 1990........................ 146,387  $11.50 to $20.81
  Granted............................................  55,000  $10.25 to $12.13
  Forfeited or canceled.............................. (29,930) $12.47 to $14.38
                                                      -------
Outstanding December 28, 1991........................ 171,457  $10.25 to $20.81
  Forfeited or canceled.............................. (26,265) $12.13 to $20.81
                                                      -------
Outstanding December 26, 1992........................ 145,192  $10.25 to $17.86
  Forfeited or canceled.............................. (21,666) $10.78 to $12.13
                                                      -------
Outstanding December 25, 1993........................ 123,526  $10.25 to $17.86
                                                      -------
  Granted............................................ 145,000  $6.50
  Forfeited or canceled.............................. (29,332) $12.94 to $17.86
                                                      -------
Outstanding April 2, 1994............................ 239,194  $6.50 to $17.86
                                                      =======

                      BROWN & SHARPE MANUFACTURING COMPANY

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

SAVINGS PLANS

  The Company has 401(k) stock bonus and thrift savings plans for U.S. employees, which include retirement income features consisting of employer contributions and employee tax deferred contributions. Contributions under all plans are invested in professionally managed portfolios and Company stock. The savings plans' expense for the years 1991, 1992, 1993 and for the quarters ended March 27, 1993 and April 2, 1994 was $824, $739, $705, $227, and $189,
respectively.

STOCK OWNERSHIP PLAN

  Under the provisions of the Company's Employee Stock Ownership Plan (ESOP), the Company may make contributions of common stock or cash to purchase common stock from the Company or otherwise, to be held in trust for employees meeting certain eligibility requirements until the employees reach retirement age. The ESOP may also borrow funds to purchase common shares, for which the Company will contribute amounts as necessary to pay down the indebtedness. ESOP expense was $378 in 1991, $347 in 1992, $327 in 1993, and $93 and $112 for the quarters ended March 27, 1993 and April 2, 1994. At December 25, 1993, there were no unallocated shares of Class A and B stock held in the ESOP as all shares were allocated to participants' accounts.

RETIREMENT PLANS

  The Company's subsidiaries have several defined contribution retirement plans covering employees in the U.S. and Switzerland, and two defined benefit retirement plans covering employees in the U.K. and Germany, which includes substantially all employees. Retirement plan expense net of pension income for the years 1991, 1992, 1993, and for the quarters ended March 27, 1993 and April 2, 1994 was $2,265, $2,488, $1,223, $355, and $269, respectively.

  The defined benefit plans which cover employees in the U.K. and Germany, respectively, provide benefits based on years of service and employee compensation. Retirement costs under both plans are compiled based on the projected unit credit actuarial method.

  The U.K. plan's actuarial assumptions used settlement rates of 8.5% at the end of 1992 and 7.5% at the end of 1993, a long-term return on assets of 10% at the end of 1992 and 8% at the end of 1993, and annual wage increases of 7.5% at the end of 1992 and 6.5% at the end of 1993. Retirement costs accrued are funded.

  The German plan's actuarial assumptions used a settlement rate of 7.5% and an annual wage increase of 4.5%. Retirement costs accrued are not funded.

  The following items are the components of net periodic pension income for the U.K. plan for the years ended December 28, 1991, December 26, 1992, and December 25, 1993:

                                                         1991    1992    1993
                                                        ------  ------  ------
Service cost-benefits earned........................... $  766  $  815  $  664
Interest cost on projected benefit obligations.........    867   1,075     743
Return on plan assets, net............................. (1,696) (1,952) (1,200)
Amortization of unrecognized assets....................   (361)   (465)   (345)
                                                        ------  ------  ------
Net periodic pension income............................ $ (424) $ (527) $ (138)
                                                        ======  ======  ======

                      BROWN & SHARPE MANUFACTURING COMPANY

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

  The plan has assets in excess of the accumulated benefit obligations. Plan assets include investments in equity securities, corporate and government debt securities, and cash equivalents. The following table presents a reconciliation of the funded status of the plan at December 28, 1991, December 26, 1992, and December 25, 1993:

                                                  1991       1992       1993
                                                ---------  ---------  ---------
Vested and accumulated benefit obligation...... $ (11,274) $ (13,164) $ (14,571)
Projected benefit obligation...................   (13,383)   (15,273)   (16,680)
Plan assets at fair value......................    21,629     24,511     26,401
                                                ---------  ---------  ---------
Funded status..................................     8,246      9,238      9,721
Unrecognized portion of net assets.............    (4,006)    (4,471)    (4,816)
                                                ---------  ---------  ---------
Prepaid pension................................ $   4,240  $   4,767  $   4,905
                                                =========  =========  =========

  The following items are the components of net periodic pension cost for the unfunded German plan for the years ended December 28, 1991, December 26, 1992, and December 25, 1993:

                                                          1991    1992    1993
                                                         ------- ------- -------
Service cost-benefits earned............................ $   376 $   818 $   112
Interest cost on projected benefit obligations..........     184     394     295
                                                         ------- ------- -------
Net periodic pension cost............................... $   560 $ 1,212 $   407
                                                         ======= ======= =======
Vested and accumulated benefit obligation............... $ 2,303 $ 3,121 $ 3,233
                                                         ======= ======= =======
Projected benefit obligation and accrued pension cost... $ 3,453 $ 4,083 $ 4,012
                                                         ======= ======= =======

11. RESEARCH AND DEVELOPMENT EXPENSE

  Research and development expense was $11,364, $10,903, $8,669, $2,411, and $1,892 in the years 1991, 1992, 1993, and the quarters ended March 27, 1993 and April 2, 1994, respectively.

12. OTHER INCOME AND EXPENSE

Other income (expense), net includes:

                                                   YEARS            QUARTERS
                                           ---------------------- -------------
                                           1991   1992     1993    1993    1994
                                           ----- -------  ------- -------  ----
Interest income........................... $ 380 $   457  $   266 $    41  $ 45
Gain (loss) on sale of fixed assets.......    94     655       44      (6)  --
Foreign currency gains (losses)...........   264     484      157    (215)    4
Gain on sale of operations................   --      628    2,182   1,972   --
Other income (expense)....................    86     (89)     115       2    (1)
                                           ----- -------  ------- -------  ----
                                           $ 824 $ 2,135  $ 2,764 $ 1,794  $ 48
                                           ===== =======  ======= =======  ====

  Operations sold in 1993 were spares and rebuild, and in 1992 were GageTalker and pump.

                      BROWN & SHARPE MANUFACTURING COMPANY

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

13. RENTAL EXPENSE AND LEASE COMMITMENTS

  At December 25, 1993, the Company was obligated under operating leases expiring on various dates. Rental expense was $4,040, $4,684 and $3,845 in 1991, 1992, and 1993 and $961 and $700 in the quarters ended March 27, 1993 and April 2, 1994, respectively. Annual rental commitments under noncancelable leases pertaining principally to buildings and equipment at December 25, 1993 are $2,800, $2,023, $901, $279, and $251 for the years 1994 through 1998, and aggregate to $1,036 for all years subsequent to 1998.

14. FINANCIAL INFORMATION BY BUSINESS SEGMENT AND GEOGRAPHIC AREA

    Following is financial information by business segment:

                                                         YEAR ENDED
                                                -------------------------------
                                                 DEC 28,   DEC. 26,   DEC. 25,
                                                  1991       1992       1993
                                                ---------  ---------  ---------
Metrology
  Net sales.................................... $ 166,819  $ 152,201  $ 155,133
  Operating profit (loss)......................    (1,281)    (8,857)     1,652
  Identifiable assets..........................   163,565    153,766    157,699
  Capital expenditures.........................     9,761     12,424      4,356
  Depreciation.................................     7,798      6,591      5,781
General Products (through April 1993)
  Net sales....................................     9,028      8,494      1,902
  Operating profit (loss)......................       975        760       (932)
  Identifiable assets..........................     9,981      7,680        --
  Capital expenditures.........................       103         50         43
  Depreciation.................................       256        245         81
Geographic Area:

Sales to Unaffiliated Customers:
  United States................................ $  76,750  $  69,810  $  72,257
  Europe.......................................    82,701     70,692     62,246
  Other........................................    16,396     20,193     22,532
                                                ---------  ---------  ---------
                                                $ 175,847  $ 160,695  $ 157,035
                                                =========  =========  =========
Transfers Between Geographic Areas:
  United States................................ $   6,977  $   5,542  $   4,040
  Europe.......................................    16,770     12,167     12,365
                                                ---------  ---------  ---------
                                                $  23,747  $  17,709  $  16,405
                                                =========  =========  =========
Operating Profit (Loss):
  United States................................ $   4,830  $   1,283  $   5,151
  Europe.......................................    (5,136)    (9,380)    (4,431)
                                                ---------  ---------  ---------
                                                $    (306) $  (8,097) $     720
                                                =========  =========  =========
Identifiable Assets:
  United States................................ $  35,496  $  34,537  $  39,521
  Europe.......................................   138,050    126,909    118,178
  Corporate....................................    10,259      4,640      8,172
                                                ---------  ---------  ---------
                                                $ 183,805  $ 166,086  $ 165,871
                                                =========  =========  =========

                      BROWN & SHARPE MANUFACTURING COMPANY

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
15. COMMON STOCK

  Both classes of common stock have equal rights upon liquidation. Class A common stock may not receive less cash dividends per share than Class B common stock, nor may such dividends be less frequent. The Class A common stock has one vote per share. Except as otherwise provided by law, the Class B common stock has ten votes per share, and the Class B common stock is convertible into Class A common stock on a one-for-one basis, and can be transferred in Class B form only to specified transferees, generally members of a shareowner's family and certain others affiliated with a shareowner. During 1992 and 1993, 26,441 shares and 73,597 shares, respectively, were converted from Class B to Class A common stock.

  During 1992 and 1993, respectively, 108,400 and 8,000 treasury shares were allocated for use as restricted stock awards, and 586 treasury shares were issued under a Directors' deferred compensation plan. The 8,000 treasury shares were allocated during the first quarter of 1993. During 1992, 939 shares were sold to employee benefit plans, 44,382 treasury shares were allocated to ESOP participants, and 1,702 treasury shares were issued under a Directors' deferred compensation plan.

16. PREFERRED STOCK PURCHASE RIGHTS

  On March 23, 1988, the Company distributed a dividend of one purchase right for each outstanding share of common stock. Until the occurrence of specified events, the rights are represented by the associated common stock certificates. Following the distribution of the Class B common stock on June 10, 1988, and until the occurrence of specified events, each certificate representing a share of Class A or Class B common stock also represents three-quarters of a right. Each right entitles the shareowner to buy from the Company one-hundredth of a share of Series A Participating Preferred Stock at an exercise price of $55 per right. The rights become exerciseable ten days after a party acquires 20% of the Company's common stock. The rights, which are subject to adjustment, may be redeemed by the Company at a price of $.03 per right at any time prior to the fifteenth day after a person acquires 20% of the Company's common stock. The rights expire on March 23, 1998.

  In the event the Company is involved in certain business combination transactions with a 20% shareowner, each right will entitle its holder (other than a 20% shareowner) to purchase, at the right's then exercise price, an equity interest in the acquiring person having a market value of two times the exercise price. In the event a 20% shareholder engages in certain other transactions with the Company or (pursuant to a February, 1989 amendment) any person becomes a 20% shareowner, each right will entitle its holder (other than a 20% shareowner) to purchase, at the right's then exercise price, shares of Class A common stock having a market value of two times the exercise price.

17. ACQUISITION

  Brown & Sharpe Manufacturing Company through its subsidiary Brown & Sharpe International Capital Corporation purchased, on March 24, 1994, the stock of the French company Ets. Pierre Roch S.A. ("Roch") and its German affiliate, Mauser Prazisions--Messmittel GmbH ("Mauser"). Roch manufactures and, together with Mauser, markets micrometers, calipers, height gages, digital indicators, and other similar precision measuring instrument products. The business is headquartered in Luneville, France which is its sole manufacturing site. The German operation is a sales office. These operations were purchased from Diehl GmbH & Co. of Nurnberg, Germany ("Diehl").

  The purchase price was 175,000 shares of Brown & Sharpe Class A Common Stock, subject to certain post closing adjustments and the right to receive an additional 50,000 shares of such stock in the event the

                      BROWN & SHARPE MANUFACTURING COMPANY

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
Company's Class A Common Stock attains a market price of $15 or more per share for a total of 30 days or more during any twelve month period within the five years following the purchase. The purchase price was determined through negotiation by the parties subject to adjustment based on specified closing balance sheet changes. Roch entered into a nine year lease agreement to lease the Luneville facility from Societe Immobiliere Lunevilloise S.A.R.L., a subsidiary of Diehl, for approximately $34 annually with options to purchase the facility during the lease term.

  The acquisition has been accounted for by the purchase method of accounting, and accordingly, the purchase price has been allocated to assets acquired and liabilities assumed based on an estimate of their fair values at the date of acquisition. The estimated fair values of assets and liabilities after allocation are summarized as follows:

    Cash................................................................ $1,380
    Accounts receivable.................................................  2,700
    Inventory...........................................................  3,250
    Machinery and equipment.............................................    510
    Accounts payable and accruals.......................................  3,880
    Short-term debt.....................................................  2,350
    Long-term debt......................................................    410
                                                                         ------
                                                                         $1,200
                                                                         ======

  The Company's unaudited combined results of operations for the year ended December 25, 1993 and the quarter ended April 2, 1994 on a pro forma basis assuming the acquisition of Roch occurred at the beginning of 1993 are as follows:

                                                                         FIRST
                                                                YEAR    QUARTER
                                                              --------  -------
                                                                1993     1994
                                                              --------  -------
Net sales.................................................... $169,542  $40,072
Net (loss)...................................................   (2,004)  (2,714)
Primary and fully diluted (loss) per common share............     (.39)    (.52)

18. OTHER MATTERS

  During the fourth quarter of 1991 and 1992, the Company recorded $1,800 and $5,100 of restructuring costs, primarily employee severance at European facilities. The third quarter of 1992 included about $1,500 of incentive compensation in conjunction with acquiring a subsidiary's minority interest whereas the fourth quarter included about $2,000 of inventory write-offs.

  As announced in 1993, the Company is continuing negotiations to purchase Finmeccanica's DEA Group of metrology companies and business units. The DEA Group, headquartered in Turin, Italy, manufactures and markets worldwide a variety of types of coordinate measuring machines and systems with 1993 worldwide sales of about $110 million. Under the proposed transactions, the DEA Group would have approximately $15 million debt, and Brown & Sharpe would issue 3,450,000 shares of Brown & Sharpe Class A Common Stock to Finmeccanica. The letter of intent would require Finmeccanica not to transfer the acquired Brown & Sharpe shares to any person other than Brown & Sharpe for a specified period and to afford Brown & Sharpe certain rights of first refusal with respect thereto for a further specified period. The letter of intent contemplates that Finmeccanica would have representatives on Brown & Sharpe's Board of

                      BROWN & SHARPE MANUFACTURING COMPANY

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

Directors. The proposed combination is subject to negotiation of a definitive acquisition agreement and to a number of other conditions, including satisfactory completion of due diligence, approval by the Board of Directors of each party, approval by Brown & Sharpe's stockholders, receipt of relevant governmental approvals in applicable countries and successful negotiation of financing arrangements with certain financial institutions to obtain consent of certain existing lenders and to obtain an additional line of credit based on DEA Group assets or upon other financing arrangements deemed satisfactory by the Company. The waiting period with respect to the proposed transaction under the Hart-Scott-Rodino Antitrust Improvements Act expired in August 1993. There can be no assurance that a definitive acquisition agreement can be negotiated and executed or that the financing arrangement conditions or all other closing conditions will be satisfied.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Shareholder and
Board of Directors of
DEA S.p.A.

  We have audited the accompanying combined statements of operations, cash flows and changes in divisional deficit of the DEA Metrology Activities of Finmeccanica, as described in Note 1, for the year ended December 31, 1991. These financial statements are the responsibility of the DEA S.p.A. management. Our responsibility is to express an opinion on these financial statements based on our audit.

  We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the combined financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

  In our opinion, the combined financial statements referred to above present fairly, in all material respects, the combined results of operations and cash flows of the DEA Metrology Activities of Finmeccanica for the year ended December 31, 1991 in conformity with accounting principles generally accepted in the United States.

                                          Coopers & Lybrand

Turin, Italy
October 22, 1993

                       REPORT OF INDEPENDENT ACCOUNTANTS

October 5, 1993
Toledo, Ohio

To the Board of Directors of
Elsag Bailey, Inc.

  In our opinion, the accompanying statement of division assets, liabilities and equity (deficit) and the related statements of operations and accumulated deficit and of cash flows present fairly, in all material respects, the financial position of Digital Electronic Automation, a division of Elsag Bailey, Inc., at December 31, 1992, and the results of its operations and its cash flows for the year in conformity with generally accepted accounting principles. These financial statements are the responsibility of the management of Elsag Bailey, Inc. and Digital Electronic Automation; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made be management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for the opinion expressed above.

  Digital Electronic Automation is a division of Elsag Bailey, Inc., which is a member of a group of affiliated companies and, as disclosed in the financial statements, has extensive transactions and relationships with members of the group. Because of these relationships, it is possible that the terms of these transactions are not the same as those that would result from transactions among wholly unrelated parties.

  As described in Note 7, Brown & Sharpe Manufacturing Company has entered into a non-binding letter of intent to purchase certain net assets of Finmeccanica's DEA Group, of which Digital Electronic Automation is a part.

Price Waterhouse

                       REPORT OF INDEPENDENT ACCOUNTANTS

The Board of Directors and Shareholders
DEA S.p.A.

  We have audited the combined balance sheets of the DEA Metrology Activities of Finmeccanica as described in Note 1, as of December 31, 1993 and 1992, and the related combined statements of operations, divisional deficit and cash flows for the years then ended. These combined financial statements are the responsibility of the management of DEA S.p.A. Our responsibility is to express an opinion on these combined financial statements based on our audit. We did not audit the financial statements of Digital Electronic Automation (U.S.A.), a division of Elsag Bailey Inc., for the year ended December 31, 1992 which statements reflect total assets of Lire 28,525 million and total revenues of Lire 30,990 million for the year then ended. Those statements were audited by other auditors, whose report has been furnished to us, and our opinion, insofar as it relates to the amounts included for Digital Electronic Automation (U.S.A.), a division of Elsag Bailey Inc., at December 31, 1992 is based solely on the report of the other auditors.

  We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined financial statements are free of material misstatement. An audit includes examining on a test basis, evidence supporting the amounts and disclosures in the combined financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall combined financial statement presentation. We believe that our audit and the report of other auditors provide a reasonable basis for our opinion.

  As more fully described in Note 5, the DEA Metrology Activities is one of many divisions of Finmeccanica S.p.A. and its subsidiaries and has material transactions with the affiliated companies of IRI, an Italian State holding company which has a controlling interest in Finmeccanica S.p.A.

  In our opinion, based on our audit and the report of the other auditors on the December 31, 1992 financial statements, the combined financial statements referred to above present fairly, in all material respects, the combined financial position of the DEA Metrology Activities of Finmeccanica, as described in Note 1, at December 31, 1993 and 1992 and the combined results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States.

  As discussed in Note 19 to the combined financial statements, the DEA Metrology Activities of Finmeccanica has a history of recurring losses from operations and a net asset deficiency which raise substantial doubt about its ability to continue as a going concern without the continued financial support of Finmeccanica S.p.A. Management's plans as to these matters are also described in Note 19. The combined financial statements do not include any adjustments that might result from the outcome of this uncertainty.

                                          Reconta Ernst & Young

Turin, Italy

March 18, 1994, except for the
information expressed in U.S.
Dollars referred to in Note 1,
as to which the date is
March 31, 1994

                    DEA METROLOGY ACTIVITIES OF FINMECCANICA

                             COMBINED BALANCE SHEET

             (ITALIAN LIRE IN MILLIONS, U.S. DOLLARS IN THOUSANDS)

                                         AT DECEMBER 31,            AT MARCH 31,
                                    ----------------------------  ------------------
                                      1992      1993      1993      1994      1994
                                    --------  --------  --------  --------  --------
                                                                     (UNAUDITED)
           ASSETS
Current assets:
Cash and cash equivalents....       L  4,304  L  7,236  $  4,492  L  8,966  $  5,565
Accounts receivable, net of
 allowance for doubtful
 debts.......................         74,751    83,732    51,975    72,749    45,158
Other receivables from
 affiliates..................         13,383     3,313     2,056       --        --
Inventories..................         68,709    67,088    41,644    64,877    40,271
Other current assets.........          6,411     9,852     6,115    10,374     6,439
                                    --------  --------  --------  --------  --------
Total current assets.........        167,558   171,221   106,282   156,966    97,433
                                    --------  --------  --------  --------  --------
Non-current assets:
Property, plant and
 equipment, net of
 accumulated depreciation....          9,558     9,341     5,798     8,593     5,334
Other assets and deferred
 charges.....................          7,339     6,096     3,784     4,960     3,079
                                    --------  --------  --------  --------  --------
Total non-current assets.....         16,897    15,437     9,582    13,553     8,413
                                    --------  --------  --------  --------  --------
Total assets.................       L184,455  L186,658  $115,864  L170,519  $105,846
                                    ========  ========  ========  ========  ========
 LIABILITIES AND DIVISIONAL DEFICIT
Current liabilities:
Borrowings and current
 maturities of debt..........       L 21,244  L 47,083  $ 29,226  L 42,090  $ 26,127
Accounts payable.............         33,653    25,932    16,097    21,575    13,392
Other payables to affiliates.         78,596    71,288    44,250    74,059    45,971
Accrued expenses and other
 liabilities.................         29,504    24,988    15,511    19,147    11,885
                                    --------  --------  --------  --------  --------
Total current liabilities....        162,997   169,291   105,084   156,871    97,375
                                    --------  --------  --------  --------  --------
Non-current liabilities:
Long-term debt...............         20,207    12,384     7,687    12,500     7,759
Termination indemnities......         11,346    11,968     7,429    12,064     7,489
                                    --------  --------  --------  --------  --------
Total non-current
 liabilities.................         31,553    24,352    15,116    24,564    15,248
                                    --------  --------  --------  --------  --------
Total liabilities............        194,550   193,643   120,200   181,435   112,623
                                    --------  --------  --------  --------  --------
Divisional deficit:
Finmeccanica S.p.A.
 investment in Division......         49,685    36,540    22,682    31,547    19,582
Accumulated deficit..........        (56,514)  (40,632)  (25,222)  (39,828)  (24,723)
Foreign currency translation
 adjustment..................         (3,266)   (2,893)   (1,796)   (2,635)   (1,636)
                                    --------  --------  --------  --------  --------
Total divisional deficit.....        (10,095)   (6,985)   (4,336)  (10,916)   (6,777)
                                    --------  --------  --------  --------  --------
Total liabilities and
 divisional deficit..........       L184,455  L186,658  $115,864  L170,519  $105,846
                                    ========  ========  ========  ========  ========

 The convenience translation into U.S. Dollars has been made using the exchange rate of 1,611 Italian Lire to U.S. $1 existing at March 31, 1994.

                  See notes to combined financial statements.

                    DEA METROLOGY ACTIVITIES OF FINMECCANICA

                        COMBINED STATEMENT OF OPERATIONS

             (ITALIAN LIRE IN MILLIONS, U.S. DOLLARS IN THOUSANDS)

                                YEAR ENDED DECEMBER 31,           QUARTER ENDED MARCH 31,
                          --------------------------------------  -------------------------
                            1991      1992      1993      1993     1993     1994     1994
                          --------  --------  --------  --------  -------  -------  -------
                                                                        (UNAUDITED)
Net sales...............  L117,662  L124,749  L178,297  $110,675  L29,137  L34,282  $21,280
Cost of products sold...    93,561    83,922   114,363    70,989   20,830   22,197   13,778
Selling, general and
 administration.........    35,388    39,873    48,764    30,269   11,302   12,236    7,595
Restructuring costs.....       --      2,949       823       511      --       --       --
Depreciation and
 amortization...........     5,641     5,718     5,690     3,532    1,384    1,196      742
                          --------  --------  --------  --------  -------  -------  -------
                           134,590   132,462   169,640   105,301   33,516   35,629   22,115
Operating (loss) income.   (16,928)   (7,713)    8,657     5,374   (4,379)  (1,347)    (835)
Interest expense, net...   (12,086)  (11,731)   (9,918)   (6,157)  (2,981)  (2,895)  (1,798)
Other (expenses) income,
 net....................    10,688    (4,789)   (2,599)   (1,613)     227      935      580
                          --------  --------  --------  --------  -------  -------  -------
Net loss................  L(18,326) L(24,233) L (3,860) $ (2,396) L(7,133) L(3,307) $(2,053)
                          ========  ========  ========  ========  =======  =======  =======


 The convenience translation into U.S. Dollars has been made using the exchange rate of 1,611 Italian Lire to U.S. $1 existing at March 31, 1994.

                  See notes to combined financial statements.

                    DEA METROLOGY ACTIVITIES OF FINMECCANICA

                        COMBINED STATEMENT OF CASH FLOWS

             (ITALIAN LIRE IN MILLIONS, U.S. DOLLARS IN THOUSANDS)

                               YEAR ENDED DECEMBER 31,            QUARTER ENDED MARCH 31,
                          ------------------------------------  -----------------------------
                            1991      1992     1993     1993      1993       1994      1994
                          --------  --------  -------  -------  --------  ----------- -------
                                                                          (UNAUDITED)
Cash provided by (used
 in) operations:
 Net loss...............  L(18,326) L(24,233) L(3,860) $(2,396) L (7,133)   L(3,307)  $(2,053)
Adjustments to reconcile
 net income to net cash
 provided:
 Depreciation and
  amortization..........     5,641     5,718    5,690    3,532     1,384      1,196       742
 Provision for
  termination
  indemnities...........     2,609     2,247    2,037    1,264       450        420       262
 Gain on sale of fixed
  assets................   (11,553)     (652)       2        1        34        --        --
 Government grant
  accrued...............       --       (500)  (2,410)  (1,496)      --         --        --
Changes in operating
 assets and liabilities:
 (Increase) decrease in
  accounts receivable...    24,309   (22,293)  (8,981)  (5,575)   (2,688)    10,983     6,818
 (Increase) decrease in
  other receivables from
  affiliates............       --    (13,383)  10,070    6,251     2,283      3,313     2,056
 (Increase) decrease in
  inventories...........     7,009   (11,887)   1,621    1,006        86      2,211     1,372
 Decrease in other
  current assets,
  excluding government
  grants................     1,524     2,224   (1,264)    (785)   (2,561)      (621)     (385)
 Increase (decrease) in
  accounts payable......   (16,275)    8,986   (7,721)  (4,792)   (4,031)    (4,357)   (2,705)
 Increase (decrease) in
  accrued expenses and
  other liabilities.....    (6,211)    9,123   (4,516)  (2,803)   (2,345)    (5,841)   (3,626)
                          --------  --------  -------  -------  --------    -------   -------
Net cash used in
 operating activities...   (11,273)  (44,650)  (9,332)  (5,793)  (14,521)     3,997     2,481
                          --------  --------  -------  -------  --------    -------   -------
Cash flows from
 investing activities:
 Fixed assets additions.    (3,107)   (3,080)  (3,165)  (1,965)     (780)      (193)     (120)
 Net assets acquired
  from Renault
  Automation business...       --     (2,989)     --       --        --         --        --
 Proceeds from sale of
  fixed assets..........    22,969     4,490      169      105       --          46        28
 Intangible asset
  additions.............    (2,981)     (948)    (361)    (224)      (23)       --        --
 (Decrease) increase in
  other non-current
  assets and deferred
  charges...............       530      (765)    (228)    (141)      490        668       415
                          --------  --------  -------  -------  --------    -------   -------
Net cash provided from
 (used in) investing
 activities.............    17,411    (3,292)  (3,585)  (2,225)     (313)       521       323
                          --------  --------  -------  -------  --------    -------   -------
Cash flows from
 financing activities:
 Increase (decrease) in
  borrowings and current
  maturities of long
  term debt.............   (27,580)  (13,976)  25,839   16,039      (807)    (5,213)   (3,236)
 Payment of long term
  debt..................    (8,066)   (7,707)  (7,823)  (4,856)     (237)       336       209
 (Decrease) increase in
  payables to
  affiliates............    35,780    35,264   (7,308)  (4,536)   13,413      2,771     1,720
 Government grants
  received..............       --        --       233      144       --          99        61
 Additional Finmeccanica
  S.p.A. investment in
  divisions.............    19,189    30,047      --       --        --         --        --
 Coverage of net asset
  deficiency of Digital
  Electronic Automation
  Company by Elsag
  Bailey Inc............       --        --     6,597    4,095       --         --        --
 Payment of termination
  indemnities...........    (2,449)   (2,206)  (1,415)    (878)      --        (324)     (201)
 Distribution to
  shareholders..........   (19,556)      --       --       --        --         --        --
 Increase in net equity
  following combination
  of Metrology Division
  of DEA France S.A.....       --      4,994      --       --        --        (534)     (331)
                          --------  --------  -------  -------  --------    -------   -------
 Net cash provided from
  (used in) financing
  activities............    (2,682)   46,416   16,123   10,008    12,369     (2,865)   (1,778)
                          --------  --------  -------  -------  --------    -------   -------
 Effect of exchange rate
  changes on cash.......      (171)   (1,133)    (274)    (170)     (344)        77        47
                          --------  --------  -------  -------  --------    -------   -------
Cash and cash
 equivalents:
 Net increase (decrease)
  in cash and cash
  equivalents...........     3,285    (2,659)   2,932    1,820    (2,809)     1,730     1,073
 Cash and cash
  equivalents at
  beginning of period...     3,678     6,963    4,304    2,672     4,304      7,236     4,492
                          --------  --------  -------  -------  --------    -------   -------
 Cash and cash
  equivalents at end of
  period................  L  6,963  L  4,304  L 7,236  $ 4,492  L  1,495    L 8,966   $ 5,565
                          --------  --------  -------  -------  --------    -------   -------
Supplementary cash flow
 information:
Net interest paid.......  L 12,600  L 11,396  L11,531  $ 7,157  L  2,067    L 1,631   $ 1,012
                          ========  ========  =======  =======  ========    =======   =======

 The convenience translation into U.S. Dollars has been made using the exchange rate of 1,611 Italian Lire to U.S. $1 existing at March 31, 1994.

                  See notes to combined financial statements.

                    DEA METROLOGY ACTIVITIES OF FINMECCANICA

              COMBINED STATEMENTS OF CHANGES IN DIVISIONAL DEFICIT

   FOR THE YEARS ENDED DECEMBER 31, 1991; DECEMBER 31, 1992; AND DECEMBER 31,
     1993; AND QUARTERS ENDED MARCH 31, 1993 AND MARCH 31, 1994 (UNAUDITED)
             (ITALIAN LIRE IN MILLIONS, U.S. DOLLARS IN THOUSANDS)

                                                          FOREIGN CURRENCY
                          FINMECCANICA S.P.A. ACCUMULATED   TRANSLATION
                              INVESTMENT        DEFICIT      ADJUSTMENT     TOTAL
                          ------------------- ----------- ---------------- --------
Balance at December 31,
 1990...................       L 17,145        L(16,088)      L(2,773)     L (1,716)
Reduction of capital to
 cover losses...........         (4,000)          4,000           --            --
Additional capital
 arising on
 transformation of U.S.
 activity from
 subsidiary to affiliate
 branch.................          1,248             --            --          1,248
Capital contribution in
 cash...................          1,500          16,441           --         17,941
Asset distribution to
 shareholders arising
 from September 30, 1991
 reorganization.........            --          (19,556)          --        (19,556)
Net loss for 1991.......            --          (18,326)          --        (18,326)
Currency translation
 adjustments............            --              --           (171)         (171)
                               --------        --------       -------      --------
Balance at December 31,
 1991 as previously
 stated.................         15,893         (33,529)       (2,944)      (20,580)
Reclassification of
 divisional equity of
 Digital Electronic
 Automation (USA).......         (1,248)          1,248           --            --
                               --------        --------       -------      --------
Balance at December 31,
 1991 as restated.......         14,645         (32,281)       (2,944)      (20,580)
                               --------        --------       -------      --------
Increase in share
 capital................         14,800             --            --         14,800
Additional paid in
 capital................         15,247             --            --         15,247
Divisional equity of
 metrology division of
 DEA France S.A.........          4,993             --            --          4,993
Net loss for 1992.......            --          (24,233)          --        (24,233)
Currency translation
 adjustments............            --              --           (322)         (322)
                               --------        --------       -------      --------
Balance at December 31,
 1992...................         49,685         (56,514)       (3,266)      (10,095)
                               --------        --------       -------      --------
Net loss for 1993.......            --           (3,860)          --         (3,860)
Net asset deficiency of
 Digital Electronic
 Automation Company
 eliminated on
 conversion of DEA
 Company from a division
 of Elsag Bailey Inc. to
 a subsidiary of DEA
 S.p.A..................        (13,145)         19,742           --          6,597
Currency translation
 adjustments............            --              --            373           373
                               --------        --------       -------      --------
Balance at December 31,
 1993...................       L 36,540        L(40,632)      L(2,893)     L (6,985)
                               ========        ========       =======      ========
U.S. Dollars December
 31, 1993...............       $ 22,682        $(25,222)      $(1,796)     $ (4,336)
                               ========        ========       =======      ========
Balance at December 31,
 1993...................       L 36,540        L(40,632)      L(2,893)     L (6,985)
Net divisional equity of
 Metrology Division of
 DEA France S.A. at
 December 31, 1993
 eliminated on
 consolidation..........         (4,993)          4,111           348          (534)
Net loss for three
 months ending March 31,
 1994...................            --           (3,307)          --         (3,307)
Currency translation
 adjustments............            --              --            (90)          (90)
                               --------        --------       -------      --------
Balance at March 31,
 1994 (Unaudited).......       L 31,547        L(39,828)      L(2,635)     L(10,916)
                               ========        ========       =======      ========
U.S. Dollars March 31,
 1994 (Unaudited).......       $ 19,582        $(24,723)      $(1,636)     $ (6,777)
                               ========        ========       =======      ========

 The convenience translation into U.S. Dollars has been made using the exchange rate of 1,611 Italian Lire to U.S. $1 existing at March 31, 1994.

                  See notes to combined financial statements.

                    DEA METROLOGY ACTIVITIES OF FINMECCANICA

                     NOTES TO COMBINED FINANCIAL STATEMENTS
             (ITALIAN LIRE IN MILLIONS; U.S. DOLLARS IN THOUSANDS)

NOTE 1--ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES

 Organization

  The DEA Metrology Activities of Finmeccanica (the"Division") design and manufacture at its Italian headquarters a diversified line of Metrology Products (precision dimensional measuring systems and instruments). The products are marketed worldwide direct from Italy and through its five overseas operations which also provide technical assistance, sales support and other related services.

  The Division is one of many divisions of Finmeccanica S.p.A., a company which is incorporated in Italy and wholly owned by an Italian government entity. At March 31, 1994,the Division was comprised of DEA S.p.A. and its wholly owned subsidiaries which are as follows:

   DEA Iberica S.A. ................................... Spain
   DEA Digital Electronic Automation Vetriebs GmbH..... Germany
   DEA Kabushiki Kaisha................................ Japan
   Digital Electronic Automation Company............... United States of America
   DEA France S.A...................................... France

  The following re-organizations occurred in the structure of the Division during the three months ended March 31, 1994 and the years ended December 31, 1993 and 1992.

DIGITAL ELECTRONIC AUTOMATION COMPANY

  Digital Electronic Automation Company was originally incorporated in the United States as Digital Electronic Automation Inc., a fully owned subsidiary of the DEA Metrology Activities of Finmeccanica. On November 22, 1991, following a corporate reorganization, it was sold to an affiliated company, Bailey Controls Inc., which itself was merged into Elsag Bailey Inc. Subsequently, Digital Electronic Automation became a trading division of Elsag Bailey Inc. with its common stock, paid in and contribution capital being recharacterized as Divisional equity.

  On October 31, 1993 Elsag Bailey Inc. eliminated the net asset deficiency of the division by waiving part of a working capital advance made to the division. The remaining outstanding balance on the advance was repaid. On the following day, the net assets of the Division were sold to Digital Electronic Automation Company, a fully owned subsidiary of DEA S.p.A. at their net book value of zero.

  The combined statement of operations for the year ended December 31, 1993 incorporates the results of Digital Electronic Automation for the whole year as both the Division and the Company formed part of the DEA Metrology Activities of Finmeccanica during 1993.

DEA FRANCE S.A.

  The combined financial statements for the years ending December 31, 1993 and 1992 include the results and operations of the Metrology Division of DEA France S.A., a wholly owned subsidiary of Finmeccanica S.p.A., which was incorporated into the combined financial statements from January 1, 1992.

  On January 1, 1994 the non-metrology activities of DEA France S.A. were transferred to another Finmeccanica group company. On the same day, the shareholders' capital of DEA France S.A. was acquired by DEA S.p.A. for a consideration representing the net asset value of the Company at December 31, 1993.

  The net divisional equity of the Metrology Division of DEA France S.A. included in the combined financial statements at December 31, 1993 and 1992 has been eliminated from the combined financial statements at March 31, 1994 on consolidation.

                    DEA METROLOGY ACTIVITIES OF FINMECCANICA

             (ITALIAN LIRE IN MILLIONS; U.S. DOLLARS IN THOUSANDS)
  At December 31, 1992 DEA S.p.A. had two separate business divisions as follows:

  Metrology division--Design, manufacture and distribution of high precision measuring instruments

  Assembly division--Design and manufacture of assembly machines and robots.

  On January 19, 1993 the net assets attributable to the assembly division of DEA S.p.A. at December 31, 1992 were transferred to "SAR--Sistemi di Assemblaggio Robotizzato" (a subsidiary of Finmeccanica S.p.A.). No consideration was paid by SAR for the net assets acquired as these had a net value of zero. The combined financial statements for the years ended December 31, 1992 and prior thereto exclude the income, expenses, assets and liabilities of the Assembly division as these did not form part of the DEA Metrology Activities of Finmeccanica in those years.

 Principles of combination

  The combined financial statements of the DEA Metrology Activities of Finmeccanica for the years ended December 31, 1993 and 1992, and the quarters ended March 31, 1993 and 1994, include the results and operations of the following:

  .  DEA S.p.A.
  .  DEA Iberica S.A.
  .  DEA Digital Electronic Automation Vetriebs GmbH
  .  DEA Kabushiki Kaisha
  . Digital Electronic Automation Company (U.S.A.), a division of Elsag Bailey Inc., for the years ended December 31, 1991 and 1992, and the ten months ended October 31, 1993.
  . Digital Electronic Automation Company, a subsidiary of DEA S.p.A., for the two months ended December 31, 1993 and the three months ended March 31, 1994.
  . The metrology division of DEA France S.A. for the year ending December 31, 1992 and 1993, and the three months ended March 31, 1993.
  .  DEA France S.A. for the three months ended March 31, 1994.

  The individual companies maintain their accounting records and prepare their financial statements for local statutory purposes in accordance with the accounting practices and currencies of the respective countries in which they are located. The accompanying combined financial statements have been prepared in accordance with accounting principles generally accepted in the United States.

  The following is a reconciliation of the legal entity consolidated financial statements of DEA S.p.A. at December 31, 1991, 1992, 1993, and March 31, 1993 and 1994 with the combined financial statements of the DEA Metrology Activities of Finmeccanica presented in accordance with accounting principles generally accepted in the United States:

                       12/31/91            12/31/92             12/31/93             03/31/93             03/31/94
                  ------------------- -------------------- -------------------- -------------------- --------------------
                           DIVISIONAL           DIVISIONAL           DIVISIONAL           DIVISIONAL           DIVISIONAL
                  NET LOSS  DEFICIT   NET LOSS   DEFICIT   NET LOSS   DEFICIT   NET LOSS   DEFICIT   NET LOSS   DEFICIT
                  -------- ---------- --------  ---------- --------  ---------- --------  ---------- --------  ----------
Legal entity
 consolidated
 financial
 statements......   L(197)    L(869)  L(18,617)  L12,467   L(7,958)    L6,500   L(5,666)    L8,790   L(4,417)    L1,408
Effect of
 combination of
 Digital
 Electronic
 Automation
 U.S.A...........    (922)   (1,656)    (2,436)   (4,184)      --         --     (1,532)    (4,077)      --         --
Effect on the
 combination of
 nine months
 operations of
 DEA Digital
 S.p.A...........  (8,337)      --         --        --        --         --        --         --        --         --

                    DEA METROLOGY ACTIVITIES OF FINMECCANICA

             (ITALIAN LIRE IN MILLIONS; U.S. DOLLARS IN THOUSANDS)

                       12/31/91             12/31/92             12/31/93             03/31/93             03/31/94
                  -------------------- -------------------- -------------------- -------------------- --------------------
                            DIVISIONAL           DIVISIONAL           DIVISIONAL           DIVISIONAL           DIVISIONAL
                  NET LOSS   DEFICIT   NET LOSS   DEFICIT   NET LOSS   DEFICIT   NET LOSS   DEFICIT   NET LOSS   DEFICIT
                  --------  ---------- --------  ---------- --------  ---------- --------  ---------- --------  ----------
Loss and
 divisional
 equity of the
 Metrology
 Division of DEA
 France S.A.....  L    --    L    --   L (3,808)  L   (598) L  (891)   L(1,382)  L(1,080)   L (1,080) L   --     L    --
                  --------   --------  --------   --------  -------    -------   -------    --------  -------    --------
Loss and
 divisional
 equity before
 combination
 adjustments....    (9,456)    (2,525)  (24,861)     7,685   (8,849)     5,118    (8,278)      3,633   (4,417)      1,408
COMBINATION
 ADJUSTMENTS
Elimination of
 loss
 attributable to
 Assembly
 Division.......    (1,003)     4,000     1,453      4,000      --       4,000       --        4,000      --        4,000
Restatement of
 divisional
 equity of DEA
 France S.A.....       --         --        --       1,331      --       1,331       --        1,303      --          --
Elimination of
 research and
 development
 costs..........    (5,895)   (13,926)     (463)   (14,388)   2,935    (11,453)      679     (13,709)     577     (10,876)
Amortization of
 deferred
 charges........      (616)      (616)      --         --       --         --        --          --       --          --
Warranty
 installation
 reserve
 provision......       --        (600)      --        (600)     --        (600)      --         (600)     --         (600)
Provision for
 obsolete and
 slow moving
 inventory......      (500)    (5,000)      --      (5,000)   2,200     (2,800)      --       (5,000)     --       (2,800)
Other
 adjustments on
 inventory and
 fixed assets...    (1,828)    (1,273)     (495)    (2,673)    (259)    (2,244)      177      (2,503)     505      (1,739)
Other
 adjustments
 arising on
 combination....       972       (640)      133       (450)     113       (337)       28        (422)      28        (309)
Restatement of
 opening
 divisional
 equity of
 Digital
 Electronic
 Automation USA.       --         --        --         --       --         --        261      (2,422)     --          --
Elimination of
 unrealized
 profit on
 inter-company
 inventory......       --         --        --         --       --         --        --       (1,394)     --          --
                  --------   --------  --------   --------  -------    -------   -------    --------  -------    --------
Per accompanying
 combined
 financial
 statements.....  L(18,326)  L(20,580) L(24,233)  L(10,095) L(3,860)   L(6,985)  L(7,133)   L(17,114) L(3,307)   L(10,916)
                  ========   ========  ========   ========  =======    =======   =======    ========  =======    ========
U.S. Dollars....                                            $(2,396)   $(4,336)                       $(2,053)   $ (6,777)
                                                            =======    =======                        =======    ========

  The assets and liabilities of the subsidiaries are combined on a line-by-line basis and the carrying value of investments is eliminated against the related divisional equity accounts.

  All significant intercompany transactions and balances within the DEA Metrology Activities of Finmeccanica are eliminated. Unrealized intercompany profits and the gains and losses arising from transactions within the Division are also eliminated.

  The financial statements of the foreign entities are translated into Italian Lire using the year-end exchange rate for balance sheet items and the average exchange rate for the year for the income statement. Differences arising on translation are recorded in a component of divisional deficit.

                    DEA METROLOGY ACTIVITIES OF FINMECCANICA

             (ITALIAN LIRE IN MILLIONS; U.S. DOLLARS IN THOUSANDS)

 Interim consolidated financial statements

  The consolidated financial statements for the quarters ended March 31, 1993 and March 31, 1994 and the related notes are unaudited and in the opinion of management, include all adjustments (consisting of only normal recurring adjustments) necessary for a fair presentation of the results of these periods. The results for the quarter ended March 31, 1994 are not necessarily indicative of the results to be expected for the entire year.

 Revenue recognition

  Revenues and all costs (including costs of installation and training) of standardized machines are recognized upon shipment to the customer.

  In the exceptional case of large or long term projects, where machines may require integration into complex manufacturing operations over an extended period of time, revenue is recognized on the percentage of completion method. Under the percentage of completion method, revenue and gross profit are recognized as work is performed based on the relationship between actual costs incurred and the total estimated costs at completion. Revenues and gross profits are adjusted prospectively for revisions in estimated total contract costs and contract revenues. Estimated losses are recorded when identified.

  In addition, the Division earns revenue from the servicing of its equipment, in certain instances under service contracts. Revenue under such contracts is recognized on a straight line basis over the life of the contract.

 Foreign currency transactions

  Gains and losses resulting from foreign currency transactions and the remeasurement of foreign currency balances and accounts denominated in foreign currencies are included in the determination of net income in the period in which they occur.

 Inventories

  Inventories are stated at the lower of cost or market value, with cost principally determined on an average basis. Cost is comprised of direct materials, labor and manufacturing overhead.

  An allowance is provided to account for slow moving and obsolete inventory.

 Government grants

  Government grants in respect of research and development projects and other revenue items are recognized in the income statement when all the terms and conditions of the grant have been met.

 Property, plant, and equipment

  All property, plant, and equipment is recorded at historical cost.

                    DEA METROLOGY ACTIVITIES OF FINMECCANICA

             (ITALIAN LIRE IN MILLIONS; U.S. DOLLARS IN THOUSANDS)

  Depreciation is calculated so as to write off the cost of property, plant, and equipment on a straight line basis over the expected useful lives of the assets concerned. The principal rates used for this purpose are:

Property................ 10%
Leasehold improvements.. shorter of, the life of the asset or the term of the lease
Machinery, equipment,
 and tools.............. 10%--25%
Office furniture and
 equipment.............. 12%--18%
Motor vehicles.......... 20%

  Maintenance and repair expenses are charged to operations as incurred.

 Other non-current assets and deferred charges

  Intangibles, including goodwill, software, and deferred charges included within non-current assets and deferred charges are amortized primarily over five years, their expected economic life.

 Research and development

  The Division's research and development department is responsible for product design, development, and refinement. All costs of the department are charged to operations as they are incurred.

 Income taxes

  Income taxes are provided in accordance with applicable local tax regulations. Deferred income taxes are provided in accordance with Financial Accounting Standards Board Statement No. 109 "Accounting for Income Taxes" for temporary differences between financial statements carrying amounts and the corresponding tax bases of assets and liabilities.

 Warranty costs

  Warranty costs are provided for at the time of product shipment.

 Termination indemnities

  In accordance with Italian severance pay statutes, an employee benefit is accrued for service to date and is payable immediately upon separation. The cost of providing these benefits is accounted for in accordance with Financial Accounting Standards Board Statement No. 112 "Employers Accounting for Postemployment Benefits".

 Information expressed in U.S. Dollars

  The combined financial statements are stated in Italian Lire, the currency of the country in which the divisions principal legal entity and market is located. The translation into U.S. Dollars amounts is included solely for the convenience of readers and has been made at the rate of Italian Lire 1,611 to U.S. 1, the approximate rate of exchange at March 31, 1994, for December 31, 1993. Such translation should not be construed as representation that the Italian Lire amounts could be converted into U.S. Dollars at that or any other rate.

                    DEA METROLOGY ACTIVITIES OF FINMECCANICA

             (ITALIAN LIRE IN MILLIONS; U.S. DOLLARS IN THOUSANDS)

NOTE 2--OPERATIONS BY GEOGRAPHIC AREA

  The divisions operations are conducted in various countries around the world. The geographic analysis of the division's net sales, net loss, and identifiable assets is set out below:

                          12/31/91  12/31/92  12/31/93  12/31/93  03/31/93  03/31/94  03/31/94
                          --------  --------  --------  --------  --------  --------  --------
NET SALES BY GEOGRAPHIC
 MARKET:
 Italy..................  L 61,850  L 61,916  L 74,549  $ 46,275  L15,890   L 17,796  $ 11,047
 United States..........    23,858    30,990    54,309    33,712    7,150      9,310     5,779
 France, Germany, and
  Spain.................    24,912    23,784    39,352    24,427    5,563      6,733     4,179
 Japan..................     7,042     8,059    10,087     6,261      534        443       275
 Other..................       --        --        --        --       --         --        --
                          --------  --------  --------  --------  -------   --------  --------
                          L117,662  L124,749  L178,297  $110,675  L29,137    L34,282  $ 21,280
                          ========  ========  ========  ========  =======   ========  ========
NET SALES FROM THE
 ITALIAN OPERATIONS:
 Domestic...............  L 34,781  L 28,070  L 40,815  $ 25,335  L10,622   L  5,586  $  3,467
 Other European.........    20,825    20,182    15,797     9,806    3,196      3,728     2,314
 Rest of the world......     6,244    13,664    17,937    11,134    2,072      8,482     5,266
                          --------  --------  --------  --------  -------   --------  --------
                          L 61,850  L 61,916  L 74,549  $ 46,275  L15,890   L 17,796  $ 11,047
                          ========  ========  ========  ========  =======   ========  ========
TRANSFERS BETWEEN
 GEOGRAPHIC OPERATIONS:
 From Italy.............  L 14,909  L 25,927  L 40,322  $ 25,029  L 6,904   L  7,716  $  4,790
 From France, Germany,
  and Spain.............     1,152     6,855       925       574      --          17        11
 From United States.....       --        243       --        --       --          40        24
 From Japan.............        16        70       --        --       --         --        --
                          --------  --------  --------  --------  -------   --------  --------
                          L 16,077  L 33,095  L 41,247  $ 25,603  L 6,904   L  7,773  $  4,825
                          ========  ========  ========  ========  =======   ========  ========
NET LOSS:
 Italy..................  L(12,627) L(17,096) L  4,077  $  2,531  L(3,145)  L   (314) $   (195)
 France, Germany, and
  Spain.................      (460)   (4,460)   (2,084)   (1,294)  (2,350)      (978)     (607)
 United States..........    (5,290)   (2,315)   (4,928)   (3,059)  (1,231)    (1,384)     (859)
 Japan..................        51      (362)     (925)     (574)    (407)      (631)     (392)
                          --------  --------  --------  --------  -------   --------  --------
                          L(18,326) L(24,233) L (3,860) $ (2,396) L(7,133)  L (3,307) $ (2,053)
                          ========  ========  ========  ========  =======   ========  ========
IDENTIFIABLE ASSETS:
 Italy..................            L131,218  L108,043  $ 67,066            L109,180  $ 67,772
 France, Germany, and
  Spain.................              21,234    31,033    19,263              25,774    15,999
 United States..........              28,525    40,513    25,147              31,665    19,655
 Japan..................               3,478     7,069     4,388               3,900     2,420
                                    --------  --------  --------            --------  --------
                                    L184,455  L186,658  $115,864            L170,519  $105,846
                                    ========  ========  ========            ========  ========

  Identifiable assets by geographic area are those assets used specifically by the Division's operations in each geographic area. Interdivisional transfers between geographic areas are generally priced to recover costs plus a reasonable amount of profit and have been eliminated from combined net sales.

NOTE 3--RESTRUCTURING COSTS

  The Division recorded restructuring costs of Lire 823 ($511) and Lire 2,949 during fiscal years 1993 and 1992, respectively.

  The 1993 restructuring charges reflect the severance costs relating to the dismissal of employees at the Metrology Division of DEA France S.A.

                    DEA METROLOGY ACTIVITIES OF FINMECCANICA

             (ITALIAN LIRE IN MILLIONS; U.S. DOLLARS IN THOUSANDS)

  The 1992 restructuring charge relates to Lire 2,432 of social security and pension costs that the Italian Division is obliged to pay following the agreement with employees to take early retirement and Lire 517 to the costs of dismissing 30 employees at the Metrology Division of DEA France S.A.

NOTE 4--OPERATING INCOME

  The operating income for the year is stated after charging the costs of the Division's research and development department of Lire 8,290 ($5,146) for 1993 (Lire 8,200 and Lire 10,900 for 1992 and 1991, respectively) and after crediting government grants receivable of Lire 2,410 ($1,496) (Lire 500 in 1992).

NOTE 5--INTERCOMPANY BALANCES AND TRANSACTIONS

  The Division is a member of an affiliated group of companies controlled by IRI Finmeccanica, an Italian state owned financial holding entity. The transactions with affiliated companies during the years and the respective balances at the year ends and quarter ends are summarized as follows:

 Trade receivables from affiliates included in accounts receivable

                               12/31/92 12/31/93 12/31/93 03/31/94 03/31/94
                               -------- -------- -------- -------- --------
Alfa Romeo Avio...............   L--     L2,788   $1,731   L3,310   $2,055
Alenia group..................    --        281      174      298      185
Sistemi di Assemblaggio
 Robotizzato S.p.A............    --        207      129      120       74
Ansaldo group.................    --        137       85      137       85
Elsag Bailey (a division of
 Finmeccanica S.p.A.).........    234        49       30       49       30
Other affiliated companies....    298        29       18       12        8
                                 ----    ------   ------   ------   ------
                                 L532    L3,491   $2,167   L3,926   $2,437
                                 ====    ======   ======   ======   ======

  Sales to affiliated companies during the years ending December 31, 1993 and 1992 were Lire 3,339 ($2,073) and Lire 111 respectively. Sales to affiliated companies during the three months ending March 31, 1994 and 1993 were Lire 23 ($14) and Lire 89, respectively.

 Trade payables from affiliates included in accounts payable

                                    12/31/92 12/31/93 12/31/93 03/31/94 03/31/94
                                    -------- -------- -------- -------- --------
Elsag Sistemi......................   L11      L11      $ 7      L--      $--
Other affiliated companies.........   --       --       --       --        --
                                      ---      ---      ---      ---      ----
                                      L11      L11      $ 7      L--      $--
                                      ===      ===      ===      ===      ====

 Other receivables from affiliates

                                   12/31/92 12/31/93 12/31/93 03/31/94 03/31/94
                                   -------- -------- -------- -------- --------
CURRENT ACCOUNTS
Savafactoring S.p.A............... L   --    L2,319   $1,440    L--      $--
Elsag Bailey France...............     --       903      560     --       --
Sistemi di Assemblaggio
 Robotizzato S.p.A................     --        91       56     --       --
Cofiri Factor S.p.A...............  10,214      --       --      --       --
Finmeccanica S.p.A................   3,169      --       --      --       --
                                   -------   ------   ------    ----     ----
                                   L13,383   L3,313   $2,056    L--      $--
                                   =======   ======   ======    ====     ====

                    DEA METROLOGY ACTIVITIES OF FINMECCANICA

             (ITALIAN LIRE IN MILLIONS; U.S. DOLLARS IN THOUSANDS)

  The current account operated with Savafactoring S.p.A. is used for invoice factoring and discounting. The other current accounts are utilized to settle commercial transactions between the Companies. Interest is charged/credited to the accounts at normal commercial bank rates. Interest income during 1993 on such short-term lending amounted to Lire 353 ($219) (Lire 109 for 1992).

 Other payables to affiliates

                                   12/31/92 12/31/93 12/31/93 03/31/94 03/31/94
                                   -------- -------- -------- -------- --------
CURRENT ACCOUNTS AND SHORT-TERM
 LOANS
Elsag Bailey (a division of
 Finmeccanica S.p.A.)............. L 1,195  L19,292  $11,975  L19,815  $12,300
Finmeccanica S.p.A.--Lire.........  25,000   36,229   22,488   37,736   23,424
     --other currencies...........  24,065   14,994    9,307   14,995    9,308
Elsag Bailey Inc..................  28,336      --       --       --       --
                                   -------  -------  -------  -------  -------
                                    78,596   70,515   43,770   72,546   45,032
OTHER PAYABLES
Other affiliates..................     --       773      480    1,513      939
                                   -------  -------  -------  -------  -------
                                   L78,596  L71,288  $44,250  L74,059  $45,971
                                   =======  =======  =======  =======  =======

  The Division, under the terms of informal agreements with the above affiliated companies, operates current accounts with them. The accounts are used to settle commercial transactions and to provide short-term finance. The current accounts bear interest at varying rates from 5.3% to 11.75% as determined by the commercial rates available for the currency in which the loans are denominated.

  The interest expense relating to such borrowings was Lire 7,960 ($4,941) for the year ended December 31, 1993 (Lire 8,134; and Lire 7,326 for 1992 and 1991, respectively).

  The interest expense relating to such borrowings was Lire 2,126 ($1,320) for the period ended March 31, 1994 and Lire 2,251 for the three months ended March 31, 1993.

 Long-term affiliated debt

  The Division has a long-term loan from Elsag Bailey, a division of Finmeccanica. The terms, conditions, and amount repayable under the loan are detailed in Note 14 .

  Interest charged on this loan was Lire 725 ($450) for the year ended December 31, 1993 (Lire 1,025; and Lire 1,325 for 1992 and 1991, respectively).

  Interest charged on this loan was Lire 114 ($71) for the period ended March 31, 1994 and Lire 194 for the three months ended March 31, 1993.

 Other transactions involving affiliated companies

a. On December 29, 1992, the Division's Spanish subsidiary, DEA Iberica S.A. sold its freehold buildings to Elsag Bailey for Lire 3,208. The sales price was based on an appraisal by an independent firm of qualified appraisers. The profit realized on the sale of Lire 766 has been included as "other income (expenses)" in the combined statement of income.

   On January 4, 1993, DEA Iberica S.A. signed an agreement whereby it undertook to rent the property from Elsag Bailey (a division of Finmeccanica S.p.A.) for an annual fixed rent of Pesetas 30,600,000

                    DEA METROLOGY ACTIVITIES OF FINMECCANICA

             (ITALIAN LIRE IN MILLIONS; U.S. DOLLARS IN THOUSANDS)

   (Lire 367 ($228)) based on the exchange rate of 12 Italian Lire to the Spanish Peseta in existence at March 31, 1994 for a period of five years. The contract is renewable, at the option of both parties, at the end of the five year period. In this case, the annual rent will be revised and may be adjusted to account for inflation in the previous five years. The new agreed upon rent will be indexed linked from year six onwards. Rent charged to operations in the period to March 31, 1994 amounted to Lire 90 ($56) and Lire 103 in the three months ended March 31, 1993.

b. DEA S.p.A. rents its premises in Moncalieri from Elsag Bailey S.p.A. under the terms of a rental agreement. The agreement commenced on January 1, 1992 and expires on December 31, 1997. The minimum annual rent payable under the contract is Lire 1,300 per annum. The rent is adjusted to account for inflation at the beginning of each year. Rent charged to operations in the period to March 31, 1994 totalled Lire 337 ($209) and Lire 337 in the three months ended March 31, 1993.

   DEA S.p.A. is responsible for all maintenance and repair costs to the buildings during the period of the contract.

NOTE 6--ACCOUNTS RECEIVABLE

   The accounts receivable balance is composed of the following:

                                   12/31/92  12/31/93  12/31/93  03/31/94  03/31/94
                                   --------  --------  --------  --------  --------
Trade receivables--external
 customers........................ L75,472   L81,626   $50,668   L70,127   $43,530
Trade receivables--affiliated
 customers........................     532     3,491     2,167     3,926     2,437
                                   -------   -------   -------   -------   -------
                                    76,004    85,117    52,835    74,053    45,967
Allowance for doubtful accounts...  (1,253)   (1,385)     (860)   (1,304)     (809)
                                   -------   -------   -------   -------   -------
                                   L74,751   L83,732   $51,975   L72,749   $45,158
                                   =======   =======   =======   =======   =======

   Included in the trade receivables balance are receivables of Lire 10,976 ($6,813), (Lire 5,230 for 1992) from one customer which accounted for approximately 11% (12% in 1992) of the combined sales of the Metrology Division of Finmeccanica S.p.A. There were no customers accounting for more than 10% of the combined sales in the three months ending March 31, 1994.

NOTE 7--INVENTORIES

  Inventories consist of the following:

                                   12/31/92  12/31/93  12/31/93  03/31/94  03/31/94
                                   --------  --------  --------  --------  --------
Parts, raw materials, and
 supplies......................... L31,399   L21,689   $13,463   L26,483   $16,439
Semi-finished goods...............  23,134    21,236    13,182    19,887    12,345
Finished goods....................  22,802    33,250    20,639    27,656    17,167
                                   -------   -------   -------   -------   -------
                                    77,335    76,175    47,284    74,026    45,951
Provision for slow moving and
 obsolete inventory...............  (8,626)   (9,087)   (5,640)   (9,149)   (5,680)
                                   -------   -------   -------   -------   -------
                                   L68,709   L67,088   $41,644   L64,877   $40,271
                                   =======   =======   =======   =======   =======

                    DEA METROLOGY ACTIVITIES OF FINMECCANICA

             (ITALIAN LIRE IN MILLIONS; U.S. DOLLARS IN THOUSANDS)
NOTE 8--OTHER CURRENT ASSETS

  Other current assets consist of the following:

                                   12/31/92 12/31/93 12/31/93 03/31/94 03/31/94
                                   -------- -------- -------- -------- --------
Government grants receivable......  L2,684   L4,861   $3,017   L4,762   $2,956
Prepaid expenses..................     983    2,180    1,353    2,757    1,711
Advances to employees.............     526      343      213      454      282
Prepaid social security
 contributions....................     500    1,177      731      619      384
VAT and other taxes recoverable...     410    1,120      695    1,437      892
Other.............................   1,308      171      106      345      214
                                    ------   ------   ------  -------   ------
                                    L6,411   L9,852   $6,115  L10,374   $6,439
                                    ======   ======   ======  =======   ======

  The net increase from December 1992 to December 1993 in government grants receivable reflects the following:

  . the recognition of Lire 2,410 ($1,496) of grants in the combined statement of operations following approval of the grant project and completion of the terms and conditions of the grant;

  .  the receipt of Lire 233 ($145) of government grants.

NOTE 9--PROPERTY, PLANT, AND EQUIPMENT

  Property, plant, and equipment consists of the following:

                              12/31/92  12/31/93  12/31/93  03/31/94  03/31/94
                              --------  --------  --------  --------  --------
Property..................... L     79  L     79  $     49  L     79  $     49
Leasehold improvements.......    2,623     2,879     1,787     2,822     1,752
Machinery, equipment, and
 tools.......................   25,576    28,553    17,724    27,842    17,282
Office equipment and furni-
 ture........................   10,415    11,453     7,109    11,176     6,937
Motor vehicles...............      796       926       575       959       595
                              --------  --------  --------  --------  --------
                                39,489    43,890    27,244    42,878    26,615
Less: Accumulated deprecia-
 tion........................  (29,931)  (34,549)  (21,446)  (34,285)  (21,281)
                              --------  --------  --------  --------  --------
                              L  9,558  L  9,341  $  5,798  L  8,593  $  5,334
                              ========  ========  ========  ========  ========

  Depreciation charges relative to property, plant, and equipment were as follows:

                               YEAR ENDED DECEMBER 31,   QUARTER ENDED MARCH 31,
                             --------------------------- -----------------------
                              1991   1992   1993   1993   1993    1994    1994
                             ------ ------ ------ ------ ------- ------- -------
Depreciation charges........ L4,285 L4,128 L3,813 $2,367    L907    L769 $   477
                             ------ ------ ------ ------ ------- ------- -------

                    DEA METROLOGY ACTIVITIES OF FINMECCANICA

             (ITALIAN LIRE IN MILLIONS; U.S. DOLLARS IN THOUSANDS)
NOTE 10--OTHER NON-CURRENT ASSETS AND DEFERRED CHARGES

  Other non-current assets and deferred charges consist of the following:

                                YEAR ENDED DECEMBER 31, QUARTER ENDED MARCH 31,
                                ----------------------- -----------------------
                                 1992    1993    1993      1994        1994
                                ------- ------- ------- ----------- -----------
Goodwill.......................  L3,656  L2,886 $ 1,791      L2,649 $     1,644
Deposits.......................     457     779     484         366         227
Loans to employees.............     387     433     269         408         253
Advance to distributor.........     --      317     196         300         186
Software costs.................   1,319     298     185         174         108
Trade licenses and technical
 rights........................     212     157      98         146          91
Other deferred charges.........   1,308   1,226     761         917         570
                                ------- ------- ------- ----------- -----------
                                 L7,339  L6,096 $ 3,784      L4,960 $     3,079
                                ======= ======= ======= =========== ===========

  Amortization charges relative to other non-current assets and deferred charges were as follows:

                              YEAR ENDED DECEMBER 31,   QUARTER ENDED MARCH 31,
                            --------------------------- -----------------------
                             1991   1992   1993   1993   1993    1994    1994
                            ------ ------ ------ ------ ------- ------- -------
Amortization charge in the
 year...................... L1,356 L1,590 L1,877 $1,165    L477    L427 $   265
                            ------ ------ ------ ------ ------- ------- -------

  The written down value of the goodwill at December 31, 1993 consists of Lire 2,033 ($1,262) (Lire 2,647 for 1992) and at March 31, 1994, Lire 1,879 ($1,166)
representing the excess of the purchase cost over the net assets acquired from Prima Industrie S.p.A. in 1990 and 1991 and Lire 853 ($529) (Lire 1,009 in
1992) arising from the acquisition of the Renault Automation business by the Metrology Division of DEA France S.A. in July 1992.

NOTE 11--BORROWINGS AND CURRENT MATURITIES OF DEBT

  Borrowings and current maturities of debt consist of the following:

                                    12/31/92 12/31/93 12/31/93 03/31/94 03/31/94
                                    -------- -------- -------- -------- --------
Bank overdrafts and other short-
 term borrowings..................  L13,538  L39,163  $24,310  L34,156  $21,202
Current portion of long-term debt.    7,706    7,920    4,916    7,934    4,925
                                    -------  -------  -------  -------  -------
                                    L21,244  L47,083  $29,226  L42,090  $26,127
                                    =======  =======  =======  =======  =======

  The composition of the bank overdrafts and other short term borrowings by currency is as follows:

                                    12/31/92 12/31/93 12/31/93 03/31/94 03/31/94
                                    -------- -------- -------- -------- --------
U.S. Dollars....................... L    54  L26,757  $16,609  L23,847  $14,803
Italian Lire.......................   2,026    1,040      645      --       --
Deutsche Mark......................   5,071    4,436    2,754    3,955    2,455
Japanese Yen.......................   1,713    2,597    1,612      364      226
French Francs......................   4,674    4,333    2,690    5,990    3,718
Other currencies...................     --       --       --       --       --
                                    -------  -------  -------  -------  -------
                                    L13,538  L39,163  $24,310  L34,156  $21,202
                                    =======  =======  =======  =======  =======

                    DEA METROLOGY ACTIVITIES OF FINMECCANICA

             (ITALIAN LIRE IN MILLIONS; U.S. DOLLARS IN THOUSANDS)
  As of December 31, 1992, the Division maintained relationships with banks providing the following credit lines:

                                                            CREDIT LINE UTILIZED
                                                            ----------- --------
Bank overdraft and short-term loans........................   L47,851   L11,538
Invoice discounting facilities.............................     2,000     2,000
                                                              -------   -------
                                                              L49,851   L13,538
                                                              =======   =======

  As of December 31, 1993, the Division maintained relationships with banks providing the following credit lines:

                                      CREDIT LINE UTILIZED CREDIT LINE UTILIZED
                                      ----------- -------- ----------- --------
Bank overdraft and other short-term
 borrowings..........................   L61,707   L39,163    $38,303   $24,310
                                        =======   =======    =======   =======

  As of March 31, 1994, the Division maintained relationships with banks providing the following credit lines:

                                      CREDIT LINE UTILIZED CREDIT LINE UTILIZED
                                      ----------- -------- ----------- --------
Bank overdraft and other short-term
 borrowings..........................   L63,364   L34,156    $39,332   $21,202
                                        =======   =======    =======   =======

  The weighted average interest rates on deposits and borrowings are as follows:

                                                BORROWINGS         DEPOSITS
                                             ----------------- -----------------
                                             12/31/92 12/31/93 12/31/92 12/31/93
                                             -------- -------- -------- --------
U.S. Dollars--overdraft.....................    --       4.0%    --       --
Italian Lire--overdraft.....................   17.5%    13.7%    7.0%     3.0%
Deutsche Mark--overdraft....................   10.9%    10.3%    --       --
Japanese Yen--overdraft.....................    4.0%     4.0%    --       --
French Francs--short-term loan..............   12.0%    12.0%    --       --

                                                             BORROWINGS DEPOSITS
                                                              03/31/94  03/31/94
                                                             ---------- --------
U.S. Dollars--overdraft.....................................     4.0%     --
Italian Lire--overdraft.....................................    13.7%     3.0%
Deutsche Mark--overdraft....................................    10.3%     --
Japanese Yen--overdraft.....................................     4.0%     --
French Francs--short-term loan..............................    12.0%     --

  The total interest expense during 1993 in respect of short and long-term borrowings from both external and affiliated sources was Lire 12,485 ($7,750) (Lire 15,272 for 1992).

NOTE 12--ACCOUNTS PAYABLE

  The accounts payable balance is composed of the following:

                                   12/31/92 12/31/93 12/31/93 03/31/94 03/31/94
                                   -------- -------- -------- -------- --------
Accounts payable--external
 suppliers........................ L33,642  L25,921  $16,090  L21,575  $13,392
Accounts payable--affiliated
 suppliers........................      11       11        7      --       --
                                   -------  -------  -------  -------  -------
                                   L33,653  L25,932  $16,097  L21,575  $13,392
                                   -------  -------  -------  -------  -------

                    DEA METROLOGY ACTIVITIES OF FINMECCANICA

             (ITALIAN LIRE IN MILLIONS; U.S. DOLLARS IN THOUSANDS)
NOTE 13--ACCRUED EXPENSES AND OTHER LIABILITIES

  Accrued expenses and other liabilities consist of the following:

                                   12/31/92 12/31/93 12/31/93 03/31/94 03/31/94
                                   -------- -------- -------- -------- --------
Payroll and other related
 liabilities...................... L10,243   L5,824  $ 3,615   L4,611  $ 2,862
Value added tax and other
 taxation.........................   1,814    4,078    2,531    1,261      783
Accrued commissions...............   2,539    3,287    2,040    3,067    1,904
Social security contributions on
 early retirement of staff........   2,431    2,109    1,309    2,953    1,833
Advances from customers and
 deferred income..................   5,627    2,040    1,267    1,445      897
Accrued interest..................   2,611    1,791    1,112    1,542      957
Warranty reserve..................   1,003    1,679    1,042      861      534
Provision for redundancy costs....     --       535      332      --       --
Other accruals....................   3,236    3,645    2,263    3,407    2,115
                                   -------  -------  -------  -------  -------
                                   L29,504  L24,988  $15,511  L19,147  $11,885
                                   =======  =======  =======  =======  =======

NOTE 14--LONG-TERM DEBT

  Long-term debt consists of the following

                                       12/31/92          12/31/93          03/31/94
                                   ----------------- ----------------- -----------------
                                   CURRENT LONG-TERM CURRENT LONG-TERM CURRENT LONG-TERM
            THIRD PARTY DEBT       PORTION  PORTION  PORTION  PORTION  PORTION  PORTION
            ----------------       ------- --------- ------- --------- ------- ---------
  5.5%  Unsecured loan from
         Istituto Mobiliare
         Italiano (IMI) repay-
         able in semi-annual in-
         stallments expiring in
         July 1996. The original
         capital amount was Lire
         3,563..................    L453    L1,521    L479    L1,041    L493     L790
 10.05% Unsecured loan from IMI
         repayable in semi-an-
         nual installments ex-
         piring in October 1996.
         The original capital
         amount was Lire 2,250..     288     1,024     371       711     371      711
 10.05% Unsecured loan from IMI
         repayable in semi-an-
         nual installments ex-
         piring in October 1996.
         The original capital
         amount was Lire 783....     101       364     110       254     110      254
 10.05% Unsecured loan from IMI
         repayable in semi-an-
         nual installments ex-
         piring in October 1996.
         The original capital
         amount was Lire 1,827..     233       824     320       570     320      570
 12.33% Unsecured loan from
         Mediocredito Piemontese
         repayable in semi-an-
         nual installments ex-
         piring in April 1994.
         The original capital
         amount was Lire 953....     159       159     159       --      159      --
  9.07% Unsecured loan from
         Mediocredito Piemontese
         repayable in semi-an-
         nual installments ex-
         piring in April 1994.
         The original capital
         amount was Lire 1,167..     168       167     167       --      167      --

                    DEA METROLOGY ACTIVITIES OF FINMECCANICA

             (ITALIAN LIRE IN MILLIONS; U.S. DOLLARS IN THOUSANDS)

                                       12/31/92          12/31/93          03/31/94
                                   ----------------- ----------------- -----------------
                                   CURRENT LONG-TERM CURRENT LONG-TERM CURRENT LONG-TERM
            THIRD PARTY DEBT       PORTION  PORTION  PORTION  PORTION  PORTION  PORTION
            ----------------       ------- --------- ------- --------- ------- ---------
 12.39% Unsecured loan from the
         Ministry of Industry
         repayable in annual in-
         stallments expiring in
         October 1996. The orig-
         inal capital amount was
         Lire 787...............   L   71   L   505  L   79   L   427  L   79   L   427
  8.28% Unsecured loan from the
         Ministry of Industry
         repayable in annual
         installments commencing
         in 1995 and expiring in
         2004. The total amount
         of the loan is Lire
         1,916 with Lire 1,505
         received as of December
         31, 1992...............      --      1,505     --      1,505     --      1,870
 11.76% Unsecured loan from the
         Ministry of Industry
         repayable in annual in-
         stallments expiring in
         1999. The original cap-
         ital amount was Lire
         586....................       47       425      26       372      26       374
 12.36% Unsecured loan from the
         Ministry of Industry
         repayable in annual in-
         stallments expiring in
         1999. The original cap-
         ital amount of the loan
         was Lire 2,344.........      186     1,713     209     1,504     209     1,504
                                   ------   -------  ------   -------  ------   -------
        Total third party long
         term debt..............    1,706     8,207   1,920     6,384   1,934     6,500
                                   ------   -------  ------   -------  ------   -------
        AFFILIATED DEBT
   5.0% Unsecured loan from
         Elsag Bailey repayable
         in annual installments
         of Lire 6,000 expiring
         in June 1995...........    6,000    12,000   6,000     6,000   6,000     6,000
                                   ------   -------  ------   -------  ------   -------
        Total long-term debt....   L7,706   L20,207  L7,920   L12,384  L7,934   L12,500
                                   ======   =======  ======   =======  ======   =======
        U.S. Dollars............                     $4,916   $ 7,687  $4,925   $ 7,759
                                                     ======   =======  ======   =======

  The repayment of long-term debt outstanding at December 31, 1993 is scheduled as follows:

 YEAR                                                  ITALIAN LIRE U.S. DOLLARS
 ----                                                  ------------ ------------
1994..................................................     7,920        4,916
1995..................................................     7,756        4,814
1996..................................................     1,904        1,182
1997..................................................       636          395
1998..................................................       707          439
Thereafter............................................     1,381          857
                                                          ------       ------
                                                          20,304       12,603
                                                          ======       ======

  Interest charged to the income statement in the period in respect of long-term debt was Lire 1,469 ($862) (Lire 1,919 and Lire 2,446 for 1992 and 1991, respectively) for the year ended December 1993, of which Lire 725 ($450) (Lire 1,025 and Lire 1,325 for 1992 and 1991, respectively) relates to the loan from Elsag Bailey (a division of Finmeccanica S.p.A.).

                    DEA METROLOGY ACTIVITIES OF FINMECCANICA

             (ITALIAN LIRE IN MILLIONS; U.S. DOLLARS IN THOUSANDS)
  Interest charged to the income statement in the period in respect of long term debt was Lire 277 ($172) (Lire 395 in 1993) for the period ended March 31, 1994, of which Lire 114 ($71) (Lire 194 in 1993) relates to the loan from Elsag Bailey (a division of Finmeccanica S.p.A.).

NOTE 15--TERMINATION INDEMNITIES

  Movements in the reserve for employees termination indemnities are as follows:

                                                   12/31/92  12/31/93  03/31/94
                                                   --------  --------  --------
Balance at the beginning of the period............ L11,305   L11,346   L11,968
Provisions made during the period.................   2,247     2,037       420
Payments made during the period...................  (2,206)   (1,415)     (324)
                                                   -------   -------   -------
Balance at the end of the period.................. L11,346   L11,968   L12,064
                                                   -------   -------   -------
U.S. Dollars......................................           $ 7,429   $ 7,489
                                                             =======   =======

NOTE 16--INCOME TAXES

  The Division has no income tax liability due to losses made in the current and previous years. All fiscal years from 1988 are still open for examination by the fiscal authorities.

  The Division had a deferred tax asset which is summarized as follows:

                          12/31/91  12/31/92  12/31/93  12/31/93  03/31/93  03/31/94  03/31/94
                          --------  --------  --------  --------  --------  --------  --------
Tax losses available for
 carry forward (per
 filed tax returns).....  L  4,732  L 11,649  L 12,527  $  7,776  L 11,649  L 12,512  $  7,767
Deferral of research and
 development costs for
 tax purposes...........     7,269     5,423     3,890     2,415     5,068     3,589     2,228
Inventory valuation
 reserve and provision
 for warranty and
 installation costs.....     3,236     3,549     3,126     1,940     3,236     3,132     1,944
Deferred depreciation
 and amortization.......     1,075     1,347     1,435       891     1,439     1,156       718
Deferred maintenance
 costs..................        18       224       180       111       224       180       112
Other temporary timing
 differences............     1,340     1,352     2,224     1,381     1,352     2,225     1,380
                          --------  --------  --------  --------  --------  --------  --------
                            17,670    23,544    23,382    14,514    22,968    22,794    14,149
Valuation allowance.....   (17,670)  (23,544)  (23,382)  (14,514)  (22,968)  (22,794)  (14,149)
                          --------  --------  --------  --------  --------  --------  --------
Net deferred tax asset..  L    --   L    --   L    --   $    --   L    --   L    --   $    --
                          ========  ========  ========  ========  ========  ========  ========

  A valuation allowance has been made against the full amount of the deferred tax asset as the Division does not meet the "more likely than not" realization criteria.

                    DEA METROLOGY ACTIVITIES OF FINMECCANICA

             (ITALIAN LIRE IN MILLIONS; U.S. DOLLARS IN THOUSANDS)
NOTE 17--FINMECCANICA S.P.A. INVESTMENT

                                             DEA S.P.A.
                              DEA S.P.A.     ADDITIONAL    DIVISIONAL
                             SHARE CAPITAL PAID IN CAPITAL   EQUITY    TOTAL
                             ------------- --------------- ---------- --------
At December 31, 1991.......     L 1,500        L   --       L 14,393  L 15,893
Reclassification of
 divisional equity of
 Digital Electronic
 Automation (USA) to
 accumulated deficit.......         --             --         (1,248)   (1,248)
                                -------        -------      --------  --------
At December 31, 1991 as
 restated..................       1,500            --         13,145    14,645
Increase in share capital..      14,800            --            --     14,800
Additional paid in capital.         --          15,247           --     15,247
Divisional equity of DEA
 France S.A................         --             --          4,993     4,993
                                -------        -------      --------  --------
At December 31, 1992.......      16,300         15,247        18,138    49,685
Elimination of Divisional
 equity of Digital
 Electronic Automation
 following conversion from
 a division of Elsag Bailey
 Inc. to a subsidiary of
 DEA S.p.A.................         --             --        (13,145)  (13,145)
                                -------        -------      --------  --------
At December 31, 1993.......     L16,300        L15,247      L  4,993  L 36,540
                                =======        =======      ========  ========
U.S. Dollars December 31,
 1993......................     $10,118        $ 9,464      $  3,100  $ 22,682
                                =======        =======      ========  ========
Divisional equity of the
 Metrology division of DEA
 France S.A. at December
 31, 1993 eliminated on
 consolidation following
 the purchase of the share
 capital of DEA France S.A.
 by DEA S.p.A..............         --             --         (4,993)   (4,993)
                                -------        -------      --------  --------
At March 31, 1994..........     L16,300        L15,247      L    --    L31,547
                                =======        =======      ========  ========
U.S. Dollars March 31,
 1994......................     $10,118        $ 9,464      $    --   $ 19,582
                                =======        =======      ========  ========

  On December 18, 1992, the share capital of DEA S.p.A. was increased to Lire 16,300 by the creation and issue of a further 14,800 shares to Finmeccanica S.p.A. In addition, Finmeccanica S.p.A. contributed a further Lire 16,700 as additional paid in capital, of which Lire 15,247 related to the Metrology Division of DEA S.p.A. These transactions were made in order to comply with the minimum capital requirement stipulated by Italian company law.

  The whole of the share capital of DEA S.p.A., consisting of 16,300,000 shares with a nominal value of 1,000 Italian Lire, is owned by Finmeccanica S.p.A.

  The divisional equity balance at December 31, 1992 is comprised of Lire 13,145 representing the common stock, paid in and contribution capital of Digital Electronic Automation Inc. at the date it was converted into a trading division of Elsag Bailey Inc. On October 31, 1993 the net asset deficiency (Divisional equity and accumulated deficit) was eliminated by means of a loan waiver from Elsag Bailey Inc. Subsequently, on November 1, 1993 the net assets of the division were sold at their net book value of zero to DEA S.p.A. Lire 4,993 representing the divisional capital of the Metrology Division of DEA France S.A. following its inclusion into the combined financial statements from January 1, 1992. On January 1, 1994 the non-metrology activities of DEA France S.A. were transferred to another Finmeccanica group entity and the shareholders' capital of the Company acquired by DEA S.p.A. The divisional net equity at December 31, 1993 was consequently eliminated on consolidation against the carrying value of the investment in DEA S.p.A. at March 31, 1994.

                    DEA METROLOGY ACTIVITIES OF FINMECCANICA

             (ITALIAN LIRE IN MILLIONS; U.S. DOLLARS IN THOUSANDS)

  On August 18, 1993, Brown & Sharpe Manufacturing Company (Brown & Sharpe) announced that they had entered into a non-binding letter of intent to purchase the assets of the Metrology Division of Finmeccanica S.p.A. at June 30, 1993 with the exception of certain agreed upon exclusions and adjustments. In return for the disposal, Finmeccanica S.p.A. would receive 2.5 million shares of Class A Brown & Sharpe common stock and a contingent non-assignable right to obtain a further 950,000 shares of Class A Brown & Sharpe common stock. Such right would be exercisable only if during the five year period following the closing date of the transaction, the closing share price of Brown & Sharpe common stock equals or exceeds $15.00 per share for thirty non-consecutive business days over any twelve month period of time. At the date of this report, the transaction has not yet been completed.

NOTE 18--COMMITMENTS AND CONTINGENCIES

  The Company leases certain property and equipment under non-cancelable operating leases that expire in various years through to 2002. The property leases may be renewed upon expiry of the original term.

  Future minimum payments under operating leases with initial or unexpired terms of one year or more consisted of the following:

                                                          1992    1993    1993
                                                         ------- ------- -------
1993.................................................... L 5,659 L   --  $   --
1994....................................................   5,376   6,695   4,156
1995....................................................   4,940   5,681   3,526
1996....................................................   4,229   4,388   2,724
1997....................................................   3,193   3,891   2,415
1998....................................................     --      954     592
Thereafter..............................................     298     623     387
                                                         ------- ------- -------
                                                         L23,695 L22,232 $13,800
                                                         ======= ======= =======

  The total rental expense in respect of operating leases for the year ending December 31, 1993 was Lire 7,300 ($4,513) (Lire 5,524 and Lire 4,224 for 1992
and 1991, respectively).

NOTE 19--GOING CONCERN

  The Division has incurred substantial losses in recent years (1991: Lire 18,326, 1992: Lire 10,095, 1993: Lire 6,985 ($4,336)) and at March 31, 1994 had
a net asset deficiency of Lire 10,916 ($6,777), (March 1993: Lire 17,114).

  The ability of the Division to operate as a going concern has been dependent on the financial support of its parent company, Finmeccanica S.p.A.

  Under the terms of the non-binding letter of intent, described in Note 17 above, Brown & Sharpe is to assume existing debt of the DEA Metrology Activities of Finmeccanica up to the amount of $15 million. The ability of the Division to operate as a going concern is dependent upon the continuing financial support of its future owners and a return to profitable operations. Management forecasts this will occur in the foreseeable future as a result of the restructuring which has taken place and the completion of the contemplated transaction with Brown & Sharpe, which will substantially reduce the Division's borrowing needs.

NOTE 20--OTHER INCOME (EXPENSES)

  The 1991 net other income of Lire 10,688 includes a gain of Lire 11,618 that arose on the disposal of the factory premises at Moncalieri to an affiliated company following the reorganization of the divisions

                    DEA METROLOGY ACTIVITIES OF FINMECCANICA

             (ITALIAN LIRE IN MILLIONS; U.S. DOLLARS IN THOUSANDS) operations in that year. No taxation was incurred on this transaction since the gain was fully offset against trading losses incurred in that year.

NOTE 21--ACCUMULATED DEFICIT

  The accumulated deficit at December 31, 1991 is stated net of the recapitalization transactions made in order to comply with the minimum capital requirements stipulated by Italian company law. Under these regulations, the shareholders, in general meeting, elect to eliminate part of the accumulated loss against issued share capital or additional capital injections.

KURT SCHLOTTHAUER
DOCTEUR ES SCIENCES ECONOMIQUES
WIRTSCHAFTSPRUFER
EXPERT COMPTABLE DIPLOME
COMMISSAIRE AUX COMPTES INSCRIT
155, boulevard Haussmann
75008 PARIS
Tel. (1) 43.59.33.88
Telex 643 348 F
Telecopie (1) 45.63.93.59

                                                  To the General Meeting
                                                  ETABLISSEMENTS PIERRE ROCH
                                                  societe anonyme
                                                  Luneville--France

                                                  Paris, May 10th, 1994

Dears Misters,

  In performing the duties entrusted to me by your General meeting of June 14th 1989, I hereby present my audit report concerning:

  --the audited balance sheet of Roch S.A. as of December 31, 1991, 1992, and 1993, and the audited statements of income (loss) and of cash flows for each of the three years ended December 31, 1991, 1992, and 1993.

  --specific controls and information required by law, relative to the accounting periods ended December 31, 1991, 1992, and 1993.

                     I. OPINION ON THE FINANCIAL STATEMENTS

  In accordance with professional accounting and auditing standards, generally accepted in the United States, I hereby certify that the financial statements are accurate, honest and that they present a true and fair view of the results of the Company's operations and of its financial situation at the end of these accounting period, in conformity with U.S. generally accepted accounting principles.

Auditor

Kurt Schlotthauer

                                   ROCH S.A.

                                 BALANCE SHEET

AT DECEMBER 31, 1991; DECEMBER 31, 1992; DECEMBER 31, 1993; MARCH 31, 1993; AND
                                 MARCH 31, 1994

            (FRENCH FRANCS IN THOUSANDS, U.S. DOLLARS IN THOUSANDS)

                                    FOR THE YEARS                    FOR THE QUARTERS
                          -------------------------------------  ---------------------------
                            1991      1992      1993     1993      1993      1994     1994
                          --------  --------  --------  -------  --------  --------  -------
         ASSETS
Current assets:
Cash and cash
 equivalents............  FF   563  FF   129  FF    86  $    15  FF   140  FF   171  $    30
Accounts receivable, net
 of allowance for
 doubtful debts.........    17,010    19,048    11,804    2,032    16,373    13,834    2,382
Other receivables.......     1,390     6,335     1,217      210     4,804     2,497      430
Inventories.............    28,390    26,331    22,838    3,932    26,612    21,955    3,781
Other current assets....       --        --        --       --        --        --       --
                          --------  --------  --------  -------  --------  --------  -------
Total current assets....    47,353    51,843    35,945    6,189    47,929    38,457    6,623
                          --------  --------  --------  -------  --------  --------  -------
Non-current assets:
Property, plant and
 equipment, net of
 accumulated
 depreciation...........     6,037     4,793     5,574      959     4,931     4,064      700
Other assets and
 deferred charges.......     1,217       861     1,522      261     1,538     1,736      299
                          --------  --------  --------  -------  --------  --------  -------
Total non-current
 assets.................     7,254     5,654     7,096    1,222     6,469     5,800      999
                          --------  --------  --------  -------  --------  --------  -------
Total assets............  FF54,606  FF57,496  FF43,042  $ 7,409  FF54,398  FF44,258  $ 7,623
                          ========  ========  ========  =======  ========  ========  =======
    LIABILITIES AND
   STOCKHOLDERS EQUITY
Current liabilities:
Borrowings and current
 maturities of debt.....  FF21,258  FF24,310  FF15,891  $ 2,736  FF19,988  FF19,060  $ 3,282
Accounts payable........     5,082     5,076     4,242      730     4,935     3,814      657
Other payables..........     2,747     2,123     1,785      307     4,307     3,814      656
Accrued expenses and
 other liabilities......     8,725     7,645     7,161    1,233     6,329     5,952    1,024
                          --------  --------  --------  -------  --------  --------  -------
Total current
 liabilities............    37,812    39,154    29,079    5,006    35,559    32,640    5,619
                          --------  --------  --------  -------  --------  --------  -------
Non-current liabilities:
Long term debt..........     3,164     2,970     7,266    1,251     5,162     7,267    1,251
Retirement indemnities..     3,000     3,000     3,000      516     3,000     3,000      516
                          --------  --------  --------  -------  --------  --------  -------
Total liabilities.......    43,976    45,125    39,345    6,772    43,722    42,907    7,386
                          --------  --------  --------  -------  --------  --------  -------
  STOCKHOLDERS' EQUITY
Stock...................    11,750    11,750    11,750    2,023    11,750    11,750    2,023
Additional paid in
 Capital
Earnings employed in the
 business...............       941    (2,643)   (1,013)    (174)     (927)   (9,796)  (1,686)
Current period earnings.    (2,883)    1,716    (8,783)  (1,512)   (1,695)   (2,347)    (404)
Reserves................       822     1,548     1,743      299     1,548     1,743      299
Currency translation....       --        --        --       --        --        --       --
                          --------  --------  --------  -------  --------  --------  -------
Total shareholders'
 equity.................    10,630    12,371     3,697      636    10,676     1,350      232
                          --------  --------  --------  -------  --------  --------  -------
Total liabilities and
 equity.................  FF54,606  FF57,496  FF43,042  $ 7,409  FF54,398  FF44,258  $ 7,618
                          ========  ========  ========  =======  ========  ========  =======

 The convenience translation into U.S. Dollars has been made using the exchange rate of 5.81 French Francs to U.S. $1.

                       See notes to financial statements.

                                   ROCH S.A.

                           STATEMENT OF INCOME (LOSS)

  FOR THE YEARS ENDED DECEMBER 31, 1991; DECEMBER 31, 1992; DECEMBER 31, 1993;
              AND QUARTERS ENDED MARCH 31, 1993 AND MARCH 31, 1994
            (FRENCH FRANCS IN THOUSANDS, U.S. DOLLARS IN THOUSANDS)

                                    FOR THE YEARS                    FOR THE QUARTERS
                          -------------------------------------  --------------------------
                            1991      1992      1993     1993      1993      1994     1994
                          --------  --------  --------  -------  --------  --------  ------
Net sales...............  FF97,771  FF79,072  FF57,311  $ 9,868  FF16,757  FF15,753  $2,713
OPERATING COSTS:
Cost of products sold...    55,245    42,683    32,752    5,639     8,873     8,481   1,461
Selling, general and
 administration.........    42,215    36,135    30,394    5,233     8,296     8,196   1,411
Restructuring costs.....       --        --        --       --        --        --      --
Depreciation and
 amortization...........     1,106       504       203       34       320       840     145
                          --------  --------  --------  -------  --------  --------  ------
Total operating costs...    98,566    79,322    63,349   10,906    17,489    17,517   3,017
Operating (loss) income.      (795)     (250)   (6,038)  (1,038)     (732)   (1,764)   (304)
Interest expense, net...    (3,672)   (3,139)   (2,590)    (447)     (981)     (632)   (108)
Other (expenses) income,
 net....................     1,584     5,105      (155)     (27)       17        49       9
                          --------  --------  --------  -------  --------  --------  ------
Net loss................  FF(2,883)  FF1,716  FF(8,783) $(1,512) FF(1,695) FF(2,347) $ (403)
                          ========  ========  ========  =======  ========  ========  ======


 The convenience translation into U.S. Dollars has been made using the exchange rate of 5.81 French Francs to U.S. $1.

                       See notes to financial statements.

                                   ROCH S.A.

                            STATEMENTS OF CASH FLOWS

  FOR THE YEARS ENDED DECEMBER 31, 1991; DECEMBER 31, 1992; DECEMBER 31, 1993;
              AND QUARTERS ENDED MARCH 31, 1993 AND MARCH 31, 1994

            (FRENCH FRANCS IN THOUSANDS, U.S. DOLLARS IN THOUSANDS)

                                    FOR THE YEARS                   FOR THE QUARTERS
                          -------------------------------------  -------------------------
                            1991      1992      1993     1993      1993      1994    1994
                          --------  --------  --------  -------  --------  --------  -----
Cash provided by (used
 in) operations:
 Net loss...............  FF(2,883) FF 1,716  FF(8,783) $(1,512) FF(1,695) FF(2,347) $(404)
Adjustments to reconcile
 net income to net cash
 provided:
 Depreciation and
  amortization..........     3,826       245     1,385      238        60     1,510    260
 Other non-cash
  expenses..............      (926)   (4,014)     (109)     (19)      --        --     --
 Gain on sale of fixed
  assets................       --        --        (82)     (14)      --        --     --
Changes in working
 capital--
 (Increase) decrease
  in:
   accounts receivable..       551    (6,480)    7,355    1,266     4,206    (3,310)  (570)
   inventories..........     1,095     2,597     2,090      360      (281)      883    152
   other current assets.       357      (460)      612      105       --        --     --
   accounts payable.....    (4,759)     (441)    3,109      535       728       394     68
                          --------  --------  --------  -------  --------  --------  -----
Net cash used in
 operating activities...    (2,739)   (6,837)    5,577      959     3,018    (2,870)  (494)
                          --------  --------  --------  -------  --------  --------  -----
Cash flows from
 investing activities:
 Fixed assets
  additions.............    (2,381)   (1,019)   (1,669)    (287)     (198)      --     --
 Proceeds from sale of
  fixed assets..........     1,036     4,428       162       28       --        --     --
 Other investing
  activities............       138       137        10        2      (677)     (214)   (37)
                          --------  --------  --------  -------  --------  --------  -----
Net cash (used in)
 investing activities...    (1,207)    3,546    (1,497)    (257)     (875)     (214)   (37)
                          --------  --------  --------  -------  --------  --------  -----
Cash flows from
 financing activities:
 Borrowings and current
  maturities of long
  term debt.............     8,246     5,159     2,120      365       --      3,169    545
 Payment of long term
  debt..................    (4,023)   (2,301)   (6,243)  (1,075)   (2,192)      --     --
                          --------  --------  --------  -------  --------  --------  -----
Net cash provided from
 financing activities...     4,223     2,858    (4,123)    (710)   (2,192)    3,169    545
                          --------  --------  --------  -------  --------  --------  -----
Effect of exchange rate
 changes
Cash and cash
 equivalents--
 Net increase
  (decrease) in:
   cash and cash
    equivalents.........       277      (433)      (43)      (7)       11        85     14
   beginning of period..       285       562       129       22       129        86     15
                          --------  --------  --------  -------  --------  --------  -----
   end of period........  FF   562  FF   129  FF    86  $    15  FF   140  FF   171  $  29
                          --------  --------  --------  -------  --------  --------  -----
Supplementary cash flow
 information:
Net interest paid.......  FF 3,021  FF 2,791  FF 2,616  $   450  FF   --   FF   --   $ --
                          ========  ========  ========  =======  ========  ========  =====
Income taxes paid.......  FF 1,440  FF 1,505  FF 1,033  $   178  FF   --   FF   --   $ --
                          ========  ========  ========  =======  ========  ========  =====

 The convenience translation into U.S. Dollars has been made using the exchange rate of 5.81 French Francs to U.S. $1.

                       See notes to financial statements.

                                   ROCH S.A.

                         NOTES TO FINANCIAL STATEMENTS
            (FRENCH FRANCS IN THOUSANDS; U.S. DOLLARS IN THOUSANDS)

  The main difference between French and U.S. results in 1991 consists in the booking of a retirement provision of FF 3,000. This provision is only a commitment in France. So, the French result in 1991 amounts to FF 117; the U.S. one to FF (2,993). The financial statements for the quarters ended March 1993 and March 1994 are unaudited and do not form part of the opinion expressed by the auditors; it is management opinion that they include all adjustments (consisting of only normal recurring adjustments) necessary for a fair presentation of the results of these periods.

I. BALANCE SHEET

                                     ASSETS

1. FIXED ASSETS

  See Note No. 1

  Depreciation is recorded by the straight-line and the accelerated methods. The depreciation terms are as follows:

                                                                           YEARS
                                                                           -----
   Buildings.............................................................. 20-10
   Machinery and equipment................................................   5-8
   Cars and trucks (straight-line only)...................................   2-3
   Office and EDP equipment (straight-line only)..........................  5-10

2. CURRENT ASSETS

INVENTORIES DECEMBER 31, 1991

                                    GROSS VALUE DEPRECIATION NET VALUE NET VALUE
                                    ----------- ------------ --------- ---------
Raw materials and consumables......  FF 8,626     FF1,772    FF 6,854   $1,180
Work in progress...................     4,315         --        4,315      743
Finished goods.....................    13,702       1,487      12,215    2,102
Goods for sale.....................     5,245         905       4,340      747
Payments on account................       666         --          666      115
                                     --------     -------    --------   ------
                                     FF32,554     FF4,164    FF28,390   $4,886
                                     ========     =======    ========   ======

INVENTORIES DECEMBER 31, 1992

                                    GROSS VALUE DEPRECIATION NET VALUE NET VALUE
                                    ----------- ------------ --------- ---------
Raw materials and consumables......  FF 7,166     FF1,767    FF 5,399   $  929
Work in progress...................     4,769         --        4,769      821
Finished goods.....................    13,818       1,467      12,351    2,126
Goods for sale.....................     3,537         852       2,685      462
Payments on account................     1,127         --        1,127      194
                                     --------     -------    --------   ------
                                     FF30,417     FF4,086    FF26,331   $4,532
                                     ========     =======    ========   ======

INVENTORIES DECEMBER 31, 1993

                                    GROSS VALUE DEPRECIATION NET VALUE NET VALUE
                                    ----------- ------------ --------- ---------
Raw materials and consumables......  FF 7,600     FF2,141    FF 5,459   $  940
Work in progress...................     2,667          99       2,568      442
Finished goods.....................    14,394       1,732      12,662    2,179
Goods for sale.....................     2,540         664       1,876      323
Advance payments to suppliers......       274         --          274       47
                                     --------     -------    --------   ------
                                     FF27,475     FF4,636    FF22,839   $3,931
                                     ========     =======    ========   ======

                                   ROCH S.A.

            (FRENCH FRANCS IN THOUSANDS; U.S. DOLLARS IN THOUSANDS) Physical inventory count

  A physical inventory count took place on December 31st 1993, 1992, and 1991.

 Valuation principles

  Raw materials and consumables and goods for sale are valued at purchasing cost. Purchasing cost is determined on a "weighted average cost" basis. Indirect purchasing costs amounting to 5 or 3% are also included, according to the geographic origin of the goods concerned.

  Work in progress and finished goods are valued at manufacturing cost, which includes:

  .  Cost of raw materials and consumables consumed
  . Individual and global costs based on an hourly rate applied to the average production time.

 Depreciation of inventories December 31, 1991 and 1992

                            DEPRECIATION DEPRECIATION DEPRECIATION DEPRECIATION
                                1991       EXPENSES    RECOVERIES      1992
                            ------------ ------------ ------------ ------------
Raw materials and
 consumables...............   FF1,772      FF1,767      FF1,772      FF1,767
Finished goods.............     1,487        1,467        1,487        1,467
Goods for sale.............       905          852          905          852
                              -------      -------      -------      -------
                              FF4,164      FF4,086      FF4,164      FF4,086
                              =======      =======      =======      =======

 Depreciation of inventories December 31, 1992 and 1993

                         DEPRECIATION DEPRECIATION DEPRECIATION DEPRECIATION DEPRECIATION
                             1992      ALLOWANCE    RECOVERIES      1993         1993
                         ------------ ------------ ------------ ------------ ------------
Raw materials and
 consumables............   FF1,767      FF2,141      FF1,767      FF2,141        $369
Work in progress........       --            99          --            99          17
Finished goods..........     1,467        1,732        1,467        1,732         298
Goods for sale..........       852          664          852          664         114
                           -------      -------      -------      -------        ----
                           FF4,086      FF4,636      FF4,086      FF4,636        $798
                           =======      =======      =======      =======        ====

DEPRECIATION PRINCIPLES

  The following method is applied to determine the amount of the depreciation of inventories:

                                                                     RATE OF
                                                                   DEPRECIATION
                                                                   ------------
   Inventories without movements within a year....................     100%
   Inventories covering 60 months or more of average consumption..      90%
   Inventories covering between 36 and 60 months of average
    consumption...................................................      75%
   Inventories covering between 24 and 36 months of average
    consumption...................................................      50%
   Inventories covering between 12 and 24 months of average
    consumption...................................................      25%

                                   ROCH S.A.

            (FRENCH FRANCS IN THOUSANDS; U.S. DOLLARS IN THOUSANDS)

ACCOUNTS RECEIVABLES

 Trade debtors

                                                1991     1992     1993    1993
                                              -------- -------- -------- ------
Trade receivables............................ FF13,547 FF13,979 FF10,988 $1,891
Short terms notes receivable.................    3,184    4,808      485     83
Doubtful accounts............................    2,051    1,904    1,864    321
                                              -------- -------- -------- ------
Gross value..................................   18,782   20,692   13,337  2,296
Allowance for doubtful accounts..............    1,771    1,644    1,533    264
                                              -------- -------- -------- ------
Net value.................................... FF17,010 FF19,048 FF11,804 $2,032
                                              ======== ======== ======== ======

  The depreciation of doubtful accounts is recorded without V.A.T., on a net basis.

 Other debtors

                                                1991     1992     1993    1993
                                              -------- -------- -------- ------
Advances to employees........................ FF    35 FF    35 FF   164 $   28
Prepaid V.A.T................................      --       694      355     61
Taxes........................................    1,128      474      362     62
Other accounts receivable....................      177      254      299     51
Group companies..............................       49    4,877       37      6
                                              -------- -------- -------- ------
                                              FF 1,389 FF 6,334 FF 1,217 $  208
                                              ======== ======== ======== ======

  Taxes mainly consist of V.A.T. and state compensation for part time unemployment.

CASH

                                                1991     1992     1993    1993
                                              -------- -------- -------- ------
Bank accounts................................ FF   511 FF    89 FF    47 $    8
Petty cash...................................       52       40       39      7
                                              -------- -------- -------- ------
                                              FF   563 FF   129 FF    86 $   15
                                              ======== ======== ======== ======

PREPAID EXPENSES

  They consist of:

                                                1991     1992     1993    1993
                                              -------- -------- -------- ------
Consumables.................................. FF   140 FF   123 FF   115 $   20
Advertising equipment........................      562      314      506     87
Price lists..................................      103      --       --     --
Prepaid lease................................       43       91      116     20
Other expenses...............................       78       82       57     10
                                              -------- -------- -------- ------
                                              FF   926 FF   610 FF   794 $  137
                                              ======== ======== ======== ======

                                   ROCH S.A.

            (FRENCH FRANCS IN THOUSANDS; U.S. DOLLARS IN THOUSANDS)
                              STOCKHOLDERS' EQUITY

  Net income appropriation December 31, 1991:

                                             1990      PLUS     MINUS    1991
                                           --------  --------  ------- --------
Capital stock............................. FF11,750  FF   --   FF  --  FF11,750
Revaluation reserve.......................      519       --       --       519
Statutory or contractural reserves........      --         50      --        50
Long term capital gains reserves..........       79       --       --        79
Retained earnings.........................   (4,033)    4,974      --       941
Profit and loss account...................    5,023    (2,883)   5,023   (2,883)
Investment subsidies......................       36       235       97      174
                                           --------  --------  ------- --------
                                           FF13,374  FF 2,376  FF5,120 FF10,630
                                           ========  ========  ======= ========

  Capital stock consists of 235,000 ordinary shares of F 50 each. The shareholders' list is analysed below:

                                                                       NUMBER OF
                                                                        SHARES
                                                                       ---------
      Diehl GmbH & Co.................................................  234,250
      Plachez.........................................................      180
      Marchal.........................................................       61
      Heckel..........................................................       50
      Hederer.........................................................       50
      Hobrecker.......................................................       50
      Niethammer......................................................       50
      Around 26 people who own less than 50 shares each...............      309
                                                                        -------
                                                                        235,000
                                                                        =======

  Net income appropriation December 31, 1992:

                                           1991      PLUS     MINUS      1992
                                         --------  --------  --------  --------
Capital stock........................... FF11,750  FF   --   FF   --   FF11,750
Revaluation reserve.....................      519       --        --        519
Statutory or contractural reserves......       50         5       --         55
Long term capital gains reserves........       79       695       --        774
Retained earnings.......................      941    (2,643)      941    (2,643)
Profit and loss account.................   (2,883)    1,716    (2,883)    1,716
Investment subsidies....................      174       138       112       200
                                         --------  --------  --------  --------
                                         FF10,630  FF   (89) FF(1,830) FF12,371
                                         ========  ========  ========  ========

                                   ROCH S.A.

            (FRENCH FRANCS IN THOUSANDS; U.S. DOLLARS IN THOUSANDS)

  Capital stock consists of 235,000 ordinary shares of F 50 each. The shareholders' list is analysed below:

                                                                       NUMBER OF
                                                                        SHARES
                                                                       ---------
    Diehl GmbH & Co. .................................................  234,313
    Plachez...........................................................      180
    Marchal...........................................................       61
    Heckel............................................................       50
    Hederer...........................................................       50
    Hobrecker.........................................................       50
    Niethammer........................................................       50
    Around 26 people who own less than 50 shares each.................      246
                                                                        -------
                                                                        235,000
                                                                        =======

  Net income appropriation December 31, 1993:

                                     1992      PLUS     MINUS    1993     1993
                                   --------  --------  ------- --------  ------
Capital stock....................  FF11,750  FF   --   FF  --  FF11,750  $2,022
Revaluation reserve..............       519       --       --       519      89
Statutory or contractural re-
 serves..........................        55        86      --       141      24
Long term capital gains reserves.       774       --       --       774     133
Retained earnings................    (2,643)    1,630      --    (1,013)   (174)
Profit and loss account..........     1,716    (8,783)   1,716   (8,783) (1,512)
Investment subsidies.............       200       170       61      309      53
                                   --------  --------  ------- --------  ------
                                   FF12,371  FF(6,897) FF1,777 FF 3,697  $  635
                                   ========  ========  ======= ========  ======

  Capital stock consists of 235,000 ordinary shares of F 50 each. The shareholders' list is analysed below:

                                                                       NUMBER OF
                                                                        SHARES
                                                                       ---------
    Diehl GmbH & Co. .................................................  234,313
    Plachez...........................................................      180
    Marchal...........................................................       61
    Heckel............................................................       50
    Hederer...........................................................       50
    Hobrecker.........................................................       50
    Niethammer........................................................       50
    Around 26 people who own less than 50 shares each.................      246
                                                                        -------
                                                                        235,000
                                                                        =======

                                   ROCH S.A.

            (FRENCH FRANCS IN THOUSANDS; U.S. DOLLARS IN THOUSANDS)

CONTINGENCY AND LOSS PROVISIONS

CONTINGENCY PROVISIONS                           1991     1992     1993    1993
- ----------------------                         -------- -------- -------- ------
Litigation with staff members................. FF   287 FF   135 FF   422 $   73
Dissolution costs of an American subsidiary...       50       50       50      9
Unrealized foreign exchange loss..............       67        8       63     11
                                               -------- -------- -------- ------
                                               FF   404 FF   193 FF   535 $   93
                                               ======== ======== ======== ======
LOSS PROVISIONS                                  1991     1992     1993    1993
- ---------------                                -------- -------- -------- ------
Lay-off compensation.......................... FF   315 FF   124 FF   124 $   21
Product warranty..............................      580      580      530     91
Major repairs.................................      700      --       --     --
F.N.E. (tax on elderly people lay-off)........      167      --       --     --
                                               -------- -------- -------- ------
                                               FF 1,762 FF   704 FF   654 $  112
                                               ======== ======== ======== ======

BANK LOANS AND OVERDRAFT

  At December 31, 1991, 1992, and 1993, the Company's long term borrowings consisted of the following:

                                                 1991     1992     1993    1993
                                               -------- -------- -------- ------
Lordex 1...................................... FF   345 FF   230 FF   115 $   20
Lordex 2......................................      358      187      --     --
Banque Nationale de Paris 1...................      600      469      326     56
Banque Nationale de Paris 2...................      900      756      598    103
SNVB..........................................      125      --       422     73
Banque du Credit Mutuel.......................    1,363    1,069      746    128
Accrued interest payable......................       46       38       16      3
                                               -------- -------- -------- ------
                                               FF 3,737 FF 2,749 FF 2,223 $  383
                                               ======== ======== ======== ======

  The installments of long term borrowings is described in the note No. 2.

  At December 31, 1991, 1992, and 1993, the Company's short term borrowings consisted of the following:

                                                 1991     1992     1993    1993
                                               -------- -------- -------- ------
Bank Accounts:
Banque Nationale de Paris..................... FF 3,037 FF 1,656 FF   452 $   78
Foreign receivables...........................    2,122    2,082    2,216    381
Societe Nanceienne Varin Bernier..............       20      306        1    --
Societe Nanceienne Varin Bernier..............      --       --       102     18
Foreign currency account......................      813      569      327     56
Commerzbank, Paris (DM).......................      131      --       --     --
Commerzbank, Paris............................    7,266   15,055    9,659  1,662
Credit du Nord foreign receivables............      985      --       --     --
Credit du Nord, Paris.........................    2,312      648      --     --
Banque du Credit Mutuel.......................      629      554      525     90
Bayerische Vereinsbank........................               208      --     --
Accrued interest payable......................      206      483      387     67
                                               -------- -------- -------- ------
                                               FF17,521 FF21,561 FF13,669 $2,352
                                               ======== ======== ======== ======

                                   ROCH S.A.

            (FRENCH FRANCS IN THOUSANDS; U.S. DOLLARS IN THOUSANDS) MISCELLANEOUS DEBTS

                                             1991      1992     1993     1993
                                           --------  -------- --------  ------
Diehl GmbH & Co. (current account)........  FF1,468   FF2,595 FF   --   $  --
Diehl GmbH & Co. (loan)...................      --        --     1,670     287
Bayerische Vereinsbank....................    1,196       --     5,113     880
Aprodi....................................      500       375      375      65
Accrued interest payable..................      --        --       108      19
                                           --------  -------- --------  ------
                                            FF3,164   FF2,970  FF7,266  $1,251
                                           ========  ======== ========  ======

OTHER CREDITORS

                                             1991      1992     1993     1993
                                           --------  -------- --------  ------
Credit notes.............................. FF   823  FF   725 FF   405  $   70
Unbilled credit notes.....................      166       172      311      54
Fees......................................      467       427      419      72
Mauser Werke GmbH.........................      --         69       57      10
Kiehl GmbH & Co. KG.......................      145        87       27       5
Research..................................      390       205      --      --
Other.....................................      478       285      374      64
                                           --------  -------- --------  ------
                                           FF 2,469  FF 1,970 FF 1,593  $  275
                                           ========  ======== ========  ======

II. PROFIT AND LOSS ACCOUNT

                              A. OPERATING INCOME

1. TURNOVER

                                             1991      1992     1993     1993
                                           --------  -------- --------  ------
Sales of goods............................ FF29,099  FF22,894 FF16,686  $2,872
Sales of manufactured goods...............   68,672    56,178   40,625   6,992
                                           --------  -------- --------  ------
                                           FF97,771  FF79,072 FF57,311  $9,864
                                           ========  ======== ========  ======

2. CHANGE IN FINISHED GOODS
                                             1991      1992     1993     1993
                                           --------  -------- --------  ------
                                           FF(1,723) FF   571 FF(1,527) $ (263)
                                           ========  ======== ========  ======

3. OWN WORK CAPITALIZED
                                             1991      1992     1993     1993
                                           --------  -------- --------  ------
                                           FF    22  FF    10 FF   --   $  --
                                           ========  ======== ========  ======

4. SUBSIDIES
                                             1991      1992     1993     1993
                                           --------  -------- --------  ------
                                           FF   353  FF   --  FF   --   $  --
                                           ========  ======== ========  ======

                                   ROCH S.A.

            (FRENCH FRANCS IN THOUSANDS; U.S. DOLLARS IN THOUSANDS)
5. EXCESS DEPRECIATION AND EXPENSE TRANSFER

                                               1991      1992    1993     1993
                                             --------  -------- -------  ------
Depreciation recovery....................... FF    67  FF       FF1,040  $  179
Recovery on doubtful debts provision........      391     1,268     762     131
Decrease in product warranty................      680       580     580     100
Decrease in lay-off compensation............      --        293     --      --
Recovery on inventory losses provision......      --         77     --      --
Other.......................................      295       137      91      16
                                             --------  -------- -------  ------
                                             FF 1,433  FF 2,355 FF2,473  $  426
                                             ========  ======== =======  ======

6. OTHER OPERATING INCOME

                                               1991      1992    1993     1993
                                             --------  -------- -------  ------
                                              FF1,160  FF   786 FF  853  $  147
                                             ========  ======== =======  ======

  This income represents the invoicing of freight, supplies, and rents.

                             B. OPERATING EXPENSES

1. COST OF PURCHASED MERCHANDISE

                                               1991      1992    1993     1993
                                             --------  -------- -------  ------
                                             FF18,273  FF12,338 FF9,376  $1,614
                                             ========  ======== =======  ======

  The merchandises consist in manufactured goods bought in foreign countries.

2. CHANGE IN GOODS INVENTORY

                                               1991      1992    1993     1993
                                             --------  -------- -------  ------
                                             FF  (364) FF 1,708 FF  997  $  172
                                             ========  ======== =======  ======

3. COST OF RAW MATERIALS, CONSUMABLES, AND SUPPLIES

                                               1991      1992    1993     1993
                                             --------  -------- -------  ------
                                             FF13,925  FF 9,912 FF7,273  $1,252
                                             ========  ======== =======  ======

4. CHANGE IN RAW MATERIALS INVENTORY AND OTHER SUPPLIES EXPENSES

                                               1991      1992    1993     1993
                                             --------  -------- -------  ------
                                             FF  (265) FF 1,459 FF (434) $  (75)
                                             ========  ======== =======  ======

                                   ROCH S.A.

            (FRENCH FRANCS IN THOUSANDS; U.S. DOLLARS IN THOUSANDS)
5. OTHER PURCHASES AND EXTERNAL CHARGES

                                               1991      1992     1993    1993
                                             --------  -------- -------- ------
Energy expenses............................. FF 1,239  FF 1,090 FF   959 $  165
Supplies and minor equipment................    1,308       817      740    127
Packaging...................................      302       302      239     41
Office supplies.............................      320       295      196     34
Cost of purchased service...................    4,782     2,955    3,997    688
Maintenance and repairs.....................      775       550      516     89
Leasing.....................................    1,861     1,499    1,275    219
Insurance premium...........................      488       469      321     55
Research studies............................    1,079     1,095      306     53
Outside and temporary employees.............      203       286       45      8
Sundry expenses.............................    1,467       896      493     85
Fees........................................      724       780      509     88
Advertising expenses........................    2,140     1,484      788    136
Purchases freight costs.....................      549       454      289     50
Sales freight costs.........................    1,847     1,696    1,372    236
Travelling expenses.........................      983       804      508     87
Telephone expenses..........................      907       922      566     97
Dues........................................      259       124       48      8
Bank fees...................................      151       157      144     25
Other.......................................      208       125       99     17
Company's fees..............................      764       --       --     --
                                             --------  -------- -------- ------
                                             FF22,356  FF16,800 FF13,410 $2,308
                                             ========  ======== ======== ======

6. TAXES AND SIMILAR EXPENSES

                                               1991      1992     1993    1993
                                             --------  -------- -------- ------
Employment tax in France to enhance
 continuing education....................... FF   558  FF   315 FF   314 $   54
Social construction tax.....................      --        --        12      2
Employment tax in France for training.......       39        39       36      6
Tax on corporate cars.......................       81       --       954    164
Business use tax............................    1,359     1,430       80     14
Real estate tax.............................       81        75      --     --
Tax stamps..................................        6         1      --     --
Local construction tax......................     (137)        8       89     15
ORGANIC (Social security compensating tax)..       94        77       59     10
Sundry taxes................................       30       152       27      5
                                             --------  -------- -------- ------
                                             FF 2,111  FF 2,097 FF 1,571 $  270
                                             ========  ======== ======== ======

                                   ROCH S.A.

            (FRENCH FRANCS IN THOUSANDS; U.S. DOLLARS IN THOUSANDS)
7. WAGES AND SALARIES

                                                 1991     1992     1993    1993
                                               -------- -------- -------- ------
Gross wages................................... FF 8,237 FF 7,678 FF 6,258 $1,077
Vacation expenses for workers.................    1,372    1,202    1,019    175
Wages premium and bonus for workers...........    1,770    1,861    1,755    302
Compensation..................................   10,059    9,019    8,550  1,472
Independant salesmen provisions...............    2,132    1,810      924    159
Vacation expenses for employees...............      855      723      496     85
Wages premium and bonus for employees.........    1,315    1,372    1,123    193
Lay-off compensation..........................    1,115      638      204     35
Other expenses................................      131       58       79     14
Independant salesmen provisions...............       48      --       --     --
                                               -------- -------- -------- ------
                                               FF27,034 FF24,361 FF20,408 $3,512
                                               ======== ======== ======== ======

8. SOCIAL SECURITY AND PENSION EXPENSES

                                                 1991     1992     1993    1993
                                               -------- -------- -------- ------
Social Security charges in France............. FF 9,283 FF 8,985 FF 8,110 $1,396
Social Security charges in Oberndorf..........      413      360      --     --
Personnel committee fees......................      313      272      250     43
Medical labor charges.........................       60       58       57     10
                                               -------- -------- -------- ------
                                               FF10,069 FF 9,675 FF 8,417 $1,449
                                               ======== ======== ======== ======

9. FIXED ASSETS DEPRECIATION ALLOWANCE

                                                 1991     1992     1993    1993
                                               -------- -------- -------- ------
                                               FF 2,240 FF 1,718 FF 1,425 $  245
                                               ======== ======== ======== ======

10. DEPRECIATION ON CURRENT ASSETS EXPENSES

                                                 1991     1992     1993    1993
                                               -------- -------- -------- ------
                                               FF   300 FF 1,142 FF 1,251 $  215
                                               ======== ======== ======== ======

  At December 31, 1993, the depreciation on current assets consisted of the following:

                                                                   1993    1993
                                                                 -------- ------
Doubtful accounts.............................                   FF   651 $  112
Depreciation of inventories...................                        550     95
Depreciation of other debtors.................                         50      9
                                                                 -------- ------
                                                                 FF 1,251 $  216
                                                                 ======== ======

11. DEPRECIATION ON CONTINGENCY AND LOSS PROVISIONS

                                                 1991     1992     1993    1993
                                               -------- -------- -------- ------
Product warranty.............................. FF   580 FF   580 FF   530 $   91
Lay-off compensation..........................      --       --       212     36
                                               -------- -------- -------- ------
                                               FF   580 FF   580 FF   742 $  127
                                               ======== ======== ======== ======

                                   ROCH S.A.

            (FRENCH FRANCS IN THOUSANDS; U.S. DOLLARS IN THOUSANDS)

12. OTHER OPERATING EXPENSES

                                                     1991    1992    1993   1993
                                                    ------- ------- ------- ----
Loss on doubtful debts............................. FF  278 FF1,029   FF457 $ 79
Retirement Indemnities.............................   3,000     --      --   --
Directors' fees....................................      34      33      35    6
License fees.......................................      33      33     112   19
Other expenses.....................................     222     158     110   19
                                                    ------- ------- ------- ----
                                                    FF3,567 FF1,253   FF714 $123
                                                    ======= ======= ======= ====

               C. INTEREST, DIVIDENDS, AND OTHER FINANCIAL INCOME

1. INTEREST AND OTHER INCOME

                                                     1991    1992    1993   1993
                                                    ------- ------- ------- ----
                                                      FF198   FF209   FF175 $ 30
                                                    ======= ======= ======= ====

2. EXCESS PROVISIONS CHARGED

                                                     1991    1992    1993   1993
                                                    ------- ------- ------- ----
                                                      FF159    FF67     FF8   $1
                                                    ======= ======= ======= ====

  This line item recorded the recovery on unrealized foreign currency losses booked in 1991, 1992, and 1993.

3. FOREIGN EXCHANGE GAINS

                                                     1991    1992    1993   1993
                                                    ------- ------- ------- ----
                                                      FF137    FF69   FF119  $20
                                                    ======= ======= ======= ====

  This line item recorded the foreign currency gains realized during 1991, 1992, and 1993.

                    D. INTEREST AND OTHER FINANCIAL CHARGES

1. FINANCIAL PROVISIONS
                                                     1991    1992    1993   1993
                                                    ------- ------- ------- ----
                                                       FF67     FF8    FF63  $11
                                                    ======= ======= ======= ====

  This line item recorded the provision on foreign currency losses at December
1991, 1992, and 1993.

2. INTEREST AND OTHER FINANCIAL CHARGES

                                                     1991    1992    1993   1993
                                                    ------- ------- ------- ----
Bank interest paid................................. FF2,517 FF2,442 FF2,377 $409
Discounting of notes...............................     919     537     154   27
Interest paid on loans.............................     504     350     239   41
Sundry expenses....................................       4       2       5    1
                                                    ------- ------- ------- ----
                                                    FF3,944 FF3,331 FF2,775 $478
                                                    ======= ======= ======= ====

                                   ROCH S.A.

            (FRENCH FRANCS IN THOUSANDS; U.S. DOLLARS IN THOUSANDS)
3. FOREIGN EXCHANGE LOSSES

                                                      1991    1992   1993  1993
                                                     ------- ------- ----- ----
                                                     FF  289 FF  145 FF 53 $ 9
                                                     ======= ======= ===== ===

  This line item recorded the foreign currency losses realized during 1991, 1992, and 1993.

                            E. EXTRAORDINARY INCOME

1. EXTRAORDINARY GAINS IN OPERATIONS

                                                      1991    1992   1993  1993
                                                     ------- ------- ----- ----
                                                     FF  113 FF   11 FF  1 $--
                                                     ======= ======= ===== ===

2. PROCEEDS OF ASSETS SOLD AND OTHER CAPITAL GAINS

                                                      1991    1992   1993  1993
                                                     ------- ------- ----- ----
Effect of exchange rate changes on the financial
 statements of Oberndorf............................ FF   91 FF   -- FF -- $--
Portion of capital subsidies reported as income.....       6     112    61  10
Proceeds from sales of assets.......................   1,036     356    39   7
Income from the sale of the permanent
 establishment in Oberndorf.........................     --    4,007   --  --
                                                     ------- ------- ----- ---
                                                     FF1,132 FF4,475 FF100 $17
                                                     ======= ======= ===== ===

3. EXCESS PROVISIONS CHARGED AND EXPENSE TRANSFERS

                                                      1991    1992
                                                     ------- -------
                                                     FF1,561 FF  926
                                                     ======= =======

                           F. EXTRAORDINARY EXPENSES

1. EXTRAORDINARY LOSSES IN OPERATIONS

                                                      1991    1992   1993  1993
                                                     ------- ------- ----- ----
                                                     FF  353 FF    3 FF  3 $ 1
                                                     ======= ======= ===== ===

2. BOOK VALUE OF ASSETS SOLD AND OTHER CAPITAL LOSSES

                                                      1991    1992   1993  1993
                                                     ------- ------- ----- ----
                                                     FF   81 FF  294 FF178 $31
                                                     ======= ======= ===== ===

3. EXTRAORDINARY DEPRECIATION AND REGULATED PROVISIONS

                                                      1991    1992   1993  1993
                                                     ------- ------- ----- ----
Lay-off compensation................................ FF  606 FF   10 FF 75 $13
                                                     ======= ======= ===== ===

                                   ROCH S.A.

            (FRENCH FRANCS IN THOUSANDS; U.S. DOLLARS IN THOUSANDS)
III. COMMITMENTS

1. OPERATING LEASE

  See the note 3.

2. DISCOUNTED NOTES NOT YET MATURED

                                                      1991   1992   1993   1993
                                                     ------- ----- ------- ----
These notes amounted to............................. FF3,173 FF444 FF4,011 $690
                                                     ======= ===== ======= ====

                                   ROCH S.A.

                            LONG TERM DEBTS SCHEDULE
            (FRENCH FRANCS IN THOUSANDS, U.S. DOLLARS IN THOUSANDS)

                               TERM          INTEREST         LONG TERM DEBTS' EVOLUTION          INSTALLMENT
                         ----------------- -------------  ---------------------------------- ---------------------
                                                                                                      2-
         LENDER            FROM      TO    AMOUNT  RATE   12/31/91 INCREASE REFUND  12/31/92 (1 YR. 5 YRS. )5 YRS.
         ------          -------- -------- ------- -----  -------- -------- ------- -------- ------ ------ -------
Lordex 1................ 11/01/80 11/15/94 FF1,150  9.50% FF  345   FF--    FF  115 FF  230
Lordex 2................ 01/01/86 07/01/93   1,100  9.75%     358     --        170     188
Banque Nationale de
 Paris 1................ 01/01/91 12/31/95     600  8.75%     600     --        131     469
Banque Nationale de
 Paris 2................                       900 Pibor+     900     --        144     756
                                                    0.60%
Credit Mutuel Lorraine.. 07/05/91 12/05/95     750  8.75%     681     --        149     532
Credit Mutuel Lorraine.. 07/06/91 12/06/95     750 10.25%     682     --        145     537
APRODI..................                     1,500  8,75%     125     --        125     --
SNUB....................                       500            500     --        125     375
Interest................                                       46     --          8      38
                                                          -------   -----   ------- -------
                                                          FF4,237   FF--    FF1,113 FF3,125
                                                          =======   =====   ======= =======

                                   ROCH S.A.

                            LONG TERM DEBTS SCHEDULE
            (FRENCH FRANCS IN THOUSANDS, U.S. DOLLARS IN THOUSANDS)

                               TERM          INTEREST        LONG TERM DEBTS' EVOLUTION           INSTALLMENT
                         ----------------- -------------  --------------------------------- -----------------------
                                                                                                      2-
         LENDER            FROM      TO    AMOUNT  RATE   12/31/92 INCREASE REFUND 12/31/93 ( 1 YR. 5 YRS.  )5 YRS.
         ------          -------- -------- ------- -----  -------- -------- ------ -------- ------- ------- -------
Lordex 1................ 11/01/80 11/15/94 FF1,150  9.50% FF  230   FF--    FF115  FF  115  FF  115 FF  --
Lordex 2................ 01/01/86 07/01/93   1,100  9.75%     187     --      187      --       --      --
Banque Nationale de
 Paris 1................ 01/01/91 12/31/95     600  8.75%     469     --      143      326      156     170
Banque Nationale de
 Paris 2................                       900 Pibor+     756     --      158      598      184     413
                                                    0.60%
Credit Mutuel Lorraine.. 07/05/91 12/05/95     750  8.75%     532     --      162      370      177     193
Credit Mutuel Lorraine.. 07/06/91 12/06/95     750 10.25%     537     --      161      376      163     213
APRODI..................                       500            375     --      --       375      125     250
SNUB....................                       450            --      450      28      422       84     338
Interest................                                       38      16      38       16      --      --
                                                          -------   -----   -----  -------  ------- -------
                                                          FF3,124   FF466   FF993  FF2,598  FF1,004 FF1,577
                                                          =======   =====   =====  =======  ======= =======
                               TERM          INTEREST        LONG TERM DEBTS' EVOLUTION           INSTALLMENT
                         ----------------- -------------  --------------------------------- -----------------------
                                                                                                      2-
         LENDER            FROM      TO    AMOUNT  RATE   12/31/92 INCREASE REFUND 12/31/93 ( 1 YR. 5 YRS.  )5 YRS.
         ------          -------- -------- ------- -----  -------- -------- ------ -------- ------- ------- -------
Lordex 1................ 11/01/80 11/15/94 $   198  9.50% $    40   $ --    $  20  $    20  $    20 $   --
Lordex 2................ 01/01/86 07/01/93     189  9.75%      32     --       32      --       --      --
Banque Nationale de
 Paris 1................ 01/01/91 12/31/95     103  8.75%      81     --       25       56       27      29
Banque Nationale de
 Paris 2................                       155 Pibor+     130     --       27      103       32      71
                                                    0.60%
Credit Mutuel Lorraine.. 07/05/91 12/05/95     129  8.75%      92     --       28       64       30      33
Credit Mutuel Lorraine.. 07/06/91 12/06/95     129 10.25%      92     --       28       65       28      37
APRODI..................                        86             65     --      --        65       22      43
SNUB....................                        77            --       77       5       73       14      58
Interest................                                        7       3       7        3      --      --
                                                          -------   -----   -----  -------  ------- -------
                                                          $   539   $  80   $ 172  $   449  $   173 $   271
                                                          =======   =====   =====  =======  ======= =======

                                   ROCH S.A.

                                ASSETS SCHEDULE
            (FRENCH FRANCS IN THOUSANDS, U.S. DOLLARS IN THOUSANDS)

                                   ACQUISITION COSTS                        AMORTIZATION
                         -------------------------------------- ------------------------------------ BOOK VALUE
                         12/31/91 ACQUISITIONS  SALES  12/31/92 12/31/91 ALLOWANCE RECOVERY 12/31/92  12/31/92
                         -------- ------------ ------- -------- -------- --------- -------- -------- ----------
Concessions, patents,
 similar rights......... FF   349    FF 31     FF  --  FF   380 FF   317  FF   44   FF --   FF   361  FF   19
Payments on account.....      --       --          --       --       --       --      --         --       --
                         --------    -----     ------- -------- --------  -------   -----   --------  -------
TANGIBLE ASSETS.........      349       31         --       380      317       44     --         361       19
                         --------    -----     ------- -------- --------  -------   -----   --------  -------
Lands...................      656      --          --       656      103      --      --         103      554
Buildings...............    1,450      --          --     1,450    1,408       21     --       1,429       20
Plant & machinery.......   16,505      345          66   16,784   13,098    1,135      52     14,181    2,603
Other assets............    3,624      109         --     3,733    2,500      211     --       2,711    1,022
Cars & trucks...........      318      154         314      158      187       83     190         80       77
Computer & office
 equipment..............    2,333      137         539    1,931    1,612      223     421      1,414      516
Payment on account......       59       34          93      --       --       --      --         --       --
                         --------    -----     ------- -------- --------  -------   -----   --------  -------
INTANGIBLE ASSETS.......   24,946      779       1,011   24,713   18,909    1,674     663     19,918    4,793
                         --------    -----     ------- -------- --------  -------   -----   --------  -------
Other fixed securities..        9      --          --         9        9      --      --           9        1
Other loans.............      116       95         --       211      --       --      --         --       211
Other investments.......       76        2          65       13      --       --      --         --        13
                         --------    -----     ------- -------- --------  -------   -----   --------  -------
INVESTMENTS.............      201       97          65      233        9      --      --           9      224
                         --------    -----     ------- -------- --------  -------   -----   --------  -------
FIXED ASSETS............ FF25,495    FF907     FF1,077 FF25,325 FF19,234  FF1,718   FF663   FF20,288  FF5,036
                         ========    =====     ======= ======== ========  =======   =====   ========  =======

                                   ROCH S.A.

                                ASSETS SCHEDULE
            (FRENCH FRANCS IN THOUSANDS, U.S. DOLLARS IN THOUSANDS)

                                  ACQUISITION COSTS                       AMORTIZATION
                         ------------------------------------ ------------------------------------ BOOK VALUE
                         12/31/91 ACQUISITIONS SALES 12/31/92 12/31/91 ALLOWANCE RECOVERY 12/31/92  12/31/92
                         -------- ------------ ----- -------- -------- --------- -------- -------- ----------
Concessions, patents,
 similar rights......... FF   380   FF    8    FF--  FF   388 FF   361  FF   16  FF  --   FF   377  FF   11
Payments on account.....      --        342      --       342      --       --       --        --       342
                         --------   -------    ----- -------- --------  -------  -------  --------  -------
TANGIBLE ASSETS.........      380       350      --       730      361       16      --        377      353
                         --------   -------    ----- -------- --------  -------  -------  --------  -------
Lands...................      656       --       --       656      103      --       --        103      554
Buildings...............    5,183       --       --     5,183    4,141      215      --      4,356      827
Plant & machinery.......   16,784     1,138      102   17,820   14,181      967    1,142    14,006    3,814
Cars & trucks...........      158        78      126      110       81       75       46       110      --
Computer & office
 equipment..............    1,931        15      --     1,946    1,415      151      --      1,566      380
                         --------   -------    ----- -------- --------  -------  -------  --------  -------
INTANGIBLE ASSETS.......   24,713     1,231      228   25,715   19,921    1,408    1,188    20,141    5,575
                         --------   -------    ----- -------- --------  -------  -------  --------  -------
Other fixed securities..        9       --       --         9        9      --       --          9        1
Other loans.............      211        90      --       301      --       --       --        --       301
Other investments.......       13       --         2       11      --       --       --        --        11
                         --------   -------    ----- -------- --------  -------  -------  --------  -------
INVESTMENTS.............      233        90        2      321        9      --       --          9      313
                         --------   -------    ----- -------- --------  -------  -------  --------  -------
FIXED ASSETS............ FF25,325   FF1,671    FF230 FF26,766 FF20,291  FF1,424  FF1,188  FF20,527  FF6,241
                         ========   =======    ===== ======== ========  =======  =======  ========  =======
                                  ACQUISITION COSTS                       AMORTIZATION
                         ------------------------------------ ------------------------------------ BOOK VALUE
                         12/31/91 ACQUISITIONS SALES 12/31/92 12/31/91 ALLOWANCE RECOVERY 12/31/92  12/31/92
                         -------- ------------ ----- -------- -------- --------- -------- -------- ----------
Concessions, patents,
 similar rights......... $     65   $     1    $ --  $     67 $     62  $     3  $   --   $     65  $     2
Payments on account.....      --         59      --        59      --       --       --        --        59
                         --------   -------    ----- -------- --------  -------  -------  --------  -------
TANGIBLE ASSETS.........       65        60      --       126       62        3      --         65       61
                         --------   -------    ----- -------- --------  -------  -------  --------  -------
Lands...................      113       --       --       113       18      --       --         18       95
Buildings...............      892       --       --       892      713       37      --        750      142
Plant & machinery.......    2,889       196       18    3,067    2,441      166      197     2,411      656
Cars & trucks...........       27        13       22       19       14       13        8        19      --
Computer & office
 equipment..............      332         3      --       335      244       26      --        270       65
                         --------   -------    ----- -------- --------  -------  -------  --------  -------
INTANGIBLE ASSETS.......    4,310       222       40    4,426    3,430      242      205     3,468      958
                         --------   -------    ----- -------- --------  -------  -------  --------  -------
Other fixed securities..        2       --       --         2        2      --       --          2      --
Other loans.............       36        15      --        52      --       --       --        --        52
Other investments.......        2       --       --         2      --       --       --        --         2
                         --------   -------    ----- -------- --------  -------  -------  --------  -------
INVESTMENTS.............       40        15      --        56        2      --       --          2       54
                         --------   -------    ----- -------- --------  -------  -------  --------  -------
FIXED ASSETS............ $  4,358   $   287    $  40 $  4,608 $  3,494  $   245  $   205  $  3,535  $ 1,073
                         ========   =======    ===== ======== ========  =======  =======  ========  =======

                                   ROCH S.A.

                            OPERATING LEASE SCHEDULE
            (FRENCH FRANCS IN THOUSANDS, U.S. DOLLARS IN THOUSANDS)

                                                                                     LEASE RENTALS PAYABLE
                                                                  LEASE    CUMULATED ----------------------
                 ACQUISITION AMORTIZATION  CUMULATED    BOOK     RENTALS     LEASE     WITHIN      1 TO 5     TOTAL  REPURCHASE
     ASSETS         COST     OF THE YEAR  AMORTIZATION  VALUE  OF THE YEAR  RENTALS    A YEAR      YEARS     AMOUNT    PRICE
     ------      ----------- ------------ ------------ ------- ----------- --------- ----------  ----------  ------- ----------
Hardware........   FF  974      FF288       FF  685    FF  290    FF345     FF  807  FF     267  FF      72  FF  339    FF14
Cars............     1,455        404           796        659      490         902         566         321      888      35
                   -------      -----       -------    -------    -----     -------  ----------  ----------  -------    ----
Total at
 December 31,
 1991...........   FF2,429      FF692       FF1,481    FF  949    FF835     FF1,709  FF     833  FF     393  FF1,227    FF49
                   =======      =====       =======    =======    =====     =======  ==========  ==========  =======    ====
Hardware........   FF  907      FF170       FF  205    FF  702    FF169     FF  212  FF     280  FF     400  FF  679    FF 1
Cars............     1,995        456         1,130        865      535       1,287         456         519      974      32
                   -------      -----       -------    -------    -----     -------  ----------  ----------  -------    ----
Total at
 December 31,
 1992...........   FF2,902      FF626       FF1,335    FF1,567    FF704     FF1,499  FF     736  FF     919  FF1,653    FF33
                   =======      =====       =======    =======    =====     =======  ==========  ==========  =======    ====
Hardware........   FF1,253      FF334       FF  474    FF  779    FF383     FF  546  FF     479  FF     413  FF  892    FF18
Cars............     1,860        406         1,402        458      493       2,573         295         185      480      33
                   -------      -----       -------    -------    -----     -------  ----------  ----------  -------    ----
Total at
 December 31,
 1993...........   FF3,113      FF740       FF1,876    FF1,237    FF876     FF3,119  FF     774  FF     598  FF1,372    FF51
                   =======      =====       =======    =======    =====     =======  ==========  ==========  =======    ====
Hardware........   $   216      $  57       $    82    $   134    $  66     $    94  $       82  $       71  $   154    $  3
Cars............       320         70           241         79       85         443          51          32       83       6
                   -------      -----       -------    -------    -----     -------  ----------  ----------  -------    ----
Total at
 December 31,
 1993...........   $   536      $ 127       $   323    $   213    $ 151     $   537  $      133  $      103  $   237    $  9
                   =======      =====       =======    =======    =====     =======  ==========  ==========  =======    ====

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Stockholders and Board of Directors of Mauser Prazisions-Messmittel
GmbH:

  We have audited the accompanying balance sheets of Mauser Prazisions-Messmittel GmbH (the "Company") as of December 31, 1992 and 1993, and the related statements of income (loss) and accumulated losses and cash flows for the period September 1, 1992 through December 31, 1992 and for the year ended December 31, 1993. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Mauser Prazisions-Messmittel GmbH as of December 31, 1992 and 1993, and the results of its operations and its cash flows for the period September 1, 1992 through December 31, 1992 and for the year ended December 31, 1993, in conformity with generally accepted accounting principles in the United States.

  As explained in Note 1 to the financial statements, on March 24, 1994, Brown & Sharpe Manufacturing Company acquired all the common stock of the Company from Diehl GmbH & Co., the Company's parent. The accompanying financial statements do not include any allocation of the purchase price or other adjustments to the Company's historical carrying values of assets and liabilities as a result of this transaction.

                                          Coopers & Lybrand
                                          Wirtschaftsprufungsgesellschaft
                                          Gesellschaft mit beschrankter
                                           Haftung
Munich, Germany
May 31, 1994

                       MAUSER PRAZISIONS-MESSMITTEL GMBH

                                 BALANCE SHEET

            (DEUTSCH MARKS IN THOUSANDS, U.S. DOLLARS IN THOUSANDS)

                                                          AT DECEMBER 31,
                                                       -----------------------
                                                        1992     1993    1993
                                                       -------  ------  ------
ASSETS
Current Assets:
  Cash and cash equivalents (Note 1).................. DM    3  DM   2  $    1
  Accounts receivable trade (net of allowances of DM
   22 in 1992 and DM 110 in 1993).....................     614     477     286
    Affiliates........................................     696      14       8
    Other.............................................      12      23      14
  Inventories (Note 1)................................     267     195     117
  Prepaid expenses....................................      30      14       8
                                                       -------  ------  ------
Total current assets..................................   1,622     725     434
                                                       -------  ------  ------
Machinery and equipment at cost.......................      34      76      46
Less accumulated depreciation.........................       8      33      20
                                                       -------  ------  ------
Machinery and equipment, net..........................      26      43      26
                                                       -------  ------  ------
Goodwill (net of accumulated amortization of DM 32 in
 1992 and DM 1,043 in 1993) (Note 1)..................   1,111     100      60
                                                       -------  ------  ------
                                                       DM2,759  DM 868  $  520
                                                       =======  ======  ======
LIABILITIES AND STOCKHOLDER'S EQUITY
Current Liabilities:
  Current portion of long-term debt due to parent..... DM  --   DM  25  $   15
  Accounts payable
    Affiliates (Note 2)...............................   2,686   3,058   1,831
    Other.............................................     144      30      18
  Accrued and other current liabilities (Note 3)......      94     182     109
                                                       -------  ------  ------
Total current liabilities.............................   2,924   3,295   1,973
Long-term debt due to parent less current portion
 (Note 4).............................................     --       55      33
                                                       -------  ------  ------
                                                         2,924   3,350   2,006
                                                       -------  ------  ------
Stockholder's Equity (Deficit):
  Common stock (Note 5)...............................      50      50      30
  Accumulated losses..................................    (215) (2,532) (1,516)
                                                       -------  ------  ------
Total stockholder's equity (deficit)..................    (165) (2,482) (1,486)
                                                       -------  ------  ------
Total liabilities and stockholder's equity (deficit).. DM2,759   DM868  $  520
                                                       =======  ======  ======

 The convenience translation into U.S. Dollars has been made using the exchange rate in effect at March 31, 1994 of 1.67 Deutsche Marks to U.S. $1.

    The accompanying notes are an integral part of the financial statements.

                       MAUSER PRAZISIONS-MESSMITTEL GMBH

               STATEMENT OF INCOME (LOSS) AND ACCUMULATED LOSSES

            (DEUTSCH MARKS IN THOUSANDS, U.S. DOLLARS IN THOUSANDS)

                            FOUR MONTHS        YEAR ENDED      QUARTER ENDED
                         ENDED DECEMBER 31,   DECEMBER 31,       MARCH 31,
                         ------------------ -----------------  ---------------
                                1992          1993     1993     1994     1994
                         ------------------ --------  -------  -------  ------
                                                                (UNAUDITED)
Net sales...............      DM2,039        DM4,398  $ 2,634  DM1,185  $  710
Cost and expenses:
  Cost of goods sold....        1,642          3,698    2,214      865     518
  Selling, general and
   administrative
   expenses.............          627          1,932    1,157      617     370
  Amortization of
   goodwill (Note 1)....           32          1,010      605        2       1
                              -------       --------  -------  -------  ------
Operating loss..........         (262)        (2,242)  (1,342)    (299)   (179)
Other income (expense)
  Interest income.......           15             27       16      --      --
  Interest expense......          --            (118)     (71)     --      --
  Other income, net
   (Note 2).............           15             16       10    2,502   1,498
                              -------       --------  -------  -------  ------
Net income (loss).......         (232)        (2,317)  (1,387)   2,203   1,319
Retained earnings
 (accumulated losses),
 beginning of period....           17           (215)    (129)  (2,532) (1,516)
                              -------       --------  -------  -------  ------
Accumulated losses, end
 of period..............      DM (215)      DM(2,532) $(1,516) DM (329) $ (197)
                              =======       ========  =======  =======  ======




 The convenience translation into U.S. Dollars has been made using the exchange rate in effect at March 31, 1994 of 1.67 Deutsche Marks to U.S. $1.

    The accompanying notes are an integral part of the financial statements.

                       MAUSER PRAZISIONS-MESSMITTEL GMBH

                            STATEMENT OF CASH FLOWS

            (DEUTSCH MARKS IN THOUSANDS, U.S. DOLLARS IN THOUSANDS)

                             FOUR MONTHS        YEAR ENDED       QUARTER ENDED
                          ENDED DECEMBER 31,   DECEMBER 31,        MARCH 31,
                          ------------------ -----------------  -----------------
                                 1992          1993     1993      1994     1994
                          ------------------ --------  -------  --------  -------
                                                                  (UNAUDITED)
CASH FLOWS FROM
 OPERATING ACTIVITIES:
Net income (loss).......       DM  (232)     DM(2,317) $(1,387) DM 2,203  $ 1,319
Adjustments to reconcile
 net income (loss) to
 net cash provided by
 (used in) operating
 activities:
  Forgiveness of
   accounts payable to
   parent...............            --            --       --     (2,495)  (1,494)
  Depreciation and
   amortization.........             40         1,036      621         7        4
  Provision for losses
   on accounts
   receivable...........             22            88       53       (67)     (40)
Changes in operating
 assets and liabilities:
  Accounts receivable--
   trade................           (636)           49       29       (32)     (19)
- --affiliates............           (625)          682      408       (35)     (21)
- --other.................            (12)          (11)      (7)       16       10
  Inventories...........           (267)           72       43       (14)      (8)
  Prepaid expenses......            (30)           16       10        (7)      (4)
  Accounts payable--
   affiliates...........          2,685           372      222       454      272
- --other.................            144          (114)     (68)       (2)      (1)
  Accrued and other
   current liabilities..             91            88       53       280      167
                               --------      --------  -------  --------  -------
Net cash provided by
 (used in) operating
 activities.............          1,180           (39)     (23)      308      185
                               --------      --------  -------  --------  -------
CASH FLOWS FROM
 INVESTING ACTIVITIES:
Acquisition of branch
 assets.................         (1,177)          --       --        --       --
Additions to machinery
 and equipment..........            --            (42)     (26)      --       --
                               --------      --------  -------  --------  -------
Net cash used in
 investing activities...         (1,177)          (42)     (26)      --       --
                               --------      --------  -------  --------  -------
CASH FLOWS FROM
 FINANCING ACTIVITIES:
Proceeds from
 borrowings.............            --             80       48       --       --
                               --------      --------  -------  --------  -------
Net cash provided by
 financing activities...            --             80       48       --       --
                               --------      --------  -------  --------  -------
Net increase (decrease)
 in cash and cash
 equivalents............              3            (1)      (1)      308      185
Cash and cash
 equivalents, beginning
 of period..............            --              3        2         2        1
                               --------      --------  -------  --------  -------
Cash and cash
 equivalents, end of
 period.................       DM     3      DM     2  $     1  DM   310  $   186
                               ========      ========  =======  ========  =======

 The convenience translation into U.S. Dollars has been made using the exchange rate in effect at March 31, 1994 of 1.67 Deutsche Marks to U.S. $1.

    The accompanying notes are an integral part of the financial statements.

                       MAUSER PRAZISIONS-MESSMITTEL GMBH

                     NOTES TO COMBINED FINANCIAL STATEMENTS
            (DEUTSCH MARKS IN THOUSANDS; U.S. DOLLARS IN THOUSANDS)

1. BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Business:

  The Company distributes precision measuring instruments and associated tools throughout Germany.

 Formation of the Company:

  Mauser Prazisions-Messmittel GmbH, a wholly-owned subsidiary of Diehl GmbH & Co. ("Diehl"), was formed from its predecessor company, Elektrosil GmbH. On August 27, 1992, the Company's articles were rewritten in order to effect the change in name and business. With effect from September 1, 1992, the Company acquired certain assets of the former Oberndorf branch of Ets. Pierre Roch S.A., Luneville, France for DM 1,177.

  Consequently, the fiscal periods included in these financial statements are for the period September 1, 1992 to December 31, 1992 and for the year ended December 31, 1993, and for the quarter ended March 31, 1994.

 Sale of the Company:

  On March 24, 1994, Brown & Sharpe Manufacturing Company acquired all the common stock of the Company from Diehl. The financial statements do not include any allocations of the purchase price or other adjustments to the Company's historical carrying values of assets and liabilities as a result of this transaction.

 Interim Financial Statements:

  The financial statements for the quarter ended March 31, 1994 and the related notes are unaudited and in the opinion of management, include all adjustments (consisting of only normal recurring adjustments) necessary for a fair presentation of the results of the period. These results are not necessarily indicative of the results to be expected for the entire year.

 Translation of Foreign Currencies:

  The functional currency for the accounts of the Company is the local currency, the Deutschmark (DM). A translation of convenience has been applied in translating the financial statements into US Dollars at the rate prevailing at March 31, 1994, US $1--DM 1.67. (DM 1 = US $0.60).

 Revenue Recognition:

  Revenue is recognized upon shipment of product.

 Cash and Cash Equivalents:

  The Company considers all debt instruments purchased with a maturity of three months or less at the time of acquisition to be cash equivalents.

 Inventories:

  Inventories of finished measuring instruments are carried at the lower of average cost or market.

                       MAUSER PRAZISIONS-MESSMITTEL GMBH

            (DEUTSCH MARKS IN THOUSANDS; U.S. DOLLARS IN THOUSANDS) Machinery and Equipment:

  Machinery and equipment are stated at cost, less accumulated depreciation and amortization. Depreciation is provided using the straight line method over the estimated useful lives of the assets of between two and six years. Depreciation expense was DM 8, DM 25 ($15) and DM 5 ($3) for the period September 1, 1992 through December 31, 1992, the year ended December 31, 1993, and the quarter ended March 31, 1994, respectively.

  Repair and maintenance costs are expensed, while additions and betterments are capitalized. The cost and related accumulated depreciation of assets sold or retired are eliminated from the accounts and any gains or losses are reflected in earnings.

 Goodwill:

  The excess of cost over the fair value of net assets of a purchased business is recorded as goodwill, which is included in intangible assets. In 1993, an adjustment was made to the valuation of goodwill to take account of the adverse development of the business, which had not previously been expected. Consequently, DM 1,010 ($605) was written off in order to revalue the remaining goodwill at DM 100 ($60), which is being amortized on a straight-line basis over 10 years.

 Income Taxes:

  Due to losses in 1992 and 1993, no income taxes are payable. In accordance with Statement of Financial Accounting Standards No. 109, deferred tax assets and liabilities are recognized for the expected future tax consequences of events that have been included in the financial statements or tax returns under the liability method. A valuation allowance is provided for when it is more likely than not that some portion or all of a deferred tax asset will not be realized.

2. ACCOUNTS PAYABLE TO AFFILIATES

  At December 31, the Company owed the following amounts to affiliates (excluding the long-term debt--see Note 4):

                                                          1992    1993    1993
                                                         ------- ------- ------
Diehl GmbH & Co. Nurnberg, Germany...................... DM  175 DM2,414 $1,446
Mauser-Werke Oberndorf, Germany.........................       5      21     12
Ets. Pierre Roch S.A., Luneville, France................   2,506     623    373
                                                         ------- ------- ------
                                                         DM2,686 DM3,058 $1,831
                                                         ======= ======= ======

  The Company purchases all goods for resale from Ets. Pierre Roch S.A. Amounts owed Diehl principally represent net operating expenditures incurred by Diehl on behalf of the Company. During the quarter ended March 31, 1994, Diehl forgave all amounts owed to Diehl by the Company.

                       MAUSER PRAZISIONS-MESSMITTEL GMBH

            (DEUTSCH MARKS IN THOUSANDS; U.S. DOLLARS IN THOUSANDS)

3. ACCRUED AND OTHER CURRENT LIABILITIES

                                                                1992 1993  1993
                                                                ---- ----- ----
Due to customer................................................ DM46 DM 45 $ 27
Employees......................................................  --     21   13
Taxes other than income........................................  --     18   11
Compensated absences...........................................   36    14    8
Miscellaneous accrued expenses.................................   12    84   50
                                                                ---- ----- ----
                                                                DM94 DM182 $109
                                                                ==== ===== ====

4. LONG-TERM DEBT DUE TO PARENT

  Long-term debt amounting to DM 80 ($48) is due to the Company's parent, Diehl GmbH & Co., Nurnberg, Germany and bears interest at 7.5% per annum. It is repayable as follows:

     1994................................................................. DM 25
     1995................................................................. DM 25
     1996................................................................. DM 30

5. COMMON STOCK

  As a "GmbH"--form of company incorporated in Germany, the Company's common stock is not divided into individual shares.

6. INCOME TAXES

  Due to losses in 1992 and 1993, no income taxes are payable by the Company. At December 31, 1993, a deferred tax asset of DM 1,025 ($614) existed in connection with net German operating loss carryforwards, which do not expire. The Company has provided a valuation allowance in full for this asset due to the uncertainty of realizing the benefit of the loss carryforwards.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

  The estimated costs of issuance and distribution that will be borne by the Company are as follows:

   SEC Registration.................................................... $25,862
   NASD Filing Fee.....................................................   8,000
   Blue Sky Fees and Expenses..........................................  20,000
   Trustee Fee.........................................................    *
   Accounting Fees and Expenses........................................    *
   Legal Fees and Expenses.............................................    *
   Printing and Engraving..............................................    *
   Miscellaneous.......................................................    *
                                                                        -------
     Total............................................................. $  *
                                                                        =======

* To be filed by amendment.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

  Section 145 of the Delaware General Corporation Law, as amended, provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.
Section 145 further provides that a corporation similarly may indemnity any such person serving in any such capacity who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor, against expenses (including attorneys' fees) actually and reasonably incurred in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of chancery or such other court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the Court of Chancery or such other court may deem proper.

  Section 102(b)(7) of the Delaware General Corporation Law permits corporations to eliminate or limit the personal liability of their directors by adding to the Certificate of Incorporation a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director for (a) any breach of the director's duty of loyalty to the corporation or its stockholders, (b) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) payment of dividends or repurchases or redemptions of stock other than from lawfully available funds, or (d) any transaction from which the director derived an improper personal benefit. Article Ten of the Company's Restated Certificate of Incorporation provides that no director of the Company shall be liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent that exculpation from liability is not permitted under the Delaware General Corporation Law as in effect at the time such liability is determined.

  Under the provisions of the bylaws of the Company, each person who is or was a director or officer of the Company shall be indemnified against all liabilities and expenses (including attorneys' fees), and upon request shall be advanced expenses, actually and reasonably incurred by him in connection with any suit, action or proceeding brought against him by reason of the fact that he is or was a director or officer of the Company (other than an action by or in the right of the Company), to the maximum extent permitted from time to time by the General Corporation Law of the State of Delaware.

  In addition, the Company has entered into indemnification agreements with each of its directors and certain of its officers indemnifying them, to the extent permitted by Delaware law, against expenses, settlements, judgments and fines incurred in connection with any threatened, pending or completed action, suit, arbitration or proceeding, where the individual's involvement is by reason of the fact that he or she is or was a director or officer or served at the Company's request as a director of another organization. An individual may not be indemnified if he is found not to have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company, except to the extent Delaware law permits broader contractual indemnification. The indemnification agreements provide procedures, presumptions and remedies which substantially strengthen the indemnity rights beyond those provided by the Company's Bylaws and by Delaware law.

  Reference is made to the Underwriting Agreement filed as Exhibit 1 hereto which provides for indemnification to directors and certain officers against certain liabilities under the Securities Act with respect to the Offering.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENTS SCHEDULES

  (a) The following exhibits are filed as a part of this Registration Statement. Where such filing is made by incorporation as an exhibit hereto by reference to a previously filed statement or report, such incorporation is noted.

  1.  Form of Underwriting Agreement between Brown & Sharpe Manufacturing
      Company and Wertheim Schroder & Co. Incorporated.
  2.1 Acquisition Agreement, between Brown & Sharpe Manufacturing Company and
      Finmeccanica S.p.A. dated as of June 10, 1994.
  2.2 Share Purchase and Transfer Agreement between Brown & Sharpe
      Manufacturing Company and Diehl GmbH & Co. dated March 24, 1994 (Exhibit to Form 8-K filed May 16, 1994 and hereby incorporated by reference).
  3.1 Joint Agreement of Merger between Brown & Sharpe Manufacturing Company, incorporated in Rhode Island, and Brown & Sharpe Manufacturing Company, the surviving corporation incorporated in Delaware (Exhibit to Form 8-K for the month of January, 1969, and hereby incorporated by reference).
  3.2 Amendment to Certificate of Incorporation, dated April 27, 1979 (Exhibit
      13 to Form 10-K for the period ending December 29, 1979, and hereby incorporated by reference).
  3.3 Amendment to Certificate of Incorporation, dated April 25, 1980 (Exhibit
      3.1 to Form 10-Q for the period ending June 28, 1980, and hereby incorporated by reference).
  3.4 Amendment to Certificate of Incorporation, dated April 24, 1987 (Exhibit
      10.4 to Form 10-Q for the period ending June 27, 1987, and hereby incorporated by reference).
  3.5 Amendment to Certificate of Incorporation, dated May 6, 1988 (Exhibit 1 to Current Report on Form 8-K filed May 9, 1988, and hereby incorporated by reference).
  3.6 Certificate of Designation (Exhibit A to Exhibit 5 of Amendment on Form 8 filed on March 6, 1989, and hereby incorporated by reference).
  3.7 Amendment to Certificate of Incorporation, dated May 2, 1989 (Exhibit 3.7 to the Form 10-K for the year ended December 30, 1989, and hereby incorporated by reference).

 3.8   By-laws of Brown & Sharpe Manufacturing Company, as amended through
       February 24, 1989 (Exhibit 3.8 to the Form 10-K for the year ended
       December 30, 1989, and hereby incorporated by reference).
 4.1   Indenture dated October 1, 1980 (including form of debenture) between the Company and Morgan Guaranty Trust Company of New York as Trustee
       relating to 9 1/4% Convertible Subordinated Debentures due December 15,
       2005 (Exhibit 2 to Form 8-A dated October 8, 1980, and hereby incorporated by reference).
  4.2  Form of Indenture dated as of      , 1994 among the Company and Morgan
       Guaranty Trust Company of New York, as Trustee.
  4.3  Form of  % Senior Notes due 2002 (included in the Form of Indenture included as Exhibit 4.2).
       The Registrant hereby agrees to furnish to the Commission upon request copies of any long-term debt instruments not filed herewith because the securities authorized under any such instrument do not exceed ten percent of total assets of the Registrant and its Consolidated
       Subsidiaries.
  5    Opinion of Ropes & Gray.*
 10.1  Amended Brown & Sharpe Profit Incentive Plan, as amended through March
       9, 1988 (Exhibit 10.1 to the Form 10-K for the year ended December 31,
       1988, and hereby incorporated by reference).
 10.2  Amended Brown & Sharpe 1973 Stock Option Plan, as amended through March
       9, 1988 (Exhibit 10.2 to the Form 10-K for the year ended December 31,
       1988, and hereby incorporated by reference).
 10.3  Amendment dated December 29, 1990 to the Brown & Sharpe 1973 Stock
       Option Plan (Exhibit 10.3 to the Form 10-K for the year ended December
       29, 1990, and hereby incorporated by reference).
 10.4  Amendment No. 4 to the Restated Brown & Sharpe Employee Stock Ownership
       and Profit Participation Plan and Trust Agreement, as amended through
       December 21, 1990 (Exhibit 10.4 to the Form 10-K for the year ended
       December 29, 1990, and hereby incorporated by reference).
 10.5  Executive Liability and Defense Coverage Insurance Policy for the period
       August 1, 1993 through July 31, 1994 (Exhibit 10.5 to the Form 10-K for the year ended December 25, 1993, and hereby incorporated by reference).
 10.6  Deferred Stock Equivalent Unit Contract dated December 31, 1982, between
       Brown & Sharpe Manufacturing Company and Donald A. Gaudion (Exhibit
       10.24 to Form 10-K for the period ended December 25, 1982, and hereby incorporated by reference).
 10.7  The Brown & Sharpe Savings and Retirement Plan for Management Employees,
       dated October 7, 1987 (Exhibit 10.2 to the Form 10-Q for the period ended September 26, 1987, and hereby incorporated by reference).
 10.8  The Brown & Sharpe Savings and Retirement Plan, dated October 7, 1987
       (Exhibit 10.3 to the Form 10-Q for the period ended September 26, 1987, and hereby incorporated by reference).
 10.9  Amendment and Restatement of the Brown & Sharpe Employee Stock Ownership
       and Profit Participation Plan and Trust Agreement, dated October 7, 1987
       (Exhibit 10.4 to the Form 10-Q for the period ended September 26, 1987, and hereby incorporated by reference).
 10.10 Preferred Stock Rights Agreement dated as of March 9, 1988, between the
       Company and The First National Bank of Boston, as Rights Agent (Exhibit
       1 to the Registration Statement on Form 8-A filed on April 28, 1988, and hereby incorporated by reference).
 10.11 Amendment No. 1, dated as of May 2, 1988, to Preferred Stock Rights
       Agreement (Exhibit 5 to Amendment No. 1 on Form 8, filed on March 6,
       1989, to the Registration Statement on Form 8-A filed on April 28, 1988, and hereby incorporated by reference).
 10.12 Amendment No. 2, dated as of February 24, 1989, to Preferred Stock
       Rights Agreement (Exhibit 6 to Amendment No. 1 on Form 8, filed on March
       6, 1989, to the Registration Statement on Form 8-A filed on April 28,
       1988, and hereby incorporated by reference).
 10.13 Amendment, dated February 23, 1989, to The Brown & Sharpe Savings and
       Retirement Plan for Management Employees (Exhibit 10.19 to the Form 10-K
       for the year ended December 31, 1988, and hereby incorporated by reference).

 10.14 Amendment No. 2, dated October 19, 1988, to The Brown & Sharpe Savings and Retirement Plan for Management Employees (Exhibit 10.20 to the Form
       10-K for the year ended December 31, 1988, and hereby incorporated by reference).
 10.15 Amendment No. 3, dated February 23, 1989, to The Brown & Sharpe Savings and Retirement Plan for Management Employees (Exhibit 10.21 to the Form
       10-K for the year ended December 31, 1988, and hereby incorporated by reference).
 10.16 Amendment dated February 23, 1989 to The Brown & Sharpe Savings and
       Retirement Plan (Exhibit 10.22 to the Form 10-K for the year ended
       December 31, 1988, and hereby incorporated by reference).
 10.17 Amendment No. 2, dated October 19, 1988, to The Brown & Sharpe Savings and Retirement Plan (Exhibit 10.23 to the Form 10-K for the year ended
       December 31, 1988, and hereby incorporated by reference).
 10.18 Amendment No. 3, dated February 23, 1989, to The Brown & Sharpe Savings and Retirement Plan (Exhibit 10.24 to the Form 10-K for the year ended
       December 31, 1988, and hereby incorporated by reference).
 10.19 Amendment, dated February 23, 1989, to the Restated Brown & Sharpe
       Employee Stock Ownership and Profit Participation Plan and Trust
       Agreement (Exhibit 10.25 to the Form 10-K for the year ended December
       31, 1988, and hereby incorporated by reference).
 10.20 Amendment No. 2, dated October 19, 1988, to the Restated Brown & Sharpe
       Employee Stock Ownership and Profit Participation Plan and Trust
       Agreement (Exhibit 10.26 to the Form 10-K for the year ended December
       31, 1988, and hereby incorporated by reference).
 10.21 Amendment No. 3, dated February 23, 1989, to the Restated Brown & Sharpe
       Employee Stock Ownership and Profit Participation Plan and Trust
       Agreement (Exhibit 10.27 to the Form 10-K for the year ended December
       31, 1988, hereby incorporated by reference).
 10.22 Amended 1989 Equity Incentive Plan, as amended through February 21, 1992
       (Exhibit 10.24 to the Form 10-K for the year ended December 28, 1991, and hereby incorporated by reference).
 10.23 Deferred Stock Equivalent Unit Contract, dated September 3, 1987 between
       Brown & Sharpe Manufacturing Company and Paul R. Tregurtha (Exhibit
       10.24 to the Form 10-K for the year ended December 30, 1989, and hereby incorporated by reference).
 10.24 Form of amendment dated April 30, 1991, to Deferred Stock Equivalent
       Unit Contract dated September 3, 1987, between Brown & Sharpe
       Manufacturing Company and Paul R. Tregurtha (Exhibit 10.26 to the Form
       10-K for the year ended December 28, 1991, and hereby incorporated by reference).
 10.25 Deferred Stock Equivalent Unit Contract, dated November 30, 1989, between Brown & Sharpe Manufacturing Company and Herbert A. Beyer
       (Exhibit 10.25 to the Form 10-K for the year ended December 30, 1989, and hereby incorporated by reference).
 10.26 Form of amendment dated April 30, 1991, to Deferred Stock Equivalent
       Unit Contract, dated November 30, 1989, between Brown & Sharpe
       Manufacturing Company and Herbert A. Beyer (Exhibit 10.28 to the Form
       10-K for the year ended December 28, 1991, and hereby incorporated by reference).
 10.27 Amendment No. 4, dated October 20, 1989, to The Brown & Sharpe Savings and Retirement Plan for Management Employees (Exhibit 10.26 to the Form
       10-K for the year ended December 30, 1989, and hereby incorporated by reference).
 10.28 Amendment No. 4, dated October 30, 1989, to The Brown & Sharpe Savings and Retirement Plan (Exhibit 10.27 to the Form 10-K for the year ended
       December 30, 1989, and hereby incorporated by reference).
 10.29 Amendment No. 5, dated September 7, 1990, to The Brown & Sharpe Savings and Retirement Plan (Exhibit 10.30 to the Form 10-K for the year ended
       December 29, 1990, and hereby incorporated herein by reference).

 10.30 Amendment No. 5, dated September 7, 1990, to The Brown & Sharpe Savings and Retirement Plan for Management Employees (Exhibit 10.31 to the Form
       10-K for the year ended December 29, 1990, and hereby incorporated by reference).
 10.31 The acquisition agreement pertaining to the acquisition of Wild Leitz
       Messtechnik GmbH and The Marketing and Sales Assets of the IMT Division
       of LEICA plc by Brown & Sharpe Manufacturing Company, dated June 29,
       1990 (Exhibit 10.1 to Form 10-Q for the period ended June 30, 1990, and hereby incorporated by reference).
 10.32 Employment Agreement, dated March 14, 1988, between Brown & Sharpe
       Manufacturing Company and Richard J. Duncan (Exhibit 10.34 to the Form
       10-K for the year ended December 28, 1991, and hereby incorporated by reference).
 10.33 Employment Agreement, dated May 29, 1990, amended February 3, 1992, between Brown & Sharpe Manufacturing Company and Richard J. Duncan
       (Exhibit 10.35 to the Form 10-K for the year ended December 28, 1991, and hereby incorporated by reference).
 10.34 Employment Agreement, dated March 14, 1988, between Brown & Sharpe
       Manufacturing Company and Richard F. Paolino (Exhibit 10.36 to the Form
       10-K for the year ended December 28, 1991, and hereby incorporated by reference).
 10.35 Employment Agreement, dated March 14, 1988, between Brown & Sharpe
       Manufacturing Company and John M. Lochner (Exhibit 10.37 to the Form 10-
       K for the year ended December 28, 1991, and hereby incorporated by reference).
 10.36 Stock Purchase Agreement pertaining to the sale of GageTalker
       Corporation to P. Eric Berg by Brown & Sharpe Manufacturing Company,
       dated January, 1992 (Exhibit 10.38 to the Form 10-K for the year ended
       December 28, 1991, and hereby incorporated by reference).
 10.37 Consulting Agreement between Brown & Sharpe Manufacturing Company and
       Henry D. Sharpe, Jr. (Chairman of the Board of Directors), dated May 18,
       1990 (Exhibit 10.39 to the Form 10-K for the year ended December 26,
       1992, and hereby incorporated by reference).
 10.38 Amendment No. 5 of the Restated Brown & Sharpe Employee Stock Ownership
       and Profit Participation Plan and Trust Agreement, as amended through
       March 23, 1991 (Exhibit 10.40 to the Form 10-K for the year ended
       December 26, 1992, and hereby incorporated by reference).
 10.39 Employment Agreement, dated April 23, 1992, between Brown & Sharpe
       Manufacturing Company and Charles A. Junkunc (Exhibit 10.41 to the Form
       10-K for the year ended December 26, 1992, and hereby incorporated by reference).
 10.40 Amendment, dated July 24, 1992 to Employment/Severance Agreement, dated
       April 23, 1992, between Brown & Sharpe Manufacturing Company and Charles
       A. Junkunc (Exhibit 10.42 to the Form 10-K for the year ended December
       26, 1992, and hereby incorporated by reference).
 10.41 Amendment, dated November 11, 1992, to 1989 Equity Incentive Plan, as amended through November 6, 1992 (Exhibit 10.43 to the Form 10-K for the
       year ended December 26, 1992, and hereby incorporated by reference).
 10.42 Form of Shareholders Agreement to be entered into between Brown & Sharpe and Finmeccanica.
 10.43 Letter Agreement dated as of      , 1994 between Henry D. Sharpe and
       Finmeccanica.*
 11    Statement regarding Computation of Per Share Data.
 12    Statement re: Computation of Ratios.
 23.1  Consent of Ropes & Gray (contained in Exhibit 5).*
 23.2  Consent of Coopers & Lybrand (Boston).
 23.3  Consent of Coopers & Lybrand Wirtschaftsprufungsgesellschaft
       Gesellschaft mit beschrankter Haftung.
 23.4  Consent of Kurt Schlotthauer.
 23.5  Consent of Coopers & Lybrand (Turin).

23.6  Consent of Reconta Ernst & Young.
23.7  Consent of Price Waterhouse.
24    Powers of Attorney (included on page II-7).
25    Statement of Eligibility of Morgan Guaranty Trust Company of New York, as Trustee.

- --------
* To be filed by amendment

  (b) The following financial statements schedules for the Company for the year ended December 31, 1991, 1992 and 1993 are filed as a part of this Registration Statement.

  Schedule V--Property, Plant and Equipment
  Schedule VI--Accumulated Depreciation
  Schedule VIII--Valuation and Qualifying Accounts
  Schedule IX--Short-term Borrowings
  Schedule X--Supplementary Income Statement Information

  Schedules other than those listed are omitted because they are not required under the instructions, are not applicable or contain information that is set forth in the financial statements or the notes thereto.

ITEM 17. UNDERTAKINGS

  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim or indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless, in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

  The Company hereby undertakes that:

    (1) For purpose of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or
  (4), or 497(h) under the Securities Act shall be deemed to be part of this registration as of the time it was declared effective.

    (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereon.

                                   SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECTION ACT OF 1933, THE REGISTRANT HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE TOWN OF NORTH KINGSTOWN, STATE OF RHODE ISLAND AND PROVIDENCE PLANTATIONS ON JUNE 24, 1994.

                                          Brown & Sharpe Manufacturing Company

                                                  /s/ Charles A. Junkunc
                                          By: _________________________________
                                            CHARLES A. JUNKUNC, VICE PRESIDENT
                                                AND CHIEF FINANCIAL OFFICER

                        POWER OF ATTORNEY AND SIGNATURES

  We, the undersigned officers and directors of Brown & Sharpe Manufacturing Company, hereby severally constitute and appoint Henry D. Sharpe, Jr., Charles
A. Junkunc, and James W. Hayes, III, and each of them singly, our true and lawful attorneys or attorney to execute in our names, in the capacities indicated below, any and all amendments to this Registration Statement on Form S-1, and all instruments necessary or incidental in connection therewith, and to file the same with the Securities and Exchange Commission. Each of said attorneys shall have power to act hereunder with or without any other of said attorneys, and shall have full power of substitution and resubstitution. Each of said attorneys shall have full power and authority to do and perform in the name and on behalf of each of the undersigned, in any and all capacities, every act whatsoever requisite or necessary to be done in the premises, as duly and to all intents and purposes as each of the undersigned might or could do in person, and each of the undersigned hereby ratifies and approves the acts of said attorneys and each of them.

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BELOW BY THE FOLLOWING PERSONS IN THE CAPACITIES AND AS OF THE 24TH DAY OF JUNE, 1994.



                                                  /s/ Howard K. Fuguet
      /s/ Henry D. Sharpe, Jr.            _____________________________________
_____________________________________          HOWARD K. FUGUET, DIRECTOR
        HENRY D. SHARPE, JR.,
 CHAIRMAN OF THE BOARD AND DIRECTOR


       /s/ Charles A. Junkunc
_____________________________________     _____________________________________
 CHARLES A. JUNKUNC, VICE PRESIDENT             JOHN M. NELSON, DIRECTOR
     AND CHIEF FINANCIAL OFFICER
    (PRINCIPAL FINANCIAL OFFICER)


                                                /s/ Henry D. Sharpe, III
         /s/ Fred M. Stuber               _____________________________________
_____________________________________        HENRY D. SHARPE, III, DIRECTOR
    DR. FRED M. STUBER, PRESIDENT
 CHIEF EXECUTIVE OFFICER (PRINCIPAL
  EXECUTIVE OFFICER), AND DIRECTOR


                                                  /s/ Paul R. Tregurtha
         /s/ John M. Lochner              _____________________________________
_____________________________________          PAUL R. TREGURTHA, DIRECTOR
     JOHN M. LOCHNER, CONTROLLER
   (PRINCIPAL ACCOUNTING OFFICER)

         /s/ Russell A. Boss
_____________________________________
      RUSSELL A. BOSS, DIRECTOR

       REPORT OF INDEPENDENT ACCOUNTANTS ON FINANCIAL STATEMENT SCHEDULES

To the Shareowners and Directors
 of Brown & Sharpe Manufacturing Company:

  In connection with our audit of the consolidated financial statements of Brown & Sharpe Manufacturing Company as of December 26, 1992 and December 25, 1993, and for each of the three years in the period ended December 25, 1993, which financial statements are included in the Prospectus, we have also audited the financial statement schedules listed in Item 16(b) herein.

  In our opinion, these financial statement schedules, when considered in relation to the basic financial statements taken as a whole, present fairly, in all material respects, the information required to be included therein.

                                          Coopers & Lybrand
Boston, Massachusetts
February 14, 1994, except as
to the information presented
in Note 2, for which the
date is June 7, 1994

                      BROWN & SHARPE MANUFACTURING COMPANY

                   SCHEDULE V--PROPERTY, PLANT, AND EQUIPMENT
                             (DOLLARS IN THOUSANDS)

                          BALANCE AT                       FOREIGN     BALANCE AT
                          BEGINNING                        CURRENCY      END OF
       YEAR ENDED         OF PERIOD  ADDITIONS REMOVALS TRANSLATION(1)   PERIOD
       ----------         ---------- --------- -------- -------------- ----------
DECEMBER 28, 1991
Land....................   $ 2,525    $4,007    $  --      $   220      $ 6,752
Buildings and
 improvements...........    22,034     2,505       --          272       24,811
Machinery and equipment.    94,392     3,352     7,427      (1,102)      89,215
DECEMBER 26, 1992
Land....................     6,752       644       --         (887)       6,509
Buildings and
 improvements...........    24,811     7,461       483         254       32,043
Machinery and equipment.    89,215     4,369     4,183      (6,281)      83,120
DECEMBER 25, 1993
Land....................     6,509       --        --         (111)       6,398
Buildings and
 improvements...........    32,043     1,145       123        (750)      32,315
Machinery and equipment.    83,120     3,254     9,422         101       77,053

- --------
(1) Adjustment resulting from translating fixed assets of overseas subsidiaries at year-end exchange rates.

Note: See Note 1 of Notes to Consolidated Financial Statements for information regarding depreciation methods and estimated useful lives used to compute depreciation.

                      BROWN & SHARPE MANUFACTURING COMPANY

                     SCHEDULE VI--ACCUMULATED DEPRECIATION
                             (DOLLARS IN THOUSANDS)

                          BALANCE AT                       FOREIGN     BALANCE AT
                          BEGINNING                        CURRENCY      END OF
       YEAR ENDED         OF PERIOD  ADDITIONS REMOVALS TRANSLATION(1)   PERIOD
       ----------         ---------- --------- -------- -------------- ----------
DECEMBER 28, 1991
Buildings and
 improvements...........   $16,288    $1,047    $  --      $  (775)     $16,560
Machinery and equipment.    60,054     7,007     8,549       1,104       59,616
DECEMBER 28, 1992
Buildings and
 improvements...........    16,560       870       323        (175)      16,932
Machinery and equipment.    59,616     5,966     3,721      (3,523)      58,338
DECEMBER 25, 1993
Buildings and
 improvements...........    16,932       990       110        (144)      17,668
Machinery and equipment.    58,338     4,872     9,587         901       54,544

- --------
(1) Adjustment resulting from translating fixed assets of overseas subsidiaries at year-end exchange rates.

                      BROWN & SHARPE MANUFACTURING COMPANY

                SCHEDULE VIII--VALUATION AND QUALIFYING ACCOUNTS
                             (DOLLARS IN THOUSANDS)

                         BALANCE AT CHARGED TO                  FOREIGN     BALANCE AT
                         BEGINNING  COSTS AND                   CURRENCY      END OF
       YEAR ENDED        OF PERIOD   EXPENSES  DEDUCTIONS(2) TRANSLATION(1)   PERIOD
       ----------        ---------- ---------- ------------- -------------- ----------
DECEMBER 28, 1991
Allowance for doubtful
 accounts...............   $1,059      $778        $422           $ (8)       $1,407
DECEMBER 28, 1992
Allowance for doubtful
 accounts...............    1,407       514         388            (81)        1,452
DECEMBER 28, 1993
Allowance for doubtful
 accounts...............    1,452       264         358            (38)        1,320

- --------
(1) Adjustment resulting from translating allowance for doubtful accounts of foreign subsidiaries at year-end exchange rates.
(2) Write-off of uncollectible accounts.

                      BROWN & SHARPE MANUFACTURING COMPANY

                       SCHEDULE IX--SHORT-TERM BORROWINGS
                             (DOLLARS IN THOUSANDS)

      CATEGORY OF                  WEIGHTED AVERAGE MAXIMUM AMOUNT AVERAGE AMOUNT WEIGHTED AVERAGE
       AGGREGATE          BALANCE   INTEREST RATE    OUTSTANDING    OUTSTANDING    INTEREST RATE
       SHORT-TERM        AT END OF  ON BALANCE AT     DURING THE     DURING THE      DURING THE
     BORROWINGS(1)        PERIOD    END OF PERIOD       PERIOD       PERIOD(2)       PERIOD(3)
     -------------       --------- ---------------- -------------- -------------- ----------------
DECEMBER 28, 1991
Payable to banks for
 borrowings.............  $21,240        9.3%          $27,121        $21,610           9.1%
DECEMBER 26, 1992
Payable to banks for
 borrowings.............   21,502        9.1%           21,502         19,522           9.9%
DECEMBER 25, 1993
Payable to banks for
 borrowings.............   30,143        7.7%           30,143         23,069           8.3%

- --------
(1) Short-term borrowings represent borrowings on various domestic and international lines of credit. Interest on these lines of credit is generally at, or below, the prime rate of the country in which the amounts are borrowed. Certain lines of credit require compensating balances, which are not legally restricted, based on a percent of borrowings and/or a percent of the open line of credit.
(2) Computed by dividing the total of the four quarters' ending borrowed balances in each year by four.
(3) Computed by dividing the sum of four quarters' interest expense (based on quarter-end effective interest rates) in each year by the sum of four quarters' ending borrowed balances in each year.

                      BROWN & SHARPE MANUFACTURING COMPANY

             SCHEDULE X--SUPPLEMENTARY INCOME STATEMENT INFORMATION
                             (DOLLARS IN THOUSANDS)

                                       CHARGED TO COSTS AND EXPENSES
                           -----------------------------------------------------
                           DECEMBER 28, 1991 DECEMBER 26, 1992 DECEMBER 25, 1993
                           ----------------- ----------------- -----------------
Advertising...............            $4,208            $4,259            $3,150
Maintenance and repairs...             2,730             1,620             1,642

                                 EXHIBIT INDEX

 EXHIBIT                                                             SEQUENTIAL
   NO.                          DESCRIPTION                           PAGE NO.
 -------                        -----------                          ----------
  1      Form of Underwriting Agreement between Brown & Sharpe
         Manufacturing Company and Wertheim Schroder & Co.
         Incorporated.

  2.1    Acquisition Agreement, between Brown & Sharpe
         Manufacturing Company and Finmeccanica S.p.A. dated as of June 10, 1994.

  2.2    Share Purchase and Transfer Agreement between Brown &
         Sharpe Manufacturing Company and Diehl GmbH & Co. dated
         March 24, 1994 (Exhibit to Form 8-K filed May 16, 1994 and hereby incorporated by reference).

  3.1    Joint Agreement of Merger between Brown & Sharpe
         Manufacturing Company, incorporated in Rhode Island, and
         Brown & Sharpe Manufacturing Company, the surviving corporation incorporated in Delaware (Exhibit to Form 8-K for the month of January, 1969, and hereby incorporated by reference).

  3.2    Amendment to Certificate of Incorporation, dated April
         27, 1979 (Exhibit 13 to Form 10-K for the period ending
         December 29, 1979, and hereby incorporated by reference).

  3.3    Amendment to Certificate of Incorporation, dated April
         25, 1980 (Exhibit 3.1 to Form 10-Q for the period ending
         June 28, 1980, and hereby incorporated by reference).

  3.4    Amendment to Certificate of Incorporation, dated April
         24, 1987 (Exhibit 10.4 to Form 10-Q for the period ending
         June 27, 1987, and hereby incorporated by reference).

  3.5    Amendment to Certificate of Incorporation, dated May 6,
         1988 (Exhibit 1 to Current Report on Form 8-K filed May
         9, 1988, and hereby incorporated by reference).

  3.6    Certificate of Designation (Exhibit A to Exhibit 5 of
         Amendment on Form 8 filed on March 6, 1989, and hereby incorporated by reference).

  3.7    Amendment to Certificate of Incorporation, dated May 2,
         1989 (Exhibit 3.7 to the Form 10-K for the year ended
         December 30, 1989, and hereby incorporated by reference).

  3.8 By-laws of Brown & Sharpe Manufacturing Company, as amended through February 24, 1989 (Exhibit 3.8 to the
         Form 10-K for the year ended December 30, 1989, and hereby incorporated by reference).

  4.1 Indenture dated October 1, 1980 (including form of debenture) between the Company and Morgan Guaranty Trust
         Company of New York as Trustee relating to 9 1/4%
         Convertible Subordinated Debentures due December 15, 2005
         (Exhibit 2 to Form 8-A dated October 8, 1980, and hereby incorporated by reference).

  4.2    Form of Indenture dated as of      , 1994 among the
         Company and Morgan Guaranty Trust Company of New York, as
         Trustee.

  4.3    Form of  % Senior Notes due 2002 (included in the Form of
         Indenture included as Exhibit 4.2).
         The Registrant hereby agrees to furnish to the Commission upon request copies of any long-term debt instruments not filed herewith because the securities authorized under any such instrument do not exceed ten percent of total assets of the Registrant and its Consolidated
         Subsidiaries.

  5      Opinion of Ropes & Gray.*

 10.1 Amended Brown & Sharpe Profit Incentive Plan, as amended through March 9, 1988 (Exhibit 10.1 to the Form 10-K for the year ended December 31, 1988, and hereby incorporated by reference).

 10.2 Amended Brown & Sharpe 1973 Stock Option Plan, as amended through March 9, 1988 (Exhibit 10.2 to the Form 10-K for the year ended December 31, 1988, and hereby incorporated by reference).

 EXHIBIT                                                             SEQUENTIAL
   NO.                          DESCRIPTION                           PAGE NO.
 -------                        -----------                          ----------
 10.3    Amendment dated December 29, 1990 to the Brown & Sharpe
         1973 Stock Option Plan (Exhibit 10.3 to the Form 10-K for
         the year ended December 29, 1990, and hereby incorporated
         by reference).

 10.4    Amendment No. 4 to the Restated Brown & Sharpe Employee
         Stock Ownership and Profit Participation Plan and Trust
         Agreement, as amended through December 21, 1990 (Exhibit
         10.4 to the Form 10-K for the year ended December 29, 1990, and hereby incorporated by reference).

 10.5 Executive Liability and Defense Coverage Insurance Policy for the period August 1, 1993 through July 31, 1994
         (Exhibit 10.5 to the Form 10-K for the year ended
         December 25, 1993, and hereby incorporated by reference).

 10.6    Deferred Stock Equivalent Unit Contract dated December
         31, 1982, between Brown & Sharpe Manufacturing Company and Donald A. Gaudion (Exhibit 10.24 to Form 10-K for the period ended December 25, 1982, and hereby incorporated by reference).

 10.7    The Brown & Sharpe Savings and Retirement Plan for
         Management Employees, dated October 7, 1987 (Exhibit 10.2 to the Form 10-Q for the period ended September 26, 1987, and hereby incorporated by reference).

 10.8    The Brown & Sharpe Savings and Retirement Plan, dated
         October 7, 1987 (Exhibit 10.3 to the Form 10-Q for the period ended September 26, 1987, and hereby incorporated by reference).

 10.9    Amendment and Restatement of the Brown & Sharpe Employee
         Stock Ownership and Profit Participation Plan and Trust
         Agreement, dated October 7, 1987 (Exhibit 10.4 to the
         Form 10-Q for the period ended September 26, 1987, and hereby incorporated by reference).

 10.10   Preferred Stock Rights Agreement dated as of March 9,
         1988, between the Company and The First National Bank of
         Boston, as Rights Agent (Exhibit 1 to the Registration
         Statement on Form 8-A filed on April 28, 1988, and hereby incorporated by reference).

 10.11   Amendment No. 1, dated as of May 2, 1988, to Preferred
         Stock Rights Agreement (Exhibit 5 to Amendment No. 1 on
         Form 8, filed on March 6, 1989, to the Registration
         Statement on Form 8-A filed on April 28, 1988, and hereby incorporated by reference).

 10.12   Amendment No. 2, dated as of February 24, 1989, to
         Preferred Stock Rights Agreement (Exhibit 6 to Amendment
         No. 1 on Form 8, filed on March 6, 1989, to the
         Registration Statement on Form 8-A filed on April 28,
         1988, and hereby incorporated by reference).

 10.13   Amendment, dated February 23, 1989, to The Brown & Sharpe
         Savings and Retirement Plan for Management Employees
         (Exhibit 10.19 to the Form 10-K for the year ended
         December 31, 1988, and hereby incorporated by reference).

 10.14   Amendment No. 2, dated October 19, 1988, to The Brown &
         Sharpe Savings and Retirement Plan for Management
         Employees (Exhibit 10.20 to the Form 10-K for the year ended December 31, 1988, and hereby incorporated by reference).

 10.15   Amendment No. 3, dated February 23, 1989, to The Brown &
         Sharpe Savings and Retirement Plan for Management
         Employees (Exhibit 10.21 to the Form 10-K for the year ended December 31, 1988, and hereby incorporated by reference).

 10.16   Amendment dated February 23, 1989 to The Brown & Sharpe
         Savings and Retirement Plan (Exhibit 10.22 to the Form
         10-K for the year ended December 31, 1988, and hereby incorporated by reference).

 10.17   Amendment No. 2, dated October 19, 1988, to The Brown &
         Sharpe Savings and Retirement Plan (Exhibit 10.23 to the
         Form 10-K for the year ended December 31, 1988, and hereby incorporated by reference).

 EXHIBIT                                                             SEQUENTIAL
   NO.                          DESCRIPTION                           PAGE NO.
 -------                        -----------                          ----------
 10.18   Amendment No. 3, dated February 23, 1989, to The Brown &
         Sharpe Savings and Retirement Plan (Exhibit 10.24 to the
         Form 10-K for the year ended December 31, 1988, and
         hereby incorporated by reference).
 10.19   Amendment, dated February 23, 1989, to the Restated Brown
         & Sharpe Employee Stock Ownership and Profit
         Participation Plan and Trust Agreement (Exhibit 10.25 to
         the Form 10-K for the year ended December 31, 1988, and
         hereby incorporated by reference).
 10.20   Amendment No. 2, dated October 19, 1988, to the Restated
         Brown & Sharpe Employee Stock Ownership and Profit
         Participation Plan and Trust Agreement (Exhibit 10.26 to
         the Form 10-K for the year ended December 31, 1988, and
         hereby incorporated by reference).
 10.21   Amendment No. 3, dated February 23, 1989, to the Restated
         Brown & Sharpe Employee Stock Ownership and Profit
         Participation Plan and Trust Agreement (Exhibit 10.27 to
         the Form 10-K for the year ended December 31, 1988,
         hereby incorporated by reference).
 10.22   Amended 1989 Equity Incentive Plan, as amended through
         February 21, 1992 (Exhibit 10.24 to the Form 10-K for the
         year ended December 28, 1991, and hereby incorporated by
         reference).
 10.23   Deferred Stock Equivalent Unit Contract, dated September
         3, 1987 between Brown & Sharpe Manufacturing Company and
         Paul R. Tregurtha (Exhibit 10.24 to the Form 10-K for the
         year ended December 30, 1989, and hereby incorporated by
         reference).
 10.24   Form of amendment dated April 30, 1991, to Deferred Stock
         Equivalent Unit Contract dated September 3, 1987, between
         Brown & Sharpe Manufacturing Company and Paul R.
         Tregurtha (Exhibit 10.26 to the Form 10-K for the year
         ended December 28, 1991, and hereby incorporated by
         reference).
 10.25   Deferred Stock Equivalent Unit Contract, dated November
         30, 1989, between Brown & Sharpe Manufacturing Company
         and Herbert A. Beyer (Exhibit 10.25 to the Form 10-K for
         the year ended December 30, 1989, and hereby incorporated
         by reference).
 10.26   Form of amendment dated April 30, 1991, to Deferred Stock
         Equivalent Unit Contract, dated November 30, 1989,
         between Brown & Sharpe Manufacturing Company and Herbert
         A. Beyer (Exhibit 10.28 to the Form 10-K for the year
         ended December 28, 1991, and hereby incorporated by
         reference).
 10.27   Amendment No. 4, dated October 20, 1989, to The Brown &
         Sharpe Savings and Retirement Plan for Management
         Employees (Exhibit 10.26 to the Form 10-K for the year
         ended December 30, 1989, and hereby incorporated by
         reference).
 10.28   Amendment No. 4, dated October 30, 1989, to The Brown &
         Sharpe Savings and Retirement Plan (Exhibit 10.27 to the
         Form 10-K for the year ended December 30, 1989, and
         hereby incorporated by reference).
 10.29   Amendment No. 5, dated September 7, 1990, to The Brown &
         Sharpe Savings and Retirement Plan (Exhibit 10.30 to the
         Form 10-K for the year ended December 29, 1990, and
         hereby incorporated herein by reference).
 10.30   Amendment No. 5, dated September 7, 1990, to The Brown &
         Sharpe Savings and Retirement Plan for Management
         Employees (Exhibit 10.31 to the Form 10-K for the year
         ended December 29, 1990, and hereby incorporated by
         reference).
 10.31   The acquisition agreement pertaining to the acquisition
         of Wild Leitz Messtechnik GmbH and The Marketing and
         Sales Assets of the IMT Division of LEICA plc by Brown &
         Sharpe Manufacturing Company, dated June 29, 1990
         (Exhibit 10.1 to Form 10-Q for the period ended June 30,
         1990, and hereby incorporated by reference).

 EXHIBIT                                                             SEQUENTIAL
   NO.                          DESCRIPTION                           PAGE NO.
 -------                        -----------                          ----------
 10.32   Employment Agreement, dated March 14, 1988, between Brown
         & Sharpe Manufacturing Company and Richard J. Duncan
         (Exhibit 10.34 to the Form 10-K for the year ended
         December 28, 1991, and hereby incorporated by reference).
 10.33   Employment Agreement, dated May 29, 1990, amended
         February 3, 1992, between Brown & Sharpe Manufacturing
         Company and Richard J. Duncan (Exhibit 10.35 to the Form
         10-K for the year ended December 28, 1991, and hereby
         incorporated by reference).
 10.34   Employment Agreement, dated March 14, 1988, between Brown
         & Sharpe Manufacturing Company and Richard F. Paolino
         (Exhibit 10.36 to the Form 10-K for the year ended
         December 28, 1991, and hereby incorporated by reference).
 10.35   Employment Agreement, dated March 14, 1988, between Brown
         & Sharpe Manufacturing Company and John M. Lochner
         (Exhibit 10.37 to the Form 10-K for the year ended
         December 28, 1991, and hereby incorporated by reference).
 10.36   Stock Purchase Agreement pertaining to the sale of
         GageTalker Corporation to P. Eric Berg by Brown & Sharpe
         Manufacturing Company, dated January, 1992 (Exhibit 10.38
         to the Form 10-K for the year ended December 28, 1991,
         and hereby incorporated by reference).
 10.37   Consulting Agreement between Brown & Sharpe Manufacturing
         Company and Henry D. Sharpe, Jr. (Chairman of the Board
         of Directors), dated May 18, 1990 (Exhibit 10.39 to the
         Form 10-K for the year ended December 26, 1992, and
         hereby incorporated by reference).
 10.38   Amendment No. 5 of the Restated Brown & Sharpe Employee
         Stock Ownership and Profit Participation Plan and Trust
         Agreement, as amended through March 23, 1991 (Exhibit
         10.40 to the Form 10-K for the year ended December 26,
         1992, and hereby incorporated by reference).
 10.39   Employment Agreement, dated April 23, 1992, between Brown
         & Sharpe Manufacturing Company and Charles A. Junkunc
         (Exhibit 10.41 to the Form 10-K for the year ended
         December 26, 1992, and hereby incorporated by reference).
 10.40   Amendment, dated July 24, 1992 to Employment/Severance
         Agreement, dated April 23, 1992, between Brown & Sharpe
         Manufacturing Company and Charles A. Junkunc (Exhibit
         10.42 to the Form 10-K for the year ended December 26,
         1992, and hereby incorporated by reference).
 10.41   Amendment, dated November 11, 1992, to 1989 Equity
         Incentive Plan, as amended through November 6, 1992
         (Exhibit 10.43 to the Form 10-K for the year ended
         December 26, 1992, and hereby incorporated by reference).
 10.42   Form of Shareholders Agreement to be entered into between
         Brown & Sharpe and Finmeccanica.
 10.43   Letter Agreement dated as of      , 1994 between Henry D.
         Sharpe and Finmeccanica.*
 11      Statement regarding Computation of Per Share Data.
 12      Statement re: Computation of Ratios.
 23.1    Consent of Ropes & Gray (contained in Exhibit 5).*
 23.2    Consent of Coopers & Lybrand (Boston).
 23.3    Consent of Coopers & Lybrand
         Wirtschaftsprufungsgesellschaft Gesellschaft mit
         beschrankter Haftung.
 23.4    Consent of Kurt Schlotthauer.
 23.5    Consent of Coopers & Lybrand (Turin).

 EXHIBIT                                                             SEQUENTIAL
   NO.                          DESCRIPTION                           PAGE NO.
 -------                        -----------                          ----------
 23.6    Consent of Reconta Ernst & Young.
 23.7    Consent of Price Waterhouse.
 24      Powers of Attorney (included on page II-7).
 25      Statement of Eligibility of Morgan Guaranty Trust Company
         of New York, as Trustee.

- --------
* To be filed by amendment